SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                               (Amendment No. 2)


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, For Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))


                            AVIATION SALES COMPANY
               (Name of Registrant as Specified in Its Charter)

                                      N/A
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.

[x] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:
      Common Stock, par value $0.001 per share of Aviation Sales Company

  (2) Aggregate number of securities to which transaction applies:
      3,101,229

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      $18.79. The proposed unit price is based upon the average of the high and low sale price of the common stock, $0.10 par value per share, of Whitehall Corporation, on May 18, 1998 as quoted by the New York Stock Exchange.

  (4) Proposed maximum aggregate value of transaction:
      $113,303,700

  (5) Total fee paid:
      $22,670

[x] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
  0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:
  (2) Form, Schedule or Registration No.:
  (3) Filing Party:
  (4) Date Filed:

                               PRELIMINARY COPY



                            AVIATION SALES COMPANY

                                 June   , 1998


Dear Stockholder:



     We invite you to attend the 1998 Annual Meeting of Stockholders (the
"Meeting") of Aviation Sales Company ("AVS") to be held at      a.m. on July
24, 1998, at                  . The purposes of the Meeting are (i) to consider
and vote upon a transaction whereby AVS will issue 2,844,079 shares of AVS common stock, $0.001 per share par value ("AVS Common Stock"), subject to adjustment, in exchange for all of the outstanding common stock of Whitehall Corporation, a Delaware corporation ("Whitehall") and will issue up to 257,150 shares of AVS Common Stock upon exercise of outstanding options to purchase Whitehall common stock pursuant to an Agreement and Plan of Merger ("Merger Agreement"), dated as of March 26, 1998, by and among AVS, WHC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of AVS (the "Sub") and Whitehall (the "Merger Proposal"); (ii) to elect two persons to AVS's Board of Directors, one to serve until the 1999 Annual Meeting of Stockholders, and a second to serve until the 2001 Annual Meeting of Stockholders or until election and qualification of their respective successors; (iii) to ratify the selection of AVS's independent auditors for the 1998 fiscal year; and (iv) to transact such other business as may properly come before the Meeting.



     The Merger Agreement provides for the conversion and exchange of each outstanding share of common stock of Whitehall (the "Whitehall Common Stock") into the right to receive .5143 shares of AVS Common Stock. The accompanying proxy statement contains detailed information concerning the other terms of the Merger Proposal and certain additional information. Please give all of this information your careful attention. A copy of the Merger Agreement is included as Annex A to the accompanying proxy statement and should be read in its entirety.


     Your Board of Directors (the "AVS Board") has carefully reviewed and considered the terms and conditions of the Merger Agreement. In connection with this review and consideration, the AVS Board retained SBC Warburg Dillon Read ("SBCWDR") which has rendered an opinion (the "SBCWDR Opinion") to the effect that the proposed exchange ratio of .5143 shares of AVS Common Stock for each share of Whitehall Common Stock is fair from a financial point of view to the holders of AVS Common Stock. A copy of the SBCWDR Opinion, which sets forth the matters considered and the scope of review underwritten in connection therewith, is included as Annex B to the accompanying proxy statement.


     Whether or not you plan to attend the Meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope, as soon as possible. If you attend the Meeting, you may vote in person if you wish, even though you have previously returned your proxy card.


     The accompanying proxy statement provides a detailed description of the Merger Proposal and the business of AVS and Whitehall, as well as risks associated with the Merger Proposal, which are set forth in the section entitled "Risk Factors." Please give all of this information your careful attention.


                                        Very truly yours,


                                        AVIATION SALES COMPANY




                                        Dale S. Baker, Chairman of the Board,
                                        President
                                        and Chief Executive Officer

                               PRELIMINARY COPY


                            AVIATION SALES COMPANY
                             6905 N.W. 25TH STREET
                             MIAMI, FLORIDA 33122
                                 (305) 592-4055
             ----------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
             ----------------------------------------------------
     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders (the "Meeting") of Aviation Sales Company, a Delaware corporation ("AVS"), will be
held on July 24, 1998 at 10:00 a.m., local time, at                  , Miami,
Florida, for the following purposes, all of which are set forth more completely in the accompanying proxy statement:


  1. To consider and vote upon a transaction whereby AVS will issue 2,844,079 shares of AVS common stock, $0.001 per share par value ("AVS Common Stock"), subject to adjustment, in exchange for all of the issued and outstanding shares of common stock of Whitehall Corporation, a Delaware corporation ("Whitehall") and will issue up to 257,150 shares of AVS Common Stock upon exercise of outstanding options to purchase Whitehall Common Stock pursuant to an Agreement and Plan of Merger ("Merger Agreement") dated as of March 26, 1998, by and among AVS, WHC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of AVS (the "Sub") and Whitehall (the "Merger Proposal"). The Merger Proposal and the Merger Agreement are more completely described in the accompanying proxy statement, and a copy of the Merger Agreement is attached hereto as Annex A thereto;



  2. To elect two persons to the Board of Directors, one to serve until the 1999 Annual Meeting of Stockholders and a second to serve until the 2001 Annual Meeting of Stockholders, or until election and qualification of their respective successors;



  3. To ratify the selection of AVS's independent auditors for the 1998 fiscal year; and


  4. To transact such other business as may properly come before the meeting.


     Pursuant to AVS's Bylaws, the Board of Directors has fixed the close of business on June 19, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. Approval of the Merger Proposal constitutes approval of each part of the Merger Proposal, including the stock issuances referred to therein.


     A FORM OF PROXY IS ENCLOSED. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES.


                            BY ORDER OF THE BOARD OF DIRECTORS



                            Dale S. Baker, Chairman of the Board, President and Chief Executive Officer


Miami, Florida
June   , 1998

                               PRELIMINARY COPY


                            AVIATION SALES COMPANY
                             6905 N.W. 25TH STREET
                             MIAMI, FLORIDA 33122
                                 (305) 592-4055
                               -----------------
                                PROXY STATEMENT
                               -----------------

     The enclosed proxy is solicited by the Board of Directors (the "AVS Board") of Aviation Sales Company, a Delaware corporation ("AVS"), for use at
the 1998 Annual Meeting of Stockholders (the "Meeting") to be held on July   ,
1998 at 10:00 a.m., local time, at the                  , Miami, Florida. The
approximate date on which this proxy statement and the enclosed proxy will be sent to stockholders will be June 23, 1998. The form of proxy provides you a space for you to withhold your vote for any proposal. You are urged to indicate your vote on each matter in the space provided. If signed but no space is marked, it will be voted by the persons therein named at the meeting: (i) for the transaction whereby AVS will issue approximately 2,844,079 shares of AVS common stock, $0.001 per share par value ("AVS Common Stock"), subject to adjustment, in exchange for all of the outstanding shares of common stock of Whitehall Corporation, a Delaware corporation ("Whitehall") and will issue up to 257,150 shares of AVS Common Stock upon exercise of outstanding options to purchase Whitehall Common Stock pursuant to an Agreement and Plan of Merger ("Merger Agreement") dated as of March 26, 1998, by and among AVS, WHC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of AVS (the "Sub") and Whitehall (the "Merger Proposal"); (ii) for the election of two persons to the AVS Board, one to serve until the 1999 Annual Meeting of Stockholders and a second to serve until the 2001 Annual Meeting of Stockholders, or until their successors are elected and qualified; (iii) for the ratification of the selection of AVS's independent auditors for the 1998 fiscal year; and (iv) in their discretion, upon such other business as may properly come before the Meeting. The approximately 2,844,079 shares of AVS Common Stock, subject to adjustment, to be issued pursuant to the Merger Proposal will represent 22.9% of the total shares of AVS Common Stock to be outstanding immediately following the merger with Whitehall.

     Whether or not you plan to attend the Meeting, please mark, sign and return your proxy card to the transfer agent in the enclosed envelope, which requires no postage if mailed in the United States.
     The cost of the AVS Board's proxy solicitation will be borne by the AVS. The directors, officers and principal stockholders of AVS who collectively own
of record       (or     %) of AVS Common Stock outstanding as of the record
date of June 19, 1998, have indicated their intention to vote in favor of the Merger Proposal, the election of the two nominees as directors of AVS and the ratification of the selection of AVS's independent auditors. In addition to solicitation by mail, directors, officers and employees of the AVS may solicit proxies personally and by telephone and telegraph, all without extra compensation.
     At the close of business on June 19, 1998 (the "Record Date"), AVS had
outstanding       shares of AVS Common Stock. Each share of AVS Common Stock entitles the holder thereof on the Record Date to one vote on each matter submitted to a vote of stockholders at the Meeting. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Meeting. In the event that there are not sufficient votes for approval of any of the matters to be voted upon at the Meeting, the Meeting may be adjourned in order to permit further solicitation of proxies. The quorum necessary to conduct business at the Meeting consists of a majority of the outstanding shares of AVS Common Stock.
     Shares represented by proxies which are marked "abstain" or which are marked to deny discretionary authority will only be counted for determining the presence of a quorum. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for such individuals. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals.
     A list of stockholders entitled to vote at the Meeting will be available at AVS's principal executive office located at 6905 N.W. 25th Street, Miami, Florida 33122 for a period of ten (10) days prior to the Meeting for examination by any stockholder.
A STOCKHOLDER WHO SUBMITS A PROXY ON THE ACCOMPANYING FORM HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS USE BY DELIVERING A WRITTEN NOTICE TO THE SECRETARY OF AVS, BY EXECUTING A LATER-DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON. UNLESS AUTHORITY IS WITHHELD, PROXIES WHICH ARE PROPERLY EXECUTED WILL BE VOTED FOR THE PURPOSES SET FORTH THEREON.
                                ---------------
SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY THE STOCKHOLDERS OF AVS IN DECIDING WHETHER TO APPROVE THE MERGER PROPOSAL.
                                ---------------
                THE DATE OF THIS PROXY STATEMENT IS JUNE , 1998

                               TABLE OF CONTENTS




                                                                               PAGE
                                                                              -----
The Meeting ...............................................................      1
Risk Factors ..............................................................      3
Proposal No. 1--Approval of Merger Proposal ...............................      5
AVS's Business ............................................................     29
AVS's Selected Consolidated Financial Information .........................     38
AVS's Management's Discussion .............................................     40
Whitehall's Business ......................................................     50
Whitehall's Selected Consolidated Financial Information ...................     59
Whitehall's Management's Discussion .......................................     60
Comparative Per Share Data ................................................     64
Comparative Market Data ...................................................     65
AVS's Security Ownership of Certain Beneficial Owners and Management ......     66
AVS's Management ..........................................................     67
AVS's Executive Compensation ..............................................     71
AVS's Certain Relationships and Related Transactions ......................     77
Proposal No. 2--Election of Directors .....................................     79
Proposal No. 3--Ratification of Auditors ..................................     79
Other Matters .............................................................     80
Stockholder Proposals .....................................................     80
Additional Information ....................................................     80
Incorporation of Certain Documents by Reference ...........................     80
Forward-Looking Statements ................................................     81
Index to Financial Statements .............................................    F-1
AVS's Consolidated Financial Statements ...................................    F-3
Kratz-Wilde Machine Company Financial Statements ..........................    F-38
Whitehall's Consolidated Financial Statements .............................    F-49
Unaudited Pro Forma Condensed Combined Financial Statements ...............    P-1
Annex A--Agreement and Plan of Merger .....................................    A-1
Annex B--Opinion of SBC Warburg Dillon Read Inc. ..........................    B-1
Annex C--AVS Voting Agreement and Irrevocable Proxy .......................    C-1
Annex D--Whitehall Voting Agreement and Irrevocable Proxy .................    D-1

                                  THE MEETING


DATE, TIME, PLACE AND PURPOSE


     This proxy statement and the accompanying form of proxy are being furnished to holders of AVS Common Stock in connection with the solicitation of proxies by the AVS Board for use at the Meeting to be held on July 24, 1998, at
                 , Florida, commencing at 10:00 a.m. local time, and at any adjournment or postponement thereof. The Meeting is being held for the purposes set forth in foregoing Notice of Annual Meeting of Stockholders.


VOTING RIGHTS; VOTE REQUIRED FOR APPROVAL


     The AVS Board has fixed the close of business on June 19, 1998, as the Record Date for the determination of the AVS stockholders entitled to notice of and to vote at the Meeting. Accordingly, only holders of record of shares of AVS Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Meeting. At the close of business on the
Record Date, there were       shares of AVS Common Stock outstanding and
entitled to vote, held by       holders of record. Each holder of record of
shares of AVS Common Stock on the Record Date is entitled to cast one vote per share on each proposal properly submitted for the vote of the AVS stockholders, either in person or by properly executed proxy, at the Meeting. Pursuant to the Delaware General Corporation Law ("DGCL"), the AVS Charter and AVS's Bylaws, the presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of AVS Common Stock on the Record Date is necessary to constitute a quorum at the Meeting. Abstentions will be counted in determining whether a quorum is present.


     Approval and adoption of the Merger Proposal, the approval of the election of the two nominees as directors of AVS and the ratification of the selection of AVS's auditors requires the affirmative vote of a majority of the outstanding shares of AVS Common Stock issued and outstanding on the Record Date in attendance at the Meeting, either in person or by proxy. Abstentions will have the same effect as negative votes.


     Pursuant to a Voting Agreement and Irrevocable Proxy, dated as of March 26, 1998, by and among Whitehall, Robert Alpert, RCP Management L.P. ("RCP"), AVAC Corporation ("AVAC"), Dale S. Baker and Harold M. Woody (the "AVS Voting Agreement"), which is attached as Annex C to this proxy statement, each of RCP, AVAC and Messrs. Alpert, Baker and Woody, who together own in the aggregate shares of AVS Common Stock or approximately 30% of the AVS Common Stock outstanding on the Record Date, have agreed to vote their shares of AVS Common Stock (or cause them to be voted) in favor of adoption and approval of the Merger Proposal.


     Directors, executive officers and principal stockholders of AVS who
collectively own of record         shares of AVS Common Stock representing
approximately     % of the total voting power of the shares of AVS Common Stock outstanding on the Record Date (including the shares described above) have indicated their intention to vote in favor of the Merger Proposal, the election of the two nominees as directors of AVS and the ratification of the selection of AVS's independent auditors.


VOTING AND REVOCATION OF PROXIES


     Shares of AVS Common Stock represented by properly executed proxies received at or prior to the Meeting and not revoked will be voted in the manner specified on such proxies; however, properly executed proxies marked "abstain," or which are marked to deny discretionary authority, although counted for purposes of determining whether there is a quorum at the Meeting, will not be voted. Properly executed proxies which do not contain voting instructions will be voted FOR approval and adoption of the Merger Proposal, the election of the two nominees as directors of AVS and the ratification of the selection of AVS's auditors. Under applicable New York Stock Exchange ("NYSE") rules, brokers will not be permitted to submit proxies authorizing a vote on a proposal in the absence of specific instructions from beneficial owners. Broker non-votes and abstentions will have the effect of votes against the adoption and approval of a proposal. Under Delaware law, both abstentions and broker non-votes contained on a returned proxy card will be considered present for purposes of determining the existence of a quorum at the Meeting.


     At the date of this proxy statement, the AVS Board does not know of any business to be presented at the Meeting other than as set forth in the notice accompanying this Proxy Statement. If any other matters should properly be presented at the Meeting for consideration, including, among other things, consideration of a motion to adjourn the Meeting to another time and/or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.


     A stockholder may revoke his or her proxy at any time prior to its use by
(i) delivering to the Secretary of AVS a signed notice of revocation bearing a later date than the proxy, or a duly executed later-dated proxy relating to the same shares or (ii) attending the Meeting and voting in person. Attendance at the Meeting will not in itself constitute the revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to AVS at 6905 N.W. 25th Street, Miami, Florida 33122, Attention:
Secretary, or hand-delivered to the Secretary of AVS at the aforementioned address at or before the taking of the vote at the Meeting.


SOLICITATION OF PROXIES


     Costs and expenses incurred in connection with the printing and mailing of this proxy statement will be paid by AVS. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of AVS in person or by telephone, telegram or other means of communication. Such directors, officers and employees will receive no additional compensation for such services, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Custodians, nominees and fiduciaries will be requested to forward proxy solicitation materials to the beneficial owners of shares held of record by them, and will be reimbursed for the reasonable expenses incurred by them in connection therewith.


APPRAISAL RIGHTS


     Under Delaware law, the holders of shares of AVS Common Stock are not entitled to any appraisal rights in connection with Proposal Nos. 1, 2 or 3.

                                 RISK FACTORS


     IN ADDITION TO THE OTHER INFORMATION IN THIS PROXY STATEMENT, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY HOLDERS OF AVS COMMON STOCK IN EVALUATING WHETHER TO APPROVE AND ADOPT THE MERGER PROPOSAL.


FIXED EXCHANGE RATIO


     The Merger Agreement provides for the conversion and exchange of each outstanding share of Whitehall Common Stock into the right to receive .5143 shares of AVS Common Stock (the "Exchange Ratio"). The Exchange Ratio is fixed and will not be adjusted in the event of any increase or decrease in the relative or respective stock prices of AVS Common Stock and Whitehall Common Stock. The relative and respective prices of AVS Common Stock and the Whitehall Common Stock at the Effective Time may vary from the prices as of the date the Merger Agreement was approved by the respective Boards of Directors of AVS and Whitehall, the date that the SBC Warburg Dillon Read opinion letter ("SBCWDR Opinion") was rendered, or the date that the merger contemplated by the Merger Agreement (the "Merger") is consummated, due to changes in the business operations and prospects of AVS or Whitehall, market assessments of the likelihood that the Merger will be consummated, and the timing thereof, general market and economic conditions, and other factors.


UNCERTAINTIES IN INTEGRATION OF THE BUSINESS


     The Merger involves the integration of two companies that have previously operated independently. There can be no assurance that AVS and Whitehall will not encounter difficulties in integrating the operations of the two companies or that the benefits expected from such integration will be realized. Any delays or unexpected costs incurred in connection with such integration could have a material adverse effect on the combined company's business, operating results or financial condition. Furthermore, there can be no assurance that the operations, managements and personnel of the two companies will be compatible or that AVS or Whitehall will not experience the loss of key personnel.


SIGNIFICANT LEVERAGE



     As of June 15, 1998, Whitehall had outstanding indebtedness of $16.9 million. As of June 15, 1998, AVS had outstanding indebtedness of $219.1 million, of which $41.1 million is indebtedness under its Third Amended Credit Agreement dated October 17, 1997 with certain financial institutions (the "Credit Facility"), and $164.0 million is AVS's senior subordinated 81/8% notes due 2008 (the "Notes") (aggregate principal amount issued of $165.0 million). As of June 15, 1998, AVS had availability under the Credit Facility of $50.1 million. The Credit Facility is secured by substantially all of the assets of AVS. Subject to certain limitations in the documents governing its indebtedness, AVS will likely be able to incur significant additional amounts of secured and unsecured indebtedness. For a description of the debt which AVS may be able to incur in the future under the Credit Facility and the indenture relating to the Notes, see "AVS's Management's Discussion--Liquidity and Capital Resources." AVS's ability to make payments of principal and interest on, or to refinance its current or future indebtedness (including the Notes), depends on its future operating performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond its control. The degree to which AVS is leveraged could have important consequences to holders of AVS Common Stock, including (i) AVS's vulnerability to adverse general economic and industry conditions, (ii) AVS's ability to obtain additional financing for future working capital expenditures, general corporate purposes or other purposes and (iii) the dedication of a substantial portion of AVS's cash flow from operations to the payment of principal and interest on indebtedness, thereby reducing the funds available for operations and future business opportunities. AVS's debt service requirement for 1998 is approximately $28.6 million.



AVS FUNDING REQUIREMENTS


     During the fiscal years ended December 31, 1996 and 1997 and during the first quarter of 1998, AVS has largely relied upon significant borrowings under its Credit Facility, and sales of its securities, including the Notes, to satisfy its funding requirements relating to the growth of its business. See "AVS's Management Discussion--Liquidity and Capital Resources." Similarly, during 1996 and 1997 and during the first quarter of 1998, Whitehall has primarily met its funding requirements from borrowings under its credit facility. The credit facility expires on June 30, 1998. Management of Whitehall has advised AVS that it anticipates that its credit facility will be renewed or that comparable financing can be obtained at June 30, 1998. See "Whitehall's Management's Discussion--Liquidity and Capital Resources."


POSSIBLE DEPRESSING EFFECT OF FUTURE SALES OF COMMON STOCK


     Future sales of shares of AVS Common Stock by the holders of the 3,101,229 shares of AVS Common Stock to be issued in connection with the Merger, including the shares to be issued upon exercise of the Whitehall options (the "Merger Shares"), or the perception that such sales could occur, could adversely affect the market price of the AVS Common Stock. Upon consummation of the Merger and assuming the exercise of the outstanding options to purchase Whitehall Common Stock (collectively the "Whitehall Options") in full at such time, AVS will have 12,694,789 shares of AVS Common Stock outstanding.



     In connection with the Merger, AVS has agreed to register the Merger Shares under the Securities Act of 1933, as amended (the "Securities Act") pursuant to a registration statement on Form S-4, (File No. 333-51479). Also, AVS has agreed to register for resale shares of AVS Common Stock issuable in connection with the Merger to affiliates of Whitehall. See "Proposal No. 1--Approval of the Merger Proposal--Other Matters." In addition, AVS has an obligation to include approximately 257,150 shares of AVS Common Stock issuable upon the exercise of existing Whitehall Options in a registration statement on Form S-8.

DILUTION


     The issuance of the Merger Shares will have a dilutive effect on earnings per share and will have a dilutive effect on the voting rights of the holders of AVS Common Stock as of the Record Date.


POTENTIAL INFLUENCE BY CERTAIN STOCKHOLDERS


     As of the date of this proxy statement, one of AVS's stockholders beneficially owns 24.6% of the outstanding AVS Common Stock (assuming 2,844,079 shares of AVS Common Stock are issued in the Merger to the current holders of outstanding shares of Whitehall Common Stock, such stockholder would beneficially own 19.0% of the combined company immediately following the Merger), and AVS's directors and executive officers, as a group, beneficially own an aggregate of 32.8% (including the 24.6% referred to above) of the outstanding AVS Common Stock (assuming 2,844,079 shares of AVS Common Stock are issued in the Merger to the current holders of outstanding shares of Whitehall Common Stock, such stockholders, as a group, would beneficially own 25.4% of the combined company immediately following the Merger). While each of these stockholders is an independent party, if these parties were to act together as a group, they would have the ability to exercise substantial influence on the election of all of the members of the AVS Board and, therefore, to exercise substantial influence over the business, policies and affairs of AVS. See "AVS's Security Ownership of Certain Beneficial Owners and Management."


CLOSING


     The closing of the Merger is subject to the conditions contained in the Merger Agreement. See "The Merger Agreement--Conditions to the Merger." Many of these conditions are beyond the control of AVS and Whitehall. Although AVS and Whitehall believe that such conditions will be fully satisfied, there can be no assurance that the closing of the Merger will occur. The Closing is subject to the satisfaction of certain significant conditions, including, among others, approval by the stockholders of Whitehall and AVS, the receipt by AVS and Whitehall of an opinion from their independent public accountants with respect to certain matters relating to the availability of pooling of interests accounting treatment for the Merger, and the absence of any material adverse change in the business results of operations or financial condition or prospects of either AVS or Whitehall. In addition, the Merger Agreement may be terminated by either party if the closing does not occur by September 30, 1998.

                                PROPOSAL NO. 1

                        APPROVAL OF THE MERGER PROPOSAL


GENERAL


     The following is a brief summary of certain aspects of the Merger Proposal relating to the issuance of 3,101,229 shares of AVS Common Stock, subject to adjustment, in connection with the Merger. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A.


INFORMATION CONCERNING AVS


     AVS is a leading provider of fully integrated aviation inventory services and a recognized worldwide leader in the redistribution of aircraft spare parts. AVS sells aircraft spare parts and provides inventory and repair services to major commercial passenger airlines, air cargo carriers, maintenance and repair facilities and other redistributors throughout the world. Parts sold by AVS include rotable and expendable airframe and engine components for commercial airplanes, including Boeing, McDonnell Douglas, Lockheed and Airbus aircraft and Pratt & Whitney, General Electric and Rolls Royce jet engines. Inventory management services offered by AVS include purchasing services, repair management, warehouse management, aircraft disassembly services, and consignment and leasing of inventories of aircraft parts and engines. AVS also manufactures certain aircraft parts for sale to original equipment manufacturers ("OEMs"), including precision engine parts, and provides certain aircraft parts repair services at its United States Federal Aviation Administration ("FAA")--licensed repair facilities.


     AVS's principal executive offices are located at 6905 N.W. 25th Street, Miami, Florida 33122. Its telephone number is (305) 592-4055. AVS is currently traded on the NYSE under the symbol "AVS."


INFORMATION CONCERNING WHITEHALL


     Whitehall is an independent provider of maintenance and modification services for commercial, military and freighter aircraft. Whitehall focuses primarily on two categories of commercial customers: established traditional commercial carriers that view outsourcing as a way to reduce operating expenses and increase their competitiveness and new entrant, low-cost air carriers that rely on outsourcing for scheduled heavy maintenance. Whitehall operates two FAA and Joint Aviation Authority of the European Economic Community ("JAA") certified repair stations that specialize in heavy maintenance and modification of Boeing 707, 727, 737, McDonnell Douglas DC-8, DC-9, DC-10 and Lockheed L-100, L-188 and C-130 aircraft. Aviation services offered by Whitehall include schedule "A", "B," "C" and "D" level inspections, block overhauls and repairs, corrosion prevention and control programs and exterior stripping and painting. Modification services provided by Whitehall include interior reconfiguration, cargo conversions and avionics installations. Through a joint venture, Whitehall also designs and markets hushkits designed to reduce the noise created by Boeing 737-100 and 737-200 series aircraft to levels which comply with FAA-mandated Stage 3 noise reduction standards.


     Whitehall's principal executive officers are located at 2659 Nova Drive, Dallas, Texas 75229. Its telephone number is (972) 247-8747. Whitehall is currently traded on the NYSE under the symbol "WHT."


THE MERGER


     Pursuant to the Merger Agreement, upon consummation of the Merger, Sub will merge with and into Whitehall, with Whitehall being the surviving corporation (the "Surviving Corporation"). As a result of the Merger, Whitehall will become a wholly-owned subsidiary of AVS. The Merger will become effective upon the filing with the Delaware Secretary of State of a Certificate of Merger (the

"Certificate of Merger") in accordance with the applicable provisions of the DGCL, or at such later time as may be agreed to by AVS and Whitehall and specified in the Certificate of Merger. Such filing is expected to take place on the date of the closing of the transactions contemplated by the Merger Agreement. The date on which the closing of the transactions contemplated by the Merger Agreement takes place, which, unless otherwise agreed among the parties, shall be on the date on which the last of the conditions precedent to the Merger set forth in the Merger Agreement (other than the filing of the Certificate of Merger and other than any such conditions which by their terms are not capable of being satisfied prior to such date) is satisfied or, when permissible, waived, is herein called the "Closing Date." See "The Merger Agreement--Effective Time; Effect of the Merger."


MERGER CONSIDERATION



     Pursuant to the Merger Agreement, at the Effective Time, each share of Whitehall Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive, and will be exchangeable for .5143 shares of AVS Common Stock. Fractional shares of AVS Common Stock will not be issued in the Merger and holders of Whitehall Common Stock otherwise entitled to a fractional shares of AVS Common Stock will receive an amount in cash equal to the same fraction of the current market value of a whole share of AVS Common Stock determined as described herein. "The Merger Agreement--Conversion of Shares." For a description of the AVS Common Stock to be issued in the Merger, see "Description of AVS Capital Stock--AVS Common Stock."


     At the Effective Time, outstanding Whitehall Options will be converted into the right to purchase that number of shares of AVS Common Stock as the holder of such options would have been entitled to receive had they exercised such options prior to the consummation of the Merger and participated in the Merger. As of June 15, 1998, there were outstanding options to purchase
500,000 shares of Whitehall Common Stock. Additionally, options to purchase shares of Whitehall Common Stock granted pursuant to Whitehall's 1992 Incentive Stock Option Plan (which will be converted into options to purchase shares of AVS Common Stock, as described above) will, in accordance with the terms of such plans, immediately vest upon consummation of the Merger. All other Whitehall Options will continue to vest in accordance with the vesting schedules contained in the agreements evidencing such Whitehall Options.



BACKGROUND OF THE MERGER


     The terms and conditions of the Merger Proposal were determined through arm's-length negotiations between the management and the Boards of Directors of AVS and Whitehall. In determining the definitive terms of the Merger Agreement, numerous factors were considered by the Boards of Directors of AVS and Whitehall. See "Reasons for the Merger" below. The following is a brief discussion of these negotiations and certain related events.


     During 1997, in connection with its continuing efforts to position itself for the future, AVS's management and Board made a strategic decision to expand the services which AVS offers to its customers to include the maintenance, repair and overhaul ("MRO") of aircraft. AVS believed that the combination of its worldwide leading aircraft parts redistribution business with a fully integrated MRO business would provide it with a competitive advantage in the marketplace. To this end, in September 1997 and March 1998, respectively, AVS acquired three FAA-licensed repair stations: (i) Aerocell Structures, Inc. ("Aerocell"), which specializes in the MRO of airframe components, including bonded and structural assemblies for commercial aircraft, (ii) Caribe Aviation, Inc. ("Caribe"), which specializes in the MRO of hydraulic, pneumatic, electrical and electromagnetic aircraft components, as well as avionics and instruments on Airbus and Boeing aircraft, and (iii) Aircraft Interior Design, Inc. ("Aircraft"), a wholly-owned subsidiary of Caribe, which manufactures plastic cabin interior replacement parts under FAA-PMA approval and refurbishes aircraft interior components.


     In early 1997, management of Whitehall identified certain objectives it believed would assist Whitehall in achieving its strategic and financial goals. Among the objectives identified were

(i) reducing Whitehall's dependence on commercial maintenance customers by selectively pursuing military contracts which have the potential of generating sustained revenues over several years, (ii) strengthening Whitehall's relationships with its core customers and developing new relationships with major commercial airlines, and (iii) identifying and acquiring companies with a customer base or product line which complements or expands Whitehall's existing operations. In furtherance of its strategy, in April 1997, Whitehall was awarded a five-year contract (the "C-130 Contract") by the United States Air Force (the "USAF") to perform programmed depot maintenance on the USAF's fleet of C-130 cargo aircraft. In June 1997, the C-130 Contract was canceled by the U.S. government because the USAF elected to perform this work with government personnel rather than outsourcing it to private contractors. In July 1997, Whitehall purchased from Zantop International Airlines, Inc. ("Zantop") certain assets used in connection with Zantop's third party aircraft maintenance business located in Macon, Georgia. Throughout 1997 and during the first quarter of 1998, Whitehall had discussions with several other companies in the aircraft service industry concerning a possible acquisition or other business combination, however none of those discussions resulted in any agreement or transaction.


     During the fall of 1997, in furtherance of AVS's strategy, William H. Alderman ("Alderman"), AVS's Senior Vice President, Corporate Development, contacted George F. Baker ("G. Baker"), Whitehall's Chairman of the Board and Chief Executive Officer and a general partner of Cambridge Capital Fund, L.P. ("Cambridge") and Baker Nye, L.P. ("Baker Nye") (which control approximately 34% of Whitehall's outstanding common stock), to determine whether there was any interest on Whitehall's part about pursuing a dialogue concerning a possible amalgamation of the two companies.


     As a result of this initial contact, on December 16, 1997, Dale S. Baker ("D. Baker"), AVS's Chairman, President and CEO, Joseph E. Civiletto ("Civiletto"), AVS's Vice President and CFO, Alderman, G. Baker and Jeffrey N. Greenblatt ("Greenblatt"), an employee of Whitehall and a general partner of Cambridge and Baker Nye, met in New York. At this meeting, the parties discussed generally the aviation industry, the MRO market, their respective visions of the future of the aviation industry and the current status of their respective companies. D. Baker expressed an interest to Messrs. G. Baker and Greenblatt in pursuing a dialogue as to a possible amalgamation of the two companies.


     As a result of these discussions, in early January 1998, the parties entered into a confidentiality agreement and exchanged preliminary financial and other information regarding their respective business activities.


     In late January 1998, Messrs. D. Baker, Civiletto, Alderman, G. Baker, Greenblatt and John Wilson, Whitehall's President ("Wilson"), met in New York and further discussed the aviation industry, their respective companies and what a combined company might look like. Again, no agreements were reached during these discussions. However, the parties agreed to commence preliminary due diligence regarding their respective companies. To this end, during mid-February 1998, D. Baker, Harold Woody, AVS's Executive Vice President, Civiletto and various other AVS representatives, visited Whitehall's Lake City and Macon repair facilities and Messrs. G. Baker and Wilson visited AVS's Miami facility.


     On February 25, 1998, Messrs. G. Baker, D. Baker, Greenblatt and Wilson met for dinner in New York. At that meeting, the parties agreed that discussions should be pursued to determine whether an acceptable arrangement could be reached. While there was general discussion at this meeting regarding the respective views of the parties as to the terms of a proposed transaction, no agreements were reached on these issues. The parties did agree, however, that the form of any such transaction should be a stock-for-stock merger accounted for on a pooling of interests basis.


     On March 6, 1998, Messrs. G. Baker, Greenblatt, Wilson and Garlan Braithwaite, Whitehall's Senior Vice President and CFO, met at AVS's Miami headquarters to discuss the terms of a proposed amalgamation. At that meeting, a tentative agreement was reached for AVS and Whitehall to merge in a stock-for-stock transaction accounted for as a pooling of interest. The parties agreed on an exchange ratio that could form the basis of a definitive agreement but was subject to continued legal and business due diligence. No decision was made as to other terms of the Merger Agreement. The parties also expressed their desire for the principal stockholders of both entities to enter into voting agreements and irrevocable proxies to vote their respective shares of AVS Common Stock and Whitehall Common Stock in favor of the merger at stockholders meetings to be called for that purpose.


     Between March 7, 1998 and March 10, 1998, representatives of AVS and Whitehall and their respective legal, financial and accounting advisors participated in discussions in which the terms of the Merger Agreement were negotiated and legal and business information concerning the companies was exchanged. During this time, management of Whitehall engaged Ladenburg Thalmann & Co., Inc. ("Ladenburg") to assist the Whitehall Board of Directors ("Whitehall Board") in analyzing the fairness of the proposed exchange ratio to the holders of Whitehall Common Stock. Mr. G. Baker also telephoned members of the Whitehall Board to advise them of a possible transaction with AVS.


     On March 13, 1998, the Whitehall Board met by telephone conference to review, among other things, the potential combination with AVS and the terms thereof. At this meeting, representatives of Baker & Botts, L.L.P. ("Baker & Botts"), Whitehall's legal counsel, summarized issues relating to the proposed merger and the fiduciary duties of the Whitehall Board in connection therewith. Representatives of Ladenburg also provided to the Whitehall Board a preliminary review of the proposed merger from a financial point of view and provided an oral opinion that the proposed exchange ratio was fair, from a financial point of view, to the stockholders of Whitehall. The Whitehall Board authorized management to go forward with the negotiations.


     Between March 15, 1998 and March 22, 1998, representatives of AVS and Whitehall, and their legal counsel, met continually to conduct due diligence, to negotiate the terms of the Merger and to prepare a definitive agreement and plan of merger with respect to the proposed transaction.


     In connection with AVS's due diligence investigation, Whitehall presented AVS with various financial projections regarding its future business. AVS's management took a more conservative view of these projections than was taken by Whitehall's management. Further, in connection with its due diligence investigation, AVS determined that it believed that for the 1997 fiscal year, Whitehall would need to significantly increase its reserves for environmental remediation and write-down the value of certain inventory, due to items which it had reviewed while completing its diligence investigation on Whitehall.


     As a result of all of these factors, AVS's and Whitehall's management teams met at AVS's Miami headquarters on March 22, 1998 to further discuss the proposed transaction. At that meeting, and based upon these factors, AVS revised its offer downward. AVS's revised proposal was that it would acquire all of the outstanding shares of Whitehall Common Stock on a share for share exchange ratio of .5143 shares of AVS Common Stock for each share of Whitehall Common Stock outstanding. Whitehall's management team agreed to consider the revised proposal.


     On March 24, 1998, the Whitehall Board held a special meeting to review AVS's revised proposal and the proposed Merger. Representatives of Baker & Botts discussed with the Whitehall Board the terms of the Merger Agreement. Representatives of Ladenburg also provided to the Whitehall Board a review of the proposed Merger from a financial point of view and provided an oral opinion that the revised exchange ratio of .5143 shares of AVS Common Stock for each share of Whitehall Common Stock was fair, from a financial point of view, to the stockholders of Whitehall. The expected business synergies, consolidation benefits and various other qualitative aspects of the proposed merger were also discussed. Messrs. Wilson and Braithwaite also discussed with the Whitehall Board Whitehall's preliminary financial results for 1997. At that point, the Whitehall Board voted to adjourn the meeting until the following evening when it expected to have the final 1997 financial results and the report of Arthur Andersen, L.L.P. ("Arthur Andersen"), Whitehall's independent auditors. Prior to adjourning the meeting, the Whitehall Board agreed in principle to the terms of the Merger Agreement but determined to postpone a formal vote thereon until the meeting was reconvened.


     On March 25, 1998, the meeting of the Whitehall Board was reconvened by telephone conference. Messrs. Wilson and Braithwaite reported that Arthur Andersen was prepared to issue an unqualified report on Whitehall's 1997 financial statements in substantially the form outlined for the Whitehall Board the previous evening. After discussion of the final terms of the Merger and the Merger Agreement and after having received notice that the AVS Board had unanimously approved the Merger and the Merger Agreement earlier that day, the Whitehall Board unanimously approved the Merger and the Merger Agreement and approved a resolution recommending that the Merger Agreement be submitted to Whitehall's stockholders for their approval. Further, at a meeting held on March 25, 1998, the AVS Board, after receiving an opinion from SBCWDR that as of that date the Exchange Ratio is fair to AVS's shareholders from a financial point of view, approved the Merger Agreement.


     The final negotiations on the Merger Agreement and the exhibits thereto took place on March 24, 1998 and March 25, 1998, and the Merger Agreement, the Whitehall Voting Agreement and the AVS Voting Agreement were executed and delivered early in the morning on March 26, 1998. A press release announcing the Merger was disseminated before the opening of business on March 26, 1998.


JOINT REASONS FOR THE MERGER


     Based upon their respective experiences and their internal analysis of the current environment of the aviation and MRO industries, AVS's and Whitehall's Board of Directors have concluded that the combination of AVS with Whitehall creates a fully integrated participant in both the worldwide aviation MRO business and the aviation parts market. In reaching their conclusions, the respective Boards of the two companies were aware that the combination of AVS, with its leading market position in aircraft parts redistribution and its previously acquired MRO's and aircraft parts manufacturing capacity, with Whitehall, with its two FAA-licensed repair stations specializing in heavy maintenance of aircraft, would create a more formidable competitor in the market and should allow the combined entity to offer parts, inventory management services and repair services to the same airline customers on an integrated basis, making the combined entity more competitive in the market.


AVS REASONS FOR THE MERGER


     At a meeting held on March 25, 1998, the AVS Board determined that the Merger was fair to AVS's stockholders from a financial point of view and approved the Merger Agreement. In reaching its conclusions, the AVS Board considered the following factors, as well as the reasons set forth above:


      1. The effects on its future estimated earnings per share due to the acquisition of Whitehall and whether such transaction would be accretive or dilutive to AVS's stockholders. AVS believes that the combination of AVS and Whitehall will allow the combined entity to receive the benefit of certain synergies, which will enable AVS to achieve significant increases in its earnings per share in 1999 and subsequent years. These synergies in the first year of combined operations are expected to relate primarily to sales of aircraft spare parts and to the supply by AVS's other repair stations of repaired and overhauled seats, flight surfaces and components to Whitehall for use in providing repair services to its customers, and to the savings available to AVS from the elimination of Whitehall's corporate staff which synergies are expected to allow AVS to reduce the combined costs by approximately $4.1 million during 1999.


      2. The Merger will create a combined entity that should help AVS achieve the strategic goals which it has established, to benefit from the anticipated trends in the MRO and aircraft parts business and should allow the combined entity to have significant growth opportunities after consummation of the Merger. These trends include the expected increase in the worldwide fleet of aircraft, the anticipated increase in the demand for aircraft heavy maintenance, which is expected to grow by 5% per year through 2005, the belief that aircraft turnover rates are increasingly driving the need for aircraft modification and refurbishment and the expectation that outsourcing of maintenance activity by airlines will continue to increase.


     In that regard, the AVS Board and AVS management believe that: (a) AVS's ability to provide parts support will enable AVS's repair operations, including Whitehall, to avoid delays often encountered in the MRO industry due to parts shortages; (b) AVS will enjoy a cost advantage based upon the costs associated with Whitehall's Lake City operation compared to the cost structures of many of Whitehall's competitors;
(c) by focusing on "turn time" and quality, and by cross selling its MRO services to its existing airline customers, AVS can substantially increase Whitehall's business; and (d) Whitehall's recent capital expenditures program to enhance its Lake City facilities will allow AVS to support significant additional growth in revenues without significant additional capital costs.


      3. The Merger will be deleveraging to AVS, in that AVS will add substantial stockholder equity without adding significant additional debt.


      4. The terms and conditions of the Merger, the Merger Agreement and related matters. In considering the terms of the Merger, particular attention was given by the AVS Board to: (a) the consideration to be received by Whitehall's stockholders and (b) the termination provisions, including the potential payment by Whitehall of a $7.5 million termination fee, in the event that the Whitehall Board recommends a Superior Proposal and AVS terminates the Merger Agreement and, within one year Whitehall enters into a Superior Proposal. The AVS Board also considered the treatment of outstanding options to purchase shares of AVS Common Stock. In addition, the AVS Board considered the terms of the Merger Agreement as a whole (and not individually) and, given its experience in similar transactions and analysis of comparable transactions, determined to approve the Merger and adopt the Merger Agreement.


      5. Current market conditions, historical market prices and trading information for both AVS and Whitehall.


      6. The historical and current financial conditions, results of operations, prospects and businesses of AVS and Whitehall before and after giving effect to the Merger.


      7. The opinion of SBCWDR that as of the date of its opinion the Exchange Ratio is fair, from a financial point of view, to AVS's stockholders.


      8. The AVS Board also considered: (i) the potential for increases in operating efficiencies for the combined company through the elimination, after the Merger, of Whitehall's corporate offices, (ii) the ability for AVS to obtain additional sales through sales of parts to Whitehall to be used in connection with services offered to customers of Whitehall, as well as to further leverage the existing services of AVS's other MRO operations by providing ancillary repair services required by Whitehall in connection with their providing heavy maintenance of aircraft to their customers, and (iii) the ability of AVS after the Merger to provide "nose to tail" MRO and inventory management solutions to its airline customers, allowing AVS to more fully meet the inventory and MRO requirements of its customers. The AVS Board was also aware of the substantial consolidation which is ongoing in the MRO business and concluded that large, well capitalized entities will have better opportunities in the MRO market in the future.


     The AVS Board believes that the Merger will not change the nature of the business in which stockholders have invested, but will provide for that investment to be in a larger, more competitive, more efficient enterprise.


     In reaching its conclusions on the Merger, the AVS Board also considered a number of potentially negative factors in its deliberations, including (a) [the charges which are expected to be incurred in connection with the Merger which relate, primarily to costs of the Merger and will be taken as incurred in quarters prior to the completion of the Merger with the balance incurred in the fiscal quarter in which the Merger closes;] (b) the risk that the aggregate consideration to be paid by AVS to acquire Whitehall may exceed the amount of consideration justified based upon the current earnings level of Whitehall or based upon the future performance of Whitehall; (c) the fact that AVS may not terminate the Merger Agreement due solely to fluctuations in the market price of Whitehall Common Stock or AVS Common Stock; (d) the risk that the market price of AVS Common Stock may be adversely affected by the public announcement of the Merger; (e) the risks involved in the integration of the two companies, and the risks that the perceived benefits of the Merger will not be realized; (f) the risks arising from disruption of Whitehall's business or employee base due to the uncertainties which may arise after the Merger is announced or during the period after the Merger is consummated but before the operations of AVS and Whitehall have been combined;
(g) the risks associated with the possibility of material adverse changes in Whitehall's business; and (h) the possibility that the Merger might not be consummated and the corresponding potential adverse effect of such a result on the market price of AVS Common Stock. In the view of the AVS Board these considerations were not sufficient, either individually or collectively, to outweigh the potential advantages of the Merger.



     In view of a wide variety of factors, both positive and negative, considered by the AVS Board, the AVS Board did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. Rather, the AVS Board viewed its determination and recommendations as being based on the totality of the information presented to it and considered by it. Individual members of the AVS Board may have given different weight to different factors.


PROJECTIONS CONSIDERED BY THE AVS BOARD AND THE WHITEHALL BOARD IN CONNECTION WITH THEIR CONSIDERATION OF THE MERGER AND THE MERGER AGREEMENT


     In connection with their evaluation of the transaction, AVS's board, at its March 25, 1998 meeting, reviewed projections of Whitehall's anticipated operating results, AVS's anticipated operating results and the anticipated operating results of the combined entity, for both 1998 and 1999. The projections presented to AVS's board stated that the anticipated revenues, net income and basic earnings per share of the combined entity were $448.5 million, $26.5 million and $2.06 per share, respectively, for 1998 and $512.2 million, $32.5 million and $2.52 per share, respectively, for 1999. These projections also set forth that: (i) AVS's contribution to such revenues and net income would be $361.5 million and $20.3 million ($2.08 per share), respectively, for 1998 and $402.2 million and $21.9 million ($2.24 per share), respectively, for 1999, (ii) Whitehall's contribution to such revenues and net income would be $86.8 million and $5.0 million (excluding transaction expenses of $1.2 million and a $1.5 million gain on the anticipated sale of Whitehall's Dallas, Texas headquarters building in 1998), respectively, for 1998, and $110.0 million and $8.1 million, respectively, for 1999; and (iii) anticipated pre-tax synergies would be $2.1 million for 1998 and $4.1 million for 1999. The Whitehall projections reviewed by AVS's board were based on AVS's management's review of Whitehall's projections and were modified to reflect the view of AVS's management regarding their expectations as to Whitehall's future performance.


     These projections were of necessity based on numerous complex assumptions that were subject to significant uncertainties. The most significant assumptions used in the preparation of these projections include: (i) the projections were prepared assuming the Merger will be accounted for under the pooling of interests method of accounting; (ii) the projections were prepared in March 1998 and accordingly, do not consider actual results beyond the date of preparation;
(iii) Caribe was acquired by AVS on March 6, 1998, in a transaction accounted for as a purchase and Caribe's projected operating results were included in AVS's projected results since the acquisition date; (iv) the projected earnings per share data assumes the issuance of approximately 2,844,079 shares of AVS common stock in the Merger, which is calculated based on an exchange ratio of
 .5143 shares of AVS common stock for each share of Whitehall common stock outstanding on the date of the projections; and (v) AVS continues to pursue acquisitions of complementary businesses and no impact, either positive or negative, has been included in the projections for the impact of any businesses that may be acquired in the future.


     In connection with their evaluation of the transaction, at the March 24, 1998 meeting of the Whitehall board, Whitehall's board reviewed projections of Whitehall's anticipated operating results which set forth that Whitehall anticipated revenues and net income for 1998 of $87.7 million and $6.6 million, respectively, and revenues and net income for 1999 of $96.5 million and $7.7 million, respectively.


     The most significant assumptions underlying these projections are the following: (i) actual results of operations for the first two months of 1998 were available at the time such projections were presented;

(ii) estimated labor hours scheduled by existing aircraft maintenance customers, although not contractually committed, were projected and included in forecast revenue and also included in forecast revenue was an estimate of projected new aircraft maintenance business based on Whitehall's management's view of existing market conditions; (iii) projected decreases in expenses assumed the effect of planned staff reductions and labor efficiency programs projected by Whitehall's management to be implemented in the second quarter of 1998; (iv) Whitehall's share of profits based on backlogged and projected sales of hushkits by the AvAero Hushkit Joint Venture were included; (v) interest expense was projected using the current interest rate; and (vi) the projections for 1998 included gain on the proposed sale of Whitehall's Dallas, Texas headquarters building.


     All of the projections set forth above were prepared in March 1998 solely for use in connection with the consideration of the Merger and the Merger Agreement. They were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the AICPA for the preparation and presentation of financial projections. These projections speak only as of their date and both AVS and Whitehall disclaim any obligation or undertaking to disseminate any updates or revisions to such projections. These projections are based upon certain assumptions regarding anticipated business results and actual results may vary significantly from those set forth herein. Accordingly, undue certainty should not be attributed to these projections. It is AVS's and Whitehall's policy not to issue projections of their future operating results and no inference should be drawn that AVS or Whitehall will commence issuing projections in the future based upon the fact that they have provided projections of future operating results in this Proxy Statement/Prospectus. See also "Forward-Looking Statements" for additional qualifications with respect to these projections.


     None of the independent auditors of AVS or Whitehall has reviewed or compiled any part of the projections or assumptions described herein, or expressed any conclusion or provided any other form of assurance with respect to such projections or assumptions.



INTERESTS OF CERTAIN PERSONS IN THE MERGER


     In considering the recommendation of the AVS Board with respect to the Merger, AVS stockholders should be aware that certain members of AVS's management and the AVS Board have certain interests in the Merger in addition to the interests of AVS's stockholders generally. The AVS Board was aware of these interests and considered them among other matters, in approving the Merger Agreement.


     VOTING AGREEMENTS. In connection with the Merger Agreement, certain stockholders of AVS, owning in the aggregate approximately 30% of the outstanding shares of AVS Common Stock, have entered the AVS Voting Agreement and certain stockholders of Whitehall, owning in the aggregate approximately 34% of the outstanding shares of Whitehall Common Stock, have entered into the Whitehall Voting Agreement and Irrevocable Proxy with AVS ("Whitehall Voting Agreement").


     Pursuant to the AVS Voting Agreement, and for so long as it remains in effect, Robert Alpert, RCP and AVAC, Dale S. Baker and Harold M. Woody have agreed to vote their shares of AVS Common Stock, and have given AVS an irrevocable proxy to Whitehall to vote their shares of AVS Common Stock, (i) in favor of the adoption and approval of the Merger Agreement and the Merger at every meeting of AVS stockholders where such matter is considered and (ii) against any actions or approval that would compete with or could serve to materially interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger. Robert Alpert is a director of AVS and beneficially owns the shares of AVS Common Stock owned by RCP and AVAC. Dale S. Baker is the Chairman of the Board, President and Chief Executive Officer of AVS and Harold M. Woody is Executive Vice President and a director of AVS.


     Pursuant to the Whitehall Voting Agreement, and for so long as it remains in effect, each of Cambridge and Baker Nye have agreed to vote their shares of Whitehall Common Stock, and have given AVS an irrevocable proxy to vote their shares of Whitehall Common Stock, (i) in favor of the adoption and approval of the Merger Agreement and the Merger at every meeting of Whitehall stockholders where such matters are considered and (ii) against any actions or approval that would compete with or could serve to materially interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger, including any Alternative Proposal (as defined in the Merger Agreement). George F. Baker, the Chairman of the Board and Chief Executive Officer of Whitehall is a general partner of each of Cambridge and Baker Nye and may be deemed to own beneficially the 1,893,400 aggregate shares of Whitehall Common Stock owned by them.


     The foregoing summary of the AVS Voting Agreement and the Whitehall Voting Agreement is qualified in its entirety by reference to the complete text of such agreements, which are included as Annex C and D, respectively, to this proxy statement.


     There is no family relationship between Dale S. Baker and George F. Baker.


OTHER MATTERS


     APPOINTMENT OF ADDITIONAL DIRECTORS. Under the Merger Agreement, AVS has agreed that effective immediately following the Effective Time, it will increase the number of members of the AVS Board from six (6) to eight (8) and appoint George F. Baker and Jeffrey N. Greenblatt as members of the AVS Board of Directors to serve for respective terms expiring at the annual meeting of the AVS stockholders to be held in 2001 and 2000. George F. Baker is the Chairman of the Board and Chief Executive Officer of Whitehall and a general partner of Cambridge and of Baker Nye. Jeffrey Greenblatt is an employee of Whitehall and a general partner of Cambridge and of Baker Nye.


     REGISTRATION RIGHTS. As a condition to Whitehall's obligation to consummate the Merger, AVS has agreed to enter into prior to the Effective Time, a registration rights agreement ("Registration Rights Agreement") with certain persons. Pursuant to the Registration Rights Agreement, AVS has agreed to (i) prepare and file with the Commission within thirty days from Closing Date a registration statement for the offering and sale, on a delayed or continuous basis, shares of AVS Common Stock issued to such persons pursuant to the Merger Agreement and (ii) grant, in certain situations, demand and "piggyback" registration rights for such shares. In addition to AVS, the parties to the Registration Rights Agreement are Cambridge, Baker Nye, George
F. Baker, the Chairman of the Board and Chief Executive Officer of Whitehall and a general partner of Cambridge and Baker Nye, John H. Wilson, the President and a director of Whitehall, Bruce R. Conway, the Secretary and a director of Whitehall, and Arthur R. Hutton, John J. McAttee, Jr., Jack S. Parker and Lewis
S. White, each of whom are directors of Whitehall.


     ACCELERATION OF OPTIONS. At the Effective Time, outstanding Whitehall Options will be converted into the right to purchase that number of shares of AVS Common Stock as the holder of such would have been entitled to receive had they exercised such Whitehall Options prior to consummation of the Merger and participated in the Merger. Whitehall Options issued pursuant to AVS's 1992 Incentive Stock Option Plan (which will be converted into options to purchase shares of AVS Common Stock, as described above), will, in accordance with the terms of the plans and such agreements, immediately vest at the closing of the Merger. All other Whitehall Options will continue to vest in accordance with the vesting schedules contained in the agreements evidencing such Whitehall Options.


INDEMNIFICATION OF OFFICERS AND DIRECTORS


     After the Effective Time, AVS agreed to, and agreed to cause the Surviving Corporation to, indemnify and hold harmless each person who is, as of March 26, 1998, or has been at any time prior to such date or who becomes prior to the Effective Time, an officer, director, employee or agent of Whitehall and its subsidiaries (each an "Indemnified Person"), from and against all losses, reasonable expenses (including reasonable attorneys' fees), claims, damages, liabilities or amounts paid in settlement of, or otherwise in connection with any threatened or actual claim, action, suit, proceeding or investigation, based in whole or in part on or arising in whole or in part out of the fact that the

Indemnified Person (or person controlled by the Indemnified Person) is or was an officer, director, employee or agent of Whitehall or its subsidiaries and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time to the extent permitted under DGCL.



CERTAIN FEDERAL INCOME TAX CONSEQUENCES



     Subject to the accuracy of representation letters to be received from AVS, Sub and Whitehall, which letters will be reconfirmed immediately prior to the Effective Time, it is the opinion of Akerman, Senterfitt & Eidson, P.A., counsel to AVS, that the transactions contemplated by the Merger Proposal represent a nontaxable event for AVS within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").



FEDERAL SECURITIES LAWS CONSEQUENCES


     The shares of AVS Common Stock to be received by Whitehall's stockholders in connection with the Merger are to be registered under the Securities Act. Accordingly, there will be no restrictions upon the resale or transfer of such shares by Whitehall's stockholders, except for those stockholders who are deemed to be "affiliates" of Whitehall as such term is defined in Rule 144 under the Securities Act.


     With respect to those stockholders who may be deemed to be "affiliates" of Whitehall, Rule 144 and Rule 145 place certain restrictions on the transfer of the shares of AVS Common Stock which may be received by them pursuant to the Merger. Persons who may be deemed to be "affiliates" of Whitehall generally include individuals who, or entities which, directly or indirectly, control or are controlled by or are under common control with Whitehall and may include certain officers and directors of Whitehall as well as principal stockholders of Whitehall. AVS has agreed to register such shares of AVS Common Stock for resale or transfer by such "affiliates" of Whitehall. See "Other Matters--Registration Rights." Additionally, it is a condition to the consummation of the Merger that all persons deemed "affiliates" of Whitehall enter into an agreement whereby each such person agrees, among other things, not to sell their shares of AVS Common Stock received by them in connection with the Merger until combined operating results covering a minimum thirty day period of AVS and Whitehall are publicly released.


REGULATORY APPROVAL


     Certain acquisitions such as the Merger are reviewed by the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") to determine whether such transactions comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HRS Act"), the Merger could not be consummated until notifications had been given and certain information had been furnished to the FTC and the Antitrust Division and certain waiting period requirements of the HSR Act had been satisfied. Information and material required under the HSR Act was filed with the Antitrust Division and the FTC by AVS and Whitehall on April 13, 1998. AVS and Whitehall were notified that early termination of the waiting period applicable to the acquisition of the Whitehall Common Stock by AVS in the Merger was granted on April 27, 1998. Notwithstanding such early termination, at any time before or after consummation of the Merger, the FTC or the Antitrust Division could take such action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of AVS or Whitehall. At any time before or after the Effective Date, and notwithstanding that the HSR Act waiting period has been terminated, any state having appropriate jurisdiction could take such action under the antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture by AVS of Whitehall or certain of the businesses of AVS or Whitehall. Private parties may also seek to take legal action under antitrust laws under certain circumstances. In addition, holders of Whitehall Common Stock who, pursuant to the Merger, will be acquiring shares of AVS Common Stock having a value of more than $15 million or a value which, when aggregated with the value of shares of AVS Common Stock owned by such persons prior to the Merger, exceeds $15 million, may be subject to the notification and waiting period requirements of the HSR Act. All such waiting periods would have to expire or be terminated before any issuance of shares of AVS Common Stock to those particular stockholders in the Merger could be effected.


     AVS and Whitehall are aware of no other governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable securities laws of the various states.


ACCOUNTING TREATMENT


     The Merger is intended to qualify as a "pooling of interests" for accounting and financial reporting purposes.


     Under this method of accounting, the assets and liabilities of AVS and Whitehall will be combined based on the respective carrying values of the accounts in the historical financial statements of each entity. Results of operations of the combined company will include income of AVS and Whitehall for the entire fiscal period in which the combination occurs and the historical results of operations of the separate companies for fiscal years prior to the Merger will be combined and reported as the results of operations of the combined company.


NYSE LISTING; TERMINATION OF EXCHANGE ACT REGISTRATION


     As a condition to the closing of the Merger, the shares of AVS Common Stock to be issued upon consummation of the Merger and the shares reserved for issuance in connection with AVS's stock option plans will be approved for listing on the NYSE, subject to official notice of issuance.


     Following completion of the Merger, it is expected that the Whitehall Common Stock will cease being traded on the NYSE and that Whitehall's registration under the Securities Exchange Act of 1934, as amended (the "Exchange Act") will be terminated. Accordingly, Whitehall will no longer be required to file periodic reports with the Commission.


ABSENCE OF APPRAISAL RIGHTS


     Delaware law does not require that holders of AVS Common Stock who object to the Merger Proposal and who vote against or abstain from voting in favor of the Merger Proposal be afforded any appraisal rights.


OPINION OF AVS'S FINANCIAL ADVISOR


     The AVS Board retained SBCWDR to act as its financial advisor for the purpose of providing an opinion as to the fairness of the Exchange Ratio from a financial point of view.


     On March 25, 1998 SBCWDR delivered its oral opinion to the AVS Board, which opinion was subsequently confirmed in a written opinion dated March 26, 1998 to the effect that, and based upon and subject to the assumptions, limitations and qualifications set forth therein, as of the date of such opinion, the Exchange Ratio was fair to the holders of AVS Common Stock from a financial point of view.


     THE FULL TEXT OF THE WRITTEN OPINION OF SBCWDR, DATED MARCH 26, 1998, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS ANNEX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. AVS's stockholders should read such opinion in its entirety. SBCWDR's opinion is directed only to the Exchange Ratio and does not constitute a recommendation to any AVS stockholder as to how such stockholder should vote at any meeting of the AVS stockholders called to approve and adopt the Merger Agreement and the Merger. The summary of the opinion of SBCWDR set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.


     In arriving at its opinion, SBCWDR, among other things: (i) reviewed certain publicly available business and historical financial information relating to AVS and Whitehall, (ii) reviewed certain internal financial information and other data relating to the business and prospects of AVS, including financial estimates, that were provided to it by AVS and are not publicly available, (iii) reviewed certain internal financial information and other data relating to the business and prospects of AVS, including financial estimates, provided by the management of AVS, that were provided to it by the management of AVS and are not publicly available, (iv) conducted discussions with members of the senior management of AVS and Whitehall with respect to the operations, financial condition, history, and prospects of each company, (v) reviewed the historical market prices and trading activity of the common stocks of AVS and Whitehall, (vi) considered certain pro forma effects of the Merger on the financial results of AVS (including the effects of assumed combination savings and synergies that were provided to it by AVS), (vii) reviewed publicly available financial and stock market data with respect to certain other companies that SBCWDR believes to be generally comparable to AVS and Whitehall,
(viii) compared the financial terms of the Merger with the financial terms of certain other transactions that SBCWDR believes to be relevant, (ix) considered the strategic implications of the Merger as presented to it by management of AVS, (x) reviewed drafts of the Merger Agreement, and (xi) conducted such other financial studies, analyses, and investigations, and considered such other information as it deemed necessary or appropriate. SBCWDR's opinion was necessarily based on economic, monetary, market, and other conditions as in effect on, and the information made available to SBCWDR as of, the date thereof.


     In connection with its review and arriving at its opinion, SBCWDR did not, with the consent of AVS, assume any responsibility for independent verification of any of the information reviewed by it for the purpose of this opinion and, with the consent of AVS, relied on its being complete and accurate in all material respects. In addition, with the consent of AVS, SBCWDR did not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of AVS or Whitehall nor was SBCWDR furnished with any such evaluation or appraisal. With respect to the financial estimates (including the effects of assumed Merger savings and synergies) provided to or otherwise reviewed by or discussed with it, SBCWDR assumed, with the consent of AVS, that they have been reasonably prepared, on bases reflecting the best currently available estimates and judgments of AVS management as to the future financial performance of each company and that they will be realized in the amounts and at the times contemplated thereby. At the direction of AVS, SBCWDR assumed that there will be no material difference between the actual financial results which will be obtained by AVS, Whitehall or the combined company and those specified in the estimates, forecasts, and projections provided to it. With respect to the business and financial information pertaining to Whitehall, SBCWDR did not hold any independent discussions with Whitehall management as to any aspect of the information provided. With the consent of AVS, SBCWDR assumed that the Merger would not result in taxable income for AVS or its stockholders and would be accounted for as a pooling-of-interests. For the purposes of the opinion, with the consent of AVS, SBCWDR assumed that the representations and warranties of each party contained in the Merger Agreement were true and accurate, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement, and that all conditions to the consummation of the Merger would be satisfied without waiver thereof. AVS did not place any limitations upon SBCWDR regarding the procedures to be followed and the factors to be considered in rendering its opinion.


     In arriving at its opinion, SBCWDR did not assign any particular weight to any analysis or factor considered by it, but rather made qualitative judgments based on its experience in providing such opinions and on the existing economic, monetary, market, and other conditions as to the significance and relevance of each analysis and factor. SBCWDR believes that its analyses must be considered as a whole and that selecting portions of its analyses and other factors considered by it, without considering all factors and analyses, could create a misleading or incomplete view of the processes underlying its opinion. SBCWDR did not quantify the effect of each factor upon its opinion. SBCWDR made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond AVS's, Whitehall's and SBCWDR's control. Any assumed estimates contained in SBCWDR's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold. Because such estimates inherently are subject to uncertainty, neither AVS, Whitehall, SBCWDR nor any other person assumes responsibility for their accuracy. In rendering its opinion, SBCWDR expressed no view as to the range of values at which the AVS Common Stock may trade following the consummation of the Merger, nor did SBCWDR make any recommendations to the AVS stockholders with respect to how such holders should vote on the Merger.


     In conducting the analyses identified herein, due to certain extraordinary losses, SBCWDR concluded that certain of these analyses, when based upon 1997 historical information, did not produce meaningful results.


     The following paragraphs summarize the material analyses performed by SBCWDR in arriving at its opinion.


     ACQUISITION SUMMARY. SBCWDR noted that with an Exchange Ratio of 0.5143 shares of AVS Common Stock per share of AVS Common Stock (or $22.44 per share of AVS Common Stock) as of March 20, 1998 the Merger would provide for a total implied equity value of $135.4 million. With the assumption of $10.1 million in net debt, the Merger would provide for an implied value of assets of $145.5 million. SBCWDR summarized certain acquisition multiples by observing that the offer for equity as a multiple of net income was 27.0x based upon AVS management's estimated 1998 income. SBCWDR also noted that the offer for assets as a multiple of earnings before interest, depreciation, and amortization ("EBITDA") was 17.1x based upon AVS management's estimated 1998 EBITDA, and 13.7x based upon AVS management's estimated 1998 EBITDA inclusive of AVS management's estimated synergies. The offer for assets as a multiple of earnings before interest and taxes ("EBIT") was 20.8x based upon AVS management's estimated 1998 EBIT, and 16.0x based upon AVS management's estimated 1998 EBIT inclusive of AVS management's estimated synergies.


     PRO FORMA ANALYSIS. SBCWDR prepared pro forma analyses of the financial impact on AVS of the Merger. A contribution analysis based on AVS management's estimated fiscal 1998 financial performance showed that on a pro forma basis for the Merger Whitehall would contribute 23% to the combined stockholders' equity, 15% to the combined company's net assets, 19% to the combined company's revenues, 17% to the combined company's EBITDA, 16% to the combined company's EBIT, and 20% to the combined company's net income. A contribution analysis based on AVS management's estimated fiscal 1999 financial performance showed that, on a pro forma basis, for the Merger Whitehall would contribute 22% to the combined company's stockholders' equity, 10% to the combined company's net assets, 21% to the combined company's revenues, 17% to the combined company's EBITDA, 17% to the combined company's EBIT, and 27% to the combined company's net income, and would receive 24% of the share ownership. Using earnings and synergies estimates for Whitehall and AVS prepared by AVS management, the analysis showed that the proposed transaction would be slightly (1.0%) dilutive to AVS stockholders in fiscal year 1998 and (12.5%) accretive in 1999.


     HISTORICAL STOCK TRADING ANALYSIS. To provide contextual and comparative market data, SBCWDR examined the history of the trading prices for the shares of Whitehall Common Stock in relation to AVS and an index of AAR Corp., AVTEAM, Inc., DeCrane Aircraft Holdings, Inc., Kellstrom Industries, Inc., and Triumph Group, Inc. (the "Selected Companies") for the last eighteen months. SBCWDR noted that the Whitehall Common Stock reached a low price of $15.94 per share on April 15, 1997 and a high price of $23.25 on March 19, 1998 based on weekly closing stock prices. SBCWDR noted that the Whitehall Common Stock reached a low price of $19.25 on December 13, 1996 and a high price of $44.25 on March 18, 1998 based on weekly closing stock prices. SBCWDR examined the historical exchange ratio of Whitehall to AVS shares of common stock and determined that the Exchange Ratio of 0.5143 was the market Exchange Ratio on March 20, 1998 and was below the historical average over the preceding month of 0.55, below the historical average over the preceding six months of 0.54, and below the historical average since January 3, 1997 of 0.71.


     GENERALLY COMPARABLE COMPANY FINANCIAL ANALYSIS. SBCWDR reviewed and compared certain financial information and ratios for certain aviation services companies consisting of the Selected Companies which in SBCWDR's judgment were generally comparable to Whitehall for the purposes of this analysis. No company in the Selected Companies is identical to Whitehall (including after the Merger). Accordingly, any analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors affecting the companies being compared. SBCWDR calculated and compared various financial multiples and ratios for AVS and each of the Selected Companies based on the most recent publicly available information. Although this analysis was performed for Whitehall, Whitehall's information and ratios were generally not meaningful, due to Whitehall's recent losses, and did not materially impact SBCWDR's opinion. SBCWDR reviewed and compared certain financial information relating to AVS to corresponding financial information and ratios for the Selected Companies. SBCWDR calculated and compared various financial multiples and ratios for AVS and each of the Selected Companies based on the most recent publicly available information. Among other things, the analysis showed that AVS's EBITDA and EBIT margins for the twelve months ended September 30, 1997 were below the average of the Selected Companies.


     GENERALLY COMPARABLE COMPANY TRADING ANALYSIS. SBCWDR analyzed and compared certain equity market multiples relating to AVS to corresponding equity market multiples for the Selected Companies. SBCWDR calculated various financial multiples for AVS and each of the Selected Companies based on the most recent publicly available information. This analysis showed that based on closing stock prices as of March 20, 1998, the Whitehall Common Stock traded above the average of the Selected Companies. On an equity value basis, Whitehall traded at 27.0x AVS management's estimated fiscal 1998 earnings per share versus an average of 16.8x; and at 4.6x latest book value versus an average of 3.3x. On an enterprise value basis (market capitalization plus total debt less cash and equivalents), Whitehall traded at 2.4x LTM Revenues versus an average of 2.2x.


     Based upon the AVS closing stock price of $43.63 as of March 20, 1998 and an Exchange Ratio of 0.5143x, the offer value for equity of $22.44 per share was at the market price for Whitehall stock on March 20, 1998.


     SBCWDR analyzed and compared certain equity market multiples relating to AVS to corresponding equity market multiples for the Selected Companies. SBCWDR calculated various financial multiples for AVS and each of the Selected Companies based on the most recent publicly available information. This analysis showed that based on closing stock prices as of March 20, 1998, the AVS Common Stock traded above the average of the Selected Companies. On an equity value basis, AVS traded at 24.8x AVS management's estimated fiscal 1997 earnings per share versus an average of 22.5x; at 21.0x AVS management's estimated fiscal 1998 earnings per share versus an average of 16.8x; and at 4.6x latest stockholders' equity versus an average of 3.3x. On an enterprise value basis, AVS traded at 2.3x LTM revenues versus an average of 2.2x and at 16.1x LTM EBITDA versus an average of 13.1x.


     GENERALLY COMPARABLE COMPANY ACQUISITIONS ANALYSIS. SBCWDR analyzed seven other acquisition transactions in the aviation services sector over the past five years including AlliedSignal Inc.'s acquisition of the Banner Aerospace hardware group, General Electric Co.'s acquisition of Greenwich Air Services, Inc., Greenwich Air Services, Inc.'s acquisition of UNC Incorporated, Kellstrom Industries, Inc.'s acquisition of International Aircraft Support, L.P., UNC Incorporated's acquisition of Garrett Aviation Services, Inc., Greenwich Air Services, Inc.'s acquisition of Aviall, Inc., UNC Incorporated's acquisition of Johnson Technology Division of the Freedom Forge Corporation (the "Selected Transactions"). Such analysis, based on publicly available information for the twelve months preceding the announcement of the transaction, indicated that for the Selected Transactions the median of the offer for assets was 0.7x LTM revenues versus a Whitehall multiple of 2.4x.

     PREMIUM ANALYSIS. SBCWDR analyzed the premium paid per share of Whitehall Common Stock over selected periods and compared it to the average historical transaction premium of selected similarly sized transactions over the same time periods. Based upon an offer for equity of $22.44 per share on March 20, 1998, the premium to one day prior was 0.0%, to one week prior was -1.4%, and to one month prior was 3.5%, compared to 21.2%, 26.5%, and 37.0% respectively for the average of historical transactions. An offer for equity of $22.44 per share on March 20, 1998 represents a 10.0% discount to AVS's 52 week high stock price and a 42.5% premium to Whitehall's 52 week low stock price.


     DISCOUNTED CASH FLOW ANALYSIS. SBCWDR performed discounted cash flow analyses to determine Whitehall's present value per share of Whitehall Common Stock utilizing AVS management's projections from 1998 through 2003. This analysis was not expected to determine the net present value of Whitehall as an ongoing entity. For purposes of the analysis, SBCWDR utilized discount rates ranging from 10.5% to 12.5% and terminal value EBITDA multiples ranging from 7.0x to 9.0x. The analysis indicated a range of values for the Whitehall Common Stock from $22.63 to $30.64.


     SBCWDR is an internationally recognized investment banking firm which, as a part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate, and other purposes. In the ordinary course of its business, SBCWDR and its affiliates may actively trade or hold AVS Common Stock for its own account and for the accounts of customers and may actively trade or hold. AVS Common Stock for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.


     Pursuant to an engagement letter, dated March 18, 1998, between AVS and SBCWDR, upon delivery of the fairness opinion AVS agreed to pay SBCWDR a fee in the amount of $375,000 for services rendered in connection with the preparation of its fairness opinion. Such fee was determined in arm's-length negotiation between AVS and SBCWDR. AVS has also agreed to reimburse SBCWDR for the expenses reasonably incurred by it in connection with its engagement (including reasonable counsel fees) and to indemnify SBCWDR and its officers, directors, employees, agents, and controlling persons against certain expenses, losses, claims, damages or liabilities in connection with its services, including those arising under the federal securities laws.


THE MERGER AGREEMENT


     The following is a brief summary of all of the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated herein by reference. The description of the Merger Agreement contained in the proxy statement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement.


     EFFECTIVE TIME; EFFECT OF THE MERGER. If the Merger Agreement is approved and adopted by the requisite vote of the stockholders of AVS, and all other conditions to the obligations of the parties to consummate the Merger are satisfied or waived, the Merger will become effective upon the filing of the Certificate of Merger or other appropriate documents in accordance with the DGCL or at such time as is stated in the Certificate of Merger. Such filing is expected to take place on the date of the closing of the transactions contemplated by the Merger Agreement. The Merger will have the effects set forth in Section 259 of the DGCL. As of the Effective Time, Sub will be merged with and into AVS, with Whitehall continuing as the Surviving Corporation. The separate corporate existence of Sub will terminate upon consummation of the Merger. The Merger Agreement provides that (i) the certificate of incorporation and the bylaws of Sub, as in effect at the Effective Time, will be the certificate of incorporation and the bylaws of the Surviving Corporation until thereafter amended pursuant to applicable law and the certificate of incorporation of the Surviving Corporation, and (ii) the directors and officers of Sub at the Effective Time will be the directors and officers of the Surviving Corporation, and all such directors and officers will hold office until their respective successors are duly appointed or elected in accordance with applicable law.

     CLOSING DATE. Consummation of the Merger and the other transactions contemplated by the Merger Agreement (the "Closing") will take place on the date that the last of the conditions set forth in the Merger Agreement are satisfied; or such other date as agreed to by the parties. The date on which the Closing takes place is referred to as the "Closing Date."


     CERTIFICATE OF MERGER. Upon the satisfaction or waiver of all of the conditions to the Merger set forth in the Merger Agreement, and provided that the Merger Agreement has not been terminated, AVS and Whitehall will cause the Certificate of Merger to be prepared, executed, delivered and filed with the Delaware Secretary of State, upon which the Merger will become effective.


     CONVERSION OF SHARES. Pursuant to the Merger Agreement, at the Effective Time, each share of Whitehall Common Stock outstanding immediately prior to the Effective Time (other than shares held by Whitehall in its treasury or owned by Whitehall or any subsidiary of Whitehall immediately prior to the Effective Time, all of which will be canceled) will be converted in the Merger into the right to receive, and will be exchangeable for, 0.5143 of a share of AVS Common Stock. If any holder of Whitehall Common Stock would be entitled to receive a number of shares of AVS Common Stock that includes a fraction, then in lieu of a fractional share, such holder will be entitled to receive cash in an amount determined by multiplying such fraction by the Average Closing Price of a whole share of AVS Common Stock. The "Average Closing Price" of a share of AVS Common Stock means the average of the daily closing price of a share of AVS Common Stock as quoted on the NYSE for the period of ten consecutive trading days ending on and including the last full trading day immediately preceding the Closing Date.


     At the Effective Time it is estimated that former holders of Whitehall
Common Stock will hold approximately     % of the aggregate number of shares of
AVS Common Stock. This ownership percentage is based upon the number of shares
of Whitehall Common Stock and AVS Common Stock outstanding on      , 1998.


     At the Effective Time each share of capital stock of Sub outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Corporation.


     If, subsequent to the date of the Merger Agreement but prior to the Effective Time, the AVS Common Stock is recapitalized or reclassified or AVS shall effect any stock split, reverse stock split, or stock dividend of AVS Common Stock, then the Exchange Ratio and the Average Closing Price shall be appropriately and equitably adjusted to the kind and amount of shares of stock and other securities and property which the holders of such shares of AVS Common Stock would have been entitled to receive had such shares been issued and outstanding as of the record date for determining stockholders entitled to participate in such corporate event.


     WHITEHALL OPTIONS. Under the Merger Agreement, all Whitehall Options outstanding at the Effective Time shall remain outstanding following the Effective Time and shall be assumed by AVS. Each Whitehall Option assumed by AVS shall be exercisable upon the same terms and conditions as under the applicable Whitehall Stock Option Plan and the applicable option agreement issued thereunder, except that (x) the unexercised portion of each such Whitehall Option shall be exercisable for that whole number of shares of AVS Common Stock (rounded down to the nearest whole share) equal to number of shares of Whitehall Common Stock subject to the unexercised portion of such Whitehall Option multiplied by the Exchange Ratio; and (y) the option exercise price per share of AVS Common Stock shall be an amount equal to the option exercise price per share of Whitehall Common Stock subject to such Whitehall Option in effect at the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent). No payment shall be made for fractional interests.


     In accordance with Whitehall's 1992 Incentive Stock Option Plan, each Whitehall Option granted under such Plan, whether or not then exercisable, will automatically become fully vested and immediately exercisable upon consummation of the Merger. Whitehall Options granted under the 1992

Non-Employee Director Stock Option Plan will not become fully vested and immediately exercisable upon consummation of the Merger and will vest in accordance with their original terms.


     REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains certain representations and warranties of AVS and Sub relating to, among other things:
(a) the due incorporation, valid existence and good standing of AVS and its subsidiaries and the power to carry on their respective businesses as presently conducted and certain similar corporate matters; (b) the corporate power and authority of AVS and its subsidiaries to execute and deliver the Merger Agreement and the other documents executed or to be executed in connection therewith (such other documents the "Ancillary Documents" and together with the Merger Agreement the "Relevant Agreements") and to consummate the transactions contemplated by the Relevant Agreements; (c) the execution and delivery and the validity and enforceability against AVS and Sub of the Relevant Agreements, and the non-contravention thereby of (i) the charter or bylaws of AVS or Sub, (ii) any AVS stock option plans, (iii) any loan agreements, credit agreement or certain other documents applicable to AVS or its subsidiaries, other than any such contravention that would not have a material adverse effect on AVS, or
(iv) subject to certain required governmental filings and other matters, any judgment, order, law or regulation applicable to AVS or Sub, other than any such contravention that would not have a material adverse effect on AVS; (d) AVS's compliance with the requirements of the Securities Act and the Exchange Act, and the compliance of AVS's financial statements with applicable accounting requirements of SEC rules and regulations; (e) the absence of any material undisclosed liabilities or obligations of AVS or its subsidiaries; (f) the absence of any brokers' or similar fees payable by AVS in connection with the Merger; (g) the receipt by AVS of the SBCWDR Opinion; (h) the validity, nonassessability and freedom from preemptive rights of the shares of AVS Common Stock to be issued on connection with the Merger; (i) the capitalization of AVS and Sub, (j) absence of any change with respect to AVS or its subsidiaries since September 30, 1997 that would have a material adverse effect on AVS; (k) the accuracy and completeness of certain information supplied by AVS or any of its affiliates for inclusion in this proxy statement and other governmental filings made in connection with the Merger; (l) the absence of any undisclosed material litigation; (m) the filing by AVS and its subsidiaries of all required tax returns, their compliance with all applicable tax laws and agreements and the absence of certain tax-related liabilities; (n) the absence of any undisclosed related-party transactions involving AVS or any of its subsidiaries; (o) the absence of any pending claim entitling any director, officer or employee of AVS or the AVS subsidiaries to indemnification by AVS or the AVS subsidiaries.


     The Merger Agreement also contains certain representations and warranties of Whitehall relating to, among other things: (a) the due incorporation, valid existence and good standing of Whitehall and each of its subsidiaries and the power to carry on their respective businesses as presently conducted and certain similar corporate matters; (b) the capitalization of Whitehall; (c) the ownership by Whitehall of each of its subsidiaries and its interests in any entities other than its subsidiaries; (d) the accuracy and completeness of the certificate of incorporation, bylaws and other corporate records and constituent documents of Whitehall and its subsidiaries; (e) the corporate power and authority of Whitehall to execute and deliver the Relevant Agreements and to consummate the transactions contemplated by the Relevant Agreements; (f) the execution and delivery and the validity and enforceability against Whitehall of the Relevant Agreements, and the non-contravention thereby of (i) the Whitehall Charter or Whitehall's bylaws, (ii) any Whitehall stock option plans, (iii) any loan agreements, credit agreements or certain other documents applicable to Whitehall or any of its subsidiaries, other than any such contravention that would not have a material adverse effect on Whitehall, or
(iv) subject to certain required governmental filings and other matters, any judgment, order, law or regulation applicable to Whitehall or its subsidiaries, other than any such contravention that would not have a material adverse effect on Whitehall; (g) the maintenance and compliance with GAAP of Whitehall's books and records; (h) AVS's compliance with the requirements of the Securities Act and the Exchange Act, and the compliance of Whitehall's financial statements with applicable accounting requirements of SEC rules and regulations; (i) the adequacy of Whitehall's property for the conduct of its business; (j) the locations, conditions and compliance with legal requirements of Whitehall's real estate; (k) the contracts, agreements and arrangements to which Whitehall or its subsidiaries or any of their property are subject; (l) the adequacy and completeness of Whitehall's insurance policies; (m) the absence of any material undisclosed litigation; (o) warranties made by Whitehall or its subsidiaries; (n) product liability claims or potential claims against Whitehall or its subsidiaries; (o) the filing by Whitehall and its subsidiaries of all required tax returns, their compliance with all applicable tax laws and agreements and the absence of certain tax-related liabilities; (p) certain employee, pension benefit plan and welfare benefit plan matters; (q) the compliance with environmental laws and regulations by Whitehall and its subsidiaries and the environmental condition of Whitehall's and its subsidiaries' real property; (r) the conduct of the business of Whitehall and its subsidiaries since September 30, 1997; (s) the absence of any undisclosed related-party transactions involving Whitehall or any of its subsidiaries; (t) the absence of undisclosed material changes in the business Whitehall since September 30, 1997; (u) Whitehall's interest in the AvAero Noise Reduction Joint Venture (the "AvAero Venture") and certain matters related thereto; (v) the absence of any pending claim entitling any director, officer or employee of Whitehall or its subsidiaries to indemnification by Whitehall or any such subsidiaries; (w) the absence of any brokers' or similar fees payable by Whitehall in connection with the Merger; (x) the receipt by Whitehall of the Ladenburg opinion letter ("Ladenburg Opinion"); (y) the accuracy and completeness of certain information supplied by Whitehall or any of its affiliates for inclusion in this proxy statement and other governmental filings made in connection with the Merger; (z) the absence of any material undisclosed liabilities or obligations of Whitehall or its subsidiaries; and (aa) the absence of any change with respect to Whitehall or its subsidiaries since September 30, 1997 that would have a material adverse effect on Whitehall.


     CERTAIN COVENANTS. INTERIM OPERATIONS OF WHITEHALL. Whitehall has agreed that during the period from the date of the Merger Agreement to the Effective Time or the earlier termination of the Merger Agreement, unless AVS otherwise consents and subject to certain exceptions, Whitehall will, and will cause each of its subsidiaries to, (a) conduct its operations according to its usual and ordinary course, (b) use commercially reasonable efforts to preserve intact its business organizations and good will, keep available the services of its officers and employees and maintain its business relationships, (c) not amend its certificate of incorporation or bylaws, (d) promptly notify AVS of any event having a material adverse effect on Whitehall, any material litigation or government complaint, investigation or hearing, or any material breach of any representation or warranty in the Merger Agreement, (e) deliver to AVS any filings made with the Commission, (f) not (i) issue any shares of its capital stock, effect any stock split or otherwise change its capitalization (other than pursuant to the exercise of any Whitehall Options or other contractual rights existing as of the date of the Merger Agreement), or (ii) grant any option, warrant, conversion right or other right not existing on the date of the Merger Agreement to acquire shares of its capital stock; (g) not (i) increase any compensation or enter into or amend any employment agreement with any of its officers, directors or employees, except for normal increases consistent with past practice, (ii) grant any severance or termination package to any employee or consultant except as is consistent with past practice, (iii) hire or terminate any employee having a salary in excess of $50,000, or (iv) adopt any new employee benefit plan or amend any existing employee benefit plan; (h) not (i) declare any dividend or make any other distribution or payment with respect to any shares of its capital stock, or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or make any commitment for such action; (i) not enter into any agreement or transaction outside the ordinary course of business; (j) not incur any indebtedness for borrowed money (other than under Whitehall's existing credit agreement) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of others; (k) not make any loans, advances or capital contributions to, or make investments in, any other person in excess of $10,000; (l) make or commit to make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate; (m) not make any payment, directly or indirectly, for the benefit of any affiliate or related party or enter into any transaction with any party affiliated with or related to Whitehall or its subsidiaries (except for payment of salary and other customary expense reimbursements made in the ordinary course of business to related parties who are employees, directors or consultants of Whitehall or its subsidiaries); (n) not voluntarily elect to alter the manner of keeping its books, accounts or records, or change its accounting practices; (o) not grant or make any mortgage or subject itself or any of its material properties or assets to any lien, charge or encumbrance not permitted under the Merger Agreement; and (p) maintain insurance on its tangible assets and its business as currently in effect.


     INTERIM OPERATIONS OF AVS. AVS has agreed that during the period from the date of the Merger Agreement to the Effective Time or the earlier termination of the Merger Agreement, unless Whitehall otherwise consents and subject to certain exceptions, AVS will, and will cause each of its subsidiaries to, (a) conduct its operations according to its usual and ordinary course; (b) deliver to Whitehall any filings made with the Commission; (c) promptly notify Whitehall of any event having a material adverse effect on AVS, any material litigation or governmental complaint, investigation or hearing, or any material breach of any representation or warranty in the Merger Agreement; (d) promptly notify Whitehall of AVS entering into any agreement with respect to any material transaction involving a merger, consolidation, joint venture, partial or complete liquidation or dissolution, reorganization or recapitalization, restructuring or a purchase sale, lease or other disposition of a material portion of its assets or capital stock; (e) not take any action that would result in a failure to maintain the trading of AVS Common Stock on the NYSE, and (f) with respect to AVS only and not its subsidiaries, not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests, or
(ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock, or make any commitment for such action.


     OTHER COVENANTS. AVS and Whitehall have agreed to take all action necessary in accordance with applicable law and their certificates of incorporation and bylaws to convene meetings of their respective stockholders to consider and vote upon the approval and adoption of the Merger Agreement; to promptly make their respective filings and any required submissions under the HSR Act with respect to the Merger; to cooperate in making any required filings and obtaining any required consents or authorizations from any governmental or regulatory authority with respect to the Merger; and to use commercially reasonable efforts to obtain any consents which the failure to obtain would, as a result of the consummation of the Merger, constitute a default or grounds for acceleration or termination of any contract, lease, agreement, or other instrument applicable to Whitehall or AVS or any of their subsidiaries.


     Whitehall has agreed to allow designated officers, attorneys, accountants and other advisors and representatives of AVS reasonable access to all properties, records and information related to the business and affairs of Whitehall and to instruct its employees, counsel and financial advisors to cooperate with AVS in its investigation of Whitehall. AVS has agreed to furnish Whitehall, its counsel, financial advisors and other authorized representatives with such financial and operating data and other information as such persons may reasonably request and to instruct the officers, counsel and financial advisors of AVS to cooperate with Whitehall in its investigation of the business of AVS and its subsidiaries.


     CERTAIN PERSONNEL MATTERS. AVS has agreed that it will continue Whitehall's existing employee benefit plans for a period of up to three months following the Effective Date, and that thereafter, to the extent such benefit plans are terminated, such employees who remain employees of the Surviving Corporation, AVS or any of its subsidiaries will be entitled to participate in AVS's employee benefit plans on the same basis as AVS's employees in similar positions are eligible to participate in such plans.


     INDEMNIFICATION OF DIRECTORS AND OFFICERS. The Merger Agreement provides that, unless otherwise required by law, the certificate of incorporation and the bylaws of the Surviving Corporation shall contain provisions with respect to the elimination of liability of directors and the indemnification of directors, officers, employees and agents that are no less favorable than those set forth in the certificate of incorporation and bylaws of Whitehall, as in effect on the date of the Merger Agreement. From and after the Effective Time, AVS and the Surviving Corporation shall jointly and severally indemnify, defend and hold harmless each person who is, or has been at any time, or who becomes prior to the Effective Time, an officer, director, employee or agent of Whitehall or any of its subsidiaries (each an "Indemnified Party") against all losses, reasonable expenses (including reasonable attorneys'

fees), claims, damages, liabilities or amounts that are paid in settlement of, or otherwise in connection with, any threatened claim, action, suit, proceeding or investigation (each a "Claim"), based in whole or in part on, or arising in whole or in part out of, the fact that the Indemnified Party is or was a director, officer, employee or agent of Whitehall or any of its subsidiaries and pertaining to any matter existing or arising out of actions or omissions at or prior to the Effective Time including, without limitation, any Claim arising out of the Merger Agreement or any transactions contemplated thereby, in each case to the fullest extent permitted under Delaware law.


     CONDITIONS TO THE MERGER. The respective obligations of AVS and Whitehall to consummate the Merger are subject to the fulfillment of or, where permissible, waiver of the following conditions:


      (a) the Merger Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of all of the outstanding shares of Whitehall Common Stock and AVS Common Stock;


      (b) the waiting periods applicable to the Merger under the HSR Act shall have expired or been terminated;


      (c) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger or materially changes the term or conditions of the Merger Agreement shall have been issued and remain in effect;


      (d) the Registration Statement of AVS on Form S-4 covering the Merger Shares shall have been declared effective by the Commission and no stop order suspending the effectiveness of the Registration Statement shall have been issued; no action, suit, proceeding or investigation by the Commission to suspend the effectiveness thereof shall have been initiated and be continuing and all necessary approvals under state securities laws relating to the issuance or trading of AVS Common Stock to be issued to the stockholders of Whitehall under the Merger Agreement shall have been received;


      (e) all material consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of the Merger Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to obtain such consent or approval is not reasonably likely to have a material adverse effect on the Surviving Corporation or is not reasonably likely to prevent or materially impair the ability of the parties to consummate the transactions contemplated by the Merger Agreement;


      (f) the AVS Common Stock to be issued to the Whitehall stockholders in connection with the Merger shall have been authorized for trading on the NYSE, subject only to official notice of issuance; and


      (g) AVS and Whitehall shall have received a letter from Arthur Andersen, dated the Closing Date, to the effect that the Merger will qualify as a pooling of interest transaction under Opinion 16 of the Accounting Principles Board;


     Except as may be waived by AVS, the obligations of AVS and Sub to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction of the following additional conditions:


      (a) the representations and warranties of Whitehall contained in the Merger Agreement and in all documents delivered in connection therewith shall be true and correct as of the Closing Date, with limited exceptions, in all material respects, and AVS shall have performed in all material respects, all of its agreements contained in the Merger Agreement required to be performed by Whitehall prior to or on the Closing Date and AVS shall have received a certificate of the Chairman or President of Whitehall, dated as of the Closing Date, certifying to such effect;


      (b) Whitehall shall have delivered to AVS certified copies of the resolutions of the Whitehall Board and stockholders approving and adopting the Merger Agreement, the documents executed by Whitehall in connection therewith and the transactions contemplated thereby;


      (c) AVS shall have received from Baker & Botts, counsel to Whitehall, an opinion to such matters as AVS or AVS's counsel shall reasonably request;


      (d) the SBCWDR Opinion shall not have been withdrawn; provided, however, that such withdrawal shall only permit AVS not to fulfill its obligation to effect the Merger if the withdrawal of such opinion is a result of a material adverse change in the financial condition, business, operations or prospects of Whitehall and its subsidiaries, taken as a whole;


      (e) from March 26, 1998 through the Effective Time, there shall not have occurred any event that has had a material adverse effect on the financial condition, business, operations or prospects of AVS and its subsidiaries taken as a whole, provided that such an event will not be deemed to have occurred solely as a result of fluctuations in the trading price of Whitehall Common Stock or solely as a result of changes in the aviation industry which generally impact on all companies in Whitehall's business (other than specifically on Whitehall);


      (f) Whitehall shall have received all necessary consents with respect to any contract, lease, purchase order, sales order, license agreement, permit, environmental permit and license which are required as a result of a change of control of Whitehall except in those instances where failure to receive any such consent would not have a material adverse effect on Whitehall;


      (g) AVS shall have received, prior to the earlier of the date that the Whitehall proxy statement is first mailed to Whitehall's stockholders and the effective date of the Registration Statement, the opinion of Akerman, Senterfitt & Eidson, P.A., counsel to AVS, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Whitehall and AVS will each be a party to the reorganization within the meaning of Section 368(b) of the Code; and


      (h) Whitehall shall have executed and delivered such other documents and taken such other actions as AVS shall reasonably request.


     Except as may be waived by Whitehall, the obligation of Whitehall to consummate the transactions contemplated by the Merger Agreement is subject to the satisfaction of the following conditions, among others:


      (a) the representations and warranties of AVS and Sub contained in the Merger Agreement and in all documents delivered in connection therewith shall be true and correct as of the Closing Date, with limited exceptions, in all material respects, and AVS will have performed in all material respects all of its agreements contained in the Merger Agreement required to be performed by AVS prior to or on the Closing Date and Whitehall shall have received a certificate of the President of AVS, dated the Closing Date, certifying to such effect;


      (b) AVS shall have delivered to Whitehall certified copies of the resolutions of AVS's and Sub's Board of Directors and stockholders approving and adopting the Merger Agreement, the documents executed by AVS in connection therewith and the transactions contemplated thereby;


      (c) from March 26, 1998 through the Effective Time, there shall not have occurred any event that has had a material adverse effect on the financial condition, business, operations or prospects of AVS and its subsidiaries, taken as a whole; provided, that such an event shall not be deemed to have occurred solely as a result of fluctuations in the trading price of AVS Common Stock or solely as a result of changes in the aviation industry which generally impact on all companies in AVS's business (other than specifically on AVS);


      (d) the Ladenburg Opinion shall not have been withdrawn; provided, however, that such withdrawal shall only permit Whitehall not to fulfill its obligation to effect the Merger if the withdrawal of such opinion is a result of a material adverse change in the financial condition, business, operation or prospects of Whitehall and its subsidiaries, taken as a whole;


      (e) Whitehall shall have received, prior to the earlier of the date the Whitehall proxy statement is first mailed to Whitehall's stockholders and the effective date of the AVS Registration Statement on Form S-4 covering the Merger Shares, the opinion of Baker & Botts, counsel to Whitehall, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Whitehall and AVS will each be a party to that reorganization within the meaning of Section 368(b) of the Code;


      (f) Whitehall shall have received from Akerman, Senterfitt & Eidson, P.A., counsel for AVS, an opinion as to such matters as Whitehall or its counsel shall reasonably request;


      (g) AVS shall have entered into the Registration Rights Agreement with Cambridge, Baker Nye, and the persons serving as directors and executive officers of Whitehall immediately prior to the Effective Time in substantially the form attached to the Merger Agreement; and


      (h) AVS and Sub shall have executed and delivered such other documents and taken such other action as Whitehall shall reasonably request.


     TERMINATION. The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time on or before its effect time by:


      (a) mutual consent of AVS and Whitehall;


      (b) either the Whitehall Board or the AVS Board if there has been a breach by the other party of any of its material covenants or agreements set forth in the Merger Agreement which breach has not, or cannot be, cured within 30 days after written notice thereof;


      (c) either the Whitehall Board or the AVS Board if there has been a breach by the other party of any representation or warranty contained in the Merger Agreement which would have a material adverse effect on such party;


      (d) either the Whitehall Board or the AVS Board if the Merger has not occurred by September 30, 1998 (except that a party shall not be entitled to so terminate if such party's failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date);


      (e) either the Whitehall Board or the AVS Board if the required vote of the stockholders of Whitehall or AVS shall not have been obtained provided, however, that neither party shall have the right to terminate the Merger Agreement if the other party has caused (directly or indirectly) or aided in the failure to obtain such approval; provided however that Whitehall shall not be deemed to have caused or aided in the failure to obtain such approval if the Whitehall Board withdraws its recommendation to Whitehall's stockholders by accepting or recommending a Superior Proposal (as defined below);


      (f) either the Whitehall Board or the AVS Board if a court of competent jurisdiction or a governmental regulatory or administrative agency or commission shall have issued a final and non-appealable order or ruling permanently restraining, enjoining or otherwise prohibiting the Merger or compelling AVS, Sub or the Surviving Corporation to dispose of or hold separate all or a material portion of the respective businesses or assets of AVS or Whitehall, or sell or license any material product of AVS or Whitehall; or


      (g) the AVS Board if the Whitehall Board recommends a Superior Proposal to the stockholders of Whitehall.


     NO SOLICITATION; TERMINATION FEE. Under the terms of the Merger Agreement, Whitehall is prohibited from directly or indirectly, initiating or soliciting any inquiries, proposals or offers from, engaging in any negotiations or discussions with or providing any confidential information to, or entering into any agreement or understanding with any person relating to, or with the intent to effect, any Alternative Proposal. "Alternative Proposal" is defined under the Merger Agreement to mean any proposal or offer (including, without limitation, any proposal or offer to Whitehall's stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or a significant portion of the assets or any equity securities of, Whitehall or its subsidiaries. The Whitehall Board may, however, to the extent required by their fiduciary duties under applicable law, provide information to, or participate in discussions with, any party that makes an unsolicited inquiry with respect to Whitehall if the Whitehall Board reasonably believes that such party may make an Alternative Proposal on terms that are superior from a financial point of view to the terms of the Merger for Whitehall's stockholders. Whitehall has agreed to immediately give written notice to AVS of Whitehall's receipt of any Alternative Proposal or inquiry with respect to making an Alternative Proposal.


     The Merger Agreement generally provides that the Whitehall Board shall not approve, recommend or enter into any agreement with respect to any Alternative Proposal; provided however, that if the Whitehall Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that it is necessary to do so in order to comply with its fiduciary duties to stockholders under applicable law, the Whitehall Board may approve or recommend or cause Whitehall to enter into a Superior Proposal but in each case only after providing prompt written notice to AVS of its determination to do so. The Merger Agreement defines a "Superior Proposal" to mean an Alternative Proposal on terms that the Whitehall Board determines in its good faith judgment to be more favorable to Whitehall stockholders than the Merger.


     In the event the Merger Agreement is terminated by AVS as a result of Whitehall's Board having recommended a Superior Proposal to Whitehall's stockholders, and Whitehall enters into an agreement or an understanding with respect to a Superior Proposal within one (1) year of the date of such termination, then Whitehall shall immediately pay AVS a fee of $7.5 million (the "Termination Fee"). Additionally, if the Merger Agreement is terminated by Whitehall or AVS because of a breach by the other party of any representations and warranty set forth in the Merger Agreement which has a material adverse effect on the breaching party, or because of a material breach of any covenant or agreement by the other party, the breaching party shall reimburse the non-breaching party for all actual out-of-pocket costs and expenses incurred in connection with the Merger Agreement and the consummation and negotiation of the transactions contemplated by the Merger Agreement, including legal, professional and service fees and expenses; provided however that the aggregate reimbursement for all such costs and expenses shall not exceed $500,000. All such amounts shall be paid by wire transfer of same day funds on the date of termination of the Merger Agreement or on the date which Whitehall enters into an agreement with respect to a Superior Proposal if terminated for such reason. If the fees described above are not paid when due and in order to obtain such payments either party obtains a final non-appealable judgment against the other party, the breaching party shall pay the non-breaching party its costs and expenses together with interest on the amount of the fee at a rate equal to 12% per annum.


     EXPENSES. Each of AVS and Whitehall will pay its own expenses (including, without limitation, financial, legal and tax advice) incurred in connection with the Merger Agreement and the transactions contemplated thereby except that
(i) the parties shall share equally all expenses incurred in connection with the printing and mailing of the Whitehall proxy statement to the Whitehall stockholders and (ii) the costs of printing and mailing this proxy statement and the HSR filing fees in connection with the Merger shall be borne by AVS.


     AMENDMENT AND WAIVER. AVS and Whitehall may amend the Merger Agreement, by action taken by their respective boards of directors, either before or after approval by their stockholders of the Merger Agreement, except that after any such stockholder approval no amendment may be made which by law requires further approval by such stockholders without obtaining such further approval. At any time prior to the Effective Time, any party to the Merger Agreement, by action of its board of directors, may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations or warranties made to such party in the Merger Agreement or any document delivered pursuant thereto, and waive compliance with any of the agreements or conditions for the benefit of such party contained in the Merger Agreement.


REQUIREMENT FOR AVS STOCKHOLDER APPROVAL OF THE MERGER PROPOSAL


     The NYSE requires stockholder approval in connection with the issuance by a company whose shares are listed on the NYSE of such number of shares of the company's common stock as are equal to or in excess of twenty percent (20%) of the number of shares of common stock of the issuer outstanding before the
transaction. Immediately prior to the Merger       shares of AVS Common Stock
were outstanding and based on 5,530,000 shares of Whitehall Common Stock outstanding at such time, AVS believes that it will issue 3,101,229 shares of AVS Common Stock in connection with the Merger, including shares to be issued upon exercise of the Whitehall Options, or in excess of the twenty percent (20%) threshold under the rules of the NYSE. Under the rules of the NYSE, the affirmative vote of a majority of the votes cast by holders of outstanding shares of AVS Common Stock present at the Meeting in person or by proxy will be required to approve the Merger Proposal.


     Under Delaware law (the jurisdiction of AVS's organization), approval of the Merger by stockholders of AVS would not have been required.


     The directors, officers and principal stockholders of AVS, who
collectively own of record       shares (or     %) of AVS Common Stock
outstanding as of the Record Date, have indicated their intention to vote in favor of the Merger Proposal. In addition, pursuant to the AVS Voting Agreement, and for so long as it remains in effect, Robert Alpert, RCP, AVAC, Dale S. Baker and Harold M. Woody have given Whitehall an irrevocable proxy to Whitehall to vote their shares of AVS Common Stock (i) in favor of the adoption and approval of the Merger Agreement and the Merger at every meeting of AVS stockholders where such matter is considered and against any actions or approval that would compete with or could serve to materially interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger. Robert Alpert is a director of AVS and beneficially owns the shares of AVS Common Stock owned by RCP and AVAC. Dale S. Baker is the Chairman of the Board, President and Chief Executive Officer of AVS and Harold M. Woody is Executive Vice President and a director of AVS.


     THE AVS BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER PROPOSAL.

                                AVS'S BUSINESS


GENERAL


     AVS is a leading provider of fully integrated aviation inventory services and a recognized worldwide leader in the redistribution of aircraft spare parts. AVS sells aircraft spare parts and provides inventory and repair services to major commercial passenger airlines, air cargo carriers, maintenance and repair facilities and other redistributors throughout the world. Parts sold by AVS include rotable and expendable airframe and engine components for commercial airplanes, including Boeing, McDonnell Douglas, Lockheed and Airbus aircraft and Pratt & Whitney, General Electric and Rolls Royce jet engines. Inventory management services offered by AVS include purchasing services, repair management, warehouse management, aircraft disassembly services, and consignment and leasing of inventories of aircraft parts and engines. AVS also manufactures certain aircraft parts for sale to original equipment manufacturers ("OEMs"), including precision engine parts, and provides certain aircraft parts repair services at its FAA-licensed repair facilities.


     AVS believes that the annual worldwide market for aircraft spare parts is approximately $10.0 billion, of which approximately $1.3 billion reflects annual sales of aircraft spare parts in the redistribution market. The market for spare parts and the redistribution market in particular are growing due to
(i) the increasing size and the age of the worldwide airline fleet (the worldwide fleet of commercial airplanes is expected to double from 1996 to
2016), and (ii) increased outsourcing by airlines of inventory management functions in response to cost control pressures. These pressures have also contributed to a reduction in the number of approved vendors utilized by the airlines and maintenance and repair facilities, which in turn has led to consolidation in the redistribution market. The aircraft spare parts redistribution market is highly fragmented, with a limited number of large, well-capitalized companies selling a broad range of aircraft spare parts, and numerous smaller competitors servicing specialized niches. AVS believes its diverse product and service offerings, superior management information systems, financial strength and access to capital markets allow it to capitalize on the current industry environment.


     AVS's strategy is to increase revenues and operating income through internal growth combined with new product and service offerings. Growth is expected to be achieved through continued customer penetration in existing markets, expansion into new product areas, continued investment in the size and breadth of its inventory and by continuing to offer customers a broad array of inventory management services. These services allow customers to reduce their costs of operations by outsourcing some or all of their inventory management functions and to take advantage of opportunities to maximize the value of their spare parts inventory. AVS further intends to increase the types of aircraft parts which it manufactures for its OEM customers and the repair services which it offers to its customers. AVS will seek to develop new products and services internally, as well as through acquisitions of other companies, assets or product lines that would expand the products and services which AVS offers to its customers. AVS believes that a diversified platform of services will better allow it to serve the needs of its larger customers, and to benefit from the continuing consolidation of vendors by the airlines.


     Since completion of its initial public offering in July 1996, AVS has acquired six businesses which leverage AVS's product and service base beyond the redistribution of aircraft spare parts into new parts distribution, manufacturing and maintenance, and repair and overhaul. During 1996, AVS acquired the aircraft bearings division of Dixie Bearings, Inc., a leading provider of aircraft bearings, and related products to commercial airlines, cargo carriers and overhaul service facilities, and AvEng Trading Partners, Inc., a redistributor of aircraft engine parts. During 1997, AVS acquired Aerocell Structures, Inc., an FAA-certified maintenance, overhaul and repair facility, Kratz-Wilde Machine Company, a manufacturer of specialty machined metal parts for jet engines, and Apex Manufacturing, Inc., a precision manufacturer of specialty machined metal parts including shafts, fuel shrouds, housings and couplings for aerospace actuating systems. In March 1998, AVS acquired Caribe Aviation, Inc. and its subsidiary, Aircraft Interior Design, Inc. Caribe is an FAA-licensed repair station specializing in the maintenance, repair and overhaul of hydraulic, pneumatic, electrical and electromagnetic aircraft components and Aircraft manufactures plastic cabin interior replacement parts under FAA-PMA approval and refurbishes aircraft interior components. See "AVS's Management Discussion--Overview" and"--Results of Operations."


INDUSTRY OVERVIEW


     GROWTH IN MARKET FOR AIRCRAFT SPARE PARTS. According to Boeing's 1997 Current Market Outlook (the "Boeing Report"), the worldwide fleet of commercial airplanes is expected to double from approximately 11,500 airplanes at the end of 1996 to approximately 23,000 airplanes by 2016. Further, the Boeing Report projects that cargo jet aircraft will increase from approximately 1,230 airplanes in 1996 to approximately 2,350 airplanes by 2016. The majority of the airplanes delivered to cargo operators are expected to be used aircraft converted from commercial passenger service. Additionally, AVS believes that the number of planes in service for more than 10 years is continuing to increase, and these older planes are the primary market for redistributors. Finally, cost considerations are causing many airlines and repair and maintenance facilities which had historically purchased their parts inventory requirements from new parts manufacturers to utilize aircraft spare parts sold by redistributors. AVS believes that all of these factors will increase the demand for aircraft spare parts from the redistribution market.


     Since AVS's customers consist of airlines, maintenance and repair facilities that service airlines and other aircraft spare parts redistributors, as well as original equipment manufacturers, AVS's business is impacted by the economic factors which affect the airline industry. When such factors adversely affect the airline industry, they tend to reduce the overall demand for aircraft spare parts, causing downward pressure on pricing and increasing the credit risk associated with doing business with airlines. Additionally, factors such as the price of fuel affect the aircraft spare parts market, since older aircraft (into which aircraft spare parts are most often placed) become less viable as the price of fuel increases. There can be no assurance that economic and other factors which may affect the airline industry will not have an adverse impact on AVS's business, financial condition or results of operations.



     INCREASED OUTSOURCING OF INVENTORY MANAGEMENT FUNCTIONS. Airlines incur substantial expenditures in connection with fuel, labor and aircraft ownership. Further, airlines have come under increasing pressure during the last decade to reduce the costs associated with providing air transportation services. While several of the expenditures required to operate an airline are beyond the direct control of airline operators (e.g., the price of fuel and labor costs), AVS believes that obtaining replacement parts from the redistribution market and outsourcing inventory management functions are areas in which airlines can reduce their operating costs. Outsourcing inventory management functions allows these functions to be handled less expensively and more efficiently by a redistributor like AVS that can achieve economies of scale unavailable to individual airlines. Several small and start-up airlines and cargo operators do not presently own an inventory of aircraft spare parts, but rather have entered into agreements with redistributors for the supply of all or a portion of their aircraft spare parts requirements. Other airlines, including several large airlines, have begun to outsource portions of their purchasing services, repair management and warehouse management.


     CONSOLIDATION IN THE AIRCRAFT PARTS MARKET. In order to reduce purchasing costs and streamline purchasing decisions, airline purchasing departments have been reducing the number of their approved suppliers. During the last few years, several major airlines have reduced their supplier lists from as many as 50 to a core group of five to ten suppliers. As a result of reductions in the supplier base by airline purchasing departments, there has been and AVS believes there will continue to be a consolidation in the redistribution market. Furthermore, over the last few years, several smaller and start-up airlines have chosen to lease inventories of aircraft spare parts in order to preserve capital while maintaining adequate spare parts support.


     CONSIGNMENT AND BULK PURCHASES. Certain of AVS's customers adjust inventory levels on a periodic basis by disposing of excess aircraft parts. Traditionally, larger airlines have used internal purchasing agents to manage such dispositions. AVS believes that major airlines and other owners of aircraft spare parts, in order to concentrate on their core businesses and to more effectively redistribute their excess parts inventories, are increasingly entering into long-term consignment agreements with redistributors. By consigning inventories to a redistributor such as AVS, customers are able to distribute their aircraft spare parts to a larger number of prospective inventory buyers, allowing the customer to maximize the value of its inventory. Consignment also enables AVS to offer for sale a significant parts inventory at minimal capital cost to AVS. Consignment agreements are generally entered into on a long-term basis for a large group of parts or entire airplanes which are disassembled for sale of the individual parts. In the Boeing Report it is noted that approximately 4,070 aircraft will be removed from active commercial service between 1997 and 2016. Many of these aircraft will be disassembled in order to sell their parts.


COMPETITIVE STRENGTHS


     AVS believes that its competitive position in the markets which it serves is based on its diverse product offerings, sophisticated inventory management information systems and a consistent record of meeting rigorous customer requirements.


     DIVERSIFIED PLATFORM OF PRODUCTS AND SERVICES. AVS believes that the breadth of inventory management services which it provides to its customers, including a wide range of repair and overhaul services and specialized manufacturing, allows AVS to be a vendor of choice to its customers in a highly fragmented industry. AVS has over 1,000 customers, including commercial passenger airlines, air cargo carriers and maintenance and repair facilities.


     LARGE INVENTORY BASE. AVS believes that it has one of the largest inventories of aircraft spare parts in the world, with over 552,000 line items currently in stock. AVS's inventory supports the worldwide commercial fleet of over 11,500 aircraft including Airbus A300, A31x, A32x and A340 series aircraft, Boeing 707, 727, 737, 747, 757, 767 and 777 series aircraft, McDonnell Douglas DC-8, DC-9, DC-10, MD-8x and MD-11 series aircraft, and the Lockheed L-1011 aircraft. In addition, AVS has parts available for the following engine types: General Electric CF6, SNECMA CFM-56, Pratt and Whitney JT-3, JT-8, JT-9 and PW-2000 and the Rolls Royce RB-211.


     PROPRIETARY MANAGEMENT INFORMATION SYSTEMS. AVS's proprietary management information systems comprise an integral component of AVS's position as a leader in its industry. As industry, regulatory and public awareness have focused on safety, documentation and traceability of aircraft parts have become key factors in competitiveness. AVS's MIS systems collect and report data regarding inventory turnover, documentation, pricing, market availability and customer demographic information on more than 3.7 million line items. Access to such information enables AVS to be aware of and to capitalize on the changing trends in the marketplace. AVS utilizes electronic data scanning and document image storage technology for rapid and accurate retrieval of inventory traceability documents. AVS is continuing to invest in technology in order to allow AVS to maintain its strength in this area. In that regard, AVS is currently in the early stages of purchasing and implementing a new management information system that management believes will allow AVS to mitigate the Year 2000 issues currently inherent in AVS's existing system. See "AVS's Management's Discussion--Liquidity and Capital Resources."


     WORLDWIDE MARKETING PRESENCE. AVS conducts business in more than 100 countries and utilizes sales representatives in 23 countries. This international presence allows AVS to meet the demands of its global customer base and provides for a timely supply of parts and services. During the years ended December 31, 1996 and 1997, 41.6% and 28.9%, respectively, of AVS's revenues were derived from sales to international customers and 58.4% and 71.1%, respectively, were derived from sales to domestic customers.


     SIGNIFICANT FINANCIAL AND OTHER RESOURCES. As a result of AVS's strong capital position, AVS is able to take advantage of opportunities which arise in the market from time to time to expand its products and services, make selected acquisitions and evaluate bulk purchases of inventory. AVS's market presence, industry experience, sophisticated MIS systems and capital strength enable AVS to quickly analyze and complete purchases, giving AVS a competitive advantage in the market.


AIRCRAFT SPARE PARTS


     Aircraft spare parts can be categorized by their ongoing ability to be repaired and returned to service. The general categories are as follows: (a) rotable; (b) repairable; and (c) expendable. A rotable is a part which is removed periodically as dictated by an operator's maintenance procedures or on an as needed basis and is typically repaired or overhauled and re-used an indefinite number of times. An important subset of rotables is life limited parts. A life limited rotable has a designated number of allowable flight hours and/or cycles (one take-off and landing generally constitutes one cycle) after which it is rendered unusable. A repairable is similar to a rotable except that it can only be repaired a limited number of times before it must be discarded. An expendable is generally a part which is used and not thereafter repaired for further use. AVS's inventory consists in large part of rotable and repairable parts which are regularly required by its customers. AVS also maintains an inventory of expendable parts.


     Aircraft spare parts conditions are classified within the industry as (a) factory new, (b) new surplus, (c) overhauled, (d) serviceable and (e) as removed. A factory new or new surplus part is one that has never been installed or used. Factory new parts are purchased from manufacturers or their authorized distributors. New surplus parts are purchased from excess stock of airlines, repair facilities or other redistributors. An overhauled part has been completely disassembled, inspected, repaired, reassembled and tested by a licensed repair facility. An aircraft spare part is classified serviceable if it is repaired by a licensed repair facility rather than completely disassembled as in an overhaul. A part may also be classified serviceable if it is removed by the operator from an aircraft or engine while operating under an approved maintenance program and is functional and meets any manufacturer or time and cycle restrictions applicable to the part. A factory new, new surplus, overhauled or part designation indicates that the part is eligible for immediate use on an aircraft. A part in an as removed condition requires functional testing, repair or overhaul by a licensed facility prior to being returned to service in an aircraft.


     AVS's inventory consists principally of new, overhauled, serviceable and repairable aircraft parts that are purchased from many sources. Before parts may be installed in an aircraft, they must meet certain standards of condition established by the FAA and/or the equivalent regulatory agencies in other countries. Specific regulations vary from country to country, although regulatory requirements in other countries generally coincide with FAA requirements. Parts must also be traceable to sources deemed acceptable by such agencies. Parts owned or acquired by AVS may not meet applicable standards or standards may change in the future, causing parts which are already contained in AVS's inventory to be scrapped or modified. Aircraft manufacturers may also develop new parts to be used in lieu of parts already contained in AVS's inventory. In all such cases, to the extent that AVS has such parts in its inventory, their value may be reduced.


OPERATIONS


     AVS's core business is the buying and selling of aircraft spare parts. AVS also provides value-added inventory management services to its customers, manufactures aircraft parts for its OEM customers and repairs aircraft parts at its FAA-licensed repair facilities. AVS believes that providing its customers with a diversified platform of services will allow AVS to significantly expand its business in the future.


  INVENTORY SALES


     The daily operations of AVS encompass inventory sales, brokering and exchanging aircraft spare parts. AVS advertises its available inventories held for sale or exchange on the Inventory Locator Service ("ILS") and the Airline Inventory Redistribution System ("AIRS") electronic databases. Buyers of aircraft spare parts can access the ILS and AIRS databases and determine the companies which have the desired inventory available. AVS estimates that 70% of its daily sales activity results from an ILS or AIRS inquiry. All major airlines and repair agencies subscribe to one or both of these databases and, accordingly, AVS maintains continual on-line direct access with them. AVS also maintains direct Electronic Data Interchanges ("EDI") with significant customers. These programs provide for the electronic exchange of pricing and availability from AVS to the customer in response to an electronic request for quotation. ILS and AIRS do not, however, list price information relating to particular parts. Knowledge of the value of particular parts is provided by AVS's proprietary database.


     AVS currently has over 552,000 line items in stock with market availability, pricing and historical data available on more than 3.7 million line items. AVS sells new, overhauled and serviceable replacement parts from its inventory. Additionally, AVS will purchase parts on behalf of its customers against specific orders. AVS also offers a customer exchange program for rotables. In an exchange transaction, AVS exchanges a new surplus, overhauled or serviceable component taken from stock with a customer's as-removed unit which has failed. AVS receives an exchange fee for completing the transaction, plus reimbursement from the customer for the cost to overhaul or repair the as-removed unit. If the as-removed part cannot be repaired, it is returned to the customer and the exchange transaction is converted to an outright sale at a sales price agreed upon at the time the exchange transaction was negotiated.


     AVS's inventory consists principally of new, overhauled, serviceable and repairable aircraft spare parts that are purchased from many sources. Parts that are to be installed in an aircraft must meet certain standards established by the FAA and/or the equivalent regulatory agencies in other countries. Specific regulations vary from country to country, although regulatory requirements in other countries generally coincide with FAA requirements. Parts must be traceable to sources deemed acceptable by such agencies. See "Government Regulation and Traceability" below. Parts owned or acquired by AVS may not meet applicable standards or standards may change in the future, causing parts which are already contained in AVS's inventory to be scrapped or modified. Aircraft manufacturers may also develop new parts to be used in lieu of parts already contained in AVS's inventory. In all such cases, to the extent that AVS has such parts in its inventory, their value may be reduced.


  INVENTORY MANAGEMENT SERVICES


     AVS is meeting the outsourcing requirements of its customers through providing a number of inventory management services. These services assist airlines in streamlining their inventory management operations while utilizing their capital more efficiently and reducing their costs. Through the offering of various services, AVS believes it can provide an inventory management program geared to a customer's particular requirements.


     CONSIGNMENT. By consigning inventories to a redistributor such as AVS, customers are able to distribute their aircraft spare parts to a larger number of prospective inventory buyers, allowing the customer to maximize the value of its inventory. Consignment also enables AVS to offer for sale significant parts inventory at minimal capital cost to AVS. AVS presently has several consignment agreements in place with major airlines, and its revenues from consignment arrangements have increased significantly over the last few years.


     PURCHASING SERVICES AND REPAIR MANAGEMENT. AVS provides services whereby it purchases spare parts for several smaller and start-up airlines. These arrangements allow AVS's customers to take advantage of AVS's greater purchasing power. AVS also provides repair management services to certain of its customers, whereby AVS receives a fee for managing a customer's spare parts repair requirements. AVS believes that it is well positioned to offer these repair management services, since a significant portion of the component repair cost relates to the procurement of the parts to be utilized in the repair. Additionally, because of its size, AVS procures significant repair services for its own account, and maintains comprehensive databases on repair and replacement part costs, allowing it to capitalize on favorable pricing for repair services available only to large users of repair services. This permits AVS to offer these services on a cost-effective basis to its customers.

     LEASING. AVS (through its subsidiary, Aviation Sales Leasing Company) provides long-term leasing of inventories of aircraft spare parts to airline customers. An increasing number of smaller and start-up airlines have chosen to lease aircraft spare parts in order to preserve capital while maintaining adequate spare parts support. AVS believes that it has a competitive advantage in aircraft engines and aircraft spare parts leasing due to its ability to maximize the residual value of the parts after termination of the lease through sales of the parts in the ordinary course of its business. As of December 31, 1996 and 1997 and at March 31, 1998, AVS had $18.0 million, $22.8 million and $16.8 million, respectively, of inventories on long-term lease.


     AIRCRAFT DISASSEMBLY. AVS provides "teardown" services at its Ardmore, Oklahoma facility, both in connection with consignment arrangements and for the purpose of returning disassembled aircraft spare parts directly to a customer. AVS expects that the increasing number of older aircraft will increase the demand for aircraft spare parts and result in expanded opportunities for aircraft disassembly.


     WAREHOUSE MANAGEMENT. AVS provides warehouse management services which allow a customer to avoid the costs associated with the operation of its own inventory warehouse facility by maintaining inventory at AVS's warehouse facility. AVS also will manage a customer's inventory at the customer's own facility.


  MANUFACTURING AND REPAIR SERVICES


     The Boeing Report projects that global air travel will increase by close to 75% in the aggregate by the year 2006. In addition, average passenger fleet miles flown are also expected to increase significantly over the next few years, requiring current operators to increase the size of their fleets. Further, many new airlines are expected to commence operations in the United States and abroad. These increases in passenger travel and the number of aircraft in service increases the demand for manufacture and repair services. Consequently AVS foresees the manufacture and repair of aircraft parts as a profit center with significant growth opportunity, and as an integral component of AVS's expansion strategy.


     During the last half of 1997 and the first quarter of 1998, AVS completed four acquisitions furthering its objective of expanding the services which it offers to its customers to include manufacturing of aircraft parts for sale to OEMs and repair services. Descriptions of the companies acquired are as follows:


      Aerocell specializes in the maintenance, repair and overhaul of airframe components, including bonded and structural assemblies for commercial aircraft. Aerocell is an FAA-licensed repair facility with limited airframe ratings for flight controls, doors, fairing panels, nacelle systems and exhaust systems.


      Kratz specializes in the manufacture of machined components primarily for jet engines, and also produces automotive and faucet components. Kratz is a leading supplier of CFM56 and CF6 engine components to General Electric's Aircraft Engine business, with three manufacturing facilities in the greater Cincinnati area. The acquisition of Kratz provides AVS with precision manufacturing capabilities which AVS believes will allow it to expand its relationship with its current and future OEM customers.


      Apex, located in Phoenix, Arizona, manufactures precision aerospace parts and specializes in the machining of metal parts, including precision shafts, fuel shrouds, housings and couplings for aerospace actuating systems, fuel controls and engines.


      Caribe, located in Miami, Florida, is an FAA-licensed repair station specializing in the maintenance, repair and overhaul of hydraulic, pneumatic, electrical and electromagnetic aircraft components, as well as avionics and instruments on Airbus and Boeing aircraft. Caribe's wholly-owned subsidiary, Aircraft, manufactures plastic cabin interior replacement parts under FAA-PMA approval and refurbishes aircraft interior components, including passenger and crew seats.

SALES AND MARKETING; CUSTOMERS


     AVS utilizes inside salespersons, regional field salespersons, independent contract representatives and overseas sales offices in its sales and marketing efforts. AVS's outside sales force is responsible for obtaining new customers and maintaining relationships with existing customers. The majority of AVS's day-to-day sales are accomplished through AVS's inside sales force.


     AVS staffs its South Florida facility to provide sales and delivery services seven days a week, 24 hours a day. This service is critical to provide support to airline customers which, at any time, may have an aircraft grounded in need of a particular part. AVS's South Florida location, with easy access to Miami International Airport and Fort Lauderdale International Airport, assists AVS in providing reliable and timely delivery of purchased products.


     AVS has over 1,000 customers, which include commercial passenger airlines, air cargo carriers, maintenance and repair facilities and other aircraft parts redistribution companies. AVS's top ten customers accounted for approximately 23%, 26% and 29% of operating revenues, respectively, for the three years ended December 31, 1995, 1996 and 1997. No single customer accounted for more than 10% of operating revenues for the year ended December 31, 1997.


MANAGEMENT INFORMATION SYSTEMS


     AVS has developed a proprietary management information system which is an important component of its business and a significant factor in AVS's leading position in the redistribution market. AVS's management information system collects and reports data regarding inventory turnover and traceability, pricing, market availability, customer demographics and other important data used by AVS. AVS currently maintains marketing data on and is able to estimate the value of more than 3.7 million line items. AVS also maintains databases on recommended upgrades or replacements, including airworthiness directives. Access to such information gives AVS the best possible opportunity to avoid purchases of aircraft spare parts which might be deemed unusable. In addition, the data maintained by AVS allows it to provide its customers with information with respect to obsolescence and interchangeability of parts. AVS utilizes electronic data scanning and document image storage technology for accurate and rapid retrieval of inventory traceability documents that must accompany all sales. These documents are required by AVS's customers in order for them to comply with applicable regulatory guidelines. AVS believes that its continued investment in the development of information systems is a key factor in maintaining its competitive advantage.


     AVS believes that to maintain its competitive advantages, accommodate growth and keep pace with the rapid changes in technology, it will be prudent to continue to acquire state of the art management information systems to ensure the capability to meet AVS's needs for the foreseeable future. In that regard, AVS is currently in the early stages of purchasing and implementing a new management information system that management believes will allow AVS to mitigate the Year 2000 issues currently inherent in AVS's existing system. See "AVS's Management's Discussion--Liquidity and Capital Resources."


COMPETITION


     There are numerous suppliers of aircraft parts in the aviation market worldwide and, through inventory listing services, customers have access to a broad array of suppliers. These include major aircraft manufacturers, airline and aircraft service companies and aircraft spare parts redistributors. Competition in the redistribution market is generally based on price, availability of product and quality, including traceability. AVS's major competitors include AAR Corp., The Ages Group and The Memphis Group. There is also substantial competition, both domestically and overseas, from smaller, independent dealers who generally participate in niche markets. Several of AVS's competitors have greater financial and other resources than AVS. There can be no assurance that competitive pressures will not materially and adversely affect AVS's business, financial condition or results of operations.

GOVERNMENT REGULATION AND TRACEABILITY


     The aviation industry is highly regulated. While AVS's spare parts business is not regulated, the aircraft spare parts which it sells to its customers must be accompanied by documentation which enables the customer to comply with applicable regulatory requirements. Additionally, AVS must be certified by the FAA and, in some cases, by OEMs in order to manufacture or repair aircraft components. Although AVS believes that its newly acquired manufacturing and repair operations are in material compliance with applicable regulations, there can be no assurance of this fact. Further, there can be no assurance that new and more stringent government regulations will not be adopted in the future or that any such new regulations, if enacted, would not have a material adverse effect on AVS's business, financial condition or results of operations.


     The FAA regulates the manufacture, repair and operation of all aircraft and aircraft parts operated in the United States. Its regulations are designed to ensure that all aircraft and aircraft equipment are continuously maintained in proper condition to ensure safe operation of the aircraft. Similar rules apply in other countries. All aircraft must be maintained under a continuous condition monitoring program and must periodically undergo thorough inspection and maintenance. The inspection, maintenance and repair procedures for the various types of aircraft and aircraft equipment are prescribed by regulatory authorities and can be performed only by certified repair facilities utilizing certified technicians. Certification and conformance is required prior to installation of a part on an aircraft. Presently, AVS utilizes FAA and/or Joint Aviation Authority certified repair stations (including AVS's FAA-licensed repair facilities) to repair and certify parts to ensure worldwide marketability. The operations of AVS may in the future be subject to new and more stringent regulatory requirements. In that regard, AVS closely monitors the FAA and industry trade groups in an attempt to understand how possible future regulations might impact AVS.


     An important factor in the aircraft spare parts redistribution market relates to the documentation or traceability that is supplied with an aircraft spare part. AVS requires all of its suppliers to provide adequate documentation as dictated by the appropriate regulatory authority. AVS utilizes electronic data scanning and storage techniques to maintain complete copies of all documentation. Documentation required includes, where applicable, (a) a maintenance release from a certified airline or repair facility signed and dated by a licensed airframe and/or power plant mechanic who repaired the aircraft spare part and an inspector certifying that the proper methods, materials and workmanship were used, (b) a "teardown" report detailing the discrepancies and corrective actions taken during the last shop repair, and (c) an invoice or purchase order from an approved source.


PRODUCT LIABILITY


     AVS's business exposes it to possible claims for personal injury or death which may result from the failure of an aircraft spare part sold, manufactured or repaired by it. While AVS maintains what it believes to be adequate liability insurance to protect it from such claims based on its review of the insurance coverages maintained by similar companies in its industry, and while no material claims have, to date, been made against AVS, no assurance can be given that claims will not arise in the future or that such insurance coverage will be adequate. Additionally, there can be no assurance that insurance coverages can be maintained in the future at an acceptable cost. Any such liability not covered by insurance could have a material adverse effect on the financial condition of AVS.


     AVS will have exposure to product liability claims in the event that the use of its leased aircraft, aircraft engines or aircraft spare parts inventory is alleged to have resulted in bodily injury or property damage.


EMPLOYEES


     As of December 31, 1997, AVS employed approximately 850 persons. None of AVS's employees are covered by collective bargaining agreements. AVS believes that its relations with its employees are good.

PROPERTIES


     AVS's executive offices are located in Miami, Florida. All of AVS's properties are maintained on a regular basis and are adequate for AVS's present requirements. AVS is actively considering the possibility of consolidating its inventory into a single warehouse facility.



     The following table identifies, as of June 15, 1998, the principal properties utilized by AVS. See Notes 6 and 8 to Notes to AVS's Consolidated Financial Statements.



FACILITY DESCRIPTION                                   APPROXIMATE LOCATIONS     SQUARE FOOTAGE     OWNED OR LEASED
---------------------------------------------------   -----------------------   ----------------   ----------------
Corporate Headquarters and
  Central Warehouse ...............................   Miami, FL                        166,000          Leased
Office and Repair Facility ........................   Hot Springs, AK                  140,000           Owned
Aircraft Disassembly and Storage ..................   Ardmore, OK                      130,000          Leased
Warehouse .........................................   Pearland, TX                     100,000           Owned
Office and Repair Facility ........................   Miami, FL                         55,000          Leased
Office and Manufacturing Facility .................   Westchester, OH                   47,400           Owned
Warehouse .........................................   Miami, FL                         40,000          Leased
Office and Manufacturing Facility .................   Covington, KY                     38,200           Owned
Manufacturing Facility ............................   Fairfield, OH                     30,500           Owned
Office, Repair and Manufacturing Facility .........   Miami, FL                         30,000          Leased
Office and Manufacturing Facility .................   Phoenix, AZ                       25,000          Leased
Warehouse .........................................   Miami, FL                         11,200          Leased
Warehouse .........................................   Miami, FL                         10,000          Leased
Regional Purchasing Office ........................   Van Nuys, CA                       6,300          Leased
Office and Warehouse ..............................   College Park, GA                   6,000          Leased

LEGAL PROCEEDINGS


     AVS is not presently involved in any material legal proceedings. From time to time AVS may be named as a defendant in suits for product defects, breach of warranty, breach of implied warranty of merchantability or other actions relating to products which it distributes which are manufactured by others. AVS believes that this exposure is adequately covered by its products liability insurance.

               AVS'S SELECTED CONSOLIDATED FINANCIAL INFORMATION


     The following table represents selected consolidated financial information of AVS. The following selected historical financial data has been derived from AVS's consolidated financial statements. The financial statements of AVS as of December 31, 1996 and 1997 and for the three years ended December 31 1997 have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report included elsewhere herein. The following unaudited historical financial data as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 has been derived from the unaudited historical financial statements of AVS included elsewhere herein which, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair and consistent presentation of the information set forth therein. The selected historical consolidated financial data is not necessarily indicative of either the future results of operations or the results of operations that would have occurred if the events described had been consummated on the indicated dates. The selected financial data set forth below should read in conjunction with AVS's consolidated financial statements and notes thereto included elsewhere in this proxy statement and with "AVS's Management's Discussion" which contains a description of the factors which materially affect the comparibility from period to period of the information presented herein.




                                                                YEAR ENDED DECEMBER 31,(1)
                                              ---------------------------------------------------------------
                                                  1993         1994          1995         1996        1997
                                              ------------ ------------ ------------- ----------- -----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Operating revenues ..........................   $ 23,429     $ 28,191     $ 113,803    $161,944    $256,899
Cost of sales ...............................     11,162       12,017        71,314     110,359     180,713
                                                --------     --------     ---------    --------    --------
Gross profit ................................     12,267       16,174        42,489      51,585      76,186
                                                --------     --------     ---------    --------    --------
Operating expenses
 Operating ..................................      3,121        2,900         8,989       9,320      14,286
 Selling ....................................      1,845        2,043         4,820       6,977       9,665
 General and administrative .................      4,199        5,167         8,641      10,681      16,772
 Depreciation and amortization ..............        217          415         1,466       2,323       3,094
 Gain on litigation settlement ..............         --           --            --          --      (2,625)
                                                --------     --------     ---------    --------    --------
                                                   9,382       10,525        23,916      29,301      41,192
                                                --------     --------     ---------    --------    --------
Income from operations ......................      2,885        5,649        18,573      22,284      34,994
Interest expense ............................      6,041        4,458         8,287       5,350       7,432
                                                --------     --------     ---------    --------    --------
Income (loss) before taxes and
 extraordinary item .........................     (3,156)       1,191        10,286      16,934      27,562
Income tax (benefit) expense ................         --           --            --        (426)     10,781
                                                --------     --------     ---------    --------    --------
Income (loss) before extraordinary item .....     (3,156)       1,191        10,286      17,360      16,781
Extraordinary item, net of income taxes .....         --           --            --       1,862          --
                                                --------     --------     ---------    --------    --------
Net income (loss) ...........................   $ (3,156)    $  1,191     $  10,286    $ 15,498    $ 16,781
                                                ========     ========     =========    ========    ========
Historical diluted net income (loss) per
 share(3)(4) ................................                                          $   1.98    $   1.77
                                                                                       ========    ========
Pro forma diluted net income (loss) per
 share(2)(3)(4) .............................   $  (0.33)    $   0.12     $    1.00    $   1.08
                                                ========     ========     =========    ========



                                                    THREE MONTHS
                                                   ENDED MARCH 31,
                                              -------------------------
                                                  1997         1998
                                              ------------ ------------
                                              (IN THOUSANDS, EXCEPT PER
                                                     SHARE DATA)
STATEMENT OF INCOME DATA:
Operating revenues ..........................   $ 54,853     $ 82,456
Cost of sales ...............................     39,749       57,861
                                                --------     --------
Gross profit ................................     15,104       24,595
                                                --------     --------
Operating expenses
 Operating ..................................      3,406        3,305
 Selling ....................................      1,941        2,734
 General and administrative .................      2,996        6,753
 Depreciation and amortization ..............        674        1,111
 Gain on litigation settlement ..............         --           --
                                                --------     --------
                                                   9,017       13,903
                                                --------     --------
Income from operations ......................      6,087       10,692
Interest expense ............................      1,072        3,630
                                                --------     --------
Income (loss) before taxes and
 extraordinary item .........................      5,015        7,062
Income tax (benefit) expense ................      1,967        2,712
                                                --------     --------
Income (loss) before extraordinary item .....      3,048        4,350
Extraordinary item, net of income taxes .....         --          599
                                                --------     --------
Net income (loss) ...........................   $  3,048     $  3,751
                                                ========     ========
Historical diluted net income (loss) per
 share(3)(4) ................................   $   0.32     $   0.39
                                                ========     ========
Pro forma diluted net income (loss) per
 share(2)(3)(4) .............................



                                              AS OF DECEMBER 31, (1)
                               -----------------------------------------------------
                                                                                      AS OF MARCH 31,
                                  1993      1994       1995       1996       1997          1998
                               --------- ---------- ---------- ---------- ---------- ----------------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Accounts receivable ..........  $ 4,166   $16,980    $23,776    $ 37,087   $ 66,545      $ 76,209
Inventories ..................   34,025    52,765     48,957      72,974    139,314       179,850
Working capital ..............   24,519    51,871     46,641      68,999     82,789       200,729
Total assets .................   42,401    89,264     93,478     145,183    284,987       349,539
Total debt ...................   31,992    69,152     62,043      38,984    151,285       203,349
Stockholders' equity .........    2,888     7,079     14,199      81,071     98,241       107,966

---------------
(1) Caribe, which was acquired on March 6, 1998, Dixie, which was acquired on August 9, 1996 and Kratz, which was acquired on October 17, 1997, were accounted for under the purchase method of accounting and accordingly, Caribe's, Dixie's and Kratz's results of operations have been included in AVS's historical results of operations from the dates of their acquisition. AvEng, which was acquired on December 10, 1996, Aerocell, which was acquired on September 30, 1997, and Apex, which was acquired on December 31, 1997, were accounted for under the pooling of interest method of accounting. As such AvEng is included in AVS's historical financial results for all periods presented subsequent to 1995, and Aerocell and Apex are included for all periods presented subsequent to 1996. Historical operating results and financial position for periods presented prior to 1996 have not been restated to give retroactive effect to the acquisition of AvEng and historical operating results and financial positions for periods presented prior to 1997 have not been restated to give retroactive effect to the acquisition of Aerocell and Apex, due to the immateriality of the restated amounts.
(2) Periods presented prior to 1997 include pro forma adjustments to record income taxes, as AVS conducted its business as a partnership prior to June 26, 1996.
(3) Weighted average common and common equivalent shares used in calculating diluted earnings per share are 5,859,542 for 1993; 5,923,103 for 1994; 6,259,542 for 1995; 7,819,837 for 1996; 9,484,097 for 1997; 9,463,967 for
    the three months ended March 31, 1997 and 9,592,820 for the three months ended March 31, 1998.
(4) The pre-1997 AVS per share data assumes that the 4,425,000 common shares issued to the partners and the 575,000 shares of common stock, the net proceeds in respect of which were paid to J/T Aviation Partners, were outstanding for periods prior to the closing of AVS's initial public offering in July 1996.

                         AVS'S MANAGEMENT'S DISCUSSION


OVERVIEW


     AVS's predecessor, Aerospace International Services ("AIS"), commenced operations in February 1992 through the acquisition of certain aircraft spare parts owned by Eastern Air Lines, Inc. (the "Eastern Inventory"), for an aggregate purchase price of $55.2 million. During the period between February 1992 and December 1994, the primary business of AIS was the marketing and sale of the Eastern Inventory. During December 1994, AIS organized ASC Acquisition Partners L.P. (the "Partnership"), and completed the acquisition of certain assets and assumed certain liabilities of the Aviation Sales Company business unit ("ASC") from Aviall Services, Inc. for an aggregate purchase price of $46.8 million.


     On July 2, 1996, AVS closed its initial public offering ("IPO") of 3,250,000 shares of its common stock at an offering price of $19 per share. On July 25, 1996, AVS sold an additional 487,500 shares of its common stock at the same price upon the exercise of an underwriters' over-allotment option.


     Immediately prior to the IPO, all but one of the parties holding interests in the Partnership contributed their interest in the Partnership to AVS in exchange for shares of common stock. Simultaneously, one of the parties holding an interest in the Partnership contributed its interest in the Partnership to AVS in exchange for shares of common stock and an amount equal to the proceeds to be received by AVS from the underwriters for 575,000 shares of common stock sold in the offering.


     AVS received aggregate net proceeds in the IPO of $64.6 million. Of this amount, $10.2 million was used to repay the indebtedness incurred to one of the stockholders of AVS in connection with the formation of AVS and the balance was used to repay senior and subordinated indebtedness. As a result of the repayment of indebtedness with the proceeds of the IPO, AVS wrote-off approximately $3.1 million in deferred financing costs relating to that debt.


     Subsequent to the completion of the IPO, on August 9, 1996, AVS completed the acquisition of certain assets of the business of Dixie relating primarily to the sale of new bearings for use in aircraft for the purchase price of approximately $9.0 million. The acquisition was accounted for using the purchase method of accounting. As a result of the Dixie acquisition, AVS's operating revenues increased approximately $7.0 million from the date of the acquisition through December 31, 1996.


     On December 10, 1996 (effective November 30, 1996), AVS completed the acquisition of AvEng for a purchase price of approximately $8.0 million, payable by the issuance of an aggregate of 400,000 shares of AVS's common stock. The acquisition was accounted for using the pooling of interests method of accounting. As a result of the acquisition, AVS's operating revenues include AvEng's total revenues for 1996, amounting to approximately $9.3 million.


     During 1997, AVS completed three acquisitions. The first acquisition, which was completed in September 1997, was a merger accounted for as a pooling of interests with Aerocell. Aerocell operates an FAA-licensed overhaul and repair facility. The purchase price paid for Aerocell was approximately $18.8 million, payable by issuance of an aggregate of 620,970 shares of AVS's common stock. As a result of the acquisition of Aerocell, AVS's operating revenues for the year ended December 31, 1997 increased by approximately $19.3 million. The second acquisition, which was completed in October 1997, was of the assets of Kratz, a company which specializes in the manufacture of machined components primarily for jet engines (and also produces certain automotive and faucet components). AVS paid approximately $39.6 million, including acquisition costs and net of cash acquired, to acquire the assets of Kratz and accounted for the acquisition under the purchase method of accounting. As a result of the acquisition of Kratz, AVS's operating revenues increased by approximately $6.5 million from the date of acquisition through December 31, 1997. The third acquisition, which was completed in December 1997 and was accounted for in a transaction accounted for as a pooling of interests, was the acquisition of Apex, a precision aerospace manufacturer specializing in the machining of metal parts, including precision shafts, fuel shrouds, housings and couplings for aerospace actuating systems, fuel controls and engines. The purchase price paid to acquire Apex was $8.4 million, payable by the issuance of an aggregate of 238,572 shares of AVS's common stock. As a result of the acquisition of Apex, AVS's operating results for the year ended December 31, 1997 increased by approximately $7.3 million.


     To date during 1998, AVS has completed one acquisition. On March 6, 1998, AVS acquired Caribe and its wholly-owned subsidiary Aircraft. The acquisition was a merger accounted for as a purchase. Caribe is an FAA-licensed repair station. Aircraft manufactures plastic cabin interior replacement parts and refurbishes aircraft interior components. The purchase price paid to acquire Caribe and Aircraft was approximately $23.3 million consisting of the following: (i) $5.0 million in cash; (ii) $5.0 million in the form of promissory notes payable over two years; and (iii) $5.7 million in shares of AVS's authorized but unissued common stock (182,143 shares), and (iv) the repayment of approximately $7.6 million of Caribe's and Aircraft's indebtedness due to a financial institution. The operations of Caribe and Aircraft will be included in AVS's consolidated financial statements from the date of acquisition. Caribe and Aircraft had consolidated fiscal 1997 revenues of approximately $27.0 million. The pre-acquisition operations of Caribe are not material to the operations of AVS.



     A key element of AVS's strategy involves growth through the acquisition of additional inventories of aircraft spare parts and the acquisition of other companies, assets or product lines that would complement or expand AVS's existing business. AVS's ability to grow by acquisition is dependent upon, and may be limited by, the availability of suitable aircraft parts inventories, acquisition candidates and capital, and by restrictions contained in AVS's credit agreements. In addition, acquisitions involve risks that could adversely affect AVS's operating results, including the assimilation of the operations and personnel of acquired companies, the potential amortization of acquired intangible assets and the potential loss of key employees of acquired companies. There can be no assurance that AVS will be able to consummate acquisitions on satisfactory terms.


RECENT DEVELOPMENTS


     On March 26, 1998, AVS entered into an aircraft purchase agreement with Philippines Airlines, Inc. ("PAI") to purchase five-Airbus A-300 aircraft. At the time the purchase agreement was entered into, AVS made a deposit of $900,000 per aircraft to PAI. AVS intended to refurbish these aircraft as cargo aircraft for future lease or sale. In April 1998, PAI delivered one aircraft under the purchase agreement, at which time AVS held back pursuant to the terms of the purchase agreement $1.0 million of the purchase price on that aircraft due to certain record keeping issues regarding that aircraft. PAI has advised AVS that due to its current financial condition, it does not intend to perform its remaining obligations under the purchase agreement. AVS is ready, willing and able to perform its obligations under the purchase agreement and in furtherance thereof, on June 17, 1998, AVS brought a lawsuit in the Southern District of New York to compel PAI to specifically perform its obligations under the purchase agreement. While there can be no assurance, AVS does not believe that the ultimate resolution of this matter will have a material adverse effect on AVS's financial condition or results of operations.



RESULTS OF OPERATIONS


     Operating revenues consist primarily of gross sales, net of allowances for returns. Cost of sales consists primarily of product costs, freight charges, commissions to outside sales representatives and an inventory provision for damaged and obsolete products. Product costs consist of the acquisition cost of the products and any costs associated with repairs, overhaul or certification.


     Operating revenues and gross profit depend in large measure on the volume and timing of bookings received during the quarter and the mix of aircraft spare parts contained in AVS's inventory. Revenues and gross profit can be impacted by the timing of bulk inventory purchases. In general, bulk inventory purchases allow AVS to obtain large inventories of aircraft spare parts at a lower cost than can ordinarily be obtained by purchasing such parts on an individual basis.

     AVS's operating results are affected by many factors, including the timing of orders from large customers, the timing of expenditures to purchase inventory in anticipation of future sales, the timing of bulk inventory purchases and the mix of available aircraft spare parts contained, at any time, in AVS's inventory. A large portion of AVS's operating expenses are relatively fixed. Since AVS typically does not obtain long-term purchase orders or commitments from its customers, it must anticipate the future volume of orders based upon the historic purchasing patterns of its customers and upon its discussions with its customers as to their future requirements. Cancellations, reductions or delays in orders by a customer or group of customers could have a material adverse effect on AVS's business, financial condition and results of operations.

THREE MONTHS ENDED MARCH 31, 1997 COMPARED WITH THREE MONTHS ENDED MARCH 31,
   1998


     The following table sets forth certain information for the periods indicated:



                                                                         THREE MONTHS ENDED MARCH 31,
                                                              ---------------------------------------------------
                                                                        1997                       1998
                                                              ------------------------   ------------------------
                                                                   $            %             $            %
                                                              ----------   -----------   ----------   -----------
                                                                            (DOLLARS IN THOUSANDS)
Operating Revenues ........................................    $54,853         100.0%     $82,456         100.0%
Costs of Sales ............................................     39,749          72.5%      57,861          70.2%
                                                               -------         -----      -------         -----
                                                                15,104          27.5%      24,595          29.8%
                                                               -------         -----      -------         -----
Operating Expenses
 Operating ................................................      3,406           6.2%       3,305           4.0%
 Selling ..................................................      1,941           3.5%       2,734           3.3%
 General and administrative ...............................      2,996           5.5%       6,753           8.2%
 Depreciation and amortization ............................        674           1.2%       1,111           1.3%
                                                               -------         -----      -------         -----
                                                                 9,017          16.4%      13,903          16.9%
                                                               -------         -----      -------         -----
Income from operations ....................................      6,087          11.1%      10,692          13.0%
Interest expense, net .....................................      1,072           2.0%       3,630           4.4%
                                                               -------         -----      -------         -----
Income before income taxes and extraordinary item .........      5,015           9.2%       7,062           8.5%
Income tax expense ........................................      1,967           3.6%       2,712           3.3%
                                                               -------         -----      -------         -----
Income before extraordinary item ..........................      3,048           5.6%       4,350           5.3%
Extraordinary item, net of income taxes ...................         --            --%         599           0.7%
                                                               -------         ------     -------         -----
Net income ................................................    $ 3,048           5.6%     $ 3,751           4.5%
                                                               =======         =====      =======         =====

     First quarter operating revenues rose 50.3% to $82.5 million, compared with $54.9 million for the same period last year. On March 6, 1998 AVS acquired Caribe and its wholly-owned subsidiary, Aircraft. The post-acquisition operations of Caribe and Aircraft have been included in the accompanying condensed consolidated financial statements from the date of acquisition. As a result of the Caribe and Aircraft acquisition, AVS's operating revenues increased approximately $2.2 million from the date of the acquisition through March 31, 1998. Kratz-Wilde, which was acquired during the fourth quarter of 1997 and accounted for using the purchase method of accounting, generated approximately $10.5 million in revenue during the first quarter of 1998. Operating revenues also increased due to increased customer penetration, increased sales due to AVS's investment in and availability of increased amounts of inventory and the continued expansion of inventory management services being offered to and utilized by AVS's customers.


     Gross profit increased 62.8% to $24.6 million for the quarter ended March 31, 1998, compared with $15.1 million for the same period last year. Gross profit margin increased to 29.8% for the first quarter of 1998, from 27.5% for the first quarter of 1997. The increase in gross profit margin compared to 1997 was due primarily to a slightly different mix of products and services delivered in each of the respective periods and remains in line with the 29.8% gross profit margin reported for the fourth quarter of 1997.



     AVS's total operating expenses increased 54.2% to $13.9 million in the first quarter of 1998, compared with $9.0 million in the first quarter of 1997, due to higher sales levels resulting in higher selling and operating expenses. Total operating expenses as a percentage of operating revenues increased to 16.9% in the first quarter of 1998 from 16.4% in the corresponding period of 1997 due, in large measure, to the approximately $.53 million in legal and professional fees incurred during the period in connection with AVS's contemplated acquisition of Whitehall. Without these expenses, total operating expenses as a percentage of operating revenues for the first quarter of 1998 would have been 16.2%.

     Interest expense, net increased by $2.6 million from period to period due to net borrowings of $142.3 million during the last nine months of 1997 and the first three months of 1998 to finance the acquisitions of Kratz-Wilde and Caribe, inventory acquisitions and acquisitions of spare parts and engines held for lease.


     As a result of the above factors, income before income taxes and extraordinary item increased $2.1 million, or 40.8%, from $5.0 million in the first quarter of 1997 to $7.1 million in the first quarter of 1998.


     In connection with the repayment of the term and acquisition portions of the Credit Facility utilizing the proceeds of AVS's Senior Subordinated Notes due 2008, AVS wrote off, during the first quarter of 1998, $1.0 million of deferred financing costs resulting in an extraordinary item, net of income taxes, of $.6 million.


     After accounting for income taxes and the extraordinary item, net income for the three months ended March 31, 1998 was $3.8 million ($0.39 per diluted share) compared to net income of $3.0 million ($0.32 per diluted share) for the three months ended March 31, 1997. Weighted average common and common equivalent shares outstanding (diluted) were 9.59 million during the three months ended March 31, 1998, compared with 9.46 million for the three months ended March 31, 1997.


YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1997


     The following table sets forth certain information relating to AVS's operations for the periods indicated:



                                                                        1996                        1997
                                                              -------------------------   -------------------------
                                                                   $             %             $             %
                                                              -----------   -----------   -----------   -----------
                                                                             (DOLLARS IN THOUSANDS)
Operating revenues ........................................    $161,944        100.0%      $256,899        100.0%
Cost of sales .............................................     110,359         68.1%       180,713         70.3%
                                                               --------        -----       --------        -----
                                                                 51,585         31.9%        76,186         29.7%
                                                               --------        -----       --------        -----
Operating Expenses
 Operating ................................................       9,320          5.8%        14,286          5.6%
 Selling ..................................................       6,977          4.3%         9,665          3.8%
 General and administrative ...............................      10,681          6.6%        16,772          6.5%
 Depreciation and amortization ............................       2,323          1.4%         3,094          1.2%
 Gain on litigation settlement ............................          --           --         (2,625)       ( 1.0)%
                                                               --------        -----       --------        -----
                                                                 29,301         18.1%        41,192         16.1%
                                                               --------        -----       --------        -----
Income from operations ....................................      22,284         13.8%        34,994         13.6%
Interest expense, net .....................................       5,350          3.3%         7,432          2.9%
                                                               --------        -----       --------        -----
Income before income taxes and extraordinary item .........      16,934         10.5%        27,562         10.7%
Income tax expense (benefit) ..............................        (426)       ( 0.2%)       10,781          4.2%
                                                               --------        -----       --------        -----
Income before extraordinary item ..........................      17,360         10.7%        16,781          6.5%
Extraordinary item, net of income taxes ...................       1,862          1.1%            --           --
                                                               --------        -----       --------        -----
Net income ................................................    $ 15,498          9.6%      $ 16,781          6.5%
                                                               ========        =====       ========        =====


     AVS's operating revenues increased by approximately $95.0 million, or 58.6%, from 1996 to 1997. Of this amount, approximately $33.1 million was derived from the operations associated with Aerocell, Kratz and Apex, all of which were acquired during 1997. Operating revenues also increased due to the inclusion during 1997 of a full year of Dixie's sales (Dixie was acquired on August 9, 1996), increased revenues from leasing activities, increased customer penetration, increased sales due to AVS's investment in and availability of increased amounts of inventory and the continued expansion of inventory management services being offered to and utilized by AVS's customers. During this period, domestic sales increased 90.2% from $94.6 million to $179.9 million and international sales increased 14.4%, from $67.3 million to $77.0 million.

     AVS's gross profit increased 47.7%, from $51.6 million in 1996 to $76.2 million in 1997. Gross margin declined from 31.9% in 1996 to 29.7% in 1997. The decline in gross profit margin was expected as the mix of inventories sold during 1997 continued to reflect a declining contribution from bulk inventories acquired prior to 1995 and an increase in revenues from AVS's lower margin bearings distribution business acquired in August 1996.



     AVS's total operating expenses for 1997, in absolute dollars, increased $11.9 million, or 40.6%, compared to 1996. Approximately $4.4 million of the increase is attributable to the operating expenses of Aerocell, Kratz and Apex, with the balance attributable to higher sales levels resulting in higher selling and operating expenses and increased reserves, offset in part by a $2.6 million gain on a legal settlement with a former employee and stockholder. Primarily due to economies of scale and improved operating efficiencies, total operating expenses as a percentage of revenue decreased from 18.1% in 1996 to 16.1% in 1997. See Note 7 to Notes to AVS's Consolidated Financial Statements.



     Interest expense, net increased $2.1 million, or 38.9% from 1996 to 1997 primarily due to the increase in borrowings necessary to fund AVS's growth.


     As a result of the above factors, income before income taxes and extraordinary item increased $10.6 million, or 62.8%, from 1996 to 1997.


     Income taxes for 1996 were offset by one-time deferred tax benefits of approximately $4.9 million associated with the organization of AVS. See Notes 1 and 11 to Notes to AVS's Consolidated Financial Statements. No such tax benefit was realized in 1997.


     In connection with the IPO, AVS repaid certain debt. As a result, during 1996 AVS wrote-off approximately $3.1 million in deferred financing costs relating to that debt, which resulted in an extraordinary item, net of taxes, of approximately $1.9 million. See Note 5 to Notes to AVS's Consolidated Financial Statements.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1996


     The following table sets forth certain information relating to AVS's operations for the periods indicated:


                                                                        1995                        1996
                                                              -------------------------   -------------------------
                                                                   $             %             $             %
                                                              -----------   -----------   -----------   -----------
                                                                             (DOLLARS IN THOUSANDS)
Operating revenues ........................................    $113,803         100.0%     $161,944        100.0%
Cost of sales .............................................      71,314          62.7%      110,359         68.1%
                                                               --------         -----      --------        -----
Gross profit ..............................................      42,489          37.3%       51,585         31.9%
                                                               --------         -----      --------        -----
Operating Expenses
 Operating ................................................       8,989           7.9%        9,320          5.8%
 Selling ..................................................       4,820           4.2%        6,977          4.3%
 General and administrative ...............................       8,641           7.6%       10,681          6.6%
 Depreciation and amortization ............................       1,466           1.3%        2,323          1.4%
                                                               --------         -----      --------        -----
 Total ....................................................      23,916          21.0%       29,301         18.1%
                                                               --------         -----      --------        -----
Income from operations ....................................      18,573          16.3%       22,284         13.8%
Interest expense, net .....................................       8,287           7.3%        5,350          3.3%
                                                               --------         -----      --------        -----
Income before income taxes and extraordinary item .........      10,286           9.0%       16,934         10.5%
Income tax expense (benefit) ..............................          --            --          (426)       ( 0.2%)
                                                               --------         -----      --------        -----
Income before extraordinary item ..........................      10,286           9.0%       17,360         10.7%
Extraordinary item, net of income taxes ...................          --            --         1,862          1.1%
                                                               --------         -----      --------        -----
Net income ................................................    $ 10,286           9.0%     $ 15,498          9.6%
                                                               ========         =====      ========        =====

     AVS's operating revenues increased by approximately $48.1 million, or 42.3%, from 1995 to 1996. Of this amount, approximately $16.3 million was derived from the operations associated with AvEng and Dixie, both of which were acquired during 1996. The balance represents increased sales due to the expansion of AVS's customer base and increased sales to existing customers. During this period, domestic sales increased 39.1% from $68.0 million to $94.6 million and international sales increased 47.3%, from $45.7 million to $67.3 million.


     AVS's gross profit increased 21.4%, from $42.5 million in 1995 to $51.6 million in 1996. The increase in gross profit is primarily attributable to the increase in sales. Gross margins decreased from 37.3% in 1995 to 31.9% in 1996 due to a change in the mix of inventories sold. Due to the acquisition of ASC in December 1994, AVS's gross profit was benefited by the impact of this bulk inventory acquisition throughout 1995. No such acquisition of inventory favorably benefited gross margins during 1996.



     AVS's total operating expenses for 1996, in absolute dollars, increased $5.4 million, or 22.5%, compared to 1995 (of which approximately $1.5 million of the increase is attributable to the operating expenses of AvEng and Dixie during 1996 and the balance is attributable to AVS's existing operations). Primarily due to economies of scale and improved operating efficiencies, total operating expenses as a percentage of revenue decreased from 21.0% in 1995 to 18.1% in 1996.



     Interest expense, net decreased $2.9 million, or 35.4% from 1995 to 1996 as a result of the repayment and restructuring of AVS's credit facility during 1996.


     As a result of the above factors, income from operations (before income tax (benefit) expense and extraordinary item) increased $6.6 million, or 64.6%, from 1995 to 1996.


     Income taxes for 1996 were offset by one-time deferred tax benefits of approximately $4.9 million associated with the organization of AVS. See Notes 1 and 11 to Notes to AVS's Consolidated Financial Statements.

     Based on all of the above factors, AVS's 1996 net income was $17.4 million, or $2.22 per share, an increase of $7.1 million, or 68.8 %, compared to 1995 income before extraordinary item of $10.3 million.


     In connection with the IPO, AVS repaid certain debt. As a result, during 1996 AVS wrote-off approximately $3.1 million in deferred financing costs relating to that debt, which resulted in an extraordinary item, net of taxes, of approximately $1.9 million. See Note 5 to AVS's Consolidated Financial Statements.


LIQUIDITY AND CAPITAL RESOURCES


     Cash used in operations during the three months ended March 31, 1997 and 1998 was $9.6 million and $31.9 million, respectively. Cash used in investing activities during the three month periods ended March 31, 1997 and 1998 was $2.1 million and $10.6 million, respectively. During the three month periods ended March 31, 1997 and 1998, AVS financed its operating and investing activities primarily with its cash flow from financing activities, amounting to $11.4 million and $42.6 million, respectively.


     Cash provided by operations was $14.0 million for the year ended December 31, 1995. Cash used in operations was $8.0 million and $48.8 million for the years ended December 31, 1996 and 1997, respectively. Cash used in investing activities for the years ended December 31, 1995, 1996 and 1997 was $4.7 million, $17.8 million and $54.8 million, respectively. Cash provided by financing activities was $26.8 million and $107.4 million for the years ended December 31, 1996 and 1997, respectively. Cash used in financing activities for the year ended December 31, 1995 was $10.5 million.


     AVS and its subsidiaries have entered into the Credit Facility with certain financial institutions. At present, the Credit Facility consists of a $91.4 million revolving loan and letter of credit facility, subject to an availability calculation based on the eligible borrowing base (the "Revolving Credit Facility"). The eligible borrowing base includes certain receivables and inventories of AVS. The letter of credit portion of the Revolving Credit Facility is subject to a $15.0 million sublimit, with the imposition of certain borrowing criteria based on the satisfaction of certain debt ratios. The interest rate on the Credit Facility is, at the option of AVS, (a) prime plus a margin, or (b) LIBOR plus a margin, where the margin determination is made based upon AVS's financial performance over a 12 month period (ranging from 0.0% to 1.25% in the event prime is utilized, or 1.50% to 2.75% in the event LIBOR is utilized). At March 31, 1998, the margin was .25% for prime rate loans and 1.75% for LIBOR rate loans.



     The Credit Facility contains certain financial covenants regarding the financial performance of AVS and certain other covenants, including limitations on the amount of annual capital expenditures and the incurrence of additional debt, and provides for the suspension of the Credit Facility and repayment of all debt in the event of a material adverse change in the business or a change in control. In addition, the Credit Facility requires mandatory repayments from the proceeds of a sale of assets or an issuance of equity or debt securities or as a result of insufficient collateral to meet the borrowing base requirements thereunder. Substantially all of AVS's assets are pledged as collateral for amounts borrowed. The Revolving Credit Facility will terminate on July 31, 2002. At June 15, 1998, AVS was in compliance with all covenants of the Credit Facility and $41.1 million was outstanding under the Credit Facility.



     On February 17, 1998, AVS sold $165 million in senior subordinated notes (the "Notes") due in 2008 with a coupon rate of 8.125% at a price of 99.395%. Proceeds were used to repay amounts outstanding under the Credit Facility and to fund the cash requirements relating to the acquisition of Caribe and Aircraft. The funds repaid under the Credit Facility included amounts borrowed during 1997 to repay assumed indebtedness of Aerocell and Apex in connection with those acquisitions and borrowings incurred to fund the purchase price in connection with the acquisition of Kratz.


     The Notes mature on February 15, 2008. Interest is payable on February 15 and August 15 of each year, commencing August 15, 1998. The Notes are general unsecured obligations of AVS, subordinated in right of payment to all existing and future senior debt of AVS, including indebtedness outstanding under the Credit Facility and under facilities which may replace the Credit Facility in the future. In addition, the Notes are effectively subordinated to all secured obligations to the extent of the assets securing such obligations, including the Credit Facility.


     The indenture pursuant to which the Notes have been issued (the "Indenture") permits AVS and its subsidiaries to incur substantial additional indebtedness, including Senior Debt. Under the Indenture, AVS may borrow unlimited additional amounts so long as after incurring such debt AVS meets a fixed charge coverage ratio for the most recent four fiscal quarters of 2.0 to 1 until February 15, 2000 and 2.25 to 1 thereafter. At March 31, 1998, AVS's fixed charge coverage ratio for the last four fiscal quarters was 3.1 to 1. Additionally, the Indenture allows AVS to borrow and have outstanding additional amounts of indebtedness (even if AVS does not meet the required fixed charge coverage ratios), up to enumerated limits, including up to $150.0 million of Senior Debt (at present, the maximum amount of borrowings available under the Credit Facility is $91.2 million, $50.1 million of which was available for borrowing as of June 15, 1998). The Notes are also effectively subordinated in right of payment to all existing and future liabilities of any subsidiaries of AVS which do not guarantee the Notes.


     The Notes are unconditionally guaranteed, on a senior subordinated basis, by substantially all of AVS's existing subsidiaries and each subsidiary that will be organized in the future by AVS, unless such subsidiary is designated as an unrestricted subsidiary (the "Subsidiary Guarantors"). Subsidiary Guarantees are joint and several full and unconditional, general unsecured obligations of Subsidiary Guarantors. Subsidiary Guarantees are subordinated in right of payment to all existing and future Senior Debt of Subsidiary Guarantors, including the Credit Facility, and are also effectively subordinated to all secured obligations of Subsidiary Guarantors to the extent of the assets securing such obligations, including the Credit Facility. Furthermore, the Indenture permits Subsidiary Guarantors to incur additional indebtedness, including senior debt, subject to certain limitations.

     The Notes are redeemable, at the option of AVS, in whole or in part, at any time after February 15, 2003, at the following redemption prices, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date: (i) 2003--104.063%; (ii) 2004--102.708%; (iii) 2005--101.354%; and (iv)
2006 and thereafter--100%. In addition, on or prior to February 15, 2001, AVS may redeem up to 35% of the aggregate principal amount of the Notes at a redemption price of 108.125% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the redemption date with the net proceeds of a public offering of common stock of AVS; provided, that at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding immediately after the occurrence of such redemption.


     Upon the occurrence of a change of control, AVS will be required to make an offer to repurchase all or any part of holder's Notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the repurchase date. There can be no assurance that AVS will have the financial resources necessary to purchase the Notes upon a change of control or that such repurchase will be permitted under the Credit Facility.

     The Indenture contains certain covenants that, among other things, will limit the ability of AVS and its subsidiaries to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, make investments, dispose of assets, issue capital stock of subsidiaries, create certain liens securing indebtedness, enter into certain transactions with affiliates, sell assets or enter into certain mergers and consolidations or sell all or substantially all of their assets.

     Pursuant to a registration rights agreement, AVS has agreed to (a) file a registration statement on or prior to April 3, 1998 with respect to an offer to exchange the Notes for a new issue of debt securities of AVS registered under the Securities Act of 1933, as amended, with terms substantially identical to those of the Notes (the "Exchange Offer") which registration statement was filed on March 26, 1998 and (b) use their best efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission on or prior to June 17, 1998. AVS has also agreed to file a shelf registration statement relating to the resale of the Notes under certain circumstances. If AVS fails to satisfy these registration obligations, it will be required to pay liquidated damages to holders of Notes under certain circumstances.

     On August 5, 1997, a subsidiary of AVS, Aviation Sales SPS I, Inc., entered into a term loan agreement in a principal amount of $7.2 million which was guaranteed by AVS, to finance certain equipment and rotable parts on long-term lease, which secure the loan. This loan is payable in 59 consecutive equal monthly payments of $91,750 commencing September 14, 1997, with a final balloon payment due on August 14, 2002. Interest on this term loan is fixed at 8.21%. AVS has leased the underlying equipment and rotable parts to unrelated third parties. Interim payments under the term loan will be made from the proceeds of these parts leases. This term loan contains financial and other covenants and mandatory prepayment events, as defined. At March 31, 1998, AVS was in compliance with all covenants of this term loan.


     In connection with its acquisition of Kratz-Wilde Machine Company AVS/Kratz-Wilde Machine Company, a subsidiary of AVS, delivered a non-interest bearing promissory note in the original principal amount of $2.2 million, which was guaranteed by AVS, to the seller. At March 31, 1998, AVS was in compliance with the terms of this promissory note.


     In connection with its acquisition of Caribe, on March 6, 1998 Aviation Sales Manufacturing & Repair Company, a subsidiary of AVS, delivered a promissory note in the original principal amount of $5.0 million, which was guaranteed by AVS, to the seller. The note is payable over a two year period with interest at the rate of 8% per annum.


     During the three month period ended March 31, 1998 and the years ended December 31, 1995, 1996 and 1997, AVS incurred capital expenditures of approximately $4.1 million, $0.9 million, $1.1 million and $4.4 million, respectively, primarily to make enhancements to AVS's management information systems, telecommunications systems and other capital equipment and improvements. AVS's current management information system is not Year 2000 compliant. AVS is currently implementing a new management information system, which among other things, management believes will allow AVS to continue to maintain its competitive advantage resulting from the availability of information regarding its market and will mitigate the Year 2000 issues currently inherent in AVS's existing system. The cost of the new MIS system is expected to be approximately $8.0 million, which will be incurred over approximately a two year period. Financing for the new system will be provided from operations and from borrowings under the Credit Facility.


     Additionally, AVS is actively considering the prospect of consolidating several of its facilities into a single warehouse facility. The anticipated cost of such facility is expected to be approximately $30.0 million, which will be funded either through an operating lease with the developer of the facility or from future borrowings obtained for the purpose of developing the facility. No definitive arrangements to finance the development of the new facility have been entered into to date.


     As part of its growth strategy, AVS intends to continue to pursue acquisitions of bulk inventories of aircraft spare parts and complementary businesses. Financing for such activities would be provided from operations and from borrowings under the Credit Facility. AVS may also in the future issue additional debt and/or equity securities in connection with financing one or more of its activities, although AVS does not have any current plans to issue additional securities. AVS believes that cash flow from operations and borrowing availability under the Credit Facility will be sufficient to satisfy AVS's anticipated working capital requirements, including working capital required to operate AVS and Whitehall on a combined basis once the Merger is completed, over the next twelve months.

                             WHITEHALL'S BUSINESS


GENERAL


     Whitehall is an independent provider of maintenance and modification for commercial, military and freighter aircraft. Whitehall focuses primarily on two categories of commercial customers: established traditional commercial carriers that view outsourcing as a way to reduce operating expenses and increase their competitiveness and new entrant, low-cost air carriers that rely on outsourcing for scheduled heavy maintenance. Whitehall operates two FAA and JAA certified repair stations that specialize in heavy maintenance and modification of Boeing 707, 727, 737, McDonnell Douglas DC-8, DC-9, DC-10 and Lockheed L-100, L-188 and C-130 aircraft. Whitehall offers its customers a comprehensive range of aviation services, including scheduled "A," "B," "C" and "D" level inspections, block overhauls and repairs, corrosion prevention and control programs and exterior stripping and painting. Modification services provided by Whitehall include interior reconfiguration, cargo conversions and avionics installations. Through a joint venture, Whitehall also designs, and markets hushkits designed to reduce the noise created by Boeing 737-100 and 737-200 series aircraft to levels which comply with FAA-mandated Stage 3 noise reduction standards.


RECENT DEVELOPMENTS


     In July 1997, Whitehall purchased from Zantop International Airlines, Inc. ("Zantop") certain assets (the "Acquired Assets") used in connection with the operation of Zantop's third party aircraft maintenance business located in Macon, Georgia. Among the Acquired Assets were all of Zantop's leasehold interests in the properties located at its Macon facility (the "Leased Facilities"). The purchase price for the Acquired Assets was $1.5 million in cash plus the assumption of certain liabilities, including approximately $4.3 million in future lease obligations relating to the Leased Facilities.


     In April 1997, the United States Air Force ("USAF") awarded Whitehall a five-year contract (the "C-130 Contract") to perform Programmed Depot Maintenance on its fleet of C-130 cargo aircraft stationed in the continental United States. In June 1997, the C-130 Contract was canceled at the convenience of the U.S. government because the USAF elected to perform this work with government personnel at two of its remaining USAF bases rather than outsourcing it to private contractors.



     The C-130 Contract provides for reimbursement by the USAF of costs incurred by Whitehall during its term. Whitehall has made a claim to the USAF in the amount of approximately $6.0 million for reimbursement of direct cost, incremental administrative cost, and reasonable profit relating to this contract. However, for accounting purposes, applicable rules only allow Whitehall to recognize, and Whitehall did recognize, as a receivable those direct costs eligible for reimbursement in the amount of $2.8 million, consisting of approximately $1,800,000 of direct labor and variable overhead costs, $400,000 of special tools and test equipment, $300,000 of bid and proposal related costs, $200,000 of construction costs, and $100,000 of legal/other costs. If the USAF agrees to reimburse the full amount claimed, Whitehall will record a gain of approximately $3.2 million. Whitehall is currently negotiating a termination settlement with the USAF. Realization of the net claim was contemplated by Whitehall's and AVS's management and financial advisors when considering the Merger.



     In March 1997, Whitehall sold its electronics business to a private investor group (the "Crystek Buyer") for approximately $2.7 million. The transaction was structured as a sale by Whitehall of all of the outstanding capital stock of Crystek Crystals Corporation, Whitehall's electronics division operating subsidiary ("Crystek"). Whitehall considered its net investment in Crystek, the sales price of similarly situated companies and the fact that Crystek was no longer considered a core business for Whitehall in deciding to accept the sales price. Whitehall received approximately $1.9 million in cash and two promissory notes aggregating $864,000. The promissory notes are due in installments from 1998 through 2001 and bear interest at a rate of 10% per annum. Under the terms of the agreement relating to the sale of Crystek (the "Crystek Agreement"), Whitehall agreed to remediate certain environmental conditions on the real property owned by Crystek (the "Crystek Property") and, if such environmental conditions are not satisfactorily remediated by December 31, 1998, the Crystek Buyer has the right to require Whitehall to repurchase the Crystek Property on the terms and subject to the conditions set forth in the Crystek Agreement. Based upon cost estimates provided by independent environmental consultants, Whitehall believes that the total remediation and compliance costs for Crystek Property will be approximately $1.0 million. In the event Whitehall is required to repurchase the Crystek Property, the Crystek Buyer will have the right to lease the Crystek Property from Whitehall. See "Environmental Matters" below.


     In November 1996, Whitehall sold its ocean systems business to a newly-formed company, Hydroscience Technologies, Inc. ("HTI"), in exchange for 818,182 shares of preferred stock of HTI (the "HTI Preferred Stock") and the limited assumption by HTI of potential warranty liabilities associated with such business. The aggregate amount of HTI Preferred Stock received by Whitehall was equal to the book value of the assets transferred by it to HTI. The HTI Preferred Stock carries a liquidation preference of $5.50 per share. At Whitehall's election, the HTI Preferred Stock is convertible into 45% of the common stock of HTI. Whitehall has concluded that the value of its investment in the HTI Preferred Stock has declined permanently. The entire amount was written off in September 1997.


INDUSTRY OUTLOOK


     GENERAL. Whitehall believes that the total market for commercial airframe heavy maintenance and modification services in North America is approximately $2.3 billion annually. Approximately 65% of these services are currently being performed by airlines themselves, with the remaining demand being outsourced to independent providers such as Whitehall. As the commercial airline industry continues to operate under intense competition and federal budgetary constraints force reductions in military spending, management believes that both the private and military sectors will increasingly view outsourcing as a logical and effective way to reduce operating costs. Factors which management believes indicate the strength of the demand for its services include (i) the projected growth of worldwide air traffic, (ii) the proliferation of start-up airlines which typically depend on outside facilities for maintenance, (iii) the desire of established airlines to reduce costs by divesting themselves of large segments of their maintenance operations and shifting these responsibilities to third-party providers who are often able to provide these services more quickly and less expensively, (iv) the growth of the worldwide air cargo industry which Whitehall believes will foster the demand for passenger-to-freighter modification services, and (v) the current policy of the United States military to promote outsourcing to the private sector many of the services that were traditionally provided internally.


     COMMERCIAL MAINTENANCE MARKET. The growth of the worldwide commercial aircraft maintenance market is greatly affected by worldwide air travel. According to the Boeing Report, world air travel is expected to grow at a compound annual rate of 5.5% for the next ten years. During that same period, the worldwide fleet of commercial airplanes is expected to increase by approximately 48%. Further, deregulation of the aviation industry in the United States and the European Economic Community, increased demand for low-fare air travel and relatively low barriers to entry have led to the emergence of several start-up airlines. Approximately 92% of the aircraft operators worldwide have fleets of less than 30 aircraft. For these carriers, in-house maintenance capabilities are not generally considered to be economically viable. In addition, a number of established airlines have begun to view maintenance outsourcing as a way to increase productivity of their assets, reduce operating costs and better focus their resources on their core competencies of transporting passengers and freight.


     COMMERCIAL MODIFICATION MARKET. Whitehall expects the airframe modification business to experience growth over the next several years, primarily due to the rapid expansion of the global air freight industry and the phase in of federal noise control legislation requiring airlines to either modify or remove from their U.S. fleet certain aircraft models by the end of 1999. As the worldwide freight transport market continues to grow, so does the demand for dedicated cargo aircraft. According to the Boeing Report, air cargo traffic is projected to increase at a compound annual rate of 6.6% through 2016 and an additional 420 dedicated freighter aircraft are expected to be added to the world fleet during that period. Because few cargo carriers are willing to commit the capital to purchase newly built cargo aircraft, it is expected that the majority of the dedicated freighter aircraft coming into circulation in the next several years will be passenger aircraft which have been modified and converted for cargo duty.


     The Airport Noise and Capacity Act of 1990 ("ANCA") requires the phaseout of Stage 2 aircraft (defined as aircraft that comply with the Stage 2 noise levels prescribed in Part 36 of the Federal Aviation Regulations) by December 31, 1999, subject to certain exceptions. The FAA regulations which implement the ANCA require carriers to modify or reduce the number of Stage 2 aircraft operated by 75% by the end of 1998 and 100% by the end of 1999. Alternatively, a carrier could satisfy these compliance requirements by phasing in aircraft meeting the stricter Stage 3 requirements (set forth in Part 36 of the Federal Aviation Regulations) so that its fleet has at least 75% Stage 3 aircraft by the end of 1998 and 100% of Stage 3 aircraft by the end of 1999. Certain types of Stage 2 aircraft can be modified to meet Stage 3 requirements by installing a hushkit to the aircraft's engine. AvAero Noise Reduction Joint Venture ("AvAero"), a joint venture in which Whitehall holds a 40% interest, designs and markets FAA-certified hushkits for Boeing 737-100 and 737-200 series aircraft. AvAero's other venturers are Avro Corp., which holds a 40% interest, and WDW Aviation Management, Inc., which holds a 20% interest.


     MILITARY MAINTENANCE AND MODIFICATION MARKET. The U.S. military has also turned to outsourcing in an effort to reduce costs in a shrinking budgetary environment. Currently, U.S. military and government civilian personnel perform approximately 72% and 64% of the aircraft maintenance for the USAF and United States Navy ("Navy"), respectively. Several factors suggest that a greater percentage of this work may be outsourced in the future. Budget constraints have led to a reduction in the number of military and government civilian personnel in each branch of the U.S. military. The Navy is considering closing three of its six naval aviation depots, however the number of its aircraft to be maintained is expected to be reduced by only 25%. The USAF has moved to "privatize in place" rather than close down its Kelly and McClellen bases. Private contractors have submitted proposals to perform the work on site at these bases and to employ many of the former government workers. The reduction in the government's internal capacity to provide military aircraft maintenance and modification services has not been accompanied by a corresponding reduction in demand for these services. The current U.S. policy favoring the rapid deployment of forces as opposed to maintaining numerous overseas military bases relies heavily on the ability to quickly airlift personnel and equipment to areas requiring military or humanitarian intervention. Accordingly, the need for maintenance, modification and life extension programs for a substantial portion of the U.S. military air fleet is expected to continue. Under the so-called "60-40 law," the military was limited in the amount of depot level aircraft maintenance work it was permitted to transfer to the private sector to 40% of its overall depot level maintenance requirements. On November 18, 1997, the National Defense Authorization Act for Fiscal 1998 increased this amount to 50%. Although the recent change in law and current trend towards outsourcing by the U.S. military should result in greater opportunities for independent maintenance providers such as Whitehall, there can be no assurance that Whitehall will be successful in obtaining any future U.S. military contracts.


PRINCIPAL PRODUCTS AND SERVICES


     COMMERCIAL MAINTENANCE SERVICES. The principal services performed by Whitehall are scheduled "A," "B," "C" and "D" level maintenance checks. Each involves a different degree of inspection and the services performed at each level vary depending upon the individual aircraft operator's FAA-certified maintenance program. The "A" and "B" level checks involve the fewest required procedures and often can be completed within a few days. The "C" and "D" level checks are more comprehensive and usually take several weeks to complete, depending upon the scope of the work to be performed.


     The "C" level check is an intermediate level service inspection that typically includes a thorough cleaning of the aircraft's exterior, testing and lubrication of its operational systems, filter servicing and limited cleaning and servicing of the interior. Trained mechanics perform a visual inspection of the external structure and internal structure through access panels. The "D" level check includes all of the work accomplished in the "C" level check but places a more detailed emphasis on the integrity of the systems and structural functions. In the "D" level check, the aircraft is disassembled to the point where the entire structure can be inspected and evaluated. Once the evaluation and repairs are completed, the aircraft and its systems are reassembled to the detailed tolerances demanded in each system's specifications. Depending upon the type of aircraft and the FAA-certified maintenance program being followed, intervals between "C" level checks can range from 1,000 to 5,000 flight hours and intervals between "D" level checks can range from 10,000 to 25,000 flight hours.


     Structural inspections performed during "C" level and "D" level checks provide Whitehall personnel with detailed information about the condition of the aircraft and the need to perform additional work or repairs not provided for in the original workscope. Project coordinators and customer support personnel work closely with the aircraft's customer service representative in evaluating the scope of any additional work required and in the preparation of a detailed cost estimate for the labor and materials required to complete the job. Upon receipt of the customer representative's approval of the estimate, Whitehall releases the requisitions and work orders into the work flow for the aircraft.


     Other maintenance services offered to commercial customers include Supplemental Structure Inspections ("SSI's") and Corrosion Prevention and Control Programs ("CPCP's"). SSI's are structural inspections which focus on known problem areas and are required by most aircraft manufacturers. CPCP's are also an outgrowth of manufacturer-required Aging Aircraft Programs and involve the inspection and treatment of areas with known corrosion problems. These additional inspections often supplement the "C" and "D" level check tasks.


     COMMERCIAL MODIFICATION SERVICES. Each aircraft certified by the FAA is constructed under a "Type Certificate." Anything which is done subsequently to modify the aircraft from its original specifications requires the review, flight-testing and approval of the FAA which is evidenced by the issuance of a Supplemental Type Certificate ("STC") for that particular modification. Typical modification services performed by Whitehall include refurbishing and reconfiguring passenger seating, installing passenger amenities such as telephones and video screens and converting traditional passenger cabins into amenity filled "VIP" quarters.


     The process of converting a passenger plane to freighter configuration entails completely stripping the interior; strengthening the load-bearing capacity of the flooring; installing the bulkhead or cargo net; cutting into the fuselage for the installation of a large cargo door; reinforcing the surrounding structures for the new door; replacing windows with metal plugs; and fabricating and installing the cargo door itself. The aircraft interior may also need to be lined to protect cabin walls from pallet damage and the air conditioning system may have to be modified. Conversion contracts also typically require "C" or "D" level maintenance checks as these converted aircraft have often been out of service for some time and maintenance is required for the aircraft to comply with current FAA standards.


     Whitehall owns a 40% interest in AvAero, a joint venture that designs and markets hushkits for Boeing 737-100 and 737-200 series aircraft. The AvAero hushkit weighs approximately 500 pounds at its heaviest configuration and fits a wide range of engine models and aircraft weights. Major airlines have cited its design simplicity, ease of installation, performance and absence of operational restrictions as major factors in selecting the AvAero hushkit over competing models. In January 1997, AvAero was selected by Southwest Airlines ("Southwest") to provide hushkits for up to 34 of Southwest's Boeing 737 aircraft. The agreement with Southwest provides for the delivery of 20 hushkits beginning in June 1997 and an option to purchase an additional 14 hushkits.


     Additional modification services performed by Whitehall include cockpit reconfiguration and the integration of Traffic Control and Avoidance Systems ("TCAS"), windshear detection systems and navigational aids.


     MILITARY MAINTENANCE AND MODIFICATION SERVICES. Whitehall provides aircraft maintenance and modification services to the U.S. military and the military branches of certain foreign governments.

Whitehall specializes in providing Programmed Depot Maintenance ("PDM") on large transport planes used to move troops, supplies and equipment, such as the C-130 "Hercules." The PDM program involves a nose to tail inspection and repair program. It begins with the defueling of the aircraft and the stripping of its exterior paint. Trained mechanics then perform a section-by-section structural examination of the entire aircraft which can result in modifications to the airframe. Avionics are inspected and repaired, replaced or modified as needed. Corrosion prevention and control measures and various system overhauls or upgrades may also be performed. At the completion of the overhaul, the aircraft is repainted.


     On April 15, 1997, Whitehall was awarded the C-130 Contract by the USAF. It provided for the furnishing of PDM on the USAF's C-130 aircraft stationed in the continental United States. In June 1997, the C-130 Contract was canceled at the convenience of the U.S. government because the USAF elected to perform this work with government personnel at two of its remaining USAF bases rather than outsourcing it to private contractors. The C-130 Contract provides for reimbursement by the USAF of costs incurred by Whitehall during its term. Whitehall has made a claim for reimbursement and is currently negotiating a settlement with the USAF for the claimed amount.


     Whitehall is currently performing C-130 PDM work for the government of Mexico and continues to bid for similar work for aircraft owned and operated by certain other foreign governments.


PRICING


     Whitehall's services are offered to commercial customers on a contract basis. Customers are generally offered either time and material based arrangements or flat rate fixed price arrangements. Under the time and materials fee arrangement, customers receive a detailed price estimate and condition report from Whitehall after a thorough inspection of the aircraft. Following the approval by the customer of the estimate, Whitehall issues work orders and requisitions for the customer's aircraft. Customer support personnel closely monitor the progress of the aircraft and negotiate with the customer any additional pricing, scheduling and logistical issues which arise during the course of servicing. Most of the aircraft serviced by Whitehall are priced on a time and material based arrangement.


     Under the flat rate fixed pricing contracts, Whitehall establishes a set price prior to undertaking a maintenance or modification project based upon estimates made either before or after inspection of the aircraft. Whitehall's flat rate fixed price estimates made prior to inspection of an aircraft are based upon standard labor and materials requirements and typically include provisions for adjustments based upon condition of the aircraft.


     The U.S. military contracts for which Whitehall competes are awarded on a competitive bid basis. The contracts are typically firm agreements to provide specified aviation services at a fixed rate. They typically have terms of one year subject to annual renewals at the option of the contracting agency.


MANAGEMENT INFORMATION SYSTEM


     Whitehall has developed an advanced integrated management information system which allows management and customers to track the progress of every aircraft being serviced on a real time basis. Bar coded work task cards are tracked electronically and help coordinate the work of each assigned mechanic and quality control inspector. The system can be accessed from any one of more than 200 display stations located throughout Whitehall's Lake City and Macon facilities. Project coordinators can immediately access such detailed information as the number of work-hours generated for any given project, a list of all parts used or ordered and the identity of and tasks performed by each mechanic and quality control inspector who has worked on an aircraft. This information enables management to optimize the daily deployment of personnel, materials and equipment among the various projects in service and to provide customers with quick and accurate information about the status of their aircraft.

COMPETITION


     The market for aircraft maintenance and modification services is highly competitive and fragmented. In addition to several other independent maintenance operators, Whitehall faces significant competition from major commercial airlines that own and operate their own aircraft maintenance service centers. In addition, the aircraft divisions of certain large OEMs have announced their intention to enter this market. Such OEMs and airlines have substantially greater financial resources than Whitehall. Whitehall does not have data available to determine its exact relative market position. Whitehall believes that the most important bases for competition in its industry are dependability of performance, prompt turnaround time, price and flexibility. Whitehall considers its competitive strengths to be the flexibility and experience of its labor force, its efficient facilities and its reputation for quality and on-time delivery. Whitehall's principal competitors for its commercial work include Tramco, Inc., Dee Howard Company, Mobile Aerospace, Inc., Triad International Maintenance Corporation and Pemco World Air Services, Inc. Its principal competitors for military contracts include Boeing Military Aircraft, Lockheed-Martin Aeromod and Raytheon-E Systems.


CUSTOMERS


     Whitehall's commercial services are offered to the airline industry at large, and in particular, to owners and operators of aircraft who do not have maintenance facilities of their own or whose facilities are unable to accommodate an increasing workload. These customers have historically included many start-up passenger airlines and air cargo companies. Whitehall's customers also include large, established air carriers who have turned to outsourcing portions of their maintenance operations in an effort to increase their profitability. During 1997, AirTran Holdings, Inc. (formerly, Valujet, Inc.) accounted for approximately 23% of Whitehall's consolidated net sales, and the top three customers of Whitehall (including AirTran) accounted for approximately 49% of such sales. During 1996, three customers accounted for approximately 26%, 15%, and 14% of Whitehall's consolidated net sales. During 1995, two customers accounted for 30% and 21% of Whitehall's consolidated net sales. None of Whitehall's customers are contractually obligated to provide Whitehall with any minimum number of aircraft for servicing in the future. There can be no assurance that Whitehall's larger historical customers will continue to utilize Whitehall's services to the same extent as they have in the past. Whitehall's commercial customers include Continental Airlines, American Trans Air, AirTran, Ryan International/Emery Worldwide, Burlington Air Freight, and US Airways. Whitehall has also performed services under government contracts for the USAF, the U.S. Coast Guard and the Mexican Air Force. The U.S. government accounted for approximately 5% and 2% of Whitehall's 1997 and 1995 consolidated net sales, respectively. Whitehall made no sales to the U.S. government in 1996.


REGULATION AND CERTIFICATION


     The maintenance, modification and operation of aircraft are strictly regulated by the FAA and foreign aviation authorities which oversee such matters as aircraft certification, inspection, maintenance, certification of personnel and record keeping. FAA regulations are designed to insure that all aircraft and aviation equipment are continuously maintained in proper condition to ensure safe operation of the aircraft. Similar rules apply in most foreign countries. All aircraft must be maintained under a continuous monitoring program and must periodically undergo thorough inspection and maintenance. The inspection, maintenance and repair procedures for the various types of aircraft are prescribed by regulatory authorities and can be performed only by certified repair facilities utilizing certified technicians. Whitehall operates FAA-certified repair stations in Lake City, Florida and Macon, Georgia and has been granted licenses from the FAA and several foreign regulatory counterparts, including the JAA, to perform maintenance, repair and overhaul services on most narrow-bodied aircraft and wide-bodied aircraft. Whitehall also employs a dedicated staff of FAA-certified structural, electrical, avionics and Airframe and Powerplant technicians.


     In addition to domestic and foreign governmental regulations, OEMs, commercial airlines and other customers require that Whitehall satisfy certain requirements relating to the quality of its services.

The Coordinated Agency for Supplier Evaluation ("CASE"), a consortium of United States air carriers, reviews the operations of Whitehall on a regular basis for quality and efficiency. Whitehall has completed several audits conducted by the FAA and CASE and has continually met or exceeded the requirements imposed by its customers and by OEMs.


     Whitehall's operations are also subject to a variety of worker and community safety laws. The Occupational Safety and Health Act of 1970 ("OSHA") mandates general requirements for safe workplaces for all employees. Specific safety standards have been promulgated for workplaces engaged in the treatment, disposal or storage of hazardous waste. Whitehall believes that its operations are in material compliance with OSHA's health and safety requirements.


ENVIRONMENTAL MATTERS


     Whitehall's operations, like those of other companies engaged in similar businesses, are subject to federal, state and local environmental laws and regulation by government agencies, including the United States Environmental Protection Agency ("EPA") and the Florida Department of Environmental Protection ("FDEP"). Among other matters, these regulatory authorities impose requirements that regulate the emission, discharge, generation, management, transportation and disposition of hazardous materials, pollutants and contaminants, govern public and private response actions to hazardous or regulated substances which may be or have been released to the environment, and require Whitehall to obtain and maintain licenses and permits in connection with its operations. This extensive regulatory framework imposes significant compliance burdens and risks on Whitehall.


     Whitehall periodically reviews its reserves for potential environmental liabilities. Such review includes an evaluation of currently available facts with respect to each individual site and consideration of factors such as existing technology, current laws and regulations and Whitehall's prior experience in remediation of contaminated sites. As assessments and remediation efforts progress at individual sites, Whitehall's environmental reserves and remediation plans are reviewed and adjusted to reflect the additional legal and technical information as it becomes available.



     Whitehall is taking remedial action pursuant to EPA and FDEP regulations at the Lake City, Florida facility. Environmental testing continues to be performed at this site and Whitehall is monitoring the results of such tests to assess the impact and magnitude of Whitehall's required remediation efforts. Based upon the most recent cost estimates provided by Whitehall's environmental consultants, Whitehall believes that the total remaining testing, remediation and compliance costs at this facility will be approximately $2.4 million. Testing and evaluation for all known sites on Whitehall's Lake City, Florida property is substantiallly complete and Whitehall has commenced a remediation program. Whitehall is currently monitoring the remediation, which will extend into the future. During 1997, Whitehall's accruals were increased because of this monitoring which indicated a need for new equipment and additional monitoring. Based on current testing, technology, environmental law and clean-up experience to date, Whitehall believes that it has established a reasonable estimate of the costs associated with its current remediation strategies. There are, however, other areas adjacent to Whitehall's property at Lake City that could also require remediation. Whitehall does not believe it is responsible for such areas; however, it may be asserted that Whitehall and other parties are jointly and severally liable and are responsible for the remediation of these properties. Whitehall is unable to estimate the potential amount of any such costs at this time. See Note O to Notes to Whitehall's Consolidated Financial Statements.


     In connection with the sale of Crystek, Whitehall was required to perform, at its own expense, an environmental site assessment on the Crystek Property. Whitehall is also required to remedy all recognized environmental conditions identified in the assessment to bring the Crystek Property for $300,000 into compliance with all applicable Federal, State and local environmental laws. If the facility is not brought into compliance with such environmental laws by December 31, 1998, the Crystek Buyer, subject to the terms and conditions set forth in the Crystek agreement will have the option of requiring Whitehall to repurchase the Crystek Property. Whitehall has engaged independent environmental consultants to review the potential environmental liabilities on the Crystek Property.

Such investigation and testing resulted in the identification of likely environmental remedial actions. Whitehall has completed the preliminary testing for the environmental evaluation of the Crystek property. Based on current testing, technology and environmental law, Whitehall believes that the likely remediation and compliance costs will be approximately $1 million, which amount was recorded at December 31, 1997. Whitehall is in the process of additional testing on this site, which may cause such estimate to increase in the future, depending on the results of such studies. While the possibility does exist that such amount will change due to a change in technology or additional information, management does not believe that the compliance costs with respect to the site will exceed $1 million by an amount material to Whitehall's financial position or results of operations.



     Actual costs required to be incurred by Whitehall in the future for environmental compliance and remediation may vary from Whitehall's current estimates of such costs, primarily because of the inherent uncertainties in evaluating environmental exposures. These uncertainties include the extent of remediation based on testing and evaluation not yet completed, the varying costs and effectiveness of remediation methods and potential changes in environmental laws, regulations or the interpretations thereof. No assurance can be given that actual amounts ultimately required to be expended by Whitehall for environmental compliance and remediation in the future will not be material.


MATERIALS


     Whitehall purchases components, parts and equipment from various suppliers. Whitehall is not dependent upon any single supplier or group of suppliers for any of the material it uses in its business and has encountered no difficulties in purchasing sufficient quantities in the open market.


PATENTS, TRADEMARKS, LICENSES, FRANCHISES AND CONCESSIONS


     Whitehall holds no material patents, franchises or concessions.


EMPLOYEES


     As of December 31, 1997, Whitehall had approximately 1,152 full-time employees. None of Whitehall's employees are covered by a collective bargaining agreement. Whitehall believes that its relations with its employees are generally good.


PROPERTIES


     The following are the locations and general character of the principal plants and other materially important physical properties of Whitehall and its subsidiaries:


                                                  APPROXIMATE
                                     TOTAL        SQUARE FEET                                               OWNED
 INDUSTRY SEGMENT AND LOCATION       ACRES      OF FLOOR SPACE                DESCRIPTION                 OR LEASED
-------------------------------   ----------   ----------------   ----------------------------------   ---------------
Corporate Offices                   5.2             80,000        Executive Offices of Whitehall       Owned
Dallas, Texas
Aircraft Maintenance              120.0            650,000        Offices and aircraft, rebuilding     Lease expiring
Lake City, Florida                                                and modification facilities of       2022
                                                                  Aero Corporation
Aircraft Maintenance                7.4            140,000        Offices and aircraft rebuilding      Lease expiring
Macon, Georgia                                                    and modification facilities of       2018
                                                                  Aero Corp. Macon, Inc.

Whitehall leases approximately 70,000 sq. ft. of the Dallas, Texas facility to
                                   HTI.


     Whitehall's aircraft depot located at the Lake City Municipal Airport in Lake City, Florida spans 120 acres and includes seven maintenance hangars, two runways, over 1.3 million square feet of ramp space, an FAA-certified control tower and a fuel farm. The seven clear span steel hangars provide over 650,000 square feet of covered space and can comfortably house up to 18 narrow-bodied aircraft. There is also covered nose dock space which allows for the sheltered maintenance of up to four additional aircraft. Six hangars are used for heavy maintenance and modification and one hangar is dedicated for aircraft striping and painting. Each hangar has its own technical library, customer representative offices, tool rooms, storage rooms and a production control center where all of the paperwork associated with a project's workscope is maintained. Each of the hangars are in close proximity to one another and to Whitehall's administrative offices and hydraulic and sheetmetal shops. The Lake City facility is operated by Whitehall under a lease from the City of Lake City which expires in 2022. Since 1992, Whitehall has invested more than $9.2 million to renovate and improve the Lake City facility to the point where it is now capable of accommodating nearly all narrow-bodied and wide-bodied aircraft in current production.


     Whitehall's Macon facility consists of five buildings on the east ramp of the Macon Municipal Airport in Macon, Georgia. With over 140,000 square feet under roof, the Macon facility can house three DC-8 and three DC-9 aircraft in its hangar bays. One of its three hangar bays can also accommodate a DC-10 or A-300 size aircraft.


     Whitehall believes that its plants and other physical properties are adequate for its intended operations.


LEGAL PROCEEDINGS


     Whitehall is involved in certain legal proceedings in the normal course of its business. After consultation with counsel, management is of the opinion that the outcome of such proceedings will not have a material effect on the financial position or results of operations of Whitehall.

            WHITEHALL'S SELECTED CONSOLIDATED FINANCIAL INFORMATION


     The following table sets forth selected historical consolidated financial data for Whitehall and subsidiaries for each of the years in the five-year period ended December 31, 1997. The data set forth in this table is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements and the notes thereto of Whitehall contained elsewhere in this proxy statement.



                                                          YEARS ENDED DECEMBER 31,
                                    ---------------------------------------------------------------------
                                         1993          1994          1995          1996          1997
                                    ------------- ------------- ------------- ------------- -------------
                                           (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)
SUMMARY OF
 OPERATIONS:
Net sales .........................      30,910        32,098        56,229        70,170    $    65,791
Cost of sales .....................      26,455        27,586        48,385        59,809         64,197
Gross profit ......................       4,455         4,512         7,844        10,361          1,594
Income (loss) before taxes ........      (3,190)       (1,224)        3,838         6,523        (15,547)
Net income (loss) .................      (1,868)       (1,224)        2,949         4,317        (11,937)
Net income (loss) per share*
 Basic ............................       (0.34)        (0.23)          0.54          0.79         (2.16)
 Diluted ..........................       (0.34)        (0.23)          0.52          0.75         (2.16)
Weighted average shares
 outstanding*
 Basic ............................   5,562,348     5,397,230     5,426,384     5,481,476      5,518,402
 Diluted ..........................   5,562,348     5,397,230     5,642,304     5,735,118      5,518,402
Cash flow from (used in)
 operations .......................      (2,001)        1,990        (1,802)       (4,084)        (4,545)
Capital expenditures ..............       2,313           467         1,668         4,438          3,739
END OF PERIOD
 POSITION:
Total assets ......................      32,863        32,213        41,182        44,936         48,599
Working capital ...................      20,813        17,739        21,398        19,223          7,741
Current ratio .....................         5.7           4.5           3.0           3.0            1.4
Property, plant and
 equipment--net ...................       7,099         6,384         6,869         9,654         17,567
Common shareholders'
 equity ...........................      28,239        26,989        30,099        34,825         23,039
Per share outstanding* ............         5.22          4.99          5.54          6.33           4.17
END OF PERIOD
 STATISTICS:
Common shares
 outstanding* .....................   5,412,000     5,412,600     5,439,800     5,505,400      5,530,000
Number of shareholders ............         793           740           661           640            618
Number of employees ...............         528           512           682           752          1,152
Plant area (thousand sq. ft.) .....         846           767           750           680            870



                                         THREE MONTHS ENDED
                                              MARCH 31,
                                    -----------------------------
                                         1997           1998
                                    ------------- ---------------
                                    (DOLLAR AMOUNTS IN THOUSANDS,
                                              EXCEPT PER
                                           SHARE FIGURES)
SUMMARY OF
 OPERATIONS:
Net sales .........................      13,551        19,766
Cost of sales .....................      10,991        19,088
Gross profit ......................       2,560           678
Income (loss) before taxes ........       1,891              (7)
Net income (loss) .................       1,135              (4)
Net income (loss) per share*
 Basic ............................         0.21             (0)
 Diluted ..........................         0.20             (0)
Weighted average shares
 outstanding*
 Basic ............................   5,508,400      5,530,000
 Diluted ..........................   5,735,307      5,530,000
Cash flow from (used in)
 operations .......................      (2,616)       (1,589)
Capital expenditures ..............       1,082           338
END OF PERIOD
 POSITION:
Total assets ......................      48,599        50,026
Working capital ...................       7,657         7,153
Current ratio .....................         1.4           1.3
Property, plant and
 equipment--net ...................      17,567        17,436
Common shareholders'
 equity ...........................      23,039        23,035
Per share outstanding* ............         4.02          4.17
END OF PERIOD
 STATISTICS:
Common shares
 outstanding* .....................   5,508,400      5,530,000
Number of shareholders ............
Number of employees ...............
Plant area (thousand sq. ft.) .....

---------------
* Adjusted to reflect the 2 for 1 stock split declared January 29, 1997.

                      WHITEHALL'S MANAGEMENT'S DISCUSSION


OPERATING RESULTS


     Consolidated sales for the three months ended March 31, 1998 of $19.8 million, represented a 45.9% increase from the sales reported in the comparable period of 1997. Sales for the first quarter of 1997 include $1.0 million related to the Electronics segment which was sold in the first quarter of 1997. Sales in the Aircraft Maintenance segment during the three months ended March 31, 1998 of $19.8 million were higher than the $12.9 million aircraft maintenance sales during the comparable periods in 1997. The increase was primarily due to sales at Whitehall's Macon, Georgia facility which facility was acquired in July of 1997. Sales from this facility were approximately $6.5 million in the first quarter of 1998.


     Consolidated sales totaled $65,791,000 for 1997, a decrease of 6% from sales of $70,170,000 in 1996. Consolidated sales in 1996 include approximately $1.9 million of sales in the Ocean Systems segment, which was sold in November 1996. Sales in the Electronics segment decreased by $2,212,000 to $672,000 in 1997. In March of 1997, Whitehall sold the Electronics segment for $2.7 million, see Note L of the Notes to Whitehall's Consolidated Financial Statements--Years Ended December 31, 1997, 1996 and 1995. Aircraft Maintenance segment sales decreased by $221,000 to $65,119,000 in 1997, primarily as a result of hangar space that was reserved in anticipation of the United States Air Force C-130 maintenance contract awarded in April 1997, which was subsequently canceled at the convenience of the government in June 1997. The C-130 contract provides for reimbursement by the United States Air Force of costs incurred during its operation, and Whitehall has recorded a claim against the government for these costs. This reduction in anticipated revenue was partially offset by the acquisition of the Macon, Georgia facility, which accounted for approximately $12 million of the segment's sales. Sales are also affected by arrivals of planes later than their scheduled time.


     Consolidated sales totaled $70,170,000 for 1996, an increase of 25% over sales of $56,229,000 in 1995. Aircraft Maintenance segment sales increased by $22,699,000 to $65,340,000 in 1996, primarily as a result of its continued expansion into the third party commercial aircraft maintenance market. Sales in the Ocean Systems segment decreased by $8,002,000 to $1,946,000 in 1996. Revenues in the Ocean Systems segment decreased primarily as a result of contract completions with no follow-on contract awards. In November 1996, Whitehall sold substantially all of the assets of the Ocean Systems segment, see Note D of Whitehall's Consolidated Financial Statements--Years Ended December 31, 1997, 1996 and 1995. Sales in the Electronics segment decreased by $756,000 to $2,884,000 in 1996.


     Consolidated sales totaled $56,229,000 for 1995, an increase of 75% over sales of $32,098,000 in 1994. Aircraft Maintenance segment sales increased by $17,238,000 to $42,641,000 in 1995, primarily as a result of its continued expansion into the third party commercial aircraft maintenance market. Sales in the Ocean Systems segment increased by $6,126,000 to $9,948,000 in 1995. Revenues in the Ocean Systems segment increased primarily as a result of new product sales in the commercial geophysical market. Sales in the Electronics segment increased by $767,000 to $3,640,000 in 1995.



     Gross profit on sales (derived by deducting cost of sales from sales) during the first quarter of 1998 of $678,000, was lower than the $2.56 million earned during the comparable period in the previous year. The decline was primarily attributable to the capitalizing of certain cost of sales overhead costs relating to the C-130 contract awarded during 1997.These capitalized costs were subsequently expensed in the third and fourth quarter of 1997 upon cancellation of the C-130 contract at the convenience of the government in June of 1997. In accordance with the normal contract accounting, Whitehall included in accumulated contract cost, the direct cost and variable overhead directly associated with execution of the C-130 contract of approximately $2.8 million. Whitehall has made a claim to the USAF in the amount of approximately $6.0 million. If the USAF agrees to reimburse the full amount claimed, Whitehall will record a gain of approximately $3.2 million. Upon termination of the C-130 contract at the convenience of the government, those amounts that were to be reimbursed by the government were included in the request for reimbursement. See "Whitehall's Business--Recent Developments."

     The first quarter of 1998 other income(net) of $249,000 as compared to Whitehall's other income of $830,000 during the comparable period in 1997 is primarily attributable to increased interest expense during the first quarter of 1998 as compared to the first quarter of 1997.


     Whitehall's net loss during the three month period ended March 31, 1998 of $4,000 is primarily attributable to the decreased gross profit described above.



     Whitehall recorded an operating loss of $9,996,000 in 1997 compared to an operating profit of $5,705,000 in 1996. The Aircraft Maintenance segment reported an operating loss of $9,764,000 in 1997 compared to an operating profit of $7,026,000 in 1996. In addition to decreased sales and gross profit, and the associated lost operating income, Whitehall has incurred an increase in environmental expense reserves (see "Environmental Matters" above)($3,400,000), an increase in the provision for obsolete inventory ($1,220,000), and an increase in the allowance billed and unbilled for doubtful accounts ($5,150,000). The allowance was increased because of disputes with large customers (the ultimate outcome of which cannot be determined at this time) and certain customers in weak financial condition, including two customers that went into bankruptcy. Substantially all of the increase in the allowance for bad debts and approximately 45% of the allowance for the inventory obsolescence was recorded in the third quarter of 1997 as a result of management's normal review procedures. The additional environmental expense was recorded in the fourth quarter as a result of continued testing and monitoring and as a result of management's annual review of environmental exposures. The Electronics segment reported an operating loss of $6,000 in 1997 compared to an operating profit of $557,000 in 1996. The Electronics segment was sold in March 1997. Corporate office general and administrative expenses decreased to $337,000 in 1997 compared to $968,000 in 1996. This decline was the result of lower insurance and legal expense reserves, as well as a reduction in corporate staff and staff expenses.


     Whitehall recorded an operating profit of $5,705,000 in 1996 compared to an operating profit of $2,875,000 in 1995. The Aircraft Maintenance segment reported an operating profit of $7,026,000 in 1996 compared to an operating profit of $3,430,000 in 1995. The improved profitability in the Aircraft Maintenance segment resulted primarily from the increase in sales. Whitehall increased its sales to its three largest customers in 1996 over those same customers in 1995, mainly because those customers had increased the size of their fleets. The Ocean Systems segment reported an operating loss of $789,000 in 1996 compared to an operating profit of $419,000 in 1995. The decline in sales was the primary reason for the 1996 operating loss in the Ocean Systems segment. The Electronics segment reported an operating profit of $557,000 in 1996 compared to an operating profit of $796,000 in 1995. The decline in sales was the primary reason for the lower 1996 operating profit in the Electronics segment. Corporate office general and administrative expenses decreased to $968,000 in 1996 compared to $2,128,000 in 1995 primarily as a result of reductions in legal and insurance expenses.


     Other expense, net in 1997 includes the $4,500,000 writedown of Whitehall's investment in HTI Preferred Stock, interest expense of approximately $780,000, and a loss on sale of Crystek of approximately $300,000. Other income in 1996 includes interest earned of $307,000 and investment income of $440,000. Other income in 1995 includes gains on sales of fixed assets of $650,000 and interest earned of $671,000. Other income in 1994 includes gains on sales of fixed assets of $512,000 and interest earned of $791,000.


     Whitehall recorded an income tax benefit of $3,610,000 in 1997. Whitehall recorded net income tax expense of $2,206,000 for 1996 and $889,000 in 1995.


     In 1997, Whitehall established a valuation allowance to offset the deferred tax assets that have resulted from certain items that will only be deductible when such items are actually incurred. The deferred tax assets primarily relate to allowance for uncollectible accounts, environmental accruals, and a write-off of preferred stock. Because it is difficult to predict when the environmental expenditures will be made and when the preferred stock will become deductible for tax purposes, Whitehall has elected to maintain a valuation allowance for a portion of its deferred tax asset. The valuation allowance will be maintained until it is more likely than not that these deferred tax assets will be realized.

YEAR 2000 ISSUE


     The Year 2000 issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. Computer programs that have date-sensitive software may recognize a date using '00' as the year 1900 rather than the year 2000. Whitehall is addressing the issues associated with its existing computer systems and their ability to operate effectively as the millenium (year 2000) approaches. Internal resources have been utilized by Whitehall to address these matters and the assessing and planning phase of the project is essentially complete. Whitehall has recently installed new financial and operating software at both of its FAA-licensed repair operating facilities. Whitehall believes that, based on available information, its year 2000 transition will not have a material adverse effect on its business, operations or financial results.


LIQUIDITY AND CAPITAL RESOURCES


     During the three months ended March 31, 1998, cash used in operations totaled $1.59 million as compared to cash used in operations of $2.62 million in the same period of 1997. The cash used in operations was primarily a result of increases in trade accounts receivable and decreases in accounts payable and other accrued liabilities. Whitehall's capital expenditures totaled $338,000 during the first three months of 1998 compared to $1.08 million during the same period of 1997. The capital expenditures are a part of the continuing program to maintain Whitehall's aircraft maintenance facilities.


     During 1997, cash used in operating activities totaled $4,545,000 as compared to $4,084,000 in 1996 and $1,802,000 in 1995. Whitehall made capital expenditures during 1997 of approximately $3,739,000 compared to $4,438,000, and $1,668,000 in 1996 and 1995. The majority of the capital expenditures in all years were made to renovate the Aero facility in Lake City, Florida. All planned major expansions have been completed as of December 31, 1997. Including in 1997 capital expenditures was the construction of a building and the purchase of other items for the C-130 contract and the completion of the refinishing of various hanger floors. However, Whitehall will make capital and other expenditures during 1998 as conditions warrant.


     Cash and cash equivalents decreased from approximately $2,656,000 at December 31, 1996, to $1,251,000 at December 31, 1997. During 1997, Whitehall borrowed an additional $7,163,000 on its line of credit primarily to fund working capital, the acquisition of the Macon, Georgia facility, and capital expenditures of $3,739,000. At December 31, 1997, there was approximately $2,287,000 available under the line of credit.



     Whitehall is currently working with both state and federal agencies that have oversight of its environmental matters relating to its Lake City, Florida facility (see Note O of the Notes to Whitehall's Consolidated Financial Statements). Based upon the information currently available, Whitehall expects to incur costs related to environmental remediation and compliance at its Lake City facility of between $400,000 and $600,000 over the next two years.


     As more fully discussed in Note O to Whitehall's Consolidated Financial Statements, Whitehall expects to spend approximately $1 million to complete additional testing, design and remediation of the Crystek Property. Since Whitehall is in the process of additional testing, the timing and extent of cash expenditures for the design and completion of a remediation program cannot be presently predicted. If Whitehall does not complete the remediation of the Crystek Property by December 31, 1998, the Crystek Buyer, subject to the terms and conditions set forth in the Crystek Agreement, will have the option to require Whitehall to repurchase the property for $300,000. See "Whitehall's Business--Recent Developments" and Note O to the Notes to Whitehall's Consolidated Financial Statements.


     During 1996 and 1997 and during the first quarter of 1998, Whitehall has primarily met its funding requirements from borrowings under its credit facility. The credit facility expires on June 30, 1998.

Management of Whitehall has advised AVS that it anticipates that its credit facility will be renewed or comparable financing can be obtained at June 30, 1998.



     Whitehall believes that, despite the losses generated in 1997 mainly attributable to the increase in the accounts receivable reserve, the increase in the environmental reserve, and the writedown of its investment in the HTI Preferred Stock, its cash balances and line of credit facility are sufficient to meet its short and long-term capital requirements. Whitehall intends to continue to pursue opportunities for the acquisition of aircraft maintenance facilities, and any future acquisitions may require additional capital. In order to provide additional funds for Whitehall's growth strategies and for operations over the long-term, Whitehall may incur, from time to time, additional short and long-term bank indebtedness and may issue, in public or private transactions, equity and debt securities. The availability and terms of such securities may depend upon market and other conditions. There can be no assurances that such potential financing will be available on terms acceptable to Whitehall.

                          COMPARATIVE PER SHARE DATA


     The following table sets forth certain historical per share data of AVS and Whitehall and combined per share data on an unaudited pro forma basis, based on the assumption that the merger occurred at the beginning of the earliest period presented and was accounted for as a pooling of interests. The pro forma comparative per share data gives effect to the Merger at the exchange ratio of .5143. The pro forma comparative per share data does not purport to represent what AVS's financial position or results of operations would actually have been had the Merger occurred at the beginning of the earliest period presented or to project AVS's financial position or results of operations for any future date or period. This data should be read in conjunction with the unaudited pro forma condensed combined financial statements and the separate historical financial statements and notes thereto of AVS and Whitehall which are included elsewhere in this proxy statement.

                                                                                                               THREE MONTHS
                                                                                                                  ENDED
                                                                 YEARS ENDED DECEMBER 31,                       MARCH 31,
                                                ----------------------------------------------------------- -----------------
                                                        1995                 1996                1997              1998
                                                -------------------- -------------------- ----------------- -----------------
 AVS:
   Historical income from continuing
     operations per common share, diluted .....     $    1.00(A)(B)      $    1.08(A)(B)      $   1.77          $   0.45
   Historical book value per common share .....       n/a                  n/a                   10.45          $  11.25
 WHITEHALL:
   Historical income (loss) from continuing
     operations per common share, diluted .....     $    0.52(C)         $    0.75            $  (2.16)         $  (0.00)
   Historical book value per common share .....       n/a                  n/a                    4.17          $   4.17
   Equivalent pro forma income (loss) from
     continuing operations per common
     share, diluted ...........................     $    1.02(E)         $    1.46(E)         $  (4.21)(E)     $   (0.00)(E)
   Equivalent pro forma book value per
     common share .............................       n/a                  n/a                    8.10 (F)          8.10 (F)
 PRO FORMA:
   Pro forma combined income from
     continuing operations per common
     share, diluted ...........................     $    1.00(G)         $    1.35(G)         $   0.60(G)      $    0.35(G)
   Pro forma combined book value per
     common share .............................       n/a                  n/a                    9.91 (D)         10.53 (D)

----------------
(A) The 1995 and 1996 earnings per share for AVS include pro forma adjustments to record income taxes, as AVS conducted its business as a partnership prior to June 26, 1996.
(B) The 1995 and 1996 AVS per share data assumes that the 4,425,000 common shares issued to the partners and the 575,000 shares of common stock, the net proceeds in respect of which were paid to J/T Aviation Partners, were outstanding for periods prior to the closing of AVS's initial public offering in July 1996.
(C) The Whitehall per share data has been adjusted to give retroactive effect to the two-for-one stock split of Whitehall Common Stock, in the form of a 100% stock dividend on April 15, 1997 to the stockholders of record at the close of business on March 25, 1997.
(D) This calculation assumes the issuance of approximately 2,844,079 shares of AVS common stock in the Merger, which is calculated based on an exchange ratio of .5143 shares of AVS common stock for each share of Whitehall common stock outstanding at March 31, 1998 and December 31, 1997. Pro forma book value per share was computed by adding the 2,844,079 shares of AVS common stock to be issued in the Merger to the actual number of shares of AVS common stock outstanding at March 31, 1998 and December 31, 1997.
(E) This calculation assumes the conversion of Whitehall's weighted average number of shares into the weighted average number of shares of AVS common stock, using an exchange ratio of .5143, for each respective period.
(F) This calculation assumes the conversion of Whitehall's shares of common stock outstanding at March 31, 1998 and December 31, 1997 into shares of AVS common stock, using an exchange ratio of .5143.
(G) This calculation assumes the conversion of Whitehall's weighted average number of shares into the weighted average number of shares of AVS common stock, using an exchange ratio of .5143, for each respective period, added to the actual weighted average number of shares of AVS common stock.

                            COMPARATIVE MARKET DATA


     AVS Common Stock is traded on the NYSE under the symbol "AVS" and the Whitehall Common Stock is traded on the NYSE under the symbol "WHT". The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share reported on the NYSE Composite Tape for AVS Common Stock and for Whitehall Common Stock. Prices for Whitehall Common Stock have been adjusted to give retroactive effect to the two-for-one stock split of Whitehall Common Stock distributed in the form of a 100% stock dividend on April 15, 1997 to stockholders of record at the close of business on March 25, 1997.



                                                             AVS                      WHITEHALL
                                                        COMMON STOCK                COMMON STOCK
                                                  -------------------------   -------------------------
                                                      HIGH          LOW           HIGH          LOW
                                                  -----------   -----------   -----------   -----------
1996:
First Quarter .................................      N/A           N/A          $ 16.75       $ 13.75
Second Quarter ................................     $ 20.75       $ 19.00       $ 21.69       $ 15.75
Third Quarter .................................     $ 21.50       $ 18.00       $ 20.00       $ 15.69
Fourth Quarter ................................     $ 20.75       $ 18.75       $ 22.13       $ 18.50
1997:
First Quarter .................................     $ 26.75       $ 20.50       $ 22.88       $ 17.13
Second Quarter ................................     $ 25.87       $ 21.25       $ 20.88       $ 15.88
Third Quarter .................................     $ 31.25       $ 20.87       $ 24.94       $ 18.63
Fourth Quarter ................................     $ 38.93       $ 30.37       $ 20.25       $ 15.75
1998:
March 25, 1998 ................................     $ 43.87       $ 42.75       $ 23.25       $ 21.25
March 25, 1998 equivalent share basis .........         n/a           n/a       $ 45.21       $ 42.29
First Quarter .................................     $ 44.75       $ 33.12       $ 23.75       $ 16.12
Second Quarter(1) .............................     $ 41.00       $ 35.06       $ 20.37       $ 17.00

----------------
(1) As of June 4, 1998.


     The last reported sale prices per share of AVS Common Stock and Whitehall Common Stock on (i) March 25, 1998, the last business day prior to the public announcement of the execution of the Merger Agreement were $43.87 and $22.00, respectively, and (ii) on , 1998, the latest practicable date prior to the
printing of this proxy statement, were $      and $     , respectively.


     Neither AVS nor Whitehall has paid any cash dividends on its common stock. AVS has no present intention of paying cash dividends in the near future.


     As of the Record Date, there were approximately       record holders of
AVS Common Stock and       record holders of Whitehall Common Stock.


     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR AVS COMMON STOCK AND WHITEHALL COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE MARKET PRICE OF AVS COMMON STOCK AFTER THE MERGER.

                      AVS'S SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth, as of the date of June 11, 1998, certain information regarding the AVS Common Stock, owned of record or beneficially by
(i) each person who owns beneficially more than 5% of the outstanding AVS Common Stock; (ii) each of the AVS directors and named executive officers; and
(iii) all directors and executive officers of AVS as a group. In addition, the following table shows the approximate percent of class of AVS Common Stock owned by such persons prior to and immediately following the Merger. Unless otherwise specified, the address for each beneficial owner is c/o Aviation Sales Company, 6905 N.W. 25th Street, Miami, Florida.




                                                                                            APPROXIMATE        APPROXIMATE
                                                                            SHARES          PERCENT OF         PERCENT OF
                                                                         BENEFICIALLY     CLASS PRIOR TO     CLASS FOLLOWING
NAME                                                                       OWNED (1)        THE MERGER       THE MERGER(13)
---------------------------------------------------------------------   --------------   ----------------   ----------------
Robert Alpert(2)(3) .................................................      2,362,000            24.6%              19.0%
Japan Fleet Service (Singapore) Pte. Ltd(4) .........................        750,500             7.8%               6.0%
Tomen Corporation (5) ...............................................        630,500             6.6%               5.0%
FMR Corp. (6) .......................................................        608,000             6.3%               4.9%
Dale S. Baker(3)(7)(8) ..............................................        339,667             3.4%               2.6%
Harold M. Woody(3)(7)(8) ............................................        221,667             2.3%               1.8%
Kazutami Okui(3)(9) .................................................         15,000               *                  *
Philip B. Schwartz(10) ..............................................         10,400               *                  *
Sam Humphreys(3) ....................................................         15,000               *                  *
Michael A. Saso(8) ..................................................         81,667               *                  *
James D. Innella(7)(11) .............................................         89,999               *                  *
Joseph E. Civiletto(7)(12) ..........................................         46,667               *                  *
All directors and executive officers as a group (9 persons) .........      3,195,734            32.8%              25.4%


----------------

  *  Less than one percent
 (1) Unless otherwise indicated, each person named in the table has the sole voting and investment power with respect to the shares beneficially owned.

 (2) Shares are primarily owned of record by two corporate entities controlled by Mr. Alpert.
 (3) Includes five-year options to purchase 10,000 shares at an option exercise price of $19.00 per share and five-year options to purchase 5,000 shares at an option exercise price of $24.38 per share.
 (4) Shares are owned of record by a corporate entity controlled by Japan Fleet Service (Singapore) Pte. Ltd. ("JFSS").
 (5) Shares are owned of record by two corporate entities controlled by Tomen Corporation.
 (6) As of December 31, 1997, based upon a Schedule 13G filed with the Securities and Exchange Commission on February 9, 1998. The address shown in the Schedule 13G is 82 Devonshire Street, Boston, Massachusetts.
 (7) Shares shown as beneficially owned, except for currently exercisable options, are pledged to secure payment of the certain promissory notes representing the purchase price paid for their interest in AVS.
 (8) Includes five-year options to purchase 6,667 shares at an option exercise price of $25.25 per share.
 (9) Mr. Okui, an employee of Tomen Corporation, disclaims beneficial ownership of the shares owned by Tomen Corporation.
(10) Includes five-year options to purchase 10,000 shares at an option exercise price of $37.06 per share.
(11) Includes (i) five-year options to purchase 1,666 shares at an option exercise price of $19.00 per share, and (ii) five-year options to purchase 13,333 shares at an option exercise price of $25.25 per share.
(12) Includes (i) five-year options to purchase 10,000 shares at an option exercise price of $19.00 per share, (ii) five-year options to purchase 6,667 shares at an option exercise price of $25.25 per share and (iii) five-year options to purchase 5,000 shares at an option exercise price of $37.62 per share. Excludes five-year option to purchase 10,000 shares at an option exercise price of $37.62, which options have not vested.
(13) Assumes 2,844,079 shares of AVS Common Stock are issued to holders of shares of Whitehall Common Stock at the Effective Time. Excludes 257,150 shares of AVS Common Stock to be issued upon exercise of oustanding options to purchase Whitehall Common Stock.

                               AVS'S MANAGEMENT


BOARD OF DIRECTORS


     The Articles of Incorporation and By-laws of AVS presently provide for a Board of Directors divided into three classes, as nearly equal in size as possible, with staggered terms of three years. At the date of this report the current members of the AVS Board and the expiration of their terms as Directors were as follows:



NAME                                    AGE                   POSITIONS                   TERM EXPIRES
------------------------------------   -----   ---------------------------------------   -------------
Dale S. Baker(1)(4) ................    40     Chairman of the Board, President              1999
                                               and Chief Executive Officer
Harold M. Woody(4) .................    52     Director and Executive Vice President         1999
                                               of AVS and President of Aviation Sales
                                               Leasing Company
Robert Alpert(1)(2)(3)(4) ..........    48     Director                                      1998
Sam Humphreys(2)(3) ................    37     Director                                      2000
Kazutami Okui(2) ...................    56     Director                                      2000
Philip B. Schwartz .................    44     Director                                      1999


Tim L. Watkins, who served as a director of AVS during 1997, resigned from such position on April 23, 1998.
----------------
(1) Member of the Executive Committee
(2) Member of the Audit Committee
(3) Member of the Compensation Committee
(4) Member of the Nominating Committee


BUSINESS EXPERIENCE


     DALE S. BAKER has been the President and Chief Executive Officer of AVS since February 1992. Prior thereto, Mr. Baker was Senior Vice President and Manager of GE Capital's Corporate Investment Finance Group.


     HAROLD M. WOODY has been the Executive Vice President of AVS since February 1992 and the President of Aviation Sales Leasing Company, a subsidiary of AVS, since early 1997. Prior thereto, from 1989 to 1992, Mr. Woody was Senior Vice President-Sales and Marketing for Japan Fleet Service (Singapore) Pte. Ltd. and from 1987 to 1989, Mr. Woody was Executive Vice President of the Aviation Sales Company business unit of Aviall Services, Inc.


     ROBERT ALPERT is a private investor. In addition to his investment in AVS, Mr. Alpert has invested significantly in business ventures in the steel, environmental and waste industries, and oil service industries.


     SAM HUMPHREYS is a Managing Director of Main Street Merchant Partners, a merchant banking firm and has been a partner in that firm and its predecessor since January 1996. Since March 1997, Mr. Humphreys has also been the Chairman of PalEx, Inc., the largest manufacturer of pallets in the United States. From April 1993 until March 1997, Mr. Humphreys held various executive positions with U.S. Delivery Systems, Inc., a provider of same-day local delivery services, and Envirofil, Inc., an environmental services company. Prior thereto, he was a partner in the law firm of Andrews & Kurth.


     KAZUTAMI OKUI has served as the General Manager of the Electronics and Aircraft Department of Tomen Corporation, located in Tokyo, Japan, for more than five years.



     PHILIP B. SCHWARTZ is a shareholder in the Florida law firm of Akerman, Senterfitt & Eidson, P.A., resident in the firm's Miami office. Prior to joining Akerman, Senterfitt & Eidson, P.A. in September

1995, Mr. Schwartz was a partner with Broad and Cassel, Miami, Florida, for five years. Mr. Schwartz is a member of The Florida Bar and the American Bar Association and a former Chair of the Business Law Section of The Florida Bar. Akerman, Senterfitt & Eidson, P.A. performs legal services for the Company. See "Certain Transactions."



NOMINEES TO THE BOARD



     At the Annual Meeting, two directors will be elected, one to serve until the 1999 Annual Meeting of Stockholders and a second to serve until the 2001 Annual Meeting of Stockholders or until their successors are elected and qualified. The Nominating Committee of the AVS Board has nominated the following persons for election to the Board:


     For a Term of Three Years: ROBERT ALPERT. For information regarding Mr. Alpert, see the biographical information set forth above.


     For a Term of One Year: PHILIP B. SCHWARTZ. For information regarding Mr. Schwartz, see the biographical information set forth above.



APPOINTMENT OF ADDITIONAL DIRECTORS FOLLOWING THE MERGER


     Under the Merger Agreement, AVS has agreed that effective immediately following the Effective Time, it will increase the number of members of the AVS Board from six (6) to eight (8) and appoint George F. Baker and Jeffrey N. Greenblatt as members of the AVS Board. See "Proposal No. 1--Approval of the Merger Proposal--Other Matters--Appointment of Additional Directors."



     Additionally the Board intends to recruit at least one additional outside director to add to the Board in the future.



COMMITTEES OF THE BOARD OF DIRECTORS


     The AVS Board has the responsibility for establishing broad corporate policies and for the overall performance of AVS. In January 1997, the AVS Board established several committees to assist it in carrying out its duties. Standing committees of the AVS Board are the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating Committee.


     The Executive Committee is authorized to act between meetings of the AVS Board and to exercise in full the powers of the AVS Board, subject to such limitations as are imposed by law.


     The Audit Committee is responsible for maintaining communications between the AVS Board and AVS's independent auditors, monitoring performance of the independent auditors, reviewing audit scope and results, reviewing the organization and performance of AVS's internal systems of audit and financial controls, and recommending the retention or, where appropriate, the replacement of independent auditors.


     The Compensation Committee's responsibilities include reviewing and approving compensation policies and practices for all elected corporate executive officers and for fixing the total compensation of the Chief Executive Officer. The Compensation Committee also administers AVS's 1996 Stock Option Plan and the 1996 Director Stock Option Plan.


     The Nominating Committee's responsibilities are to recommend to the AVS Board qualified candidates for election as directors and to consider the performance of incumbent directors to determine whether they should be recommended to the AVS Board for renomination for election.


     The Nominating Committee will consider director candidates recommended by stockholders. Any stockholder wishing to submit a recommendation to the Nominating Committee with respect to the

1999 Annual Meeting of Stockholders should send a signed letter of recommendation to Aviation Sales Company, 6905 N.W. 25th Street, Miami, Florida 33122, Attention: Secretary. To be considered, recommendation letters must be received prior to February 22, 1999, must state the reasons for the recommendations and contain the full name and address of each proposed nominee, as well as a brief biographical history setting forth past and present directorships, employment and occupations. The recommendation letter must also include a statement indicating that such nominee has consented to being named in the proxy statement and to serve if elected.


     The AVS Board held a total of three (3) regular meetings and acted nine
(9) times by written consent in lieu of a meeting during the fiscal year ended December 31, 1997. Each of the directors attended at least 75% of the aggregate number of meetings of the AVS Board. None of the committees of the AVS Board met during the fiscal year ended December 31, 1997.


COMPENSATION OF DIRECTORS


     Each director who is not an employee of AVS receives an annual retainer fee at the rate of $12,000 per year for serving in such capacity. In addition, each director who is not an employee of AVS receives $1,000 for each meeting of the AVS Board attended and $1,000 for each committee meeting attended.


     All directors receive on an annual basis mandatory stock option grants under the 1996 Director Stock Option Plan for serving on the AVS Board. Five-year options to purchase 5,000 shares of Common Stock are automatically granted to each director on July 1 of each year, at an option exercise price equal to the closing price of AVS Common Stock on such date. All such options are immediately exercisable on the date of grant. Existing directors, upon the organization of AVS, were granted five-year options to purchase 10,000 shares of AVS Common Stock, all of which are immediately exercisable, at an option exercise price equal to the initial public offering price. Additionally, directors appointed to the AVS Board in the future will be granted options to purchase 10,000 shares of AVS Common Stock at the time they are appointed to the AVS Board, at an option exercise price equal to the closing price of the AVS Common Stock on the date of their appointment to the AVS Board.


EXECUTIVE OFFICERS


     The following list reflects the executive officers of AVS, as of this date, the capacity in which they serve AVS, and when they assumed office:



NAME                              AGE                       POSITIONS                      EXECUTIVE OFFICER SINCE
------------------------------   -----   ----------------------------------------------   ------------------------
Dale S. Baker ................    40     President and Chief Executive Officer            February 1992
Harold M. Woody ..............    52     Executive Vice President of AVS                  February 1992
                                         and President of Aviation Sales
                                         Leasing Company
William H. Alderman ..........    35     Senior Vice President, Corporate Development     September 1996
Michael A. Saso ..............    42     Senior Vice President--Purchasing                December 1994
Joseph E. Civiletto ..........    38     Vice President and Chief Financial Officer       February 1992
James D. Innella .............    37     Vice President and Chief Operating Officer       December 1994

BUSINESS EXPERIENCE


     DALE S. BAKER. See the biographical information contained in "Board of Directors" above.


     HAROLD M. WOODY. See the biographical information contained in "Board of Directors" above.


     WILLIAM H. ALDERMAN has been the Senior Vice President of Corporate Development of AVS since September 1996. Prior thereto, from May 1995 to September 1996, Mr. Alderman was a Managing Director and principal of the financial advisory firm of International Aviation Management Group. Prior thereto, Mr. Alderman was Vice President of Structured Finance of GE Capital Aviation Services.

     MICHAEL A. SASO has been the Senior Vice President, Purchasing of AVS since December 1994. From 1986 until December 1994, Mr. Saso served as Vice President--Purchasing for ASC.


     JOSEPH E. CIVILETTO has been the Vice President and Chief Financial Officer of AVS since February 1992. Prior thereto from 1982 to 1992, Mr. Civiletto held various financial, planning and audit positions with Baker Hughes Inc. and Arthur Andersen LLP.


     JAMES D. INNELLA has been the Vice President and Chief Operating Officer of AVS since December 1994. Prior thereto: (i) from July 1993 to December 1994, Mr. Innella served as General Manager of ASC; (ii) from 1991 to July 1993, Mr. Innella was a Director of Operations for Ryder Airlines Services; and (iii) from 1988 to 1991, Mr. Innella was the Director of Operations and Purchasing for Aviparts, Inc., a subsidiary of Ryder Airlines Services.


FAMILY RELATIONSHIPS


     There are no family relationships between or among any of the directors and executive officers of AVS.

                         AVS'S EXECUTIVE COMPENSATION


     The following table sets forth information about the compensation paid or accrued during 1997, 1996 and 1995 to AVS's Chief Executive Officer and to each of the four other most highly compensated executive officers of AVS whose aggregate direct compensation exceeded $100,000.


                          SUMMARY COMPENSATION TABLE




                                 ANNUAL COMPENSATION
                                ---------------------
                                                                            OTHER ANNUAL      ALL OTHER
NAME                             YEAR     SALARY ($)        BONUS ($)       COMPENSATION     COMPENSATION
-----------------------------   ------   ------------   ----------------   --------------   -------------
Dale S. Baker ...............   1997        258,670          212,627(1)           (2)                 --
                                1996        248,416          124,208              (2)                 --
                                1995        237,500          118,750              (2)                 --
Harold M. Woody .............   1997        231,442          116,385(1)                               --
                                1996        222,267          111,134            --                    --
                                1995        212,500          106,250            --                    --
Michael A. Saso .............   1997        186,889          153,613(1)         --                    --
                                1996        135,975           67,988            --                    --
                                1995        125,000           62,500            --                    --
Joseph E. Civiletto .........   1997        141,588          116,385(1)                               --
                                1996        135,975           67,988            --                    --
                                1995        130,000           65,000            --                    --
James D. Innella ............   1997        153,735          126,370(1)                               --
                                1996        141,977           70,959            --                    --
                                1995        125,000           62,500            --                    --


----------------

(1) On June 18, 1998 the Compensation Committee of the AVS Board of Directors rescinded the December 31, 1997 issuance of 3,000 shares of AVS Common
    Stock to such person. The shares had a value of $112,875 on the date of issuance. As a result of such rescission, such amount is not reflected in the amount of such person's bonus for 1997. No consideration was provided or will be provided in the future in connection with the rescission.

(2) Mr. Baker also receives $5,000 per year for life insurance premiums. See "Employment Agreements" below.


     No long-term compensation awards were made to management during the three years ended December 31, 1997.

OPTION GRANTS DURING LAST FISCAL YEAR


     The following table sets forth information concerning options to purchase shares of AVS Common Stock granted during the fiscal year ended December 31, 1997 to those persons named in the Summary Compensation Table.


                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                                                % OF TOTAL                                    ANNUAL RATES OF
                                  NUMBER OF      OPTIONS                                        STOCK PRICE
                                   SHARES       GRANTED TO                                    APPRECIATION FOR
                                 UNDERLYING     EMPLOYEES      EXERCISE                        OPTION TERM(1)
                                   OPTIONS      IN FISCAL       PRICE        EXPIRATION    ----------------------
NAME                               GRANTED         YEAR       ($/SHARE)         DATE         5%($)       10%($)
-----------------------------   ------------   -----------   -----------   -------------   ---------   ----------
Dale S. Baker ...............      10,000           4.8        $ 25.25        3/3/2002       69,761     154,154
                                    5,000           2.4        $ 24.38       6/30/2002       33,679      74,421
Harold M. Woody .............      10,000           4.8        $ 25.25        3/3/2002       69,761     154,154
                                    5,000           2.4        $ 24.38       6/30/2002       33,679      74,421
Michael A. Saso .............      10,000           4.8        $ 25.25        3/3/2002       69,761     154,154
Joseph E. Civiletto .........      10,000           4.8        $ 25.25        3/3/2002       69,761     154,154
                                   15,000           7.2        $ 37.62      12/30/2002      155,906     344,511
James D. Innella ............      10,000           4.8        $ 25.25        3/3/2002       69,761     154,154

----------------
(1) These amounts represent assumed rates of appreciation in the price of common stock during the term of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of the AVS Common Stock and overall stock market conditions. There is no representation that the rates of appreciation reflected in the table will be achieved.



AGGREGATED OPTIONS EXERCISED DURING LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES


     The following table sets forth information concerning the exercise of stock options to purchase AVS Common Stock during the 1997 fiscal year and the value of unexercised stock options to purchase AVS Common Stock at the end of the 1997 fiscal year for the persons named in the Summary Compensation Table.



                                                                              NUMBER OF               VALUE OF UNEXERCISED
                                                                         UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                             NUMBER OF SHARES                             AT FISCAL YEAR END         AT FISCAL YEAR END($)*
                               ACQUIRED ON                           ---------------------------   --------------------------
NAME                             EXERCISE        VALUE REALIZED($)    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
-------------------------   -----------------   ------------------   ---------------------------   --------------------------
Dale S. Baker ...........                 --                   --          21,667 / 3,333              $334,870 / $41,230
Harold M. Woody .........                 --                   --          21,667 / 3,333              $334,870 / $41,230
Michael A. Saso .........                 --                   --          6,667 / 3,333               $82,470 / $41,230
Joseph E. Civiletto .....                 --                   --         21,667 / 13,333              $268,670 / $41,230
James D. Innella ........                 --                   --          14,999 / 6,667              $195,950 / $82,470

----------------
* Computed based upon the difference between the closing price of AVS Common Stock at December 31, 1997 and the exercise price. No value has been assigned to options which are not in-the-money.

EMPLOYMENT AGREEMENTS


     Effective December 2, 1994, AVS entered into an employment agreement with Mr. Baker. The employment agreement provides for an annual base salary of $237,500 (to be increased annually by a cost of living adjustment). In addition, AVS agreed to provide Mr. Baker with all employee benefits established by AVS, and to pay Mr. Baker an additional sum of $5,000 per year for insurance premiums to maintain a whole life insurance policy. The employment agreement requires Mr. Baker to use his best efforts to perform the duties of President and Chief Executive Officer.


     Mr. Woody has an employment agreement with AVS under which he is entitled to an annual base salary of $212,500 (to be increased annually by a cost of living adjustment), and all employee benefits established by AVS.


     The employment agreements between AVS and Messrs. Baker and Woody each provide for an initial term expiring on December 31, 1999. Thereafter, the respective agreements each shall run for successive one-year periods unless terminated by AVS upon six months' prior written notice, or by Messrs. Baker or Woody upon three months' prior written notice.


     Mr. Saso has an employment agreement with AVS to serve as Senior Vice President, Purchasing under which he is entitled to an annual base salary of $185,000 (to be increased annually by a cost of living adjustment), and all employee benefits established by AVS. The agreement provides for an initial term expiring on May 31, 2001, running for successive one-year terms thereafter, unless terminated by AVS upon six months' prior written notice, or by Mr. Saso upon three months' prior written notice.


     Mr. Civiletto has an employment agreement with AVS to serve as Vice President and Chief Financial Officer under which he is entitled to an annual base salary of $130,000 (to be increased annually by a cost of living adjustment), and all employee benefits established by AVS. The agreement provides for an initial term which expired on December 31, 1997, and runs for successive one-year terms thereafter, unless terminated by AVS upon six months' prior written notice, or by Mr. Civiletto upon three months' prior written notice.


     Mr. Innella has an employment agreement with AVS to serve as Vice President and Chief Operating Officer under which he is entitled to an annual base salary of $150,000 (to be increased annually by a cost of living adjustment), and all employee benefits established by AVS. The agreement provides for an initial term expiring on May 31, 2001, running for successive one-year terms thereafter, unless terminated by AVS upon six months' prior written notice, or by Mr. Innella upon three months' prior written notice.


     Each of Messrs. Baker, Woody, Saso, Civiletto and Innella has further agreed in his respective employment agreement that he shall refer to AVS all opportunities in the aerospace industry relating to parts purchasing, leasing, financing, repair, distribution and manufacturing, and aircraft purchasing, leasing and financing to which he might become exposed in carrying out his duties and responsibilities.


     Each of the employment agreements for Messrs. Baker, Woody, Saso, Civiletto and Innella also provides for participation in AVS's EBITDA Incentive Compensation Plan whereby each of them has the opportunity to earn an incentive bonus of between 20% and 250% of their base salary (under AVS's 1997 EBITDA Incentive Compensation Plan, such percentages increase to be between 20% and 250% of base salary for calendar years commencing January 1, 1997 or thereafter). Further, each of the employment agreements provides that in the event of (a) a change in control of AVS including the vesting of decision-making authority in one of AVS's current principal stockholders; (b) the sale of all or substantially all of the assets of AVS to a third party for which the executive officer does not continue in employment; or (c) the merger or consolidation of AVS with an entity for which the executive officer does not continue in employment, the employment agreement shall be terminable by the executive officer upon 90 days' notice and one year's base salary shall be payable to the executive officer as a termination fee.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally disallows an income tax deduction to public companies for compensation over $1.0 million paid in a year to any one of the chief executive officer or the four most highly compensated other executive officers, to the extent that this compensation is not "performance based" within the meaning of
Section 162(m). As a result of this limitation, there can be no assurance that all of the compensation paid to AVS's executive officers in the future will be deductible.


STOCK OPTIONS


     The AVS Board and stockholders have adopted two stock option plans (the "Plans"). Pursuant to the 1996 Director Stock Option Plan (the "Director Plan"), options to acquire a maximum of the greater of 150,000 shares or 2% of the number of shares of AVS Common Stock then outstanding may be granted to directors of AVS. Pursuant to the 1996 Stock Option Plan, options to acquire a maximum of the greater of 650,000 shares common stock or 8% of the number of shares of common stock then outstanding may be granted to executive officers, employees (including employees who are directors), independent contractors and consultants of AVS. Options to purchase 401,057 shares at exercise prices ranging from $19.00 per share to $37.62 per share are currently outstanding under the Plans, 254,800 of which are immediately exercisable.


     The Plans are administered by the Compensation Committee of the AVS Board which was formed in January 1997. Prior to the formation of the Compensation Committee, the AVS Board administered the Plans. The Compensation Committee determines which persons will receive options and the number of options to be granted to such persons. The Director Plan also provides for annual mandatory grants of options to directors. See "Compensation of Directors." The Compensation Committee will also interpret the provisions of the Plans and make all other determinations that it may deem necessary or advisable for the administration of the Plans.


     Pursuant to the Plans, AVS may grant Incentive Stock Options ("ISOs") as defined in Section 422(b) of the Code, and Non-Qualified Stock Options ("NQSOs"), not intended to qualify under Section 422(b) of the Code. The price at which AVS's Common Stock may be purchased upon the exercise of options granted under the Plans will be required to be at least equal to the per share fair market value of the common stock on the date the particular options are granted. Options granted under the Plans may have maximum terms of not more than ten years and are not transferable, except by will or the laws of descent and distribution. None of the ISOs under the Plans may be granted to an individual owning more than 10% of the total combined voting power of all classes of stock issued by AVS unless the purchase price of the common stock under such option is at least 110% of the fair market value of the shares issuable on exercise of the option determined as of the date the option is granted, and such option is not exercisable more than five years after the grant date.


     Generally, options granted under the Plans may remain outstanding and may be exercised at any time up to three months after the person to whom such options were granted is no longer employed or retained by AVS or serving on the AVS Board .


     Pursuant to the Plans, unless otherwise determined by the Compensation Committee, one-third of the options granted to an individual are exercisable upon grant, one-third are exercisable on the first anniversary of such grant and the final one-third are exercisable on the second anniversary of such grant. However, options granted under the Plans shall become immediately exercisable if the holder of such options is terminated by AVS or is no longer a director of AVS, as the case may be, subsequent to certain events which are deemed to be a "change in control" of AVS. A "change in control" of AVS generally is deemed to occur when (a) any person becomes the beneficial owner of or acquires voting control with respect to more than 20% of the common stock (or 35% if such person was a holder of common stock on July 2, 1996, the date of AVS's initial public offering); (b) a change occurs in the composition of a majority of AVS's Board during a two-year period, provided that a change with respect to a member of the AVS Board shall be deemed not to have occurred if the appointment of a member of AVS's Board is approved by a vote of at least 75% of the individuals who constitute the then existing AVS Board ; or (c) AVS's stockholders approve the sale of all or substantially all of AVS's assets.

     ISOs granted under the Plans are subject to the restriction that the aggregate fair market value (determined as of the date of grant) of options which first become exercisable in any calendar year cannot exceed $100,000.


     The Plans provide for appropriate adjustments in the number and type of shares covered by the Plans and options granted thereunder in the event of any reorganization, merger, recapitalization or certain other transactions involving AVS.


PERFORMANCE GRAPH


     The following graph compares the total return on AVS Common Stock with the cumulative total return on the Standard & Poor's ("S&P") 500 Index, the S&P Midcap 400 Index, the S&P SmallCap 800 Index, the Dow Jones Equity Market Index and a peer group index selected by AVS, for the period between AVS's initial public offering on June 27, 1996 and December 31, 1997.


     The peer group selected by AVS is comprised of the following companies:
AAR Corp., Aviall, Inc., Banner Aerospace, Inc., Greenwich Air Services, Inc., UNC, Inc. and Kellstrom.


     These indices relate only to stock prices; they do not purport to afford direct comparison of the business or financial performance of the companies comprising such indices with AVS nor with each other.


            COMPARISON OF EIGHTEEN MONTH CUMULATIVE TOTAL RETURN(1)


[GRAPHIC OMITTED]

                                                    CUMULATIVE TOTAL RETURN
                                   ----------------------------------------------------------
                                    JUNE 27, 1996     DECEMBER 31, 1996     DECEMBER 31, 1997
                                   ---------------   -------------------   ------------------
Aviation Sales Company .........             100                   108                   198
Peer Group .....................             100                   125                   164
S & P 500 ......................             100                   112                   150
S & P MidCap 400 ...............             100                   108                   142
S & P SmallCap 600 .............             100                   105                   132
D J Equity Market ..............             100                   113                   150

----------------
(1) Assumes $100 invested on June 27, 1996 in stock or on May 31, 1996 in index, including reinvestment of dividends, in AVS's Common Stock, S&P 500, S&P Midcap 400, S&P SmallCap 800, Dow Jones Equity Market and the companies comprising the peer group.


BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     The Compensation Committee is responsible for making recommendations to the AVS Board concerning executive compensation, including base salaries, bonuses and the bases for their award, stock option plans and other benefits. Each of the members of the Compensation Committee is an independent outside director of AVS. The Compensation Committee was formed in January 1997.


     To date, the compensation for AVS's senior executive officers has been largely governed by their employment agreements with AVS. These employment agreements were entered into prior to the formation of the Compensation Committee. As a result, the Compensation Committee has not had a significant role in determining executive compensation.


     The Compensation Committee believes that in the future, in determining compensation for AVS's senior executive officers, the Compensation Committee will generally consider the overall performance of AVS during the prior fiscal year, the individual executive officer's contribution to the achieving of operating goals and business objectives and levels of compensation of companies similar in size and development to AVS.


     It is the Compensation Committee's view that senior executives' interests should complement those of stockholders. Accordingly, a substantial portion of senior executive compensation above a base salary should be provided through bonuses tied to certain indicators of the performance of AVS and through the grant of stock options, thus creating incentives for executives to achieve long-term AVS objectives and increase stockholder value.


                                        BY THE MEMBERS OF THE COMPENSATION
COMMITTEE
                                 ROBERT ALPERT
                                 SAM HUMPHREYS


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     In January 1997, the AVS Board organized a Compensation Committee comprised of Robert Alpert, Sam Humphreys and Tim L. Watkins. During the past fiscal year, none of AVS's directors or executive officers (i) served as a member of the compensation committee or similar committee of another entity, one of whose executive officers served on the AVS Board or the AVS Compensation Committee; or (ii) served as a director of another entity, one of whose executive officers served on the AVS Board or the AVS Compensation Committee.


COMPLIANCE WITH SECTION 16(A)


     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to AVS pursuant to Rule 16a-3(d) under the Exchange Act, during AVS's fiscal year ended December 31, 1997 and any Forms 5 and amendments thereto furnished to AVS with respect to its most recent fiscal year, and any written representations referred to in subparagraph (b)(2)(i) of Item 405 of Regulation S-K, except as set forth below, no person who at any time during the fiscal year ended December 31, 1997 was a director, officer or, to the knowledge of AVS, a beneficial owner of more than 10% of any class of equity securities of AVS registered pursuant to Section 12 of the Exchange Act failed to file on a timely basis, as disclosed in Forms 3, 4 and 5, reports required by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 1997. AVS has been advised that William H. Alderman has not filed a Form 5 that was due. AVS has been advised that Mr. Alderman intends to make such filing in the immediate future.





             AVS'S CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     As of December 2, 1994, AVS entered into a 20-year lease with Aviation Properties, a Delaware general partnership ("Aviation Properties"), pursuant to which AVS leases its corporate headquarters and warehouse in Miami, Florida (the "Miami Property"). AVS makes annual payments under such lease in the amount of approximately $892,990. The sole partners of Aviation Properties are
(a) AVAC Corporation ("AVAC") and (b) J/T Aviation Partners, a Delaware general partnership ("J/T"). The sole stockholder and president of AVAC is Robert Alpert, a principal stockholder and director of AVS. J/T was also a principal stockholder of AVS through December 1997.


     In connection with Aviation Properties' purchase of the Miami Property, AVS and Aviation Properties entered into a loan agreement (the "Loan Agreement") whereby AVS made a $2.5 million loan to Aviation Properties, which loan bears interest at 8.0% per annum, with principal and interest due in a single payment on December 2, 2004.


     As of December 2, 1994, AVS entered into a six-year lease with Aviation Properties of Texas, a Delaware general partnership ("AVTEX"), pursuant to which AVS leases a warehouse in Pearland, Texas (the "Pearland Property"). Until it acquired the Pearland Property through a wholly-owned subsidiary, AVS made annual payments under such lease in the amount of $114,468. The sole partners of AVTEX are AVAC and J/T.


     In March, 1998, Aviation Sales Operating Company ("ASOC"), a wholly-owned subsidiary of AVS, acquired the Pearland Property from AVTEX in exchange for
(i) ASOC's cancellation of all outstanding principal balance and unpaid accrued interest on a promissory note of AVTEX held by ASOC in the principal amount of $434,244 and (ii) ASOC's assumption of indebtedness in the principal amount of $1,128,855 which was secured by a deed of trust in favor of a third party.


     AVS believes the terms of the Loan Agreement, the terms of the leases with Aviation Properties and AVTEX and the then terms of the purchase of the Pearland Property are no less favorable than could be obtained from an unaffiliated third party.


     At January 1, 1995, Messrs. Baker, Woody, Saso, Civiletto and Innella were granted options (the "Options") by the partners of ASC Acquisition Partners, LP d/b/a Aviation Sales Company (the "Partnership") (AVAC and J/T) to purchase an aggregate of 13.5% of the outstanding limited partnership interests in the Partnership for an exercise price greater than the fair market value of the interests in the Partnership at that date. At January 1, 1996, the Options were exercised in full by delivery to AVAC and J/T of full recourse promissory notes (the "Promissory Notes") in the aggregate principal amounts set forth below, representing the payment in full of the exercise price of the Options:

                                     LIMITED PARTNER'S
                                  PERCENTAGE INTEREST IN
                                   PARTNERSHIP ACQUIRED        PRINCIPAL AMOUNT
NAME                             UPON EXERCISE OF OPTIONS     OF PROMISSORY NOTES
-----------------------------   --------------------------   --------------------
Dale S. Baker ...............               6.0%                $  638,678.75
Harold M. Woody .............               4.0%                   425,785.83
James D. Innella ............               1.5%                   159,669.69
Michael A. Saso .............               1.5%                   159,669.69
Joseph E. Civiletto .........               0.5%                    53,223.23

     Management's interests in the Partnership were subject to a first priority pledge to the lenders under AVS's revolving credit facility and a second priority pledge to AVAC and J/T to secure the repayment of their respective Promissory Notes. The Promissory Notes bear interest at the rate of 8.0% per annum, with principal and interest due and payable on the earlier of January 1, 2001 or from the net proceeds available upon the sale of any portion of the collateral securing the Promissory Notes. Immediately prior to AVS's initial public offering in June 1996, management contributed their interests in the Partnership to AVS in exchange for shares of Common Stock. At such time, management pledged their shares of AVS Common Stock to secure the repayment of their respective Promissory Notes. The exercise price of the Options after giving effect to the exchange of Partnership interests for shares of common stock would effectively have been $2.13 per share. In April 1998, Mr. Saso paid in full the amounts outstanding under his Promissory Notes to AVAC and J/T.


     AVS was obligated to pay a fee of $50,000 per quarter to an entity controlled by Mr. Alpert for consulting services. AVS's obligation to pay this fee expired in February 1997.



     Mr. Schwartz is a shareholder in Akerman, Senterfitt & Eidson, P.A., which has in the past and continues to perform legal services for the Company. The fees paid by the Company to Akerman, Senterfitt & Eidson, P.A. for legal services rendered are no greater than those that would be charged to the Company by an unrelated third party law firm.

                                PROPOSAL NO. 2
                             ELECTION OF DIRECTORS



     At the Meeting, two directors will be elected to serve on the AVS Board. One director, Philip B. Schwartz, will be elected to serve until the 1999 Annual Meeting of Stockholders and a second director, Robert Alpert, will be elected to serve until the 2001 Annual Meeting of Stockholders (or until their successors are elected and qualified).


     It is intended that proxies will be voted for Robert Alpert for a three year term ending at the 2001 Annual Meeting of Stockholders and for Philip B. Schwartz for a one year term ending at the 1999 Annual Meeting of Stockholders. Brief biographies of each of the nominees for director are set forth under "Board of Directors" above.



     The affirmative vote of stockholders holding a majority of the issued and outstanding AVS Common Stock in attendance at the meeting, either in person or by proxy, is required to approve this proposal.


     THE AVS BOARD RECOMMENDS A VOTE IN FAVOR OF THOSE PERSONS NOMINATED FOR ELECTION TO THE BOARD OF DIRECTORS.



                                PROPOSAL NO. 3
                           RATIFICATION OF AUDITORS


     The AVS Board has approved the engagement of the firm of Arthur Andersen LLP as AVS's independent auditors. Arthur Andersen LLP has served as AVS's independent auditors since 1992, and is familiar with AVS's business and management. The AVS Board believes that Arthur Andersen LLP has the personnel, professional qualifications and independence necessary to act as AVS's independent auditors.


     Representatives of Arthur Andersen LLP are expected to appear at the Meeting to make a statement, if they wish to do so, and to be available to answer appropriate questions from stockholders at that time.


     Although stockholder approval of AVS's auditors is not required, the AVS Board is submitting such appointment to a vote of AVS's stockholders. Approval of this proposal will require the affirmative vote of a majority of the issued and outstanding AVS Common Stock in attendance at the meeting, voting in person or by proxy. In the event this proposal is not approved, management will reconsider its selection of Arthur Andersen LLP as independent auditors.


     THE AVS BOARD RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

                                 OTHER MATTERS


     The AVS Board is not aware of any other business that may come before the meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy-holders.



                             STOCKHOLDER PROPOSALS


     Stockholder proposals intended to be presented at the 1999 annual meeting of stockholders of AVS must be received by AVS not later than February 22, 1999, at its principal executive offices, 6905 N.W. 25th Street, Miami, Florida 33122, Attention: Secretary, for inclusion in the proxy statement and proxy relating to the 1999 annual meeting of stockholders.



                            ADDITIONAL INFORMATION


     AVS will furnish without charge to any stockholder submitting a written request, AVS's Form 10-K Annual Report for 1997 filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Such written request should be directed to AVS, Attention: Secretary, at the address set forth above.



                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents previously filed with the Commission by AVS (File No. 001-11775) or Whitehall (File No. 001-05483) pursuant to the Exchange Act are incorporated by reference in this proxy statement: (i) AVS's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A;
(ii) AVS's Current Report on Form 8-K/A dated December 31, 1997; (iii) AVS's Current Report on Form 8-K dated February 12, 1998; (iv) AVS's Current Report on Form 8-K dated March 6, 1998; (v) the description of AVS Common Stock contained in AVS Registration Statement on Form 8-A12B, dated May 28, 1996;
(vi) AVS's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998; (vii) Whitehall's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A (Amendment No. 1); and (viii) Whitehall's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.



     In addition, all documents filed by AVS or Whitehall with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date and prior to the date of the Meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein or contained in this proxy statement shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this proxy statement except as so modified or superseded.


     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER TO WHOM THIS PROXY STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO AVS, FROM AVIATION SALES COMPANY, 6905 N.W. 25TH STREET, MIAMI, FLORIDA, TELEPHONE NUMBER (305) 592-4055;
ATTENTION: JOSEPH E. CIVILETTO, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER; AND IN THE CASE OF DOCUMENTS RELATING TO WHITEHALL, FROM WHITEHALL CORPORATION, P.O. BOX 29709, DALLAS, TEXAS 75229, TELEPHONE NUMBER (972) 247-8747;
ATTENTION: GARLAND

BRAITHWAITE, SENIOR VICE PRESIDENT. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE MEETING, REQUESTS SHOULD BE MADE BY JULY 13, 1998.



                           FORWARD-LOOKING STATEMENTS


     Certain statements in this proxy statement and in the documents incorporated herein by reference constitute "forward-looking statements" within meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of AVS, Whitehall, or industry results, to differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. With respect to AVS, such risks, uncertainties and other factors include, in addition to those described in "Risk Factors" elsewhere in this proxy statement and in any Commission filing: uncertainties with respect to changes and developments in social, business, economic, industry, market, legal and regulatory circumstances and conditions and actions to be taken or ommitted by third parties, including AVS's contractors, customers, suppliers, competitors, stockholders, legislative, regulatory, judicial and other govermental authorities. With respect to Whitehall, such risks, uncertainties and other factors include, among others: general economic and business conditions, aircraft and aviation industry trends, availability of financing and the inability or failure to indentify or consummate successful acquisitions or to assimilate the operations of any acquired business with those of Whitehall. These forward-looking statements speak only as of the date of this proxy statement. AVS and Whitehall expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in AVS's or Whitehall's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                            PAGE
                                                                                           -----
AVS'S CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 1997, 1996 and 1995
 Report of Independent Certified Public Accountants ....................................    F-3
 Consolidated Balance Sheets at December 31, 1996 and 1997 .............................    F-4
 Consolidated Statements of Income for the three years ended December 31, 1997 .........    F-6
 Consolidated Statements of Partners' Capital and Stockholders' Equity
   for the three years ended December 31, 1997 .........................................    F-7
 Consolidated Statements of Cash Flows for the three years ended December 31, 1997 .....    F-8
 Notes to AVS's Consolidated Financial Statements ......................................    F-9
Three Months Ended March 31, 1998 and 1997 (unaudited)
 Condensed Consolidated Balance Sheets as of December 31, 1997 and March 31, 1998 ......   F-28
 Condensed Consolidated Statements of Income
   for the Three Months Ended March 31, 1997 and 1998 ..................................   F-29
 Condensed Consolidated Statements of Cash Flows
   for the Three Months Ended March 31, 1997 and 1998 ..................................   F-30
 Notes to Condensed Consolidated Financial Statements ..................................   F-31
KRATZ-WILDE MACHINE COMPANY FINANCIAL STATEMENTS
 Report of Independent Certified Public Accountants ....................................   F-38
 Balance Sheets at October 31, 1996 and 1995 (audited) and at September 30, 1997
   (unaudited) .........................................................................   F-39
 Income Statements for the year ended October 31, 1996 (audited) and for the nine months
   ended September 30, 1997 and 1996 (unaudited) .......................................   F-40
 Statement of Retained Earnings ........................................................   F-41
 Statements of Cash Flows for the year ended October 31, 1996 (audited) and the nine
   months ended September 30, 1997 and 1996 (unaudited) ................................   F-42
 Notes to Financial Statements .........................................................   F-44
WHITEHALL'S CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 1997, 1996 and 1995
 Report of Independent Certified Public Accountants ....................................   F-49
 Consolidated Balance Sheets at December 31, 1996 and 1997 .............................   F-50
 Consolidated Statements of Operations for the three years ended December 31, 1997 .....   F-52
 Consolidated Statements of Shareholders' Equity for the years ended
   December 31, 1997, 1996 and 1995 ....................................................   F-53
 Consolidated Statements of Cash Flows for the years ended
   December 31, 1997, 1996 and 1995 ....................................................   F-54
 Notes to Whitehall's Consolidated Financial Statements ................................   F-55

                                                                                          PAGE
                                                                                         -----
Three Months Ended March 31, 1998 and 1997 (unaudited)
 Condensed Consolidated Balance Sheets at March 31, 1998 and December 31, 1997 .......   F-71
 Condensed Consolidated Statements of Income for the Three Months Ended
   March 31, 1998 and 1997 ...........................................................   F-72
 Condensed Consolidated Statements of Cash Flows for the Three Months Ended
   March 31, 1998 and 1997 ...........................................................   F-73
 Notes to Whitehall's Condensed Consolidated Financial Statements March 31, 1998 .....   F-74
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
 Unaudited Pro Forma Condensed Combined Balance Sheet ................................    P-2
 Unaudited Pro Forma Condensed Combined Statements of Operations .....................    P-3
 Notes to Unaudited Pro Forma Condensed Combined Financial Statements ................    P-7

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of Aviation Sales Company:


     We have audited the accompanying consolidated balance sheets of Aviation Sales Company (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, partners' capital and stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aviation Sales Company and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.




ARTHUR ANDERSEN LLP


Miami, Florida,
 March 2, 1998
 (except with respect to the matters discussed in Note 14 as to which the date is June 18, 1998).

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                                 DECEMBER 31,
                                                                       ---------------------------------
                                                                             1996              1997
                                                                       ---------------   ---------------
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents .........................................    $  1,262,149      $  4,985,751
 Accounts receivable, net of allowance for doubtful accounts of
   $3,779,580 and $3,474,532 in 1996 and 1997, respectively.........      37,086,899        66,545,155
 Inventories .......................................................      72,974,397       139,313,722
 Prepaid expenses ..................................................       4,067,332         3,111,728
 Deferred income taxes .............................................       1,972,410         2,004,148
                                                                        ------------      ------------
   Total current assets ............................................     117,363,187       215,960,504
                                                                        ------------      ------------
EQUIPMENT ON LEASE, net of accumulated amortization of
  $2,601,069 and $3,626,522 in 1996 and 1997, respectively..........      17,950,783        22,758,149
                                                                        ------------      ------------
FIXED ASSETS:
 Property and equipment ............................................       4,333,070        25,502,943
 Less--Accumulated depreciation ....................................      (2,027,197)       (5,008,668)
                                                                        ------------      ------------
   Total fixed assets ..............................................       2,305,873        20,494,275
                                                                        ------------      ------------
AMOUNTS DUE FROM RELATED PARTIES ...................................       2,914,615         2,891,343
                                                                        ------------      ------------
OTHER ASSETS:
 Goodwill ..........................................................              --        17,712,145
 Deposits and other ................................................         369,191         1,009,369
 Deferred income taxes .............................................       3,406,331         1,485,380
 Deferred financing costs, net .....................................         872,568         2,675,684
                                                                        ------------      ------------
   Total other assets ..............................................       4,648,090        22,882,578
                                                                        ------------      ------------
   Total assets ....................................................    $145,182,548      $284,986,849
                                                                        ============      ============
                                                 (CONTINUED)

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                                                                               DECEMBER 31,
                                                                      -------------------------------
                                                                           1996             1997
                                                                      --------------   --------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable .................................................   $ 15,736,288     $ 18,136,462
 Accrued expenses .................................................      8,501,372       16,362,777
 Notes payable, current maturities--
  Senior ..........................................................      7,428,571       12,258,391
  Revolver ........................................................     16,697,985       86,413,959
                                                                      ------------     ------------
   Total current liabilities ......................................     48,364,216      133,171,589
                                                                      ------------     ------------
LONG-TERM LIABILITIES:
 Deferred income ..................................................        890,065          962,063
 Notes payable--
  Senior ..........................................................     14,857,143       50,412,550
  Other ...........................................................             --        2,200,000
                                                                      ------------     ------------
   Total long-term liabilities ....................................     15,747,208       53,574,613
                                                                      ------------     ------------
COMMITMENTS AND CONTINGENCIES (Notes 7 and 8)
STOCKHOLDERS' EQUITY:
 Preferred stock, $.01 par value, 1,000,000 shares authorized, none
   outstanding ....................................................             --               --
 Common stock, $.001 par value, 30,000,000 shares authorized,
   9,422,042 and 9,399,932 shares outstanding in 1996 and 1997,
   respectively ...................................................          9,422            9,400
 Additional paid-in capital .......................................     71,304,446       70,660,457
 Retained earnings ................................................      9,757,256       27,570,790
                                                                      ------------     ------------
   Total stockholders' equity .....................................     81,071,124       98,240,647
                                                                      ------------     ------------
   Total liabilities and stockholders' equity .....................   $145,182,548     $284,986,849
                                                                      ============     ============

The accompanying notes are an integral part of these consolidated balance sheets.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME



                                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                                -----------------------------------------------------
                                                                       1995               1996              1997
                                                                -----------------   ---------------   ---------------
OPERATING REVENUES:
 Sales of aircraft parts, net ...............................     $ 108,434,709      $151,407,093      $243,819,616
 Rentals from leases and other ..............................         5,368,174        10,536,776        13,079,138
                                                                  -------------      ------------      ------------
                                                                    113,802,883       161,943,869       256,898,754
COST OF SALES ...............................................        71,314,263       110,358,502       180,712,495
                                                                  -------------      ------------      ------------
                                                                     42,488,620        51,585,367        76,186,259
                                                                  -------------      ------------      ------------
OPERATING EXPENSES:
 Operating ..................................................         8,988,894         9,319,981        14,286,220
 Selling ....................................................         4,820,081         6,977,518         9,665,535
 General and administrative .................................         8,640,423        10,681,242        16,771,700
 Depreciation and amortization ..............................         1,465,915         2,322,791         3,093,599
 Gain on litigation settlement with former employee .........                --                --        (2,625,000)
                                                                  -------------      ------------      ------------
                                                                     23,915,313        29,301,532        41,192,054
                                                                  -------------      ------------      ------------
INCOME FROM OPERATIONS ......................................        18,573,307        22,283,835        34,994,205
INTEREST EXPENSE AND AMORTIZATION OF
  DEFERRED FINANCING COSTS ..................................         8,287,584         5,350,020         7,431,916
                                                                  -------------      ------------      ------------
INCOME BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEM ........................................        10,285,723        16,933,815        27,562,289
INCOME TAX (BENEFIT) EXPENSE ................................                --          (426,033)       10,781,519
                                                                  -------------      ------------      ------------
INCOME BEFORE EXTRAORDINARY ITEM ............................        10,285,723        17,359,848        16,780,770
EXTRAORDINARY ITEM, NET OF INCOME
  TAXES .....................................................                --         1,862,140                --
                                                                  -------------      ------------      ------------
NET INCOME ..................................................     $  10,285,723      $ 15,497,708      $ 16,780,770
                                                                  =============      ============      ============
BASIC EARNINGS PER SHARE:
 Income before extraordinary item ...........................                        $       2.22      $       1.78
 Extraordinary item, net of income taxes ....................                                0.24                --
                                                                                     ------------      ------------
 Net income .................................................                        $       1.98      $       1.78
                                                                                     ============      ============
DILUTED EARNINGS PER SHARE:
 Income before extraordinary item ...........................                        $       2.22      $       1.77
 Extraordinary item, net of income taxes ....................                                0.24                --
                                                                                     ------------      ------------
 Net income .................................................                        $       1.98      $       1.77
                                                                                     ============      ============
PRO FORMA DILUTED AND BASIC EARNINGS
  PER SHARE
 Pro forma income before extraordinary item .................     $        1.00      $       1.32
 Extraordinary item, net of income taxes ....................                --              0.24
                                                                  -------------      ------------
 Pro forma net income .......................................     $        1.00      $       1.08
                                                                  =============      ============


The accompanying notes are an integral part of these consolidated financial statements.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL AND STOCKHOLDERS' EQUITY



                                                         TOTAL           COMMON STOCK
                                                       PARTNERS'    -----------------------
                                                        CAPITAL        SHARES      AMOUNT
                                                   ---------------- ------------ ----------
BALANCE AS OF DECEMBER 31, 1994 ..................  $    7,078,698     859,542     $  859
 Net income ......................................      10,285,723          --         --
 Distribution to partners ........................      (3,306,854)         --         --
 Acquisition of AvEng Trading Partners, Inc.
  (Note 2) .......................................              --     400,000        400
                                                    --------------     -------     ------
BALANCE AS OF DECEMBER 31, 1995 ..................      14,057,567   1,259,542      1,259
 Distributions to partners prior to initial
  public offering ................................      (3,041,936)         --         --
 Net income ......................................       5,881,480          --         --
 Exchange of partnership interests for
  common stock (Note 1) ..........................     (16,897,111)  4,425,000      4,425
 Net proceeds from initial public offering .......              --   3,737,500      3,738
                                                    --------------   ---------     ------
BALANCE AS OF DECEMBER 31, 1996 ..................              --   9,422,042      9,422
 Impact of immaterial poolings (Note 2) ..........              --          --         --
 Net income ......................................              --          --         --
 Stock options exercised .........................              --      34,890         35
 Gain on litigation settlement with former
  employee (Note 7) ..............................              --     (75,000)       (75)
 Issuance of common stock to employees
  (Note 6) .......................................              --      18,000         18
                                                    --------------   ---------     ------
BALANCE AS OF DECEMBER 31, 1997 ..................  $           --   9,399,932     $9,400
                                                    ==============   =========     ======



                                                                                                        TOTAL
                                                     ADDITIONAL                       TOTAL       PARTNERS' CAPITAL
                                                       PAID-IN       RETAINED     STOCKHOLDERS'   AND STOCKHOLDERS'
                                                       CAPITAL       EARNINGS         EQUITY           EQUITY
                                                   -------------- -------------- --------------- ------------------
BALANCE AS OF DECEMBER 31, 1994 ..................  $       (859)  $        --    $         --     $    7,078,698
 Net income ......................................            --            --              --         10,285,723
 Distribution to partners ........................            --            --              --         (3,306,854)
 Acquisition of AvEng Trading Partners, Inc.
  (Note 2) .......................................            --       141,028         141,428            141,428
                                                    ------------   -----------    ------------     --------------
BALANCE AS OF DECEMBER 31, 1995 ..................          (859)      141,028         141,428         14,198,995
 Distributions to partners prior to initial
  public offering ................................            --            --              --         (3,041,936)
 Net income ......................................            --     9,616,228       9,616,228         15,497,708
 Exchange of partnership interests for
  common stock (Note 1) ..........................     6,732,436            --       6,736,861        (10,160,250)
 Net proceeds from initial public offering .......    64,572,869            --      64,576,607         64,576,607
                                                    ------------   -----------    ------------     --------------
BALANCE AS OF DECEMBER 31, 1996 ..................    71,304,446     9,757,256      81,071,124         81,071,124
 Impact of immaterial poolings (Note 2) ..........       582,764     1,032,764       1,615,528          1,615,528
 Net income ......................................            --    16,780,770      16,780,770         16,780,770
 Stock options exercised .........................       720,940            --         720,975            720,975
 Gain on litigation settlement with former
  employee (Note 7) ..............................    (2,624,925)           --      (2,625,000)        (2,625,000)
 Issuance of common stock to employees
  (Note 6) .......................................       677,232            --         677,250            677,250
                                                    ------------   -----------    ------------     --------------
BALANCE AS OF DECEMBER 31, 1997 ..................  $ 70,660,457   $27,570,790    $ 98,240,647     $   98,240,647
                                                    ============   ===========    ============     ==============

The accompanying notes are an integral part of these consolidated financial statements.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                            FOR THE YEARS
                                                                                            ENDED DECEMBER
                                                                                                 31,
                                                                                           ----------------
                                                                                                 1995
                                                                                           ----------------
CASH FLOW FROM OPERATING ACTIVITIES:
 Net income ..............................................................................  $   10,285,723
 Adjustments to reconcile net income to net cash provided by (used in) operating activities:
  Depreciation and amortization ..........................................................       2,132,522
  Gain on sale of equipment on lease, net of proceeds ....................................              --
  Provision for doubtful accounts ........................................................         360,000
  Deferred income taxes ..................................................................              --
  Extraordinary item, net of income taxes ................................................              --
  Issuance of common stock to employees ..................................................              --
  Gain on litigation settlement with former employee .....................................              --
  Increase in accounts receivable, net ...................................................      (7,204,803)
  (Increase) decrease in inventories .....................................................       4,330,960
  (Increase) decrease in prepaid expenses ................................................             (95)
  (Increase) decrease in deposits and other ..............................................        (662,426)
  Increase in accounts payable ...........................................................       4,270,902
  Increase in accrued expenses ...........................................................         365,864
  Increase in deferred income ............................................................         103,575
                                                                                            --------------
    Net cash provided by (used in) operating activities ..................................      13,982,222
                                                                                            --------------
CASH FLOW FROM INVESTING ACTIVITIES:
 Cash used in acquisitions, net of cash acquired .........................................      (1,060,538)
 Purchases of equipment ..................................................................        (897,544)
 Purchases of spare parts on lease .......................................................      (2,722,054)
 Payments to/from related parties ........................................................         (60,059)
                                                                                            --------------
    Net cash used in investing activities ................................................      (4,740,195)
                                                                                            --------------
CASH FLOW FROM FINANCING ACTIVITIES:
 Repayment of senior debt ................................................................      (5,000,000)
 Net issuance (repayment) of senior revolving facility ...................................      (2,109,400)
 Distributions to partners--ASC partnership ..............................................      (3,306,854)
 Payment of initial public offering proceeds to original credit facility and subordinated               --
  debt
 Payments to J/T Aviation Partners .......................................................              --
 Borrowings under new credit facility ....................................................              --
 Payments under new credit facility ......................................................              --
 Issuance of senior debt under acquisition facility ......................................              --
 Payments of senior debt under acquisition facility ......................................              --
 Proceeds from note to prior owners of Kratz-Wilde .......................................              --
 Proceeds from equipment loan ............................................................              --
 Payments on equipment loan ..............................................................              --
 Proceeds from initial public offering ...................................................              --
 Stock options exercised .................................................................              --
 Payment of deferred financing costs .....................................................         (54,745)
                                                                                            --------------
    Net cash provided by (used in) financing activities ..................................     (10,470,999)
                                                                                            --------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .....................................      (1,228,972)
                                                                                            --------------
CASH AND CASH EQUIVALENTS, beginning of period ...........................................       1,482,279
                                                                                            --------------
CASH AND CASH EQUIVALENTS, end of period .................................................  $      253,307
                                                                                            ==============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid ...........................................................................  $    7,717,005
                                                                                            ==============
 Income taxes paid .......................................................................  $           --
                                                                                            ==============



                                                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                                                           ---------------------------------
                                                                                                 1996             1997
                                                                                           ---------------- ----------------
CASH FLOW FROM OPERATING ACTIVITIES:
 Net income ..............................................................................  $   15,497,708   $   16,780,770
 Adjustments to reconcile net income to net cash provided by (used in) operating activities:
  Depreciation and amortization ..........................................................       2,938,974        4,276,863
  Gain on sale of equipment on lease, net of proceeds ....................................              --        3,796,929
  Provision for doubtful accounts ........................................................       1,954,000        3,081,063
  Deferred income taxes ..................................................................      (5,378,741)       1,331,943
  Extraordinary item, net of income taxes ................................................       1,862,140               --
  Issuance of common stock to employees ..................................................              --          677,250
  Gain on litigation settlement with former employee .....................................              --       (2,625,000)
  Increase in accounts receivable, net ...................................................     (12,366,644)     (25,528,342)
  (Increase) decrease in inventories .....................................................     (18,017,715)     (57,836,421)
  (Increase) decrease in prepaid expenses ................................................      (4,010,369)         975,076
  (Increase) decrease in deposits and other ..............................................         503,273          (21,106)
  Increase in accounts payable ...........................................................       5,238,370          571,706
  Increase in accrued expenses ...........................................................       3,786,258        5,629,642
  Increase in deferred income ............................................................          12,750           71,998
                                                                                            --------------   --------------
    Net cash provided by (used in) operating activities ..................................      (7,979,996)     (48,817,629)
                                                                                            --------------   --------------
CASH FLOW FROM INVESTING ACTIVITIES:
 Cash used in acquisitions, net of cash acquired .........................................      (8,953,820)     (39,946,846)
 Purchases of equipment ..................................................................      (1,111,368)      (4,394,433)
 Purchases of spare parts on lease .......................................................      (7,829,797)     (10,528,415)
 Payments to/from related parties ........................................................         116,583           23,272
                                                                                            --------------   --------------
    Net cash used in investing activities ................................................     (17,778,402)     (54,846,422)
                                                                                            --------------   --------------
CASH FLOW FROM FINANCING ACTIVITIES:
 Repayment of senior debt ................................................................      (5,000,000)              --
 Net issuance (repayment) of senior revolving facility ...................................      15,763,592               --
 Distributions to partners--ASC partnership ..............................................      (3,041,936)              --
 Payment of initial public offering proceeds to original credit facility and subordinated      (52,806,400)              --
  debt
 Payments to J/T Aviation Partners .......................................................     (10,160,250)              --
 Borrowings under new credit facility ....................................................      16,697,985       66,270,149
 Payments under new credit facility ......................................................      (2,857,143)      (4,642,857)
 Issuance of senior debt under acquisition facility ......................................       6,000,000       40,000,000
 Payments of senior debt under acquisition facility ......................................        (857,143)      (2,000,000)
 Proceeds from note to prior owners of Kratz-Wilde .......................................              --        2,200,000
 Proceeds from equipment loan ............................................................              --        7,200,000
 Payments on equipment loan ..............................................................              --         (171,916)
 Proceeds from initial public offering ...................................................      64,576,607               --
 Stock options exercised .................................................................              --          720,975
 Payment of deferred financing costs .....................................................      (1,548,072)      (2,188,698)
                                                                                            --------------   --------------
    Net cash provided by (used in) financing activities ..................................      26,767,240      107,387,653
                                                                                            --------------   --------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .....................................       1,008,842        3,723,602
                                                                                            --------------   --------------
CASH AND CASH EQUIVALENTS, beginning of period ...........................................         253,307        1,262,149
                                                                                            --------------   --------------
CASH AND CASH EQUIVALENTS, end of period .................................................  $    1,262,149   $    4,985,751
                                                                                            ==============   ==============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid ...........................................................................  $    4,884,720   $    5,978,262
                                                                                            ==============   ==============
 Income taxes paid .......................................................................  $    3,002,431   $    6,518,025
                                                                                            ==============   ==============

         The accompanying notes are an integral part of these consolidated financial statements.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1--GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


ORGANIZATION AND OPERATIONS


     Aviation Sales Company ("ASC" or the "Company") is a Delaware corporation. The operations of the Company were initially conducted by AJT Capital Partners d/b/a Aerospace International Services ("AIS"). AIS was formed in February 1992 to acquire certain aircraft spare parts owned by Eastern Air Lines, Inc. (the "EAL Inventory") and certain outstanding accounts receivable. On December 2, 1994, (effective November 30, 1994) AIS organized ASC Acquisition Partners, L.P. (the "Partnership") to acquire the Aviation Sales Company business unit from Aviall Services, Inc. ("Aviall") and to operate the business of AIS and the Partnership on a going forward basis. Simultaneously with the acquisition, AIS contributed all of its assets to the Partnership. For accounting purposes, the Partnership and AIS were considered related parties as the ultimate ownership interests of the Partnership were held by parties who owned substantially the same ownership percentage in AIS. As a result, the combination was accounted for in a manner similar to a pooling of interests.


     The Company was formed on June 26, 1996, when: (i) all but one of the parties holding interests in the Partnership contributed their interests in the Partnership to the Company in exchange for 2,924,000 shares of the Company's common stock, and (ii) one of the parties holding an interest in the Partnership, J/T Aviation Partners ("J/T"), contributed its interest in the Partnership to the Company in exchange for 1,501,000 shares of the Company's common stock and an amount equal to the proceeds to be received by the Company for 575,000 shares of common stock sold in the offering, as more completely described below.


     On June 26, 1996, the Company's registration statement on Form S-1 was declared effective. On July 2, 1996, the Company closed its public offering of 3,250,000 shares of its common stock at $19 per share. In addition, the Company granted the underwriters of its public offering a 30-day option to purchase up to 487,500 additional shares of its common stock to cover the over-allotment option. On July 25, 1996, the underwriters exercised the over-allotment option and the Company sold an additional 487,500 shares of its common stock.


     The net proceeds from the offering after all expenses were $64,576,607. Of such proceeds, $10,160,250 was used to pay indebtedness due to J/T in connection with the formation of the Company. The remaining proceeds were used to repay senior and subordinated indebtedness. See Note 5.


ACCOUNTING ESTIMATES


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.


PRINCIPLES OF CONSOLIDATION


     The accompanying consolidated financial statements include the accounts of ASC and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 1--GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) CASH AND CASH EQUIVALENTS


     The Company considers all deposits with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents at December 31, 1996 and 1997, include cash held by the Company in demand deposit accounts.



REVENUE RECOGNITION


     Sales of aircraft parts are recognized as revenues when the product is shipped and title has passed to the customer. The Company records reserves for estimated sales returns in the period sales are made. Reserves for returns as of December 31, 1996 and 1997 were $1,227,598 and $1,740,813, respectively. The Company also warehouses and sells inventories on behalf of others under consignment arrangements. The Company records commission revenues on the sale of consignment inventories upon shipment of the product. The Company exchanges rotable parts in need of service or overhaul for new, overhauled or serviceable parts in its inventory for a fee. Fees on exchanges are recorded in revenue at the time the product is shipped. The Company performs inventory repair management and warehouse management services to customers on a contractual basis. These service fees are recorded in revenue over the course of the contract as the services are rendered. Gain on sale of equipment on lease is included in rentals from leases and other.


INVENTORIES


     Inventories, which consist primarily of aviation parts, are stated at the lower of cost or market on primarily a specific identification basis. In instances where bulk purchases of inventory items are made, cost is determined based upon an allocation by management of the bulk purchase price to the individual components. Expenditures required for the recertification of parts are capitalized as inventory and are expensed as the parts associated with the re-certification are sold. The Company enters into consignment arrangements for bulk quantities of inventory items. Costs to disassemble and warehouse bulk items are capitalized and expensed as the consigned items are sold. As a result of the acquisitions of Aerocell and Kratz in 1997, the Company maintains raw materials and work in progress inventories in support of those manufacturing and overhaul facilities. At December 31, 1996 and 1997, inventories consisted of the following:


                                     1996              1997
                                --------------   ----------------
   Finished goods ...........    $72,974,397      $ 131,582,005
   Work in process ..........             --          2,114,408
   Raw materials ............             --          5,617,309
                                 -----------      -------------
                                 $72,974,397      $ 139,313,722
                                 ===========      =============

EQUIPMENT ON LEASE


     The Company, primarily through Aviation Sales Leasing Company, leases engines and spare parts inventories to the airline industry on a worldwide basis through operating leases. Operating lease income is recognized on a straight-line basis over the term of the underlying leases. The cost of equipment on lease is amortized, principally on a straight-line basis, to the estimated remaining net realizable value over the lease term or the economic life of the equipment.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 1--GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) PROPERTY AND EQUIPMENT


     At December 31, 1996 and 1997, property and equipment consisted of the following:


                                                  1996              1997
                                            ---------------   ---------------
   Land .................................    $         --      $    396,810
   Buildings ............................              --         3,890,493
   Machinery and equipment ..............         475,666        14,452,515
   Furniture and fixtures ...............       3,857,404         6,763,125
                                             ------------      ------------
                                                4,333,070        25,502,943
     Accumulated depreciation  ..........      (2,027,197)       (5,008,668)
                                             ------------      ------------
                                             $  2,305,873      $ 20,494,275
                                             ============      ============

     For financial reporting purposes, the Company provides for depreciation of property and equipment using the straight-line method at annual rates sufficient to amortize the cost of the assets less estimated salvage values over their estimated useful lives. Estimated useful lives range from 3 to 15 years for the Company's property and equipment.


     Maintenance and repair expenditures are charged to expense as incurred, and expenditures for betterments and major renewals are capitalized. The carrying amounts of assets which are sold or retired and the related accumulated depreciation are removed from the accounts in the year of disposal, and any resulting gain or loss is reflected in income. Such gains or losses were not significant during the years ended December 31, 1995, 1996 and 1997.


     Depreciation expense amounted to $510,455, $746,626 and $1,777,559 for the years ended December 31, 1995, 1996 and 1997, respectively.



INTANGIBLE ASSETS


     The costs associated with obtaining financing are included in the accompanying consolidated balance sheets as deferred financing costs and are being amortized over the initial terms of the loans to which such costs relate. Amortization expense for the years ended December 31, 1995, 1996 and 1997 was $666,607, $616,183 and $385,582, respectively. During the first quarter of 1998, the Company completed the offering and sale of $165 million in senior subordinated notes, using a portion of the proceeds to retire existing debt. In connection with these transactions, the Company will write off the deferred financing costs related to the term loan agreements eliminated with the proceeds. See Note 14.


     The excess of the purchase price over the fair values of the net assets acquired from Kratz-Wilde Machine Company, Inc. in 1997 was approximately $17.9 million. This amount has been recorded as goodwill, which is being amortized on a straight-line basis over 20 years. Amortization expense for the year ended December 31, 1997 was $189,602.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 1--GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

                                                  DECEMBER 31,
                                         -------------------------------
                                              1996             1997
                                         -------------   ---------------
   Deferred financing costs:
    Original basis ...................    $1,055,184       $ 3,243,882
    Accumulated amortization .........      (182,616)         (568,198)
                                          ----------       -----------
                                          $  872,568       $ 2,675,684
                                          ==========       ===========
   Goodwill
    Original basis ...................    $       --       $17,901,747
    Accumulated amortization .........            --          (189,602)
                                          ----------       -----------
                                          $       --       $17,712,145
                                          ==========       ===========

     The Company continually evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of intangible assets or whether the remaining balance of intangible assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the intangible assets in measuring their recoverability.


DEFERRED INCOME

     Advance payments and deposits received on operating leases are initially deferred and subsequently recognized as the Company's obligations under the lease agreement are fulfilled.


STOCK COMPENSATION PLANS

     At December 31, 1997, the Company has two stock-based compensation plans, which are more fully described in Note 12. The Company accounts for the fair value of its grants under those plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") on January 1, 1996.


INCOME TAXES

     Prior to June 26, 1996, the business of the Company was conducted by the Partnership and therefore was not subject to income taxes. The Company, as a result of the transfer of the net assets of the Partnership to the Company and the initial public offering of its common stock, became subject to federal and state income taxes. At that time, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Deferred income taxes, which arose primarily as a result of temporary differences between the Partnership's book and tax basis of certain assets and liabilities, were recorded, resulting in an adjustment to the Company's reported earnings in the period of adoption. A deferred income tax benefit of $914,459 was credited to operations at the time of adoption. The transfer of J/T's interest in the Partnership to the Company described in Note 1 resulted in a step-up in basis in the Company's net assets for tax purposes. As a result, during 1996, a deferred tax benefit of $3,962,498 was recorded. See
Note 11.

     Under SFAS 109, deferred tax assets or liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 1--GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability from period to period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance would be included in the provision for deferred income taxes in the period of change.


FINANCIAL INSTRUMENTS


     The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short maturity of the instruments and the provision for what management believes to be adequate reserves for potential losses. Management believes the fair value of long-term debt approximates the carrying amount of long-term debt in the accompanying consolidated balance sheets as substantially all of the Company's long-term debt reprices to market based on variable interest rate terms.


YEAR 2000 SYSTEMS COSTS


     The Company utilizes software and related technologies throughout its businesses that will be affected by the date change in the year 2000. The Company is currently in the early stages of purchasing and implementing a new management information system which management believes will mitigate the Year 2000 issues currently inherent in the Company's existing systems. However, the Company cannot measure the impact that the Year 2000 issue will have on its vendors, suppliers, customers and other parties with which it conducts business. The cost of the new MIS system is expected to be approximately $8.0 million, which will be incurred over approximately a two-year period.


RECENTLY ISSUED ACCOUNTING STANDARDS


     Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), is effective for fiscal years ending after December 15, 1997. This statement specifies the computation, presentation and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. Earnings per share have been restated to comply with SFAS 128 for all periods presented. See Note 10.


     The Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of" ("SFAS 121") in 1996. SFAS 121 establishes accounting standards for recording the impairment of long-lived assets, certain identifiable intangibles and goodwill. The adoption of SFAS 121 did not have a material impact on the Company's financial position or results of its operations.


     Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), was issued by the Financial Accounting Standards Board in June 1997. This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of financial statements. The objective of SFAS 130 is to report a measure (comprehensive income) of all changes in equity of an enterprise that result from transactions and other economic events in a period other than transactions with owners. Management believes the adoption of SFAS 130

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 1--GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) will not have a material impact on the Company's consolidated financial statements, and upon adoption, will disclose comprehensive income in the consolidated statement of stockholders' equity.


     Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), was issued by the Financial Accounting Standards Board in June 1997. This statement establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company will adopt SFAS 131 effective December 31, 1998.


NOTE 2--BUSINESS COMBINATIONS


ACQUISITIONS ACCOUNTED FOR UNDER THE PURCHASE METHOD OF ACCOUNTING:


     On August 9, 1996, the Company completed the acquisition of certain assets of the business of Dixie Bearings, Incorporated ("Dixie") relating primarily to the sale of new bearings for use in aircraft for a purchase price of approximately $9.0 million. The acquisition was accounted for using the purchase method of accounting. Accordingly, the operations of Dixie since the acquisition have been included in the accompanying consolidated financial statements from the date of acquisition. The historical operations of Dixie, when compared to the historical operations of the Company, are not significant. In connection with the acquisition, the Company borrowed $6,000,000 of senior notes payable to financial institutions and paid the balance in cash. See Note 5.


     On October 17, 1997 the Company completed the acquisition of substantially all of the assets of the business of Kratz-Wilde Machine Company, a Kentucky corporation ("Kratz-Wilde") for a purchase price, including acquisition costs and net cash acquired, of approximately $39.6 million in cash and notes and the assumption of certain liabilities of Kratz-Wilde in the approximate amount of $2.2 million. Kratz-Wilde specializes in the manufacture of machined components primarily for jet engines, and also produces some automotive and faucet components. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the fair values at the date of acquisition. The operations of Kratz-Wilde since the acquisition have been included in the accompanying consolidated financial statements from the date of acquisition. As a result of the Kratz-Wilde acquisition, the Company's operating revenues increased approximately $6.5 million from the date of the acquisition through December 31, 1997. In connection with the acquisition, the Company borrowed $40.0 million of senior notes payable to financial institutions, with the remainder of the acquisition price payable to the prior owners over a two year period. See Note 5.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 2--BUSINESS COMBINATIONS--(CONTINUED)
     The Company's unaudited pro forma consolidated results of operations assuming the Kratz-Wilde acquisition had occurred on January 1, 1996 are as follows:


                                                                       YEAR ENDED DECEMBER 31,
                                                                    ------------------------------
                                                                          1996             1997
                                                                    ----------------   -----------
                                                                    (IN $ MILLIONS EXCEPT EARNINGS
                                                                              PER SHARE)
   Revenue ......................................................      $ 186.5          $ 286.6
   Income before extraordinary item .............................          8.0  (a)        19.3
   Diluted earnings per share before extraordinary item .........     $    1.03         $   2.03

----------------
(a) Includes an adjustment to record pro forma income tax expense as if the Company had been a C corporation since January 1, 1996.


     The unaudited pro forma results of operations are presented for informational purposes only and may not necessarily reflect the future results of operations of the Company or what the results of operations would have been had the Company owned and operated this business as of January 1, 1996.


ACQUISITIONS ACCOUNTED FOR UNDER THE POOLING OF INTERESTS METHOD OF ACCOUNTING:



     Shares issued to consummate acquisitions accounted for under the pooling of interests method of accounting are reflected as outstanding for all periods presented in the accompanying financial statements.


     On December 10, 1996, the Company acquired AvEng Trading Partners, Inc. ("AvEng"), a company that was formed in 1995, for consideration of 400,000 shares of the Company's common stock. Although the acquisition was accounted for using the pooling of interests method of accounting, the accompanying consolidated statements of income, partners' capital and stockholders' equity and cash flows prior to December 31, 1995 have not been restated to give retroactive effect for the acquisition due to the immateriality of the restated amounts.


     On September 30, 1997, the Company acquired Aerocell Structures, Inc. ("Aerocell") for consideration of 620,970 shares of the Company's common stock. Although the acquisition was accounted for using the pooling of interests method of accounting, the accompanying consolidated financial statements prior to December 31, 1996 have not been restated to give retroactive effect for the acquisition due to the immateriality of the restated amounts.


     On December 31, 1997, the Company acquired Apex Manufacturing, Inc. ("Apex") for consideration of 238,572 shares of the Company's common stock. Although the acquisition was accounted for using the pooling of interests method of accounting, the accompanying consolidated financial statements prior to December 31, 1996 have not been restated to give retroactive effect for the acquisition due to the immateriality of the restated amounts.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 2--BUSINESS COMBINATIONS--(CONTINUED)
     Details of the results of operations of the Company and the pooled entities for the periods before the pooling of interest combinations were consummated are as follows:


                                                                      1996          1997
                                                                  -----------   -----------
                                                                       (IN $ MILLIONS)
   Revenue:
    The Company ...............................................    $  152.6      $  230.3
    AvEng .....................................................         9.3            --
    Aerocell and Apex .........................................          --          26.6
                                                                   --------      --------
                                                                   $  161.9      $  256.9
                                                                   ========      ========
   Income from continuing operations before extraordinary item:
    The Company ...............................................    $   16.6      $   13.7
    AvEng .....................................................         0.8            --
    Aerocell and Apex .........................................          --           3.1
                                                                   --------      --------
                                                                   $   17.4      $   16.8
                                                                   ========      ========

     The preliminary purchase price allocations for business combinations accounted for under the purchase method of accounting (including historical accounts of immaterial acquisitions accounted for under the pooling of interests method of accounting) were as follows:


                                                                            YEAR ENDED DECEMBER 31,
                                                                ------------------------------------------------
                                                                     1995            1996              1997
                                                                -------------   --------------   ---------------
   Cash and cash equivalents ................................    $       --       $       --      $  2,970,714
   Accounts receivable ......................................            --        2,898,460         7,010,977
   Inventories ..............................................      (522,439)       6,000,000         8,502,904
   Prepaid expenses .........................................            --               --            19,472
   Deposits and other .......................................            --               --           619,072
   Fixed assets .............................................            --          100,000        15,571,528
   Goodwill .................................................            --               --        17,901,747
   Accounts payable .........................................     1,582,977          (44,640)       (1,828,468)
   Accrued expenses .........................................            --               --        (2,231,763)
   Deferred income taxes ....................................            --               --          (557,270)
   Notes payable ............................................            --               --        (3,445,825)
   Common stock issued and paid in capital received .........            --               --        (1,615,528)
                                                                 ----------       ----------      ------------
                                                                  1,060,538        8,953,820        42,917,560
   Less cash acquired .......................................            --               --        (2,970,714)
                                                                 ----------       ----------      ------------
   Cash used in acquisitions, net of cash acquired ..........    $1,060,538       $8,953,820      $ 39,946,846
                                                                 ==========       ==========      ============

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 3--ACCOUNTS RECEIVABLE


     The Company distributes products in the United States and abroad to commercial airlines, air cargo carriers, distributors, maintenance facilities, corporate aircraft operators and other aerospace companies. The Company's credit risks consist of accounts receivable from customers in the aviation industry. The Company performs periodic credit evaluations of its customers' financial conditions and provides allowances for doubtful accounts as required. No single customer represents greater than 10 percent of total revenues or accounts receivable for the years ended December 31, 1995, 1996 or 1997.


NOTE 4--EQUIPMENT ON LEASE


     In the normal course of business, the Company leases engines and spare parts to third parties pursuant to noncancelable operating leases ranging from one to ten years. The cost and accumulated amortization of equipment on lease are as follows:


                                                    DECEMBER 31,
                                           -------------------------------
                                                1996             1997
                                           --------------   --------------
   Equipment on lease, at cost .........    $ 20,551,852     $ 26,384,671
   Accumulated amortization ............      (2,601,069)      (3,626,522)
                                            ------------     ------------
                                            $ 17,950,783     $ 22,758,149
                                            ============     ============

     At December 31, 1996 and 1997, $8,464,366 and $5,417,271, respectively, of equipment on lease was maintained in the Far East.


     Deposits of $890,065 and $962,063, respectively, received from the leases are recorded as deferred income in the accompanying December 31, 1996 and 1997 consolidated balance sheets and will be applied in connection with final settlement of these leases.


     Amortization expense amounted to $955,460, $1,576,165 and $1,924,120 for the years ended December 31, 1995, 1996 and 1997, respectively.


     Future minimum lease receivables under the leases are as follows:


YEARS ENDING DECEMBER 31,
---------------------------
      1998 ................   $ 3,989,647
      1999 ................     3,205,884
      2000 ................     2,888,948
      2001 ................     1,707,384
      2002 ................     1,398,474
      Thereafter ..........     3,744,000
                              -----------
                              $16,934,337
                              ===========

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 5--NOTES PAYABLE


     At December 31, 1996 and 1997, notes payable consisted of the following:


                                                                      DECEMBER 31,
                                                           -----------------------------------
                                                                 1996               1997
                                                           ----------------   ----------------
   Amended Term Loan ...................................    $  17,142,857      $  17,642,857
   Amended Revolving Credit Facility:
    Revolving loan .....................................       16,697,985         86,413,959
    Acquisition loan facility ..........................        5,142,857         38,000,000
   Term loan--leased assets ............................               --          7,028,084
   Note payable to prior owners of Kratz-Wilde .........               --          2,200,000
   Less--Current maturities ............................      (24,126,556)       (98,672,350)
                                                            -------------      -------------
   Net long-term notes payable .........................    $  14,857,143      $  52,612,550
                                                            =============      =============

     Future maturities of notes payable at December 31, 1997 are as follows:


   YEARS ENDING DECEMBER 31,
-----------------------------
      1998 .................   $ 98,672,350
      1999 .................     13,346,159
      2000 .................     13,522,188
      2001 .................     12,414,538
      2002 .................     13,329,665
                               ------------
                               $151,284,900
                               ============

     Prior to July 2, 1996, the Company financed its working capital needs primarily through, (a) a series of term loans (with $55 million in principal outstanding at December 31, 1995) payable periodically through November 30, 2000, and (b) a $20 million revolving credit facility expiring November 30, 1999.


     On July 2, 1996, the Company completed the repayment of indebtedness and restructuring of its Revolving Credit Facility per the terms of an amended credit facility (the "Amended Credit Facility") dated June 27, 1996. The Amended Credit Facility consisted of (a) a term loan facility in an original principal amount of $20.0 million and (b) a $50.0 million revolving loan, letter of credit and acquisition loan facility. In connection with the repayment and restructuring of the previous bank lending agreement, the Company wrote-off $3,052,688 of deferred financing costs (resulting in an extraordinary item, net of income taxes of $1,862,140).


     On August 22, 1997, the Company amended its Amended Credit Facility pursuant to the terms of a Second Amended and Restated Credit Agreement, which was, itself, amended on October 17, 1997.


     On October 17, 1997, the Company amended the Second Amended Credit Agreement pursuant to the terms of a Third Amended and Restated Credit Agreement (the "Third Amended Credit Agreement"). Pursuant to the Third Amended Credit Agreement, the Company has obtained a credit facility consisting of (a) a term loan facility (the "Third Amended Term Loan") in a principal amount of

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 5--NOTES PAYABLE--(CONTINUED)
$18.6 million, and (b) a $131.4 million revolving loan, letter of credit and acquisition loan facility, subject to an availability calculation based on the eligible borrowing base (the "Third Amended Revolving Credit Facility"). The eligible borrowing base includes certain receivables and inventories of the Company. The letter of credit portion of the Third Amended Revolving Credit Facility is subject to a $15 million sublimit and the acquisition loan portion of the Third Amended Revolving Credit Facility is subject to a $40 million sublimit, with the imposition of certain borrowing criteria based on the satisfaction of certain debt ratios. The interest rate on the Third Amended Credit Agreement is, at the option of the Company, (a) prime plus a margin, or
(b) LIBOR plus a margin, where the margin determination is made based upon the Company's financial performance over the 12 month period (ranging from 0.0% to 1.25% in the event prime is utilized, or 1.50% to 2.75% in the event LIBOR is utilized). At December 31, 1997, the margin was .25% for prime rate loans and 1.75% for LIBOR rate loans.


     The Third Amended Term Loan, as well as any portion of the revolving credit facility utilized to make acquisitions, amortizes in equal quarterly installments and terminates on July 31, 2002. Interim payments under the Third Amended Revolving Credit Facility will be made from daily collections of the Company's accounts receivable. The Third Amended Revolving Credit Facility will terminate on July 31, 2002. The Third Amended Credit Agreement contains financial and other covenants and mandatory prepayment events, as defined. At December 31, 1997, the Company was in compliance with all covenants of the Third Amended Credit Agreement. The Third Amended Credit Agreement is secured by a lien on substantially all of the assets of the Company. On December 31, 1997, the outstanding balances under the Third Amended Term Loan and Third Amended Revolving Credit Facility were $55.6 million (including $38.0 million borrowed under the acquisition subfacility) and $86.4 million, respectively.


     The Company entered into a subordinated loan agreement (the "Subordinated Debt") on December 2, 1994, whereby the Partnership borrowed $7.0 million from the partners which was payable in a single lump sum on the earlier of June 2, 2001, or six months after amounts borrowed pursuant to the credit facility have been paid in full. Upon the earlier to occur of June 2, 2001 or the repayment of the Subordinated Debt in full, the Company was required to pay to the partners an additional facility fee of $350,000, provided that, if the Subordinated Debt was prepaid in full prior to June 2, 1996, the Company would be released from its obligation to pay such facility fee. On July 2, 1996, the Company repaid the Subordinated Debt in full and the facility fee with a portion of the proceeds of the initial public offering. The Subordinated Debt bore interest at prime plus 5 percent.


     On August 5, 1997, the Company entered into a term loan agreement in a principal amount of $7.2 million to finance certain equipment and rotable parts on a long-term lease, which secure the loan. This loan is payable in 59 consecutive equal monthly payments of $91,750 commencing September 14, 1997, with a final balloon payment due on August 14, 2002. Interest on this term loan is fixed at 8.21%. The Company has leased the underlying equipment and rotable parts to unrelated third parties. Interim payments under the term loan will be made from the proceeds of these parts leases. This term loan contains financial and other covenants and mandatory prepayment events, as defined. At December 31, 1997, the Company was in compliance with all covenants of this term loan.


     As described in Note 2, the Company borrowed $6.0 million on August 9, 1996, under the acquisition loan portion of the Amended Revolving Credit Facility for the acquisition of certain assets of the business of Dixie. This credit facility has since been amended, as described above.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 5--NOTES PAYABLE--(CONTINUED)
     In connection with the October 17, 1997 acquisition of Kratz-Wilde (See
Note 2), the company entered into an agreement with the prior owners to pay $2.2 million of the acquisition price over a two year period. Payments of $1,250,000 are due on January 1, 1999 and January 1, 2000. Interest on this note has been imputed at 8%.


NOTE 6--RELATED-PARTY TRANSACTIONS


     The Company leases its corporate headquarters and warehouse in Miami, Florida (the "Miami Property") and a warehouse in Pearland, Texas (the "Pearland Property") from entities controlled by certain shareholders of the Company. The lease on the Miami Property calls for annual payments in the amount of $892,990 expiring on December 2, 2014. The Company is required to make annual payments under the Pearland Property lease in the amount of $114,468. This lease expires December 2, 2000. The Company believes the terms of these leases are no less favorable than could be obtained from an unaffiliated third party. As described more thoroughly in Note 14, the Company purchased the Pearland Property on March 13, 1998 for approximately $1.8 million.


     In connection with the purchase of the Miami Property by the related party, the Company made an unsecured $2,465,519 loan to the related party, which bears interest at 8% per annum, with principal and interest due in a single payment on December 2, 2004. The outstanding balance is included in amounts due from related parties in the accompanying balance sheets. The Company believes the terms of this loan are no less favorable than could be obtained from an unaffiliated third party.


     At December 31, 1997, as payment of bonuses, six officers of the Company were each granted 3,000 shares of the Company's common stock. The fair value of these shares on the date of issuance, $677,250, has been included in general and administrative expenses in the accompanying 1997 statement of operations.


NOTE 7--COMMITMENTS AND CONTINGENCIES


     The Company is currently involved in various lawsuits and other contingencies arising out of operations in the normal course of business. In the opinion of management, the ultimate resolution of those claims and lawsuits will not have a material adverse effect on the financial position or results of operations of the Company.


     The Company has certain employment agreements with officers and employees dated December 1994, which extend from three to five years and are renewable in one-year periods thereafter. The employment agreements provide that such officers and employees may earn bonuses, based upon a sliding percentage scale of their base salaries, provided the Company achieves certain financial operating results, as defined. Further, each of the employment agreements provides that in the event of (a) a change in control of the Company including the vesting of decision-making authority in one of the Company's current officers; (b) the sale of all or substantially all of the assets of the Company to a third party for which the executive officer does not continue in employment; or (c) the merger or consolidation of the Company with an entity for which the executive officer does not continue in employment, the employment agreement shall be terminable by the executive officer upon 90 days' notice and one year's base salary shall be payable to the executive officer as a termination fee.


     At January 1, 1995, five officers and employees of the Company were granted options (the "Options") by the partners to purchase an aggregate of 13.5% of the outstanding limited partnership

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 7--COMMITMENTS AND CONTINGENCIES--(CONTINUED) interests in the Partnership for an aggregate exercise price of $1,437,027, which was greater than the fair market value, as determined by an independent, third party, of the interests in the Partnership at that date. At January 1, 1996, the Options were exercised in full by delivery to the partners of full recourse promissory notes representing the payment in full of the exercise price of the Options.



     On November 26, 1997, the Company settled an outstanding legal claim against a former employee and shareholder of the Company. As part of this settlement, the employee agreed to leave the Company and transfer 75,000 shares of the Company's common stock back to the Company, which shares the Company immediately retired. The fair value of the shares at the date of the settlement, approximately $2.6 million, is included in the accompanying 1997 statement of operations as a gain on litigation settlement with former employee.



     The Company has purchase commitments to various airlines whereby the Company sells aircraft inventory as agent for such airlines. Pursuant to such agreements, the Company has commitments to various airlines requiring the Company to purchase a minimum amount of inventory from such airlines if minimum sales targets are not met. Such commitments which total approximately $15,000,000 are to be fulfilled over the next four years. In the opinion of management, the Company's commitments will be realized through future sales of aircraft inventory owned by such airlines.


     Effective January 1, 1995, the Company established a qualified defined contribution plan (the "Plan") for eligible employees. The Plan provides that employees may contribute up to the maximum percent of pretax earnings as allowed by the U.S. tax code and the Company may elect, at its discretion, to make contributions to the Plan in any year. The Company contributed approximately $197,000, $309,000 and $296,000 to the Plan in 1995, 1996 and
1997, respectively. The Company does not provide retired employees any health or life insurance benefits.


NOTE 8--LEASES


     The Company leases certain buildings and office equipment under operating lease agreements. Two of the buildings are leased from related parties of the Company (See Note 6). For the years ended December 31, 1995, 1996 and 1997, rent expense under these leases amounted to $1,554,677, $1,813,113 and $2,300,585, respectively. Minimum rental commitments under operating leases are as follows:


YEARS ENDING DECEMBER 31,      TO RELATED PARTIES     TO THIRD PARTIES
---------------------------   --------------------   -----------------
      1998 ................        $ 1,007,458           $1,466,654
      1999 ................          1,007,458              760,537
      2000 ................            997,919              461,099
      2001 ................            892,990              377,960
      2002 ................            892,990              293,522
      Thereafter ..........         10,715,884              290,688
                                   -----------           ----------
                                   $15,514,699           $3,650,460
                                   ===========           ==========

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 9--DOMESTIC AND EXPORT SALES INFORMATION


     Substantially all of the Company's operating profits and identifiable assets are sourced from or located in the United States. Information about the Company's domestic and export sales for the three years ended December 31, 1997 follows (in thousands):


                                           1995         1996          1997
                                        ----------   ----------   -----------
   NET REVENUES BY GEOGRAPHICAL AREAS
    United States ...................    $ 68,052     $ 94,591     $179,876
    Export Sales:
     Europe .........................      28,666       40,308       43,318
     Far East .......................       7,525       13,907       13,852
     Latin America ..................       9,560       13,138       19,853
                                         --------     --------     --------
                                         $113,803     $161,944     $256,899
                                         ========     ========     ========

NOTE 10--EARNINGS PER SHARE


     The Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share" during 1997. SFAS 128 establishes standards for computing and presenting basic and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted average common shares outstanding during the year. Diluted earnings per share is based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise of options. In computing diluted earnings per share, the Company has utilized the treasury stock method. All prior period earnings per share data have been restated to conform with SFAS 128.


     The computation of weighted average common and common equivalent shares used in the calculation of basic and diluted earnings per share is as follows:


                                                                       YEAR ENDED DECEMBER 31,
                                                               ----------------------------------------
                                                                   1995          1996          1997
                                                               -----------   -----------   ------------
   Weighted average shares outstanding used in calculating
    basic earnings per share ...............................    6,259,542     7,811,229     9,423,195
   Effect of dilutive options ..............................           --         8,608        60,902
                                                                ---------     ---------     ---------
   Weighted average common and common equivalent shares
    used in calculating diluted earnings per share .........    6,259,542     7,819,837     9,484,097
                                                                =========     =========     =========

     For business combinations accounted for as pooling of interests, earnings per share computations are based on the aggregate of the weighted-average outstanding shares of the constituent businesses, adjusted to equivalent shares of the surviving business for all periods presented.


PRO FORMA EARNINGS PER SHARE


     Prior to June 26, 1996, the operations of the Company were conducted by the Partnership, a Delaware general partnership and, therefore, the results of operations for the year ended December 31, 1995 and for the period January 1, 1996 through June 26, 1996, do not include a provision for income taxes, as the income of the Partnership passed directly to its partners.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 10--EARNINGS PER SHARE--(CONTINUED)
     The following pro forma adjustments to record income taxes at the Company's estimated effective tax rate have been reflected in the pro forma earnings per share data presented in the accompanying consolidated statements of income for the years ended December 31, 1995 and 1996:


                                                              YEAR ENDED DECEMBER 31,
                                                          -------------------------------
                                                               1995             1996
                                                          --------------   --------------
   Historical income before income taxes
    and extraordinary item ............................    $10,285,723      $16,933,815
   Pro forma provision for income taxes ...............      4,011,432        6,604,188
                                                           -----------      -----------
   Pro forma income before extraordinary item .........      6,274,291       10,329,627
   Extraordinary item, net of income taxes ............             --        1,862,140
                                                           -----------      -----------
   Pro forma net income ...............................    $ 6,274,291      $ 8,467,487
                                                           ===========      ===========

     Pro forma basic earnings per share have been computed by dividing pro forma net income by the weighted average number of common shares outstanding. Pro forma diluted earnings per share is based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise of options. For periods prior to the closing of the Company's public offering, the pro forma weighted average number of common shares outstanding assumes that the 4,425,000 shares issued to the partners and the 575,000 shares of common stock, the net proceeds in respect of which were paid to J/T, were outstanding in all periods.


NOTE 11--INCOME TAXES


     The income tax (benefit) expense for the years ended December 31, 1996 and 1997 consists of the following:


                                                         YEAR ENDED DECEMBER 31,
                                                     -------------------------------
                                                           1996             1997
                                                     ---------------   -------------
   Current
     Federal .....................................    $  3,279,832     $ 8,480,389
     State .......................................         482,328         969,187
                                                      ------------     -----------
                                                         3,762,160       9,449,576
                                                      ------------     -----------
   Deferred
     Federal .....................................      (4,689,159)      1,195,333
     State .......................................        (689,582)        136,610
                                                      ------------     -----------
                                                        (5,378,741)      1,331,943
                                                      ------------     -----------
      Total income tax (benefit) expense .........      (1,616,581)     10,781,519
      Less: benefit for income taxes relating to
         extraordinary item ......................      (1,190,548)             --
                                                      ------------     -----------
      Income tax (benefit) expense relating to
         continuing operations ...................    $   (426,033)    $10,781,519
                                                      ============     ===========

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 11--INCOME TAXES--(CONTINUED)
     The tax effects of temporary differences that give rise to significant portions of deferred tax assets as of December 31, 1996 and 1997 are as follows:


                                                        DECEMBER 31,
                                                -----------------------------
                                                     1996            1997
                                                -------------   -------------
   Deferred tax assets, net:
    Allowance for doubtful accounts .........    $1,103,384      $  534,106
    Inventories .............................     1,144,941       1,783,222
    Property and equipment ..................     3,735,079       2,215,910
    Spare parts on lease ....................      (198,626)       (692,936)
    Other ...................................        11,706          66,969
                                                 ----------      ----------
                                                  5,796,484       3,907,271
     Less: valuation allowance ..............      (417,743)       (417,743)
                                                 ----------      ----------
     Net deferred tax assets ................    $5,378,741      $3,489,528
                                                 ==========      ==========

     The reconciliation of the federal statutory rate and the Company's effective tax rate is as follows:


                                                                              1996          1997
                                                                          ------------   ----------
   Federal income tax at the statutory rate ...........................        35.0%         35.0%
   Increases (reductions) in tax rate resulting from:
    Partnership income not subject to taxation ........................       (12.2)          0.0
    Step-up in tax basis resulting from transfer of J/T's interest (see
      Note 1) .........................................................       (21.0)          0.0
    Transfer of net assets of the Partnership to the Company (see
      Note 1) .........................................................       ( 7.1)          0.0
    State income taxes, net of federal tax benefit ....................         4.6           4.1
    Other .............................................................       ( 1.8)          0.0
                                                                              -----          ----
   Effective income tax rate ..........................................       ( 2.5)%        39.1%
                                                                              =====          ====

NOTE 12--STOCK OPTION PLANS


     In connection with the organization of the Company, the Company adopted two stock option plans (the "Plans"). Pursuant to the 1996 Director Stock Option Plan (the "Director Plan"), options to acquire a maximum of the greater of 150,000 shares or 2% of the number of shares of Common Stock then outstanding may be granted to directors of the Company. Pursuant to the 1996 Stock Option Plan (the "1996 Plan"), options to acquire a maximum of the greater of 650,000 shares of Common Stock or 8% of the number of shares of Common Stock then outstanding may be granted to executive officers, employees (including employees who are directors), independent contractors and consultants of the Company. The price at which the Company's common stock may be purchased upon the exercise of options granted under the Plans will be required to be at least equal to the per share fair market value of the Common Stock on the date the particular options are granted. Options granted under the Plans may have maximum terms of not more than ten years. Generally, options granted under the Plans may

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 12--STOCK OPTION PLANS--(CONTINUED) remain outstanding and may be exercised at any time up to three months after the person to whom such options were granted is no longer employed or retained by the Company or serving on the Company's Board of Directors.


     A summary of activity in the Company's stock option plans through December 31, 1997 is as follows:



                                                        SHARES UNDER     WEIGHTED AVERAGE
                                                           OPTION         EXERCISE PRICE
                                                       --------------   -----------------
   Outstanding at January 1, 1996 ..................            --                --
    Granted ........................................       197,600           $ 19.00
                                                           -------
   Outstanding at December 31, 1996 ................       197,600           $ 19.00
    Granted(a) .....................................       208,800           $ 25.08
    Exercised ......................................       (34,890)          $ 20.65
    Cancelled ......................................       (13,614)          $ 20.84
                                                           -------
   Outstanding at December 31, 1997 ................       357,896           $ 22.32
                                                           =======
   Options exercisable:
    At December 31, 1996 ...........................       122,200           $ 19.00
    At December 31, 1997 ...........................       224,384           $ 21.45
   Available to grant at December 31, 1997 .........       442,104

----------------
(a) 1997 grant prices ranged from $24.07 per share to $25.86 per share.


     The following table summarizes information about outstanding and exercisable stock options at December 31, 1997:



                                           OUTSTANDING                      EXERCISABLE
                             ---------------------------------------   ----------------------
                                           WEIGHTED-
                                            AVERAGE       WEIGHTED-                 WEIGHTED-
                                           REMAINING       AVERAGE                   AVERAGE
                                          CONTRACTUAL      EXERCISE                 EXERCISE
  RANGE OF EXERCISE PRICE      SHARES         LIFE          PRICE        SHARES       PRICE
--------------------------   ---------   -------------   -----------   ---------   ----------
$         19.00              162,325           8.5         $ 19.00      131,833    $  19.00
       $24.07 - $25.86       195,571           9.5         $ 25.07       92,551    $  24.93
                             -------                                    -------
                             357,896           9.0         $ 22.32      224,384    $  21.45
                             =======                                    =======

     Pursuant to the Plans, unless otherwise determined by the compensation committee, one-third of the options granted under the Plans are exercisable upon grant, one-third are exercisable on the first anniversary of such grant and the final one-third are exercisable on the second anniversary of such grant. However, options granted under the Plans shall become immediately exercisable if the holder of such options is terminated by the Company or is no longer a director of the Company, as the case may be, subsequent to certain events which are deemed to be a "change in control" of the Company.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 12--STOCK OPTION PLANS--(CONTINUED)
     The Company accounts for the fair value of its grants under those plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" whereby no compensation cost related to stock options is deducted in determining net income. Had compensation cost for the Company's stock option plans been determined pursuant to Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company's net income and earnings per share would have decreased accordingly. Using the Black-Scholes option pricing model, the Company's pro forma net income, pro forma earnings per share and pro forma weighted average fair value of options granted, with related assumptions, are as follows:


                                                            YEAR ENDED DECEMBER 31,
                                                      -----------------------------------
                                                            1996               1997
                                                      ----------------   ----------------
   Pro forma net income ...........................   $14,679,681        $15,286,498
   Pro forma basic earnings per share .............   $    1.88          $    1.62
   Pro forma diluted earnings per share ...........   $    1.88          $    1.61
   Risk free interest rates .......................            6%                 7%
   Expected lives .................................   7 years            7 years
   Expected volatility ............................           40%                40%
   Weighted average grant date fair value .........   $    9.80          $   13.43

NOTE 13--QUARTERLY FINANCIAL DATA (UNAUDITED)

     Results have been restated for pooling transactions in the year of acquisition. See Note 2.


                                                                      FIRST         SECOND          THIRD           FOURTH
                                                                     QUARTER        QUARTER        QUARTER         QUARTER
                                                                  ------------   ------------   ------------   ---------------
                                                                           (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
   1997:
   Operating revenues .........................................     $ 54,853       $ 58,118       $ 67,104       $  76,824
   Income from operations .....................................        6,087          8,475          9,207          11,225(a)
   Net income .................................................        3,048          4,251          4,484           4,998
   Diluted income before extraordinary item per share .........     $   0.32       $   0.45       $   0.47       $    0.53
   Diluted net income per share ...............................     $   0.32       $   0.45       $   0.47       $    0.53
   1996:
   Operating revenues .........................................     $ 35,554       $ 36,159       $ 41,181       $  49,050
   Income from operations .....................................        5,426          5,027          5,911           5,920
   Net income .................................................        3,395          3,904          5,079           3,120
   Pro forma diluted income before extraordinary item
    per share .................................................     $   0.26       $   0.30       $   0.51       $    0.24
   Pro forma diluted net income per share .....................     $   0.26       $   0.30       $   0.27       $    0.24
   1995:
   Operating revenues .........................................     $ 28,451       $ 28,749       $ 28,781       $  27,822
   Income from operations .....................................        6,034          5,165          3,966           3,408
   Net income .................................................        3,951          3,065          1,872           1,398
   Pro forma diluted income before extraordinary item
    per share .................................................     $   0.38       $   0.30       $   0.18       $    0.14
   Pro forma diluted net income per share .....................     $   0.38       $   0.30       $   0.18       $    0.14

----------------
(a) Includes gain on legal settlement with former employee and shareholder of approximately $2.6 million.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 14--SUBSEQUENT EVENTS


     On March 6, 1998 the Company completed the acquisition of Caribe Aviation, Inc. (Caribe) and Caribe's wholly owned subsidiary Aircraft Interior Design, Inc. ("Aircraft"). The purchase price was approximately $25 million, consisting of $5 million in cash, and $5 million in promissory notes payable over two years; the issuance of 182,143 shares of the Company's authorized, but unissued, common stock; and the repayment of approximately $7.5 million of indebtedness owed by Caribe and Aircraft to a financial institution. The acquisition will be accounted for using the purchase method of accounting and accordingly, the purchase price will be allocated to the assets purchased and the liabilities assumed based upon the fair market value at the date of acquisition. The estimated excess of the purchase price over the fair values of the net assets acquired is approximately $10.7 million. This amount will be recorded as goodwill and will be amortized on a straight-line basis over 20 years. The operations of Caribe and Aircraft will be included in the Company's consolidated financial statements from the date of acquisition. Caribe and Aircraft had consolidated fiscal 1997 revenues of approximately $27 million. The pre-acquisition operations of Caribe are not material to the operations of the Company.


     On February 17, 1998, the Company completed the offering and sale of $165 million in senior subordinated notes (the "Notes") due in 2008 with a coupon rate of 8.125% at a price of 99.395%. Proceeds were used to repay debt and for general corporate purposes, including acquisitions, working capital needs and capital expenditures. In connection with this transaction, the Company will write off the deferred financing costs related to term loan agreements eliminated with the proceeds from the senior subordinated notes. The Notes are unconditionally guaranteed, on a senior subordinated basis, by substantially all of the Company's existing subsidiaries.


     On March 13, 1998, the Company entered into an agreement to purchase its Pearland, Texas warehouse facility from a related party (see Note 6). The total purchase price of approximately $1.8 million was paid in cash and through the reduction of amounts receivable from the related party at the date of the transaction.


     On March 26, 1998, the Company entered into a definitive agreement with Whitehall Corporation, pursuant to which the two companies will merge. Under the terms of the agreement, at the effective date of the merger, the shareholders of Whitehall will receive 0.5143 shares of Aviation Sales common stock for each share of Whitehall stock outstanding on such date. Based on the approximately 6.0 million Whitehall shares outstanding, Aviation Sales will issue approximately 3.1 million shares of Aviation Sales' common stock to Whitehall's stockholders in the merger transaction. Based upon the closing price of Aviation Sales' common stock on March 25, 1998, the value of the transaction is approximately $142 million, which includes the assumption of approximately $9.4 million of Whitehall's outstanding indebtedness. The transaction, which will be accounted for as a pooling of interest, is expected to close at the end of the second quarter of 1998. Whitehall had fiscal 1997 revenues of approximately $65.8 million.

     On June 18, 1998, the Company's Compensation Committee rescinded the December 31, 1997 issuance of 18,000 shares of the Company's common stock as bonuses to six officers of the Company. No consideration was provided or will be provided in the future in connection with the rescission.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                         DECEMBER 31, 1997     MARCH 31, 1998
                                                                        -------------------   ---------------
                                                                                                (UNAUDITED)
ASSETS
CURRENT ASSETS
 Cash and cash equivalents ..........................................      $  4,985,751        $  5,074,019
 Accounts receivable, net ...........................................        66,545,155          76,209,381
 Inventories ........................................................       139,313,722         179,850,077
 Prepaid expenses ...................................................         3,111,728           3,418,913
 Deferred income taxes ..............................................         2,004,148           2,454,148
                                                                           ------------        ------------
   Total current assets .............................................       215,960,504         267,006,538
                                                                           ------------        ------------
SPARE PARTS ON LEASE, net ...........................................        22,758,149          16,823,403
FIXED ASSETS
 Property and equipment .............................................        25,502,943          33,274,233
 Less--Accumulated depreciation .....................................        (5,008,668)         (5,809,024)
                                                                           ------------        ------------
   Total fixed assets ...............................................        20,494,275          27,465,209
AMOUNTS DUE FROM RELATED PARTIES ....................................         2,891,343           2,354,153
                                                                           ------------        ------------
OTHER ASSETS
 Goodwill ...........................................................        17,712,145          27,051,995
 Deposits and other .................................................         1,009,369           1,414,261
 Deferred income taxes ..............................................         1,485,380           1,243,580
 Deferred financing costs, net ......................................         2,675,684           6,180,248
                                                                           ------------        ------------
   Total other assets ...............................................        22,882,578          35,890,084
                                                                           ------------        ------------
   Total assets .....................................................      $284,986,849        $349,539,387
                                                                           ============        ============
LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Accounts payable ...................................................      $ 18,136,462        $ 21,209,327
 Accrued expenses ...................................................        16,362,777          15,774,618
 Notes payable, current maturities
  Senior ............................................................        12,258,391             555,396
  Revolver ..........................................................        86,413,959          25,238,424
  Other .............................................................                --           3,500,000
                                                                           ------------        ------------
   Total current liabilities ........................................       133,171,589          66,277,765
                                                                           ------------        ------------
LONG-TERM LIABILITIES
 Deferred income ....................................................           962,063           1,240,147
 Notes Payable--
  Senior ............................................................        50,412,550           6,340,795
  Other .............................................................         2,200,000           3,700,000
 Bonds payable, net .................................................                --         164,014,228
                                                                           ------------        ------------
   Total long-term liabilities ......................................        53,574,613         175,295,170
                                                                           ------------        ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
 Preferred stock, $.01 par value, 1,000,000 shares authorized,
  none outstanding ..................................................                --                 ---
 Common stock, $.001 par value, 30,000,000 shares authorized,
  9,399,932 and 9,593,560 shares outstanding at December 31, 1997 and
  March 31, 1998, respectively ......................................             9,400               9,594
 Additional paid-in capital .........................................        70,660,457          76,635,371
 Retained earnings ..................................................        27,570,790          31,321,487
                                                                           ------------        ------------
   Total stockholders' equity .......................................        98,240,647         107,966,452
                                                                           ------------        ------------
   Total liabilities and stockholders' equity .......................      $284,986,849        $349,539,387
                                                                           ============        ============

   The accompanying notes are an integral part of these condensed consolidated balance sheets.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)



                                                                                  FOR THE THREE MONTHS
                                                                                     ENDED MARCH 31,
                                                                           -----------------------------------
                                                                                 1997               1998
                                                                           ----------------   ----------------
OPERATING REVENUES
 Sales of aircraft parts, net ..........................................     $ 52,476,263       $ 80,329,623
 Rentals from leases and other .........................................        2,376,639          2,126,480
                                                                             ------------       ------------
                                                                               54,852,902         82,456,103
COST OF SALES ..........................................................       39,749,192         57,860,554
                                                                             ------------       ------------
                                                                               15,103,710         24,595,549
                                                                             ------------       ------------
OPERATING EXPENSES
 Operating .............................................................        3,405,776          3,305,454
 Selling ...............................................................        1,941,325          2,734,140
 General and administrative ............................................        2,995,444          6,752,868
 Depreciation and amortization .........................................          673,936          1,111,319
                                                                             ------------       ------------
                                                                                9,016,481         13,903,781
                                                                             ------------       ------------
INCOME FROM OPERATIONS .................................................        6,087,229         10,691,768
OTHER EXPENSES
 Interest expense and amortization of deferred financing costs .........        1,072,221          3,630,049
                                                                             ------------       ------------
INCOME BEFORE INCOME TAXES
  AND EXTRAORDINARY ITEM ...............................................        5,015,008          7,061,719
INCOME TAX EXPENSE .....................................................        1,966,830          2,712,351
                                                                             ------------       ------------
INCOME BEFORE EXTRAORDINARY ITEM .......................................        3,048,178          4,349,368
EXTRAORDINARY ITEM, NET OF
  INCOME TAXES (Note 3) ................................................               --            598,671
                                                                             ------------       ------------
NET INCOME .............................................................     $  3,048,178       $  3,750,697
                                                                             ============       ============
BASIC EARNINGS PER SHARE:
 Income before extraordinary item ......................................     $       0.32       $       0.46
 Extraordinary item, net of income taxes ...............................               --               0.06
                                                                             ------------       ------------
 Net income ............................................................     $       0.32       $       0.40
                                                                             ============       ============
DILUTED EARNINGS PER SHARE:
 Income before extraordinary item ......................................     $       0.32       $       0.45
 Extraordinary item, net of income taxes ...............................               --               0.06
                                                                             ------------       ------------
 Net income ............................................................     $       0.32       $       0.39
                                                                             ============       ============

 The accompanying notes are an integral part of these condensed consolidated financial statements.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)



                                                                               FOR THE THREE MONTHS
                                                                                  ENDED MARCH 31,
                                                                         ---------------------------------
                                                                              1997              1998
                                                                         --------------   ----------------
  CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income ........................................................    $  3,048,178     $   3,750,697
   Adjustments to reconcile net income to net cash
    used in operating activities
    Depreciation and amortization ....................................         882,583         1,695,019
    Extraordinary item, net of income taxes ..........................              --           598,671
    Gain on sale of spare parts on lease, net of proceeds ............       2,158,162                 -
    Provision for doubtful accounts ..................................         285,000           390,000
    Increase in accounts receivable ..................................      (6,937,167)       (5,914,090)
    Increase in inventory ............................................      (8,426,633)      (31,412,002)
    (Increase) decrease in prepaid expenses ..........................       1,675,621          (307,185)
    Increase in deferred income taxes ................................        (155,595)         (208,200)
    Increase in deposits and other ...................................        (466,415)         (298,941)
    Increase in accounts payable .....................................      (5,949,618)         (278,772)
    Increase (decrease) in accrued expenses ..........................       4,272,355          (205,402)
    Increase in deferred revenue .....................................              --           278,084
                                                                          ------------     -------------
      Net cash (used in) operating activities ........................      (9,613,529)      (31,912,121)
                                                                          ------------     -------------
  CASH FLOW FROM INVESTING ACTIVITIES
   Cash used in acquisitions .........................................        (341,595)      (12,564,442)
   Purchases of equipment ............................................        (712,735)       (4,104,948)
   Transfer of spare parts on lease to inventory .....................              --         7,506,528
   Purchase of spare parts on lease ..................................      (1,098,226)       (2,020,618)
   Payments from related parties .....................................          79,335           537,190
                                                                          ------------     -------------
      Net cash used in investing activities ..........................      (2,073,221)      (10,646,290)
                                                                          ------------     -------------
  CASH FLOW FROM FINANCING ACTIVITIES
   Net borrowings (payments) under senior revolving facility .........      13,321,711       (61,175,535)
   (Payments) under term and acquisition loan facilities .............      (1,857,143)      (55,642,857)
   Payment on equipment loan .........................................              --          (131,893)
   Proceeds from issuance of senior subordinated notes ...............              --       164,001,750
   Stock options exercised ...........................................              --           256,387
   Payment of deferred financing costs ...............................         (80,244)       (4,661,173)
                                                                          ------------     -------------
      Net cash provided by financing activities ......................      11,384,324        42,646,679
                                                                          ------------     -------------
  NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ...............        (302,426)           88,268
                                                                          ------------     -------------
  CASH AND CASH EQUIVALENTS, beginning of period .....................       1,262,149         4,985,751
                                                                          ------------     -------------
  CASH AND CASH EQUIVALENTS, end of period ...........................    $    959,723     $   5,074,019
                                                                          ============     =============
   Interest paid .....................................................    $    822,033     $   2,560,308
                                                                          ============     =============
   Income taxes paid .................................................    $    425,230     $   4,798,530
                                                                          ============     =============

The accompanying notes are an integral part of these condensed consolidated financial statements.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1998
                                  (UNAUDITED)


1. BASIS OF PRESENTATION:


INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


     The accompanying unaudited interim condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for reporting on Form 10-Q. Pursuant to such rules and regulations, certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with the Company's December 31, 1997 financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-11775).


     In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements of Aviation Sales Company ("AVS") and subsidiaries (the "Company") contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company as of March 31,1998 and the results of its operations and cash flows for the three month periods ended March 31, 1998 and 1997. The results of operations and cash flows for the three month period ended March 31, 1998 are not necessarily indicative of the results of operations or cash flows which may be reported for the year ending December 31, 1998.


ACCOUNTING ESTIMATES


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.


RECENTLY ISSUED ACCOUNTING STANDARDS


     Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), is effective for fiscal years ending after December 15, 1997. This statement specifies the computation, presentation and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. Earnings per share have been restated to comply with SFAS 128 for all periods presented.


     The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), during the quarter ended March 31, 1998. SFAS 130 was issued by the Financial Accounting Standards Board in June 1997 and establishes standards for the reporting and display of comprehensive income and its components in a full set of financial statements. The objective of SFAS 130 is to report a measure (comprehensive income) of all changes in equity of an enterprise that result from transactions and other economic events in a period other than transactions with owners. The adoption of SFAS 130 did not have a material impact on the Company's consolidated financial statements, as comprehensive income was equal to net income for all periods presented.


     Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), was issued by the Financial Accounting Standards

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                                 MARCH 31, 1998
                                  (UNAUDITED)


1. BASIS OF PRESENTATION:--(CONTINUED)
Board in June 1997. This statement establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company will adopt SFAS 131 effective December 31, 1998.


2. ACQUISITIONS:


     On March 26, 1998, the Company entered into a definitive agreement with Whitehall Corporation ("Whitehall"), pursuant to which the two companies agreed to merge. Under the terms of the agreement, at the effective date of the merger, the shareholders of Whitehall will receive 0.5143 shares of the Company's common stock for each share of Whitehall stock outstanding on such date. Based on the approximately 6.0 million Whitehall shares outstanding as of March 31, 1998, the Company will issue approximately 3.1 million shares of the Company's common stock to Whitehall's stockholders in the merger transaction. Based upon the closing price of the Company's common stock on March 25, 1998, the value of the transaction is approximately $142 million, which includes the assumption of approximately $9.4 million of Whitehall's outstanding indebtedness. The transaction, which will be accounted for as a pooling of interest, is expected to close during the third quarter of 1998. Whitehall had revenues of approximately $65.8 million for the fiscal year ended December 31, 1997. During the quarter ended March 31, 1998, the Company incurred merger expenses of approximately $.7 million relating to the Whitehall transaction, which are included in general and administrative expenses in the accompanying condensed consolidated statement of income for such period.


     On March 6, 1998 the Company completed the acquisition of Caribe Aviation, Inc. ("Caribe") and Caribe's wholly-owned subsidiary Aircraft Interior Design, Inc. ("AIDI"). The purchase price paid by the Company to acquire Caribe and AIDI was approximately $23.3 million, consisting of: (i) $5.0 million in cash,
(ii) $5.0 million in promissory notes payable over two years, (iii) the issuance of 182,143 shares of the Company's authorized, but unissued, common stock, and (iv) the repayment of approximately $7.6 million of indebtedness owed by Caribe and AIDI to a financial institution. The acquisition has been accounted for using the purchase method of accounting and accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the fair market value at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired is approximately $9.6 million. This amount has been recorded as goodwill and will be amortized on a straight-line basis over 20 years. The operations of Caribe and AIDI have been included in the accompanying condensed consolidated financial statements from the date of acquisition. Caribe and AIDI contributed approximately $2.2 million to the Company's first quarter 1998 operating revenues. Caribe and AIDI had consolidated revenues of approximately $27 million for the fiscal year ended December 31, 1997. The pre-acquisition operations of Caribe and AIDI were not material to the operations of the Company.


     On December 31, 1997, the Company acquired Apex Manufacturing, Inc. ("Apex") for consideration of 238,572 shares of the Company's common stock. The acquisition was accounted for using the pooling of interests method of accounting and, accordingly, the accompanying condensed consolidated financial statements have been restated to include the accounts of Apex.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                                 MARCH 31, 1998
                                  (UNAUDITED)


2. ACQUISITIONS:--(CONTINUED)
     On October 17, 1997 the Company completed the acquisition of substantially all of the assets of the business of Kratz-Wilde Machine Company, a Kentucky corporation ("Kratz-Wilde") for a purchase price, including acquisition costs and net cash acquired, of approximately $39.6 million in cash and notes and the assumption of certain liabilities of Kratz-Wilde in the approximate amount of $2.2 million. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the fair values at the date of acquisition. The operations of Kratz-Wilde since the acquisition have been included in the accompanying condensed consolidated financial statements from the date of acquisition. Kratz-Wilde contributed approximately $10.5 million to the Company's first quarter 1998 operating revenues. In connection with the acquisition, the Company borrowed $40,000,000 of senior notes payable to financial institutions, with the remainder of the acquisition price payable to the prior owners over a two-year period (see Note 3).


     The Company's unaudited pro forma consolidated results of operations assuming the Kratz-Wilde acquisition had occurred on January 1, 1997 are as follows:



                                                                         THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                                1997
                                                                       ----------------------
                                                                        (IN THOUSANDS, EXCEPT
                                                                         EARNINGS PER SHARE)
   Revenue .........................................................         $  65,142
   Income before extraordinary item(a) .............................             4,112
   Diluted earnings per share before extraordinary item(a) .........         $     .43

----------------
(a) Includes an adjustment to record pro forma income tax expense as if Kratz-Wilde had been a C corporation since January 1, 1997 and adjustments to record goodwill amortization and incremental interest, depreciation and salaries as if the acquisition had occurred on January 1, 1997.


     On September 30, 1997, the Company acquired Aerocell Structures, Inc. ("Aerocell") for consideration of 620,970 shares of the Company's common stock. The acquisition was accounted for using the pooling of interests method of accounting and, accordingly, the accompanying condensed consolidated financial statements have been restated to include the accounts of Aerocell.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                                 MARCH 31, 1998
                                  (UNAUDITED)


2. ACQUISITIONS:--(CONTINUED)
     The preliminary purchase price allocations for business combinations accounted for under the purchase method of accounting (including historical accounts of immaterial acquisitions accounted for under the pooling of interests method of accounting) were as follows:



                                               THREE MONTHS ENDED
                                                    MARCH 31,
                                        ---------------------------------
                                              1997              1998
                                        ---------------   ---------------
   Accounts receivable ..............    $  1,820,751      $  4,140,136
   Inventories ......................       1,922,774         9,124,353
   Prepaid expenses .................          10,168                --
   Deposits and other ...............           4,576           115,951
   Fixed assets .....................       4,089,883         3,666,777
   Goodwill .........................              --         9,587,583
   Accounts payable .................      (1,063,497)       (3,351,637)
   Accrued expenses .................        (824,437)               --
   Deferred income taxes ............        (557,270)               --
   Notes payable ....................      (3,445,825)       (5,000,000)
   Common stock issued ..............      (1,615,528)       (5,718,721)
                                         ------------      ------------
   Cash used in acquisition .........    $    341,595      $ 12,564,442
                                         ============      ============

3. NOTES PAYABLE:


     On October 17, 1997, the Company amended its banking agreement pursuant to the terms of a Third Amended and Restated Credit Agreement (the "Third Amended Credit Agreement"). Pursuant to the Third Amended Credit Agreement, the Company obtained a credit facility consisting of (a) a term loan facility in a principal amount of $18.6 million, and (b) a $131.4 million revolving loan, letter of credit and acquisition loan facility (the "Third Amended Revolving Credit Facility"), subject to an availability calculation based on the eligible borrowing base (collectively, the Credit Facility"). The eligible borrowing base includes certain receivables and inventories of the Company. The letter of credit portion of the Third Amended Revolving Credit Facility is subject to a $15 million sublimit and the acquisition loan portion of the Third Amended Revolving Credit Facility was subject to a $40 million sublimit, with the imposition of certain borrowing criteria based on the satisfaction of certain debt ratios. The acquisition loan portion of the Third Amended Revolving Credit Facility was converted into a term loan in October 1997 in connection with the acquisition of Kratz-Wilde. The interest rate on the Third Amended Credit Agreement is, at the option of the Company, (a) prime plus a margin, or (b) LIBOR plus a margin, where the margin determination is made based upon the Company's financial performance over the 12 month period (ranging from 0.0% to 1.25% in the event prime is utilized, or 1.50% to 2.75% in the event LIBOR is utilized). At March 31, 1998, the margin was .25% for prime rate loans and 1.75% for LIBOR rate loans.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                                 MARCH 31, 1998
                                  (UNAUDITED)


3. NOTES PAYABLE:--(CONTINUED)
     In connection with the Company's February 1998 sale of $165.0 million in senior subordinated notes, the Company repaid in full and terminated the term loan and acquisition loan portions of the Credit Facility, and repaid in full the then current balance of the Third Amended Revolving Credit Facility. The Third Amended Revolving Credit Facility presently allows the Company to borrow up to $91.4 million and terminates on July 31, 2002. The Third Amended Credit Agreement contains financial and other covenants and mandatory prepayment events, as defined. At March 31, 1998, the Company was in compliance with all covenants of the Third Amended Credit Agreement. The Third Amended Credit Agreement is secured by a lien on substantially all of the assets of the Company. On March 31, 1998, the outstanding balance under the Third Amended Revolving Credit Facility was approximately $25.2 million.


     In February 1998, in connection with the repayment of the term and acquisition portions of the Credit Facility, the Company wrote off $981,428 of deferred financing costs resulting in an extraordinary item, net of income taxes, of $598,671.


     On February 17, 1998 the Company completed the offering and sale of $165 million in senior subordinated notes (the "Notes") due in 2008 with a coupon rate of 8.125% at a price of 99.395%. Proceeds were used (as described above) to repay all amounts then outstanding under the Company's term, acquisition and revolving credit facilities and to fund the cash requirements related to the acquisition of Caribe and AIDI.


     AVS is a holding company with no assets or operations other than its investments in its subsidiaries. The Notes are unconditionally guaranteed, on a senior subordinated basis, by substantially all of AVS's existing subsidiaries and each subsidiary that will be organized in the future by AVS, unless such subsidiary is designated as an unrestricted subsidiary (the "Subsidiary Guarantors"). Subsidiary Guarantees are joint and several, general unsecured obligations of the Subsidiary Guarantors. The Subsidiary Guarantors are all wholly-owned subsidiaries of AVS. At present, the Subsidiary Guarantors comprise all of the direct and indirect subsidiaries of AVS, other than one inconsequential subsidiary. Subsidiary Guarantees are subordinated in right of payment to all existing and future Senior Debt of Subsidiary Guarantors, including the Credit Facility, and are also effectively subordinated to all secured obligations of Subsidiary Guarantors to the extent of the assets securing such obligations, including the Credit Facility. Furthermore, the Indenture permits Subsidiary Guarantors to incur additional indebtedness, including Senior Debt, subject to certain limitations. The Company has not presented separate financial statements and other disclosures concerning each of the Subsidiary Guarantors because management has determined that such information is not material to investors.


     The Notes are redeemable, at the option of AVS, in whole or in part, at any time after February 15, 2003, at the following redemption prices, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date: (i) 2003--104.063%; (ii) 2004--102.708%; (iii) 2005--101.354%; and (iv)
2006 and thereafter--100%. In addition, on or prior to February 15, 2001, AVS may redeem up to 35% of the aggregate principal amount of the Notes at a redemption price of 108.125% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the redemption date with the net proceeds of a public offering of common stock of AVS; provided, that at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding immediately after the occurrence of such redemption.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                                 MARCH 31, 1998
                                  (UNAUDITED)


3. NOTES PAYABLE:--(CONTINUED)
     Upon the occurrence of a change of control, AVS will be required to make an offer to repurchase all or any part of holder's Notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the repurchase date. There can be no assurance that AVS will have the financial resources necessary to purchase the Notes upon a change of control or that such repurchase will be permitted under the Credit Facility.


     The Indenture contains certain covenants that, among other things, will limit the ability of AVS and its subsidiaries to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, make investments, dispose of assets, issue capital stock of subsidiaries, create certain liens securing indebtedness, enter into certain transactions with affiliates, sell assets or enter into certain mergers and consolidations or sell all or substantially all of their assets.


     Pursuant to a registration rights agreement, AVS has agreed to (a) file a registration statement on or prior to April 3, 1998 with respect to an offer to exchange the Notes for a new issue of debt securities of AVS registered under the Securities Act of 1933, as amended, with terms substantially identical to those of the Notes (the "Exchange Offer") which registration statement was filed on March 26, 1998 and (b) use their best efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission on or prior to June 17, 1998. AVS has also agreed to file a shelf registration statement relating to the resale of the Notes under certain circumstances. If AVS fails to satisfy these registration obligations, it will be required to pay liquidated damages to holders of Notes under certain circumstances.


     The Indenture contains certain covenants that, among other things, will limit the ability of the Company and its subsidiaries to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, make investments, dispose of assets, issue capital stock of subsidiaries, create certain liens securing indebtedness, enter into certain transactions with affiliates, sell assets or enter into certain mergers and consolidations or sell all or substantially all of their assets.


     In connection with the Company's March 9, 1998 acquisition of Caribe and AIDI (see Note 2), the Company entered into an agreement with the prior owners to pay $5 million of the acquisition price over a two year period. Principal payments of $2,500,000 plus interest accrued at 8%, are due on March 9, 1999 and March 9, 2000.


     In connection with the October 17, 1997 acquisition of Kratz-Wilde (see
Note 2), the Company entered into an agreement with the prior owners to pay $2.2 million of the acquisition price over a two year period. Payments of $1,250,000 are due on January 1, 1999 and January 1, 2000. Interest on this note has been imputed at 8%.


     On August 5, 1997, the Company entered into a term loan agreement in a principal amount of $7.2 million to finance certain equipment and rotable parts on long term lease which secure the loan. This loan is payable in 59 consecutive equal monthly payments of $91,750 commencing September 14, 1997, with a final balloon payment due on August 14, 2002. Interest on this term loan is fixed at 8.21%. The Company has leased the underlying equipment and rotable parts to unrelated third parties. Interim payments under the term loan will be made from the proceeds of these parts leases. This term loan

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                                 MARCH 31, 1998
                                  (UNAUDITED)


3. NOTES PAYABLE:--(CONTINUED)
contains financial and other covenants and mandatory prepayment events, as defined. At March 31, 1998, the Company was in compliance with all covenants of this term loan.


     On March 13, 1998, the Company entered into an agreement to purchase its Pearland, Texas warehouse facility from a related party. The total purchase price of approximately $1.8 million was paid in cash and through the reduction of amounts receivable from the related party at the date of the transaction.


4. EARNINGS PER SHARE:


     The computation of weighted average common and common equivalent shares used in the calculation of basic and diluted earnings per share is as follows:



                                                                                 FOR THE
                                                                            THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                        --------------------------
                                                                            1997          1998
                                                                        -----------   ------------
   Weighted average shares outstanding used in calculating basic
    earnings per share ..............................................    9,422,042     9,448,944
   Effect of dilutive options .......................................       41,925       143,876
                                                                         ---------     ---------
   Weighted average common and common equivalent shares used in
    calculating diluted earnings per share ..........................    9,463,967     9,592,820
                                                                         =========     =========
   Options and warrants outstanding which are not included in the calculation of diluted earnings per share because their impact is
    antidilutive ....................................................      166,400        19,500
                                                                         =========     =========

     For business combinations accounted for as a pooling of interests, earnings per share computations are based on the aggregate of the weighted-average outstanding shares of the surviving business for all periods presented.



5. SUBSEQUENT EVENT:


     On June 18, 1998, the Company's Compensation Committee rescinded the December 31, 1997 issuance of 18,000 shares of the Company's common stock as bonuses to six officers of the Company. No consideration was provided or will be provided in the future in conneciton with the rescission.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholders Kratz-Wilde Machine Company:


     We have audited the accompanying balance sheets of Kratz-Wilde Machine Company (an S Corporation) as of October 31, 1996 and 1995, and the related statements of income, retained earnings, and cash flows for the year ended October 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kratz-Wilde Machine Company as of October 31, 1996 and 1995, and the results of its operations and its cash flows for the year ended October 31, 1996 in conformity with generally accepted accounting principles.


     As discussed in Note 8 to the financial statements, certain misstatements of previously reported inventories as of October 31, 1996 and 1995 were discovered. Accordingly, an adjustment has been made to net income for 1996 and retained earnings as of October 31, 1995 to correct the misstatements.





Clark, Schaefer, Hackett & Co.
Cincinnati, Ohio


October 10, 1997

                          KRATZ-WILDE MACHINE COMPANY

                                BALANCE SHEETS



                                                                                                   OCTOBER 31,
                                                                          SEPTEMBER 30,   -----------------------------
                                                                              1997             1996            1995
                                                                         --------------   -------------   -------------
                                                                           (UNAUDITED)
ASSETS
CURRENT ASSETS:
 Cash, cash equivalents and temporary investments ....................    $ 3,395,618      $ 2,534,271     $ 2,229,528
 Accounts receivable:
  Trade ..............................................................      5,448,703        5,171,529       3,464,616
  Officers ...........................................................          7,167            7,167           7,167
 Inventories .........................................................      6,132,290        2,887,905       3,158,917
 Prepaid expenses ....................................................         22,342           14,997          11,153
                                                                          -----------      -----------     -----------
   TOTAL CURRENT ASSETS ..............................................     15,006,120       10,615,869       8,871,381
                                                                          -----------      -----------     -----------
PROPERTY AND EQUIPMENT:
 Land ................................................................        335,479          335,479         335,479
 Buildings and improvements ..........................................      2,924,750        2,907,075       2,903,845
 Production equipment ................................................      9,357,079        8,862,699       9,586,908
 Transportation equipment ............................................        232,517          228,394         310,899
 Office equipment ....................................................        364,569          364,569         364,569
                                                                          -----------      -----------     -----------
                                                                           13,214,394       12,698,216      13,501,700
 Less accumulated depreciation .......................................     10,140,870        9,874,286       9,530,649
                                                                          -----------      -----------     -----------
   Total property and equipment ......................................      3,073,524        2,823,930       3,971,051
                                                                          -----------      -----------     -----------
OTHER ASSETS
 Accounts receivable--related party ..................................        452,222          447,765         445,726
 Deposits ............................................................        298,908          151,525         209,807
 Cash value of life insurance, net of policy loan of $12,276 .........        414,496          353,641         225,196
                                                                          -----------      -----------     -----------
  TOTAL OTHER ASSETS .................................................      1,165,626          952,931         880,729
                                                                          -----------      -----------     -----------
  TOTAL ASSETS .......................................................    $19,245,270      $14,392,730     $13,723,161
                                                                          ===========      ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable--trade .............................................    $ 1,877,022      $ 1,540,947     $ 1,350,353
 Accrued liabilities:
  Profit sharing contribution ........................................        521,987          569,440         499,919
  Salaries and wages .................................................        455,000          521,154         403,920
  Vacation pay .......................................................        217,439          162,325         145,872
  Other ..............................................................        114,370          120,500         103,700
                                                                          -----------      -----------     -----------
   TOTAL CURRENT LIABILITIES .........................................      3,185,818        2,914,366       2,503,764
                                                                          -----------      -----------     -----------
 Deferred income taxes ...............................................        247,556          247,556         247,556
STOCKHOLDERS' EQUITY:
 Common stock, no par value, stated value $50 per share; 5,000
   shares authorized, 2,205 shares issued and outstanding ............        110,250          110,250         110,250
 Retained earnings ...................................................     16,127,723       11,546,635      11,287,668
                                                                          -----------      -----------     -----------
                                                                           16,237,973       11,656,885      11,397,918
Less cost of 1,470 treasury shares ...................................        426,077          426,077         426,077
                                                                          -----------      -----------     -----------
   TOTAL STOCKHOLDERS' EQUITY ........................................     15,811,896       11,230,808      10,971,841
                                                                          -----------      -----------     -----------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ........................    $19,245,270      $14,392,730     $13,723,161
                                                                          ===========      ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                          KRATZ-WILDE MACHINE COMPANY

                             STATEMENTS OF INCOME





                                             FOR THE NINE MONTHS ENDED
                                                   SEPTEMBER 30,             FOR THE YEAR ENDED
                                           ------------------------------       OCTOBER 31,
                                                1997            1996                1996
                                           -------------   --------------   -------------------
                                            (UNAUDITED)      (UNAUDITED)
OPERATING REVENUES .....................   $28,711,522      $18,751,838         $24,595,131
COST OF SALES ..........................    18,499,320       15,910,231          20,545,037
                                           -----------      -----------         -----------
                                            10,212,202        2,841,607           4,050,094
                                           -----------      -----------         -----------
OPERATING EXPENSES
 Selling ...............................        73,245           71,144             122,355
 General and administrative ............     1,805,773        1,468,362           1,999,212
                                           -----------      -----------         -----------
                                             1,879,018        1,539,506           2,121,567
                                           -----------      -----------         -----------
INCOME FROM OPERATIONS .................     8,333,184        1,302,101           1,928,527
OTHER INCOME (EXPENSES)
 Miscellaneous income ..................         4,112           89,325              15,815
 Interest income .......................        80,063           67,956              95,044
 Gain (loss) on sale of assets .........         3,500          (34,189)           (241,933)
 Interest expense ......................            --               --                (614)
                                           -----------      -----------         -----------
                                                87,675          123,092            (131,688)
                                           -----------      -----------         -----------
NET INCOME .............................   $ 8,420,859      $ 1,425,193         $ 1,796,839
                                           ===========      ===========         ===========

   The accompanying notes are an integral part of these financial statements.

                          KRATZ-WILDE MACHINE COMPANY

                        STATEMENT OF RETAINED EARNINGS




Balance as of October 31, 1995, as originally reported .........    $ 11,989,668
 Adjustment to reduce previously reported inventories ..........        (702,000)
                                                                    ------------
Balance as of October 31, 1995, as restated ....................      11,287,668
 Net income ....................................................       1,796,839
 Distributions to stockholders .................................      (1,537,872)
                                                                    ------------
Balance as of October 31, 1996 .................................      11,546,635
 Net income (unaudited) ........................................       9,961,720
 Distributions to stockholders (unaudited) .....................      (5,380,632)
                                                                    ------------
Balance as of September 30, 1997 (unaudited) ...................    $ 16,127,723
                                                                    ============

   The accompanying notes are an integral part of these financial statements.

                          KRATZ-WILDE MACHINE COMPANY

                           STATEMENTS OF CASH FLOWS



                                                              FOR THE NINE MONTHS ENDED
                                                         ------------------------------------    FOR THE YEAR ENDED
                                                           SEPTEMBER 30,      SEPTEMBER 30,         OCTOBER 31,
                                                               1997                1996                 1996
                                                         ----------------   -----------------   -------------------
                                                            (UNAUDITED)        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Cash received from customers ........................    $  27,934,420     $17,216,228            $  22,904,033
 Cash paid to suppliers and employees ................      (21,954,247)    (15,376,622 )            (21,463,046)
 Interest received ...................................           80,063         67,956                    95,044
 Interest paid .......................................               --             --                      (614)
 Federal income taxes refunded .......................         (147,382)        58,282                    58,282
                                                          -------------     -----------            -------------
  Net cash provided by operating activities ..........        5,912,854      1,965,844                 1,593,699
                                                          -------------     -----------            -------------
CASH FLOWS FROM INVESTING ACTIVITIES
 Capital expenditures ................................         (384,027)      (191,431)                 (206,417)
 Proceeds from sale of fixed assets ..................            3,500        239,747                   457,372
 Net decrease in temporary investments ...............                                                   603,060
 Net (increase) to related party receivables .........           (4,457)        (6,813)                   (2,039)
                                                          -------------     -----------            -------------
  Net cash provided by (used in) investing
    activities .......................................         (384,984)        41,503                   851,976
                                                          -------------     -----------            -------------
CASH FLOWS FROM FINANCING ACTIVITIES
 S Corporation distributions paid ....................       (5,380,632)    (1,537,872)               (1,537,872)
                                                          -------------     -----------            -------------
NET INCREASE IN CASH AND
  CASH EQUIVALENTS ...................................          147,238        469,475                   907,803
                                                          -------------     -----------            -------------
CASH AND CASH EQUIVALENTS,
  beginning of period ................................        3,248,380      1,928,609                 1,626,468
                                                          -------------     -----------            -------------
CASH AND CASH EQUIVALENTS,
  end of period ......................................    $   3,395,618     $2,398,084             $   2,534,271
                                                          =============     ===========            =============

   The accompanying notes are an integral part of these financial statements.

                          KRATZ-WILDE MACHINE COMPANY

                           STATEMENTS OF CASH FLOWS

                   RECONCILIATION OF NET INCOME TO NET CASH
                       PROVIDED BY OPERATING ACTIVITIES




                                                                  FOR THE NINE MONTHS ENDED
                                                               --------------------------------    FOR THE YEAR ENDED
                                                                SEPTEMBER 30,    SEPTEMBER 30,        OCTOBER 31,
                                                                    1997              1996                1996
                                                               --------------   ---------------   -------------------
                                                                 (UNAUDITED)      (UNAUDITED)
Net income .................................................    $8,420,859       $  1,425,193        $  1,796,839
Adjustments to reconcile net income to net cash
  provided by operating activities:
 Depreciation ..............................................       230,387            494,275             654,233
 (Gain) loss on sale of fixed assets .......................        (3,500)            34,189             241,933
 (Increase) decrease in accounts receivable--trade .........      (781,213)        (1,624,935)         (1,706,913)
 (Increase) decrease in inventories ........................   (2,918,653)          1,129,750             271,012
 (Increase) decrease in prepaid expenses ...................   (22,342 )              (22,496)             (3,844)
 (Increase) decrease in other assets .......................   (198,095 )             (38,052)            (70,163)
 Increase (decrease) in accounts payable--trade ............      972,830             222,725             190,594
 Increase (decrease) in accrued expenses ...................      212,581             345,195             220,008
                                                               -----------       ------------        ------------
                                                               (2,508,005)            540,651            (203,140)
                                                               -----------       ------------        ------------
   Net cash provided by operating activities ...............   $5,912,854        $  1,965,844        $  1,593,699
                                                               ===========       ============        ============

   The accompanying notes are an integral part of these financial statements.

                          KRATZ-WILDE MACHINE COMPANY

                         NOTES TO FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


     The following accounting practices of the Company are set forth to facilitate the understanding of data in the financial statements.


NATURE OF OPERATIONS


     The Company's line of business is the manufacture of metal stampings which are principally sold to customers in the aircraft, plumbing and automotive manufacturing industries located in the United States.


CASH EQUIVALENTS


     For purposes of the statement of cash flows, cash equivalents consist of money market accounts.


TEMPORARY INVESTMENTS


     Temporary investments consist of debt securities (principally certificates of deposit, repurchase agreements and U.S. Treasury bills) with maturities of less than one year. Such investments are intended to be held to maturity and therefore are carried at amortized cost.


INVENTORIES


     Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method.


BAD DEBTS


     Accounts receivable have been adjusted for all known uncollectible accounts. No allowance for bad debts is considered necessary by management at year end.


PROPERTY AND DEPRECIATION


     Property and equipment is stated at cost. The Company provides for depreciation of property and equipment using annual rates which are sufficient to amortize the cost of depreciable assets over their estimated useful lives, which range from three to forty-five years. The Company uses both the straight-line and accelerated methods of depreciation.


SPLIT DOLLAR LIFE INSURANCE


     The Company records as an asset premiums paid under the split-dollar life insurance arrangement at the lower of the policy's cash value or the premiums paid by the Company through the balance sheet date.


USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          KRATZ-WILDE MACHINE COMPANY

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)
INCOME TAXES


     The Company has elected, effective November 1, 1988, to be taxed under provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company will generally not pay Federal, Ohio or Kentucky corporate income taxes on its taxable income. Instead, each stockholder will be liable for individual federal and state income taxes on the Company's taxable income.


     The Company can be liable for a tax on "built-in" gains until November 1, 1988. "Built-in" gains can arise if certain appreciated assets which were held at the time of the effective date of the S election are subsequently disposed of within 10 years.


     Deferred income taxes were previously recorded for timing differences between financial and tax reporting. Deferred income taxes resulted principally from the use of accelerated methods of depreciation for tax purposes and the restoration of the LIFO inventory reserve to taxable income as a result of electing S Corporation status. No additional deferred income taxes will be provided on future timing differences. However, because of the possibility of a "built-in" gains tax in the future, the Company will continue to recognize the deferred tax liability, arising before 1989, net of any federal income tax subsequently incurred.


RELATED PARTIES


     Officers of the Company own 100% of the Company's capital stock outstanding.


INTERIM CONDENSED FINANCIAL STATEMENTS


     The accompanying unaudited interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for reporting on Form 8-K/A. Pursuant to such rules and regulations, certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.


     In the opinion of management, the accompanying unaudited interim financial statements of Kratz-Wilde Machine Company (the "Company") contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company as of September 30, 1997 and the results of its operations and cash flows for the nine month periods ended September 30, 1997 and 1996. The results of operations and cash flows for the nine month period ended September 30, 1997 are not necessarily indicative of the results of operations or cash flows which may be reported for the year ending December 31, 1997.


2. CASH, CASH EQUIVALENTS AND TEMPORARY INVESTMENTS:


     The Company maintains their cash deposit accounts at financial institutions where the balances at times may exceed federally insured limits. As of the reporting dates, cash, cash equivalents and temporary investments consist of:

                          KRATZ-WILDE MACHINE COMPANY

2. CASH, CASH EQUIVALENTS AND TEMPORARY INVESTMENTS:--(CONTINUED)

                                           SEPTEMBER 30,     OCTOBER 31,     OCTOBER 31,
                                                1997             1996           1995
                                          ---------------   -------------   ------------
                                            (UNAUDITED)
   Cash and cash equivalents:
    Cash on hand ......................      $      500      $      500     $      500
    Cash in checking accounts .........       2,175,699         506,018        952,176
    Money market accounts .............       1,219,419       2,027,753        673,792
                                             ----------      ----------     ----------
                                              3,395,618       2,534,271      1,626,468
    Temporary investments .............              --              --        603,060
                                             ----------      ----------     ----------
                                             $3,395,618      $2,534,271     $2,229,528
                                             ==========      ==========     ==========

     The amortized cost of temporary investments, by security type, at October 31, 1995 is as follows:


   Certificates of deposit .........    $300,000
   Repurchase agreements ...........     303,060
                                        --------
                                        $603,060
                                        ========

     The estimated fair value of the above debt securities approximates cost at October 31, 1995.


3. CONCENTRATION OF CREDIT RISK:


     The Company sells products to manufacturers and extends credit based on an evaluation of the customer's financial condition, without collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure to credit losses and maintains allowances, when necessary, for anticipated losses.


     Three major customers accounted for sales of approximately 75% for the nine months ended September 30, 1997 and 1996 and the year ended October 31, 1996. Accounts receivable due from these customers were approximately $4.4 million and $3.8 million at September 30, 1997 and October 31, 1996, respectively.


4. TAX DEPOSIT:


     As a corporation that has retained a fiscal year end, the Company is required to maintain a deposit with the Internal Revenue Service while the S Corporation election is in effect. This deposit is recalculated annually based on the preceding year's taxable income. The Company's total deposit balance, related to the S Corporation election, was $178,085 at September 30, 1997, $151,525 at October 31, 1996 and $209,807 at October 31, 1995.

                          KRATZ-WILDE MACHINE COMPANY

5. ACCOUNTS RECEIVABLE--RELATED PARTIES:


     The following is a summary of accounts receivable-related parties at the reporting dates:



                                              SEPTEMBER 30,     OCTOBER 31,     OCTOBER 31,
                                                   1997             1996           1995
                                             ---------------   -------------   ------------
                                               (UNAUDITED)
   Engineered Environments, Inc. .........       $448,565          446,884        444,610
   Employees and others ..................          3,657              881          1,116
                                                 --------          -------        -------
                                                 $452,222         $447,765       $445,726
                                                 ========         ========       ========

6. PROFIT SHARING PLAN:


     The Company sponsors a profit sharing plan covering employees who are at least 21 years of age with a minimum of one year of service. The Board of Directors of the Company determines the annual contribution, which may not exceed 15% of the qualifying employees' compensation. Profit sharing plan expense was $568,087 and $426,801 for the nine months ended September 30, 1997 and 1996, respectively, and $569,067 for the year ended October 31, 1996.


7. COMMITMENTS:


DISTRIBUTIONS


     It is anticipated that the Company will make cash distributions to the stockholders since they are liable for individual federal and state income taxes on the Company's taxable income. No additional distributions, in excess of the amounts recorded in the accompanying financial statements, have been declared as of September 30, 1997 or October 31, 1996. Accordingly, no S distribution payable is recognized in the accompanying financial statements.


LIFE INSURANCE PROGRAM


     In 1995, the Company implemented a split dollar life insurance arrangement. The Company will pay most of the premium cost which will be approximately $50,000 per year. These premiums are expected to be repaid to the Company. The Company does not own the policies but does hold a collateral assignment that effectively pledges the policies' cash values and death proceeds as security for the return of the premiums paid by the Company. The cash values are expected to eventually exceed the cumulative premiums paid. The Company's recovery of the premiums paid is contingent upon continuation of the life insurance program in the future.


     The Company is the owner and beneficiary of other life insurance policies under a buy-sell agreement between the stockholders. The Company's annual premium cost under this arrangement is approximately $40,000 per year.


8. INVENTORIES:


     Subsequent to issuance of the reviewed financial statements for the year ended October 31, 1996 it was determined that inventory was overstated. Correction of these estimated misstatements resulted in a decrease of previously reported net income for 1996 amounting to $783,000 and a decrease to retained earnings as of October 31, 1995 amounting to $702,000. The cumulative effect of these changes was to decrease retained earnings as of October 31, 1996 by $1,485,000.

                          KRATZ-WILDE MACHINE COMPANY

8. INVENTORIES:--(CONTINUED)

                                SEPTEMBER 30,     OCTOBER 31,     OCTOBER 31,
                                     1997             1996           1995
                               ---------------   -------------   ------------
                                 (UNAUDITED)
   Raw Material ............      $  849,527      $  911,820     $  638,138
   Work in process .........       1,885,031         827,759        963,564
   Finished goods ..........       3,397,732       1,148,326      1,557,215
                                  ----------      ----------     ----------
                                  $6,132,290      $2,887,905     $3,158,917
                                  ==========      ==========     ==========

9. CONTINGENCY:


     The Company is a defendant in lawsuits arising from normal business activities. Outside counsel for the Company has advised that at this stage they cannot offer an opinion as to their probable outcome. Management has reviewed pending litigation and believes that the ultimate liability, if any, resulting from them will not materially affect the Company's financial position. Nevertheless, it is at least reasonably possible that such an effect will occur, although the amount cannot be estimated.


10. SUBSEQUENT EVENT:


     The Company agreed in September 1997 to sell principally all of its operating assets for $42.5 million. All of the Company's operations will be transferred to the new owner.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Whitehall Corporation and Subsidiaries:


     We have audited the accompanying consolidated balance sheets of Whitehall Corporation (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the three years in the period ended December 31, 1997. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Whitehall Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.




                                        ARTHUR ANDERSEN LLP


Dallas, Texas,
March 25, 1998

                    WHITEHALL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                 DECEMBER 31,
                                         -----------------------------
                                              1997            1996
                                         -------------   -------------
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ...........   $ 1,251,000     $ 2,656,000
 Accounts receivable, net ............    16,234,000      18,461,000
 Income taxes receivable .............     2,590,000         458,000
 Inventories .........................     6,029,000       6,440,000
 Prepaid expenses and other ..........       636,000         656,000
 Current deferred income tax .........     1,053,000              --
 Notes receivable ....................       516,000              --
                                         -----------     -----------
   TOTAL CURRENT ASSETS ..............    28,309,000      28,671,000
INVESTMENTS ..........................            --       4,611,000
PROPERTY, PLANT AND EQUIPMENT:
 Land ................................       910,000         399,000
 Buildings ...........................     4,880,000       1,293,000
 Machinery and equipment .............    13,718,000      11,790,000
 Leasehold improvements ..............    10,259,000       8,710,000
                                         -----------     -----------
                                          29,767,000      22,192,000
 Accumulated depreciation ............    12,200,000      12,538,000
                                         -----------     -----------
                                          17,567,000       9,654,000
NOTES RECEIVABLE .....................     2,723,000       2,000,000
                                         -----------     -----------
  TOTAL ASSETS .......................   $48,599,000     $44,936,000
                                         ===========     ===========
                                (CONTINUED)

             The accompanying notes are an integral part of these balance sheets.

                    WHITEHALL CORPORATION AND SUBSIDIARIES

                                                                                 DECEMBER 31,
                                                                      -----------------------------------
                                                                            1997               1996
                                                                      ----------------   ----------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable and accrued liabilities .........................    $   6,618,000      $   6,239,000
 Bank line of credit ..............................................        9,713,000          2,550,000
 Current portion of long term debt ................................          283,000            280,000
 Current portion of obligations under capital lease ...............           84,000                 --
 Accrued environmental costs ......................................        3,954,000            379,000
                                                                       -------------      -------------
   TOTAL CURRENT LIABILITIES ......................................       20,652,000          9,448,000
LONG-TERM DEBT, net of current portion ............................          263,000            546,000
OBLIGATIONS UNDER CAPITAL LEASES ..................................        4,174,000                 --
OTHER NON-CURRENT LIABILITIES .....................................          471,000            117,000
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
 Preferred stock, $5.00 par value: authorized 500,000 shares--none
   issued .........................................................               --                 --
 Common stock, $.10 par value: authorized 20,000,000 shares, issued
   7,691,312 and 7,666,712 at December 31, 1997 and 1996 ..........          770,000            767,000
 Additional paid-in capital .......................................        1,914,000          1,766,000
 Retained earnings ................................................       36,500,000         48,437,000
                                                                       -------------      -------------
                                                                          39,184,000         50,970,000
 Less--treasury stock (2,161,312 shares at December 31, 1997 and
   1996), at cost .................................................      (16,145,000)       (16,145,000)
                                                                       -------------      -------------
                                                                          23,039,000         34,825,000
                                                                       -------------      -------------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .....................    $  48,599,000      $  44,936,000
                                                                       =============      =============

             The accompanying notes are an integral part of these balance sheets.

                    WHITEHALL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                  DECEMBER 31,
                                                             ------------------------------------------------------
                                                                   1997               1996               1995
                                                             ----------------   ----------------   ----------------
Net sales:
 Services ................................................    $  65,119,000       $ 65,340,000       $ 42,641,000
 Products ................................................          672,000          4,830,000         13,588,000
                                                              -------------       ------------       ------------
                                                                 65,791,000         70,170,000         56,229,000
Cost of sales:
 Services ................................................       63,786,000         56,033,000         37,510,000
 Products ................................................          411,000          3,776,000         10,875,000
                                                              -------------       ------------       ------------
                                                                 64,197,000         59,809,000         48,385,000
 GROSS PROFIT ............................................        1,594,000         10,361,000          7,844,000
Selling, engineering and administrative expenses .........       11,590,000          4,656,000          4,969,000
                                                              -------------       ------------       ------------
 INCOME (LOSS) FROM OPERATIONS ...........................       (9,996,000)         5,705,000          2,875,000
Other income (expense), net ..............................       (5,551,000)           818,000            963,000
                                                              -------------       ------------       ------------
 INCOME (LOSS) BEFORE INCOME TAXES .......................      (15,547,000)         6,523,000          3,838,000
Provision for (benefit from) income taxes ................       (3,610,000)         2,206,000            889,000
                                                              -------------       ------------       ------------
 NET INCOME (LOSS) .......................................    $ (11,937,000)      $  4,317,000       $  2,949,000
                                                              =============       ============       ============
NET INCOME (LOSS) PER SHARE
 Basic ...................................................    $       (2.16)      $       0.79       $       0.54
                                                              =============       ============       ============
 Diluted .................................................    $       (2.16)      $       0.75       $       0.52
                                                              =============       ============       ============
WEIGHTED AVERAGE SHARES OUTSTANDING
 Basic ...................................................        5,518,000          5,481,000          5,426,000
 Diluted .................................................        5,518,000          5,735,000          5,642,000

           The accompanying notes are an integral part of these financial statements.

                    WHITEHALL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                       PREFERRED STOCK       COMMON STOCK
                                      ----------------- -----------------------
                                       SHARES   AMOUNT     SHARES      AMOUNT
                                      -------- -------- ----------- -----------
Balance, December 31, 1994 ..........     --      $--    3,786,956   $379,000
 Exercise of stock options ..........     --       --       13,600      1,000
 Net income .........................     --       --           --         --
                                          --      ---    ---------   --------
Balance, December 31, 1995 ..........     --       --    3,800,556    380,000
 Exercise of stock options (adjusted
  for stock split) ..................     --       --       65,600      7,000
 2 for 1 stock split effected in the
  form of a 100% stock dividend .....     --       --    3,800,556    380,000
 Net income .........................     --       --           --         --
                                          --      ---    ---------   --------
Balance, December 31, 1996 ..........     --       --    7,666,712    767,000
 Exercise of stock options ..........     --       --       24,600      3,000
 Net loss ...........................     --       --           --         --
                                          --      ---    ---------   --------
Balance, December 31, 1997 ..........     --      $--    7,691,312   $770,000
                                          ==      ===    =========   ========



                                        ADDITIONAL                            TREASURY STOCK
                                         PAID-IN        RETAINED     ---------------------------------
                                         CAPITAL        EARNINGS          SHARES           AMOUNT
                                      ------------- ---------------- --------------- -----------------
Balance, December 31, 1994 ..........  $1,200,000    $   41,555,000     (1,080,656)    $ (16,145,000)
 Exercise of stock options ..........     160,000                --             --                --
 Net income .........................          --         2,949,000             --                --
                                       ----------    --------------     ----------     -------------
Balance, December 31, 1995 ..........   1,360,000        44,504,000     (1,080,656)      (16,145,000)
 Exercise of stock options (adjusted
  for stock split) ..................     406,000                --             --                --
 2 for 1 stock split effected in the
  form of a 100% stock dividend .....          --          (384,000)    (1,080,656)               --
 Net income .........................          --         4,317,000             --                --
                                       ----------    --------------     ----------     -------------
Balance, December 31, 1996 ..........   1,766,000        48,437,000     (2,161,312)      (16,145,000)
 Exercise of stock options ..........     148,000                --             --                --
 Net loss ...........................          --       (11,937,000)            --                --
                                       ----------    --------------     ----------     -------------
Balance, December 31, 1997 ..........  $1,914,000    $   36,500,000     (2,161,312)    $ (16,145,000)
                                       ==========    ==============     ==========     =============

           The accompanying notes are an integral part of these financial statements.

                    WHITEHALL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                        DECEMBER 31,
                                                                                      -----------------
                                                                                             1997
                                                                                      -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ...................................................................   $ (11,937,000)
Adjustments to reconcile net income (loss) to cash used in operating activities--
  Depreciation and amortization .....................................................       1,342,000
  Gain on sale of fixed assets ......................................................              --
  Writeoff of preferred stock of Hydroscience Technologies, Inc. ....................       4,500,000
  Investment (income) loss ..........................................................         111,000
  Changes in operating assets and liabilities (excluding disposition and net of acquisition)--
    Accounts receivable, net ........................................................       1,822,000
    Income taxes receivable .........................................................      (2,132,000)
    Federal income tax liability ....................................................              --
    Deferred income taxes ...........................................................      (1,053,000)
    Inventories .....................................................................        (686,000)
    Prepaid expenses and other ......................................................         (13,000)
    Accounts payable and accrued liabilities ........................................           4,000
    Environmental reserve ...........................................................       3,175,000
    Other liabilities ...............................................................         322,000
                                                                                        -------------
     Total adjustments ..............................................................       7,392,000
                                                                                        -------------
     CASH USED IN OPERATING ACTIVITIES ..............................................      (4,545,000)
CASH FLOWS FROM INVESTING ACTIVITIES:
 Cash paid in acquisition ...........................................................      (1,500,000)
 Capital expenditures ...............................................................      (3,739,000)
 Notes receivable ...................................................................        (375,000)
 Proceeds from sale of fixed assets .................................................              --
 Proceeds from sale of segment ......................................................       1,720,000
                                                                                        -------------
     CASH USED IN INVESTING ACTIVITIES ..............................................      (3,894,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase in line of credit .....................................................       7,163,000
 Net change in long term debt .......................................................        (280,000)
 Issuance of common stock from exercise of stock options ............................         151,000
                                                                                        -------------
     CASH PROVIDED BY FINANCING ACTIVITIES ..........................................       7,034,000
                                                                                        -------------
Net decrease in cash and cash equivalents ...........................................      (1,405,000)
Cash and cash equivalents at beginning of period ....................................       2,656,000
                                                                                        -------------
Cash and cash equivalents at end of period ..........................................   $   1,251,000
                                                                                        =============
SUPPLEMENTAL INFORMATION:
Cash paid during the year for:
 Income taxes .......................................................................   $     143,000
 Interest ...........................................................................         677,000
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES:
 Promissory notes received for sale of Electronics segment ..........................   $     864,000
 Disposition of Ocean Systems segment inventory and fixed assets in exchange for Hydroscience Technologies, Inc. preferred stock:
  Inventory .........................................................................   $          --
  Fixed assets, net .................................................................              --
  Investment in Hydroscience Technologies, Inc. preferred stock .....................              --



                                                                                                DECEMBER 31,
                                                                                      --------------------------------
                                                                                            1996            1995
                                                                                      --------------- ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ...................................................................  $  4,317,000    $    2,949,000
Adjustments to reconcile net income (loss) to cash used in operating activities--
  Depreciation and amortization .....................................................     1,096,000         1,097,000
  Gain on sale of fixed assets ......................................................       (11,000)         (650,000)
  Writeoff of preferred stock of Hydroscience Technologies, Inc. ....................            --                --
  Investment (income) loss ..........................................................      (440,000)          329,000
  Changes in operating assets and liabilities (excluding disposition and net of acquisition)--
    Accounts receivable, net ........................................................    (1,064,000)      (10,409,000)
    Income taxes receivable .........................................................      (458,000)               --
    Federal income tax liability ....................................................    (1,186,000)        1,186,000
    Deferred income taxes ...........................................................            --          (390,000)
    Inventories .....................................................................    (3,246,000)         (833,000)
    Prepaid expenses and other ......................................................        70,000          (144,000)
    Accounts payable and accrued liabilities ........................................    (2,619,000)        5,006,000
    Environmental reserve ...........................................................      (246,000)               --
    Other liabilities ...............................................................      (297,000)           57,000
                                                                                       ------------    --------------
     Total adjustments ..............................................................    (8,401,000)       (4,751,000)
                                                                                       ------------    --------------
     CASH USED IN OPERATING ACTIVITIES ..............................................    (4,084,000)       (1,802,000)
CASH FLOWS FROM INVESTING ACTIVITIES:
 Cash paid in acquisition ...........................................................            --                --
 Capital expenditures ...............................................................    (4,438,000)       (1,668,000)
 Notes receivable ...................................................................            --           500,000
 Proceeds from sale of fixed assets .................................................        11,000           735,000
 Proceeds from sale of segment ......................................................            --                --
                                                                                       ------------    --------------
     CASH USED IN INVESTING ACTIVITIES ..............................................    (4,427,000)         (433,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase in line of credit .....................................................     2,550,000                --
 Net change in long term debt .......................................................       826,000                --
 Issuance of common stock from exercise of stock options ............................       409,000           161,000
                                                                                       ------------    --------------
     CASH PROVIDED BY FINANCING ACTIVITIES ..........................................     3,785,000           161,000
                                                                                       ------------    --------------
Net decrease in cash and cash equivalents ...........................................    (4,726,000)       (2,074,000)
Cash and cash equivalents at beginning of period ....................................     7,382,000         9,456,000
                                                                                       ------------    --------------
Cash and cash equivalents at end of period ..........................................  $  2,656,000    $    7,382,000
                                                                                       ============    ==============
SUPPLEMENTAL INFORMATION:
Cash paid during the year for:
 Income taxes .......................................................................  $  3,720,000    $           --
 Interest ...........................................................................        61,000                --
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES:
 Promissory notes received for sale of Electronics segment ..........................  $         --    $           --
 Disposition of Ocean Systems segment inventory and fixed assets in exchange for Hydroscience Technologies, Inc. preferred stock:
  Inventory .........................................................................  $  3,943,000    $           --
  Fixed assets, net .................................................................       557,000                --
  Investment in Hydroscience Technologies, Inc. preferred stock .....................    (4,500,000)               --

  The accompanying notes are an integral part of these financial statements.

                    WHITEHALL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A--ACCOUNTING POLICIES AND PRACTICES


     CONSOLIDATION: The consolidated financial statements of Whitehall Corporation and subsidiaries (the "Company") include the accounts of all subsidiaries after elimination of intercompany accounts and transactions.


     USE OF ESTIMATES: Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



     RECLASSIFICATIONS: Certain reclassifications have been made to 1996 and 1995 amounts to conform with the 1997 presentation.


     REVENUE RECOGNITION: For services, maintenance, and standard products, primarily related to the Aircraft Maintenance and Electronics (see note L) segments, revenue is recognized when services and maintenance are performed and the Company has fulfilled its obligations, generally at shipment.


     For long-term contracts, related to the Ocean Systems segment (see note
D), revenue is recognized using the percentage of completion or units of delivery method. These long-term contracts apply to the production of products or the provision of services that conform to the specifications prescribed by the customer, principally the United States Government. On contracts where the percentage of completion method is applied, revenue is accrued in the proportion that costs incurred bear to management's estimate of total contract costs. Any known or anticipated losses are provided for currently. The Company had no long-term contracts in 1997.



     CONCENTRATION OF CREDIT RISK: Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. The Company places its temporary cash investments with creditworthy financial institutions and, thus, limits the amount of credit exposure to any one entity. The Company's customer base is comprised primarily of U.S. airlines and air transport companies.


     CASH EQUIVALENTS: Cash equivalents consist of highly liquid debt instruments purchased with an original maturity of three months or less.


     INVENTORIES: Inventories are carried at average cost, not in excess of market.


     PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment is stated at cost. Provisions for depreciation and amortization have been computed generally using the straight-line method over the estimated useful lives of the assets.


     LONG-LIVED ASSETS: The Company periodically reviews its long-lived assets for impairment. The Company considers whether the expected undiscounted cash flows associated with use of the long-lived asset exceeds its carrying value. If this review indicates that the carrying amount of an asset may not be recovered through future operations or sale, the carrying value of the asset will be reduced to its fair value. In 1997, the Company recorded an impairment loss on its investment in preferred stock (see Note D).


     RESEARCH AND DEVELOPMENT: Research and development costs are included in selling, engineering and administrative expenses and amounted to approximately $41,000 in 1996, and $45,000 in 1995. There were no research and development costs incurred in 1997.

                    WHITEHALL CORPORATION AND SUBSIDIARIES

NOTE A--ACCOUNTING POLICIES AND PRACTICES--(CONTINUED)
     FEDERAL INCOME TAXES: The Company accounts for income taxes using an asset and liability approach for financial accounting and income tax reporting. Deferred tax liabilities and assets are recognized for the estimated future tax effects attributable to temporary differences and carryforwards and are adjusted whenever tax rates or other provisions of income tax statutes change.


     The Company and all subsidiaries file a consolidated Federal income tax return. Deferred federal income taxes have been provided for temporary differences between tax and financial reporting resulting primarily from depreciation provisions, allowances and expense accruals.


     EARNINGS (LOSS) PER SHARE: Effective January 1, 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share." SFAS No. 128 simplifies the computation of earnings per share (EPS) by replacing the presentation of primary EPS with a presentation of basic EPS. Basic EPS is calculated by dividing the income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Options and other potentially dilutive securities are excluded from the calculation of basis EPS. Diluted EPS includes options and other potentially dilutive securities that are excluded from basic EPS to the extent that these securities are not anti-dilutive. Options were not included in the 1997 computation of diluted EPS because they are anti-dilutive.


     The following is a reconciliation between basic and diluted EPS for the years ended December 31, 1997, 1996, and 1995:


                                           1997                            1996                          1995
                             --------------------------------- ----------------------------- ----------------------------
                                    LOSS            SHARES         INCOME         SHARES         INCOME        SHARES
                                (NUMERATOR)     (DENOMINATOR)   (NUMERATOR)   (DENOMINATOR)   (NUMERATOR)   (DENOMINATOR)
                             ----------------- --------------- ------------- --------------- ------------- --------------
Basic EPS ..................   $ (11,937,000)     5,518,000     $4,317,000      5,481,000     $2,949,000      5,426,000
Effect of
  dilutive options .........              --             --             --        254,000             --        216,000
                               -------------      ---------     ----------      ---------     ----------      ---------
Diluted EPS ................   $ (11,937,000)     5,518,000     $4,317,000      5,735,000     $2,949,000      5,642,000
                               =============      =========     ==========      =========     ==========      =========

     In accordance with SFAS No. 128, the earnings (loss) per share for all prior periods have been restated.


  JOINT VENTURE INVESTMENT: SEE NOTE D.


     TREASURY SHARES: During 1991, the Board of Directors authorized the repurchase of up to 1,000,000 shares of the Company's common stock. An additional authorization of 500,000 shares was made by the Board of Directors in March 1993. As of December 31, 1997, a total of 1,257,800 shares have been purchased under these authorizations. The Company did not acquire any treasury stock during 1995, 1996 or 1997.


     ENVIRONMENTAL COSTS: Environmental expenditures that relate to current operations are expensed. Remediation costs that relate to existing conditions caused by past operations are accrued when it is probable that these costs will be incurred and can be reasonably estimated. Environmental costs are included in selling, engineering and administrative expenses in the accompanying consolidated statements of operations.


     OTHER INCOME (EXPENSE): Other expense for 1997 includes the $4.5 million writedown of the Company's investment in the preferred stock of Hydroscience Technologies, Inc. Other income, net in

                    WHITEHALL CORPORATION AND SUBSIDIARIES

NOTE A--ACCOUNTING POLICIES AND PRACTICES--(CONTINUED)
1996 and 1995 includes interest earned of $307,000 and $671,000, respectively, and gains on sales of fixed assets of $11,000 and $650,000, respectively.


     EMPLOYEE BENEFITS: The Company offers no significant post-employment or post-retirement benefits.


     NEW ACCOUNTING PRONOUNCEMENTS: During 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 129, "Disclosure of Information About Capital Structure," which establishes standards for disclosing certain information about an entity's capital structure. The statement is effective for years ending after December 15, 1997, and its adoption did not have any impact on the Company's financial statements.


     During 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a company's financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for periods beginning after December 15, 1997.


     During 1997, FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This Statement is effective for financial statements for periods beginning after December 15, 1997. As the Company is operating in only one segment as of December 31, 1997, and plans to focus solely on the aircraft maintenance industry, this statement is not expected to have an impact on the Company's financial statements.

                    WHITEHALL CORPORATION AND SUBSIDIARIES

NOTE B--ACCOUNTS RECEIVABLE, NET


     Accounts receivable were as follows:


                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                   1997            1996
                                                              -------------   -------------
   Commercial accounts:
    Accrued sales not billed ..............................   $ 5,574,000     $ 6,578,000
    Billed ................................................    10,842,000      10,916,000
                                                              -----------     -----------
                                                               16,416,000      17,494,000
   Receivables from foreign governments ...................        14,000         206,000
   Receivables from United States Government, net .........     2,750,000         184,000
                                                              -----------     -----------
                                                                2,764,000         390,000
   Advances to joint venture (see Note D) .................       901,000       1,095,000
   Less--allowance for doubtful accounts ..................     3,847,000         518,000
                                                              -----------     -----------
                                                              $16,234,000     $18,461,000
                                                              ===========     ===========

     Accrued sales not billed will be billed on the basis of contract terms (which are generally on completion of an aircraft) and deliveries. All accrued amounts at December 31, 1997, are expected to be billed and collected in 1998.


     Management believes that the allowance for doubtful accounts is adequate to provide for any disputes with customers, bad debts, or other concessions. There are no significant retainage amounts included in accounts receivable.


     In April 1997, the Company was awarded the United States Air Force C-130 maintenance contract, which was subsequently canceled in June 1997 at the convenience of the government, based on no fault or issue with the Company. The C-130 contract provides for reimbursement by the United States Air Force of costs incurred during its operation, and the Company has recorded a $2.8 million net receivable from the government for these costs, which is the Company's best estimate of the amount (representing direct costs and other incremental costs) it will collect of the total claim it has made. The Company is currently negotiating a termination settlement with the government.


NOTE C--INVENTORIES


     The components of inventories were as follows:


                                                                  DECEMBER 31,
                                                          ----------------------------
                                                              1997            1996
                                                          ------------   -------------
   Finished goods .....................................   $       --      $1,175,000
   Work in process ....................................           --           5,000
   Aircraft parts and supplies, raw materials .........    6,029,000       5,260,000
                                                          ----------      ----------
                                                          $6,029,000      $6,440,000
                                                          ==========      ==========

     Costs included in inventories include aircraft parts and supplies, raw materials and related labor and overhead costs in 1996. In 1997, inventories include aircraft parts and supplies.

                    WHITEHALL CORPORATION AND SUBSIDIARIES

NOTE D--INVESTMENTS


     In November 1996, the Company sold substantially all of the assets related to its Ocean Systems segment to Hydroscience Technologies, Inc. ("HTI") in exchange for 818,182 shares of HTI Preferred Stock, which carries a liquidation preference of $5.50 per share. At the Company's election, the HTI Preferred Stock is convertible after December 31, 1997, into 45% of HTI's Common Stock. In 1996, the Company considered this investment as one that would be held to maturity and that its carrying value approximated fair market value. The carrying value was the net cost of assets exchanged for stock. (See Note P for pro forma information related to this transaction.) However, although the purchaser of Ocean Systems provided additional capital and new management, the continuing decline in defense spending and other concerns caused management to reevaluate this preferred stock in 1997. Management has concluded that the value of its investment has declined permanently. The entire amount was written off in 1997.


     During 1994, the Company obtained 40% ownership of a joint venture involved in the development of aircraft-related technology for an initial investment of $1,000. The Company accounts for its investment in the joint venture under the equity method. In 1994, the Company obtained a promissory note for an advance of $2,000,000 to the joint venture. The principal balance of the promissory note accrues interest at a maximum rate of 5% per annum and the principal balance with accrued interest is due January 5, 1999. The note is secured by certain assets of the joint venture. During 1997 and 1996, the Company advanced an additional $815,000 and $75,000 to the joint venture. These advances are included in accounts receivable.


     Summarized balance sheet information for the 40% joint venture as of December 31, 1997 and 1996 is as follows:


                                            1997             1996
                                       --------------   -------------
   Current assets ..................    $14,358,000      $6,578,000
   Noncurrent assets ...............      2,782,000       3,818,000
   Current liabilities .............     12,489,000       5,176,000
   Noncurrent liabilities ..........      2,000,000       2,000,000

     Summarized financial information for the 40% joint venture for the years ended December 31, 1997, 1996 and 1995 is as follows:


                                       1997             1996             1995
                                  --------------   --------------   -------------
   Net sales ..................    $17,810,000      $11,520,000      $5,244,000
   Gross profit ...............      3,578,000        4,104,000       1,501,000
   Net income (loss) ..........       (569,000)       1,044,000        (710,000)

NOTE E--ACCOUNTS PAYABLE AND ACCRUED LIABILITIES


     Accounts payable and accrued liabilities were as follows:


                                                         DECEMBER 31,
                                                 -----------------------------
                                                      1997            1996
                                                 -------------   -------------
   Accounts payable ..........................    $5,617,000      $5,403,000
   Salaries, wages and payroll taxes .........     1,001,000         836,000
                                                  ----------      ----------
                                                  $6,618,000      $6,239,000
                                                  ==========      ==========

                    WHITEHALL CORPORATION AND SUBSIDIARIES

NOTE F--LONG-TERM DEBT


     The Company entered into a long-term note and a credit facility during 1996 with a bank. The credit facility consists of a $12,000,000 line of credit agreement and a $3,000,000 standby letter of credit agreement. Advances under the line of credit agreement accrue interest at the prime interest rate (8.5% at December 31, 1997). The Company also pays an annual commitment fee of 1/4 of 1 % on the unused portion of the line of credit. At December 31, 1997, the unused and available portion of the line of credit was $2,287,000. The line of credit expires on June 30, 1998. Management is confident that this line will be renewed or comparable financing can be obtained at June 30, 1998, for at least another one-year period.


     The credit facility is unsecured and contains certain financial covenants related to working capital, consolidated net income and consolidated tangible net worth, among other restrictions. The Company was in violation of certain covenants as of December 31, 1997; however, these covenants have been waived by the bank.


     The long-term note consists of the following:


                                                                         1997          1996
                                                                     -----------   -----------
   Note payable with interest at 7.98%, payable in monthly
    installments of $23,611 principal plus interest (7.98%) on the outstanding balance to maturity in November 1999, at which time the remaining principal balance is due, secured by
    property valued at $850,000...................................    $546,000      $826,000
   Less: amounts payable within one year .........................     283,000       280,000
                                                                      --------      --------
                                                                      $263,000      $546,000
                                                                      ========      ========

     This debt was incurred to finance the acquisition of certain fixed assets. The total future debt principal payments are $283,000 in 1998, $263,000 in 1999, and zero thereafter. As substantially all of the Company's debt is based on variable interest rates, the Company believes that the carrying value approximates fair market value.


     A $1,700,000 standby letter of credit was issued, pursuant to the standby letter of credit agreement, in order to comply with the annual financial assurances required by the Florida Department of Environmental Protection and related to the environmental remediation being performed at the Company's Lake City, Florida facility (see Note O). The standby letter of credit agreement has an annual commitment fee of 1% of the amount of the letter of credit.


NOTE G--SHAREHOLDERS' EQUITY


     On January 29, 1997, the Board of Directors declared a 2 for 1 stock split to be effected in the form of a 100% stock dividend to shareholders of record at the close of business March 25, 1997. The dividend resulted in $384,000 being transferred from retained earnings to common stock. This amount represents the par value of the new stock. All share and per share amounts have been adjusted to recognize this dividend.


     On March 17, 1997, the shareholders approved an amendment to the Company's Restated Certificate of Incorporation increasing the number of authorized shares of Common Stock from 5,000,000 shares to 20,000,000 shares.

                    WHITEHALL CORPORATION AND SUBSIDIARIES

NOTE H--INCOME TAXES


     Federal and state income tax expense (benefit) consisted of the following:



                                                            YEAR ENDED DECEMBER 31,
                       -------------------------------------------------------------------------------------------------
                                      1997                              1996                           1995
                       -----------------------------------   --------------------------   ------------------------------
                            CURRENT           DEFERRED          CURRENT       DEFERRED       CURRENT         DEFERRED
                       ----------------   ----------------   -------------   ----------   -------------   --------------
   Federal .........     $ (2,016,000)      $ (1,053,000)     $2,086,000         $--       $1,279,000       $ (390,000)
   State ...........         (541,000)                --         120,000          --               --               --
                         ------------       ------------      ----------         ---       ----------       ----------
                         $ (2,557,000)      $ (1,053,000)     $2,206,000         $--       $1,279,000       $ (390,000)
                         ============       ============      ==========         ===       ==========       ==========

     The provision (benefit) for income taxes differs from the amount computed by applying the federal income tax rate to income before income taxes. The following table summarizes the reasons for this difference:


                                                                            YEAR ENDED DECEMBER 31,
                                                                ------------------------------------------------
                                                                      1997              1996            1995
                                                                ----------------   -------------   -------------
   Income tax provision (benefit) at statutory rate .........     $ (5,286,000)     $2,217,000      $1,315,000
   State taxes (benefit) ....................................         (541,000)        120,000              --
   Alternative minimum tax ..................................               --              --         (12,000)
   Change in deferred tax allowance .........................        2,425,000        (158,000)       (515,000)
   Other items--net .........................................         (208,000)         27,000         101,000
                                                                  ------------      ----------      ----------
                                                                  $ (3,610,000)     $2,206,000      $  889,000
                                                                  ============      ==========      ==========

                    WHITEHALL CORPORATION AND SUBSIDIARIES

NOTE H--INCOME TAXES--(CONTINUED)
     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1997 and 1996 are as follows:



                                                           1997             1996
                                                     ---------------   -------------
   Deferred tax assets:
    Short-term--
    Allowance for uncollectable accounts .........    $    307,000      $  307,000
    Environmental accruals .......................       1,259,000         129,000
    Inventory reserve ............................         488,000              --
    Vacation accrual .............................         112,000          84,000
      Total short-term ...........................       2,166,000         520,000
   Long-term--
      Writedown of investment ....................       1,800,000              --
      Other ......................................          68,000          37,000
                                                      ------------      ----------
      Total deferred tax assets ..................       4,034,000         557,000
    Less--Valuation allowance ....................      (2,609,000)       (184,000)
                                                      ------------      ----------
      Net deferred tax asset .....................       1,425,000         373,000
   Deferred tax liabilities--
    Short-term--
     Costs deducted for tax purposes .............              --          24,000
    Long-term--
     Difference for depreciation of property,
       plant, and equipment ......................         372,000         349,000
                                                      ------------      ----------
      Total deferred tax liability ...............         372,000         373,000
                                                      ------------      ----------
   Net deferred tax asset ........................    $  1,053,000      $       --
                                                      ============      ==========



     The Company has established a valuation allowance to offset the deferred tax assets that have resulted from certain items that will only be deductible when such items are actually incurred. The deferred tax assets primarily relate to allowance for uncollectible accounts, environmental accruals, and a write-down of preferred stock. Because it is difficult to predict when the environmental expenditures will be made and when the preferred stock will become deductible for tax purposes, the Company has elected to maintain a valuation allowance for a portion of its deferred tax asset. The valuation allowance will be maintained until it is more likely than not that these deferred tax assets will be realized.



NOTE I--STOCK OPTION PLANS


     In May 1992, the stockholders approved the Whitehall Corporation Incentive Stock Option Plan ("Incentive Plan") and the Whitehall Corporation Non-Employee Directors Stock Option Plan ("Directors Plan"). The Incentive Plan provides for the grant of incentive stock options for up to 650,000 shares of Common Stock to key employees. The Directors Plan provides for the grant of incentive stock options for up to 130,000 shares of Common Stock to non-employee Directors of the Company. Under the Plans, the exercise price for stock options will not be less than the fair market value of the optioned stock at the date of grant. Stock options expire ten years from the date of grant and generally vest over a five-year period with one-fifth of the shares becoming exercisable on each of the five anniversaries of the date of grant. As December 31, 1997, 1996, and 1995 there were 347,100,

                    WHITEHALL CORPORATION AND SUBSIDIARIES

NOTE I--STOCK OPTION PLANS--(CONTINUED)
218,600, and 196,200 options exercisable, respectively. The option period under both Plans may not be more than ten years from the date the option is granted.


     Transactions involving the Plans are summarized as follows:


                                                          SHARES
                                                       ------------
   Options outstanding, December 31, 1994 ..........      444,000
    Granted ($14.13 per share) .....................       20,000
    Canceled .......................................           --
    Exercised ($5.63-$7.75 per share) ..............      (27,200)
                                                          -------
   Options outstanding, December 31, 1995 ..........      436,800
    Granted ($17.75-$19.53 per share) ..............      130,000
    Canceled .......................................           --
    Exercised ($5.81-$7.75 per share) ..............      (65,600)
                                                          -------
   Options outstanding, December 31, 1996 ..........      501,200
    Granted ($16.375 per share) ....................       40,000
    Canceled ($7.75-$17.75 per share) ..............      (16,600)
    Exercised ($5.81-$7.75 per share) ..............      (24,600)
                                                          -------
   Options outstanding, December 31, 1997 ..........      500,000
                                                          =======

                    WHITEHALL CORPORATION AND SUBSIDIARIES

NOTE I--STOCK OPTION PLANS--(CONTINUED)
     The Company accounts for its stock option plans in accordance with Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized for stock option awards. In 1996, the Company adopted SFAS No. 123, which requires that options be priced using the fair value method, and has elected the disclosure only alternative. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model. Using the fair value method to determine compensation costs, the Company's pro forma net income and net income per share would be:


                                                         1997               1996              1995
                                                  -----------------   ---------------   ---------------
   Net income: As Reported ....................   $(11,937,000)       $4,317,000        $2,949,000
     Pro Forma ................................    (11,940,000)       3,355,000         2,829,000
   Net income per share: As Reported ..........   $      (2.16)       $   0.75          $   0.52
     Pro Forma ................................          (2.16)           0.59              0.50
   The following assumptions were used:
   Risk free interest rate ....................           5.86%            7.03%             7.24%
   Expected dividend yield ....................             --               --                --
   Expected life of options ...................   10 years            10 years          10 years
   Expected volatility ........................          37.44%           38.19%            38.33%

     The weighted average fair value of the stock options granted during 1997, 1996 and 1995 was $9.91, $11.22 and $9.11, respectively. The weighted average exercise prices of the stock options outstanding and exercisable in 1997, 1996, and 1995 are:


                                                         1997         1996         1995
                                                     -----------   ----------   ----------
   Outstanding at beginning of the year ..........    $  10.12       $ 6.80       $ 6.38
    Granted ......................................       16.38        18.30        14.13
    Exercised ....................................        6.10         6.24         5.90
    Canceled .....................................       16.79           --           --
   Outstanding at end of year ....................       10.26        10.12         6.80
   Exercisable at end of year ....................    $   7.95       $ 6.67       $ 6.47

     Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.


NOTE J--SAVINGS PLAN


     The Company implemented a voluntary 401(k) savings plan for eligible employees (as defined by the Plan document) effective September 1, 1992. The Company contributed $50 per enrolling employee in 1995. The Company contributes 50% of employee contributions up to 1.5% of the employee's base salary. The Company may make future matching contributions at its discretion. Company contributions totaled approximately $86,000 in 1997, $40,000 in 1996, and $25,000 in 1995. The Company's contributions vest over a six-year period.

                    WHITEHALL CORPORATION AND SUBSIDIARIES

NOTE K--ACQUISITION


     In July 1997, the Company acquired an aircraft maintenance company in Macon, Georgia for approximately $6.7 million in cash and assumed liabilities. This acquisition involved the purchase of inventories, equipment, and certain intangible assets. This acquisition was accounted for using the purchase method of accounting. Accordingly, operations of the acquired business are included in the accompanying consolidated financial statements for the period subsequent to the effective date of the acquisition. See Note P for pro forma information for this acquisition as if it had occurred at the beginning of the fiscal year.


     The preliminary estimated fair values assigned to assets acquired and liabilities assumed is summarized as follows:


   Assets acquired .............    $  6,700,000
   Liabilities assumed .........      (5,200,000)
                                    ------------
   Cash purchase price .........    $  1,500,000
                                    ============

NOTE L--SALE OF ELECTRONICS SEGMENT


     In March 1997, the Company entered into an agreement to sell its Electronics segment to a group of private investors for approximately $2.7 million. The purchase consideration consists of approximately $1.9 million in cash and $864,000 in promissory notes bearing interest at a rate of 10% per annum. See Note P for pro forma information related to this transaction.


NOTE M--LEASES


     In 1997, the Company assumed capital leases for land and buildings in the acquisition of the aircraft maintenance facility in Macon, Georgia. Both leases carry an interest rate of 8.25% and expire in 2018. There were no capital leases in 1996. The following leased property included in the accompanying balance sheets is under capital leases:


   Land ..............................................    $  588,000
   Buildings .........................................     3,702,000
                                                          ----------
   Total leased property under capital lease .........     4,290,000
   Less: Accumulated depreciation ....................       (89,000)
                                                          ----------
                                                          $4,201,000
                                                          ==========

                    WHITEHALL CORPORATION AND SUBSIDIARIES

NOTE M--LEASES--(CONTINUED)
     The aggregate future minimum rental commitments as of December 31, 1997, for all noncancellable operating leases and capital leases are as follows:


                                            CAPITAL LEASES     OPERATING LEASES         TOTAL
                                           ----------------   ------------------   ---------------
   1998 ................................     $    432,000          $ 58,000         $    490,000
   1999 ................................          432,000            58,000              490,000
   2000 ................................          432,000            42,000              474,000
   2001 ................................          432,000            26,000              458,000
   2002 and thereafter .................        7,092,000           539,000            7,631,000
                                             ------------          --------         ------------
                                                8,820,000           723,000            9,543,000
   Amount related to interest ..........       (4,562,000)               --           (4,562,000)
                                             ------------          --------         ------------
   Total lease obligation ..............     $  4,258,000          $723,000         $  4,981,000
                                             ============          ========         ============

     Total rental expense amounted to approximately $281,000 in 1997, $305,000 in 1996, and $105,000 in 1995.


NOTE N--INDUSTRY SEGMENTS AND MAJOR CUSTOMERS


     The Company operated in two segments during 1997: Aircraft Maintenance and Electronics. The Aircraft Maintenance segment rebuilds, modifies and maintains turboprop and jet aircraft. The Electronics segment manufactures and distributes quartz crystals and oscillators.


     Operating profit represents total revenue less operating expenses, excluding general corporate expenses and interest expense. Identifiable assets are those assets used in each segment. Corporate assets are principally cash, prepaid items and capital assets.

                    WHITEHALL CORPORATION AND SUBSIDIARIES

NOTE N--INDUSTRY SEGMENTS AND MAJOR CUSTOMERS--(CONTINUED)
     Information about the Company's operations in the different segments is summarized as follows:


                                                              YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------
                                                           1997           1996         1995
                                                      --------------   ----------   ----------
                                                                   (IN THOUSANDS)
   Sales:
    Aircraft Maintenance ..........................     $ 65,119        $65,340      $ 42,641
    Electronics ...................................          672          2,884         3,640
    Ocean Systems .................................           --          1,946         9,948
                                                        --------        -------      --------
                                                        $ 65,791        $70,170      $ 56,229
                                                        ========        =======      ========
   Operating profit and income (loss) before taxes:
    Aircraft Maintenance ..........................     $ (9,764)       $ 7,026      $  3,430
    Electronics ...................................             (6)         557           796
    Ocean Systems .................................           --           (789)          419
                                                        ----------      -------      --------
                                                          (9,770)         6,794         4,645
   Corporate:
    Writedown of investment .......................       (4,500)            --            --
    Interest income ...............................          112            307           671
    Investment income (loss) ......................         (111)           440            --
    Gain (loss) on sale of assets .................         (314)            11           650
    General and administrative expenses ...........         (337)          (968)       (2,128)
    Interest expense ..............................         (627)           (61)           --
                                                        ----------      -------      --------
    Income (loss) before taxes$ ...................     $(15,547)       $ 6,523      $  3,838
                                                        ==========      =======      ========
   Identifiable assets:
    Aircraft Maintenance ..........................     $ 38,803        $32,507      $ 24,078
    Electronics ...................................           --          2,216         2,627
    Ocean Systems .................................           --             --         6,518
    Corporate .....................................        9,796         10,213         7,959
                                                        ----------      -------      --------
                                                        $ 48,599        $44,936      $ 41,182
                                                        ==========      =======      ========
   Depreciation and amortization:
    Aircraft Maintenance ..........................     $  1,179        $   776      $    813
    Electronics ...................................           --             50            27
    Ocean Systems .................................           --            193           219
    Corporate .....................................          163             77            38
                                                        ----------      -------      --------
                                                        $  1,342        $ 1,096      $  1,097
                                                        ==========      =======      ========
   Capital expenditures:
    Aircraft Maintenance ..........................     $  3,679        $ 3,395      $  1,441
    Electronics ...................................           --            100            46
    Ocean Systems .................................           --              5           181
    Corporate .....................................           60            938            --
                                                        ----------      -------      --------
                                                        $  3,739        $ 4,438      $  1,668
                                                        ==========      =======      ========

                    WHITEHALL CORPORATION AND SUBSIDIARIES

NOTE N--INDUSTRY SEGMENTS AND MAJOR CUSTOMERS--(CONTINUED)
     The Company has three customers in the Aircraft Maintenance segment that account for 23%, 16%, and 10% of 1997 consolidated net sales. The Company has three customers in the Aircraft Maintenance segment that account for 26%, 15%, and 14% of 1996 consolidated net sales. The Company has two customers in the Aircraft Maintenance segment that accounted for 30% and 21% of 1995 consolidated net sales. The United States government accounted for approximately 5% of consolidated net sales in 1997, and 2% of consolidated net sales in 1995. The Company made no sales to the United States government in 1996.


NOTE O--COMMITMENTS AND CONTINGENCIES


ENVIRONMENTAL MATTERS


     The Company's operations, like those of other companies engaged in similar businesses, are subject to extensive and evolving federal, state, and local environmental laws and regulations. The measurement of environmental liabilities is based on an evaluation of currently available facts with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations, and prior experience in remediation of contaminated sites. As assessments and remediation progress at individual sites, these liabilities are reviewed and adjusted to reflect the additional technical and legal information as it becomes available. In order to comply with present federal, state and local provisions which have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, the Company will be required to fund remediation efforts, which could result in potentially substantial operating costs and capital expenditures.


     The Company is taking remedial action pursuant to Environmental Protection Agency ("EPA") and Florida Department of Environmental Protection ("FDEP") regulations at the Lake City, Florida facility. Ongoing testing is being performed and new information is being gathered to continually assess the impact and magnitude of the required remediation efforts on the Company. Based upon the most recent cost estimates provided by environmental consultants, the Company believes that the total remaining testing, remediation and compliance costs for this facility will be approximately $2.4 million, which has been accrued at December 31, 1997. Testing and evaluation for all known sites on the Company's Lake City, Florida property is substantially complete and Whitehall has commenced a remediation program. Whitehall is currently monitoring the remediation, which will extend into the future. During 1997, Whitehall's accruals were increased because of this monitoring which indicated a need for new equipment and additional monitoring. Based on current testing, technology, environmental law and clean-up experience to date, Whitehall believes that it has established an accrual for a reasonable estimate of the costs associated with its current remediation strategies.



     Additionally, there are other areas adjacent to the Company's Lake City property that could also require remediation. The Company believes it is not responsible for these areas; however, it may be asserted that Whitehall and other parties are jointly and severally liable and are responsible for the remediation of these properties. No estimate of any such costs to the Company is available at this time.



     In connection with the sale of Crystek (see Note L), Whitehall was required to perform, at its own expense, an environmental site assessment at the Crystek facility. The Company is also required to remedy all recognized environmental conditions identified in the assessment to bring the Crystek facility into compliance with all applicable Federal, State, and local environmental laws. If the facility is not

                    WHITEHALL CORPORATION AND SUBSIDIARIES

NOTE O--COMMITMENTS AND CONTINGENCIES--(CONTINUED)

brought into compliance with environmental laws by December 31, 1998, the Crystek buyer, subject to the terms and conditions set forth in the Crystek agreement, will have the option of requiring the Company to repurchase the property for $300,000. The Company has engaged environmental consultants to review potential environmental liabilities at the Crystek property. Such investigation and testing resulted in the identification of likely environmental remedial actions. Whitehall has completed the preliminary testing for the environmental evaluation of the Crystek facility. Based on current testing, technology and environmental law, Whitehall believes that the likely remediation and compliance costs will be approximately $1 million, which amount was recorded at December 31, 1997. Whitehall is in the process of additional testing on this site, which may cause such estimate to increase in the future, depending on the results of such studies. While the possibility does exist due to a change in technology or additional information, management does not believe that the compliance and remediation costs with respect to the site will exceed $1 million by an amount material to the Company's financial position or results of operatoins.



     Future information and developments will require the Company to continually reassess the expected impact of the environmental matters discussed above. Actual costs to be incurred in future periods may vary from the estimate, given the inherent uncertainties in evaluating environmental exposures. These uncertainties included the extent of required remediation based on testing and evaluation not yet completed and the varying costs and effectiveness of remediation methods.


     To comply with the financial assurances required by the Florida Department of Environmental Protection (FDEP), the Company requested and a bank issued a $1,700,000 standby letter of credit in favor of the FDEP. This letter of credit meets all conditions required by the FDEP.



LEGAL MATTERS


     On May 10, 1991, an action was filed in the District Court of Dallas County, Texas, by Lee D. Webster, former Chairman, Chief Executive Officer and President of Whitehall, against the Company, each of its directors (other than Mr. Webster) and Cambridge Capital Fund, L.P., alleging, among other things, that (i) the defendants' actions, both individually and in concert, constituted willful interference with Mr. Webster's employment relationship with the Company and was the direct cause of Mr. Webster's termination as its President and Chairman of the Board, and (ii) the defendants' actions forced Mr. Webster into retirement without providing Mr. Webster with retirement benefits which Mr. Webster was purportedly promised. On August 17, 1994, the defendants were granted a partial summary judgment. On October 24, 1994, Mr. Webster filed a third amended petition and alleged the following causes of action: tortuous interference with contractual relations against Cambridge Capital Fund, L.P., and directors George F. Baker and John J. McAtee; intentional infliction of emotional distress and breach of oral contracts. The third amended petition sought compensatory and punitive damages in excess of $35 million. On January 12, 1995, the Court entered an abatement on one of the breach of oral contract claims against the Company and entered a summary judgment in the defendants' favor on all remaining claims alleged by Mr. Webster. On February 26, 1996, the Court granted a summary judgment in favor of the defendants on Mr. Webster's remaining claims and entered a take nothing final judgment which dismissed all of Mr. Webster's claims with prejudice to refiling. On March 26, 1996, Mr. Webster appealed the final judgment to the Dallas, Texas Court of Appeals. Oral argument was held on November 13, 1997. To date, no decision has been reached by the court. Management intends to vigorously defend this appeal.

                    WHITEHALL CORPORATION AND SUBSIDIARIES

NOTE O--COMMITMENTS AND CONTINGENCIES--(CONTINUED)
     The Company is also involved in certain legal proceedings in the normal course of its business. After consultation with counsel, management is of the opinion that the outcome of the above-mentioned proceedings will not have a material effect on the financial position or results of operations of the Company.


NOTE P--PRO FORMA INFORMATION


     The unaudited pro forma financial information presented below is for the years ended December 31, 1997 and 1996. The unaudited pro forma financial information gives effect to the sale of the Ocean Systems and Electronics segments and the purchase of the Macon facility as if such transactions had occurred as of January 1, 1996:


                                           1997               1996
                                     ----------------   ----------------
   Net sales .....................    $  76,153,000       $ 81,719,000
   Net income (loss) .............      (12,841,000)         3,506,000
   Net income per share ..........            (2.33)               0.64

     The pro forma financial information does not purport to represent what the results of operations of the Company would have actually been if the aforementioned transactions had occurred on January 1, 1996, nor does it project the results of operations for any future periods.


NOTE Q--RELATED PARTY TRANSACTIONS


     As of December 31, 1997, two former officers of the Company were indebted to the Company in the aggregate amount of approximately $363,000. This amount is classified as accounts receivable and is fully reserved. These receivables will be written off in 1998.


NOTE R--SUBSEQUENT EVENT


     In March 1998, the Company entered into a definitive agreement with Aviation Sales Company (AVS). Under the terms of the agreement, the Company will exchange its common stock for common stock of AVS. This transaction is expected to be accounted for as a pooling of interests.

                    WHITEHALL CORPORATION AND SUBSIDIARIES

NOTE S--SUMMARY OF QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)


                                                                      QUARTER ENDED
                                          ----------------------------------------------------------------------
                                             MAR. 31        JUNE 30       SEPT. 30      DEC. 31         TOTAL
                                          ------------   ------------   -----------   -----------   ------------
                                                        (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
   1997:
    Net sales .........................     $ 13,551       $ 19,035       $14,256       $18,949      $  65,791
    Gross profit (loss) ...............        2,560          3,524        (6,955)        2,465          1,594
    Net income (loss) .................        1,135          1,329        (8,231)       (6,170)       (11,937)
    Net income (loss) per common share:
     Basic ............................     $   0.21       $   0.24       $  1.49)      $  1.12)     $   (2.16)
     Diluted ..........................     $   0.20       $   0.23       $  1.49)      $  1.12)     $   (2.16)
   1996:
    Net sales .........................     $ 20,187       $ 20,221       $16,318       $13,444      $  70,170
    Gross profit ......................        3,092          2,879         2,197         2,193         10,361
    Net income ........................        1,063          1,129         1,187           938          4,317
    Net income per common share:*
     Basic ............................     $   0.19       $   0.21       $  0.22       $  0.17      $    0.79
     Diluted ..........................     $   0.19       $   0.20       $  0.21       $  0.16      $    0.75

----------------
* Restated to give effect to 100% stock dividend to stockholders' of record at the close of business on March 25, 1997.


     The fourth quarter of 1997 net loss and loss per share reflect approximately $6.5 million of adjustments to accrue additional environmental reserves, increase the allowance for bad debts, and increase the allowance for obsolete inventory.

                    WHITEHALL CORPORATION AND SUBSIDIARIES
              CONDENSED CONSOLIDATED BALANCE SHEETS--(UNAUDITED)



                                                                          MARCH 31,        DECEMBER 31,
                                                                            1998               1997
ASSETS                                                                ----------------   ----------------
CURRENT ASSETS:
 Cash and cash equivalents ........................................    $   1,140,000      $   1,251,000
 Accounts receivable, net .........................................       17,057,000         16,234,000
 Income taxes receivable ..........................................        2,590,000          2,590,000
 Inventories ......................................................        6,342,000          6,029,000
 Prepaid expenses and other .......................................          576,000            636,000
 Current deferred income tax ......................................        1,053,000          1,053,000
 Notes receivable .................................................          549,000            516,000
                                                                       -------------      -------------
  TOTAL CURRENT ASSETS ............................................       29,307,000         28,309,000
INVESTMENTS .......................................................          560,000                 --
PROPERTY, PLANT AND EQUIPMENT .....................................       30,105,000         29,767,000
Less allowances for depreciation and amortization .................      (12,669,000)       (12,200,000)
                                                                       -------------      -------------
                                                                          17,436,000         17,567,000
NOTES RECEIVABLE ..................................................        2,723,000          2,723,000
                                                                       -------------      -------------
  TOTAL ASSETS ....................................................    $  50,026,000      $  48,599,000
                                                                       =============      =============
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable and accrued liabilities .........................    $   6,233,000      $   6,618,000
 Notes payable to bank ............................................       11,600,000          9,713,000
 Current portion of Long term debt ................................          283,000            283,000
 Current portion of obligations under capital lease ...............           84,000             84,000
 Accrued environmental costs ......................................        3,954,000          3,954,000
                                                                       -------------      -------------
  TOTAL CURRENT LIABILITIES .......................................       22,154,000         20,652,000
NON-CURRENT LIABILITIES ...........................................        4,645,000          4,645,000
LONG TERM DEBT ....................................................          192,000            263,000
SHAREHOLDERS' EQUITY:
 Common stock, $.10 par value: Authorized shares--20,000,000 Issued
   shares (1998--7,691,312; 1997--7,691,312) ......................          770,000            770,000
 Additional paid-in capital .......................................        1,914,000          1,914,000
 Retained earnings ................................................       36,496,000         36,500,000
                                                                       -------------      -------------
                                                                          39,180,000         39,184,000
Less treasury shares at cost (1998 and 1997--2,161,312) ...........      (16,145,000)       (16,145,000)
                                                                       -------------      -------------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ......................       23,035,000         23,039,000
                                                                       -------------      -------------
                                                                       $  50,026,000      $  48,599,000
                                                                       =============      =============

                   See notes to condensed consolidated financial statements.

                    WHITEHALL CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF INCOME--(UNAUDITED)


                                                       FOR THE THREE MONTHS ENDED
                                                    ---------------------------------
                                                       MARCH 31,         MARCH 31,
                                                         1998              1997
                                                    --------------   ----------------
Net Sales:
  Services ......................................    $19,766,000       $ 12,879,000
 Products .......................................             --            672,000
                                                     -----------       ------------
                                                      19,766,000         13,551,000
Cost of Sales:
  Services ......................................     19,088,000         10,580,000
 Products .......................................             --            411,000
                                                     -----------       ------------
                                                      19,088,000         10,991,000
GROSS PROFIT ....................................        678,000          2,560,000
Selling, general and administrative .............        934,000          1,499,000
                                                     -----------       ------------
INCOME/(LOSS) FROM OPERATIONS ...................       (256,000)         1,061,000
Other income, net ...............................        249,000            830,000
                                                     -----------       ------------
INCOME/(LOSS) BEFORE INCOME TAXES ...............         (7,000)         1,891,000
Provision for (benefit from) income tax .........         (3,000)           756,000
                                                     -----------       ------------
NET INCOME/(LOSS) ...............................    $    (4,000)      $  1,135,000
                                                     ===========       ============
NET INCOME/(LOSS) PER SHARE
 Basic ..........................................    $     (0.00)      $       0.21
                                                     ===========       ============
 Diluted ........................................    $     (0.00)      $       0.20
                                                     ===========       ============
WEIGHTED AVERAGE SHARES OUTSTANDING .............
 Basic ..........................................      5,530,000          5,508,400
 Diluted ........................................      5,530,000          5,735,307

                   See notes to condensed consolidated financial statements.

                    WHITEHALL CORPORATION AND SUBSIDIARIES
         CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS--(UNAUDITED)


                                                                           FOR THE THREE MONTHS ENDED
                                                                        ---------------------------------
                                                                           MARCH 31,         MARCH 31,
                                                                              1998              1997
                                                                        ---------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income(Loss) ....................................................    $     (4,000)     $  1,135,000
Adjustments to reconcile net income to net cash used in operating activities:
 Depreciation and amortization ......................................         469,000           292,000
 Gain on sale of Electronics segment ................................              --          (710,000)
 Equity in earnings of equity investment ............................        (560,000)         (134,000)
Changes in assets and liabilities net of sale of Electronics segment:
 Accounts receivable, net ...........................................        (823,000)       (4,636,000)
 Income taxes receivable ............................................              --           458,000
 Inventories ........................................................        (313,000)         (604,000)
 Prepaid expenses and other .........................................          60,000           139,000
 Accounts payable and other accrued liabilities .....................        (385,000)        1,242,000
 Accrued environmental costs ........................................              --           (75,000)
 Other assets and liabilities .......................................         (33,000)          277,000
                                                                         ------------      ------------
Net cash used in operating activities ...............................      (1,589,000)       (2,616,000)
                                                                         ------------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures ................................................        (338,000)       (1,082,000)
Notes receivable ....................................................              --          (846,000)
Proceeds from sale of Electronics segment ...........................              --         2,566,000
                                                                         ------------      ------------
Net cash used in investing activities ...............................        (338,000)          638,000
                                                                         ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in bank line of credit loan, net of repayments .............       1,887,000         2,450,000
Payments on long-term debt ..........................................         (71,000)          (70,000)
                                                                         ------------      ------------
Net proceeds from the exercise of stock options .....................              --            18,000
                                                                         ------------      ------------
Net cash provided by financing activities ...........................       1,816,000         2,398,000
                                                                         ------------      ------------
NET INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS .........................................................        (111,000)          420,000
                                                                         ------------      ------------
CASH AND CASH EQUIVALENTS, beginning of period ......................       1,251,000         2,656,000
                                                                         ------------      ------------
CASH AND CASH EQUIVALENTS, end of period ............................    $  1,140,000      $  3,076,000
                                                                         ============      ============

      The accompanying notes are an integral part of these consolidated financial statements.

                    WHITEHALL CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                                 MARCH 31, 1998


1. BASIS OF PRESENTATION:


     The accompanying unaudited condensed consolidated financial statements include the accounts of Whitehall Corporation and those of all of its majority-owned subsidiaries ("Whitehall" or the "Company") and have been prepared in accordance with Form 10-Q instructions and thus do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included.


     Operating results for the three month period ending March 31, 1998, are not necessarily indicative of the results that may be expected for the entire year.


     During February of 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings per Share, which became effective for all financial statements issued for periods ending after December 15, 1997, including interim periods. SFAS No. 128 provides for the presentation of basic and diluted earnings per share on the face of the financial statements and supersedes Accounting Principles Board (APB) Opinion No. 15, Earnings per Share. SFAS No. 128 requires the restatement of earnings per share for prior periods presented after its effective date. Earnings per share for the three month periods ended March 31, 1998 and 1997 have been computed under SFAS No. 128.


     SFAS No. 130 "Reporting Comprehensive Income," is effective for fiscal years beginning after December 15, 1997. However, the Company has no elements of comprehensive income; therefore, net income equals comprehensive income.


     For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.


2. JOINT VENTURE:


     During 1994, the Company obtained a 40% ownership in AvAero Noise Reduction Joint Venture ("AvAero"), a joint venture involved in the development of aircraft-related technology for an initial investment of $1,000. The Company accounts for its investment in AvAero under the equity method. In 1994, the Company obtained a promissory note for an advance of $2,000,000 to the joint venture. The principal balance of the promissory note accrues interest at a maximum rate of 5%, and the principal balance together with accrued interest are due January 5, 1999. The note is secured by certain assets of AvAero. During 1997, 1996 and 1995 the Company advanced an additional $476,000, $75,000 and $1,020,000 to AvAero, net of repayments. The Company has made no further advances since 1997. These advances are included in accounts receivable.


3. COMMITMENTS AND CONTINGENCIES:


     On May 10, 1991, an action was filed in the District Court of Dallas County, Texas, by Lee D. Webster, former Chairman, Chief Executive Officer and President of Whitehall, against the Company, each of its directors (other than Mr. Webster) and Cambridge Capital Fund, L.P., alleging, among other things, that (i) the defendants' actions, both individually and in concert, constituted willful interference with Mr. Webster's employment relationship with the Company and were the direct cause of Mr.

                    WHITEHALL CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

                                 MARCH 31, 1998


3. COMMITMENTS AND CONTINGENCIES:--(CONTINUED)
Webster's termination as its President and Chairman of the Board, and (ii) the defendants' actions forced Mr. Webster into retirement without providing Mr. Webster with retirement benefits which Mr. Webster was purportedly promised. On August 17, 1994, the defendants were granted a partial summary judgment. On October 24, 1994, Mr. Webster filed a third amended petition and alleged the following causes of action: tortious interference with contractual relations against Cambridge Capital Fund, L.P., and directors George F. Baker and John J. McAtee; intentional infliction of emotional distress; and breach of oral contracts. The third amended petition sought compensatory and punitive damages in excess of $35 million. On January 12, 1995, the Court entered an abatement on one of the breach of oral contract claims against the Company and entered a summary judgment in the defendants' favor on all remaining claims alleged by Mr. Webster. On February 26, 1996, the Court granted a summary judgment in favor of the defendants on Mr. Webster's remaining claim and entered a take nothing final judgment which dismissed all of Mr. Webster's claims with prejudice to refiling. On March 26, 1996, Mr. Webster appealed the final judgment to the Dallas, Texas Court of Appeals. On April 10, 1998 the Texas Court of Appeals affirmed the trial court's summary judgement ruling in favor of the defendants on each of Mr. Webster's claims.


     A subsidiary of the Company, Aero Corporation ("Aero"), is taking remedial action pursuant to Environmental Protection Agency ("EPA") regulations at the Lake City, Florida facility. In addition, the Company was required to perform an environmental site assessment at the facility of a subsidiary in connection with the sale of the facility during the first quarter of 1997. The Company does not anticipate any material direct effects upon the capital expenditures, earnings and competitive position of the Company from compliance with present Federal, State and local provisions which have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment in excess of the Company's reserves.


     The Company does expect, however, that compliance with such regulations will require, from time to time, both increased operating costs and capital expenditures which may be substantial. As of March 31, 1998 and December 31, 1997, the Company had reserved in the aggregate, approximately $3.95 million for anticipated environmental remediation costs. Included among the remaining costs to be incurred are anticipated expenditures for testing and monitoring to be performed over a 20 to 30 year period. Actual costs to be incurred in future periods may vary from the estimate, given the inherent uncertainties in evaluating environmental exposures. These uncertainties include the extent of required remediation based on testing and evaluation not yet completed and the varying costs and effectiveness of remediation methods.


     The Company is also involved in certain legal proceedings in the normal course of its business. After consultation with counsel, management is of the opinion that the outcome of the above-mentioned proceedings will not have a material effect on the financial position or results of operations of the Company beyond the amounts currently reserved.


4. ACQUISITIONS AND MERGERS:


     In March of 1998, the Company entered into a definitive merger agreement (the "Merger Agreement") with Aviation Sales Company ("AVS") pursuant to which a wholly-owned subsidiary of

                    WHITEHALL CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

                                 MARCH 31, 1998


4. ACQUISITIONS AND MERGERS:--(CONTINUED)
AVS will merge (the "Merger") with and into the Company. As a result of the Merger, the Company will become a wholly owned subsidiary of AVS. The Merger is expected to be accounted for as a pooling of interests. Under the terms of the Merger Agreement, each share of the Company's common stock outstanding at the effective time of the Merger will be converted into the right to receive .5143 shares of common stock of AVS. Consummation of the Merger, which is expected to occur at the end of the second quarter of 1998, is subject to customary closing conditions, including, without limitation, approval of the Company's and AVS's stockholders. No assurance can be given that the Merger will ultimately be consummated or that it will be consummated on the terms set forth in the Merger Agreement.


     In July 1997, Whitehall purchased from Zantop International Airlines, Inc. ("Zantop") certain assets (the "Acquired Assets") used in connection with the operation of Zantop's third party aircraft maintenance business located in Macon, Georgia. Among the Acquired Assets were all of Zantop's leasehold interest in the properties located at its Macon facility (the "Leased Facilities"). The purchase price for the Acquired Assets was $1.5 million in cash plus assumption of certain liabilities, including approximately $4.3 million in future lease obligations relating to the Leased Facilities.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


     The following tables set forth certain unaudited pro forma condensed combined financial information for AVS after giving effect to the Merger, as if it has been consummated, with respect to statement of operations data, at the beginning of the periods presented, or, with respect to balance sheet data, as of the date presented. The following tables present such information as if the Merger had been accounted for as a pooling of interests. The information presented is derived from, should be read in conjunction with, and is qualified in its entirety by reference to, the separate historical financial statements and the notes thereto appearing elsewhere in this Prospectus or incorporated elsewhere in this Prospectus by reference. The unaudited pro forma condensed combined financial data have been included for comparative purposes only and do not purport to be indicative of the results of operations or financial position which actually would have been obtained if the Merger had been effected at the beginning of the periods or as of the date indicated or of the financial position or results of operations which may be obtained in the future.


     The following unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of AVS and the historical financial statements of entities acquired by AVS during and subsequent to the periods presented, adjusted as described below for the following acquisitions:


COMPANY                                        ACQUISITION DATE       METHOD OF ACCOUNTING
--------------------------------------------   --------------------   ---------------------
Dixie Bearings Incorporated ("Dixie")          August 9, 1996         Purchase
AvEng Trading Partners ("AvEng")               December 10, 1996      Pooling of Interests
Aerocell Structures, Inc. ("Aerocell")         September 30, 1997     Pooling of Interests
Kratz-Wilde Machine Company ("Kratz")          October 17, 1997       Purchase
Apex Manufacturing, Inc. ("Apex")              December 31, 1997      Pooling of Interests
Caribe Aviation, Inc. and Aircraft Interior
  Design, Inc. ("Caribe")                      March 6, 1998          Purchase

     The post acquisition results of operations of Caribe have been included in the historical operations of AVS. Pro forma adjustments to record the pre-acquisition results of operations of Caribe have not been made due to the immateriality of the amounts.


     The post acquisition results of operations of Dixie have been included in the historical operations of AVS. Pro forma adjustments to record the pre-acquisition results of operations of Dixie have not been made due to the immateriality of the amounts.


     The results of operations of AvEng are included in the historical operations of AVS for 1996, 1997 and the three months ended March 31, 1998. The results of operations of AvEng for the year ended December 31, 1995 have not been restated to give retroactive effect to the AvEng acquisition due to the immateriality of the restated amounts.


     The results of operations of Aerocell and Apex are included in the historical operations of AVS for the year ended December 31, 1997 and the three months ended March 31, 1998. AVS's historical results of operations for the years ended December 31, 1995 and 1996 have not been restated to give retroactive effect to the Aerocell and Apex acquisitions due to the immateriality of the restated amounts.


     The post acquisition results of operations of Kratz have been included in the historical operations of AVS. Pro forma adjustments to record the pre-acquisition results of operations of Kratz are included in the accompanying 1997 pro forma financial information.

                    UNAUDITED PRO FORMA CONDENSED COMBINED
                                 BALANCE SHEET
                             AS OF MARCH 31, 1998



                                                                                     PRO FORMA              PRO FORMA
                                                  AVS            WHITEHALL          ADJUSTMENTS              BALANCE
                                           ----------------- ---------------- ----------------------   -------------------
ASSETS
CURRENT ASSETS
 Cash and cash equivalents ...............   $   5,074,019    $   1,140,000      $           --          $   6,214,019
 Accounts receivable, net ................      76,209,381       17,057,000                  --             93,266,381
 Inventories .............................     179,850,077        6,342,000                  --            186,192,077
 Other current assets ....................       5,873,061        4,768,000                  --             10,641,061
                                             -------------    -------------      --------------          -------------
  Total current assets ...................     267,006,538       29,307,000                  --            296,313,538
                                             -------------    -------------      --------------          -------------
EQUIPMENT ON LEASE, net ..................      16,823,403               --                  --             16,823,403
                                             -------------    -------------      --------------          -------------
FIXED ASSETS, net ........................      27,465,209       17,436,000                  --             44,901,209
                                             -------------    -------------      --------------          -------------
AMOUNTS DUE FROM
  RELATED PARTIES ........................       2,354,153        2,723,000                  --              5,077,153
                                             -------------    -------------      --------------          -------------
INVESTMENTS ..............................              --          560,000                  --                560,000
                                             -------------    -------------      --------------          -------------
OTHER ASSETS .............................
 Goodwill ................................      27,051,995               --                  --             27,051,995
 Other ...................................       8,838,089               --                  --              8,838,089
                                             -------------    -------------      --------------          -------------
  Total other assets .....................      35,890,084               --                  --             35,890,084
                                             -------------    -------------      --------------          -------------
  Total assets ...........................   $ 349,539,387    $  50,026,000      $           --          $ 399,565,387
                                             =============    =============      ==============          =============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Accounts payable and
   accrued expenses ......................   $  36,983,945    $   6,233,000      $           --          $  43,216,945
 Accrued environmental costs .............              --        3,954,000                  --              3,954,000
 Notes payable, current maturities-- .....      25,793,820       11,967,000                  --             37,760,820
 Other ...................................       3,500,000               --                  --              3,500,000
                                             -------------    -------------      --------------          -------------
  Total current liabilities ..............      66,277,765       22,154,000                  --             88,431,765
                                             -------------    -------------      --------------          -------------
LONG-TERM LIABILITIES
 Deferred income and other ...............       1,240,147          471,000                  --              1,711,147
 Notes payable ...........................      10,040,795        4,366,000                  --             14,406,795
 Bonds payable, net ......................     164,014,228               --                  --            164,014,228
                                             -------------    -------------      --------------          -------------
  Total long-term liabilities ............     175,295,170        4,837,000                  --            180,132,170
                                             -------------    -------------      --------------          -------------
STOCKHOLDERS' EQUITY
 Preferred stock .........................              --               --                  --                     --
 Common stock ............................           9,594          770,000            (767,156)(B)             12,438
 Additional paid-in capital ..............      76,635,371        1,914,000         (15,377,844)(B)         63,171,527
 Retained earnings .......................      31,321,487       36,496,000                  --             67,817,487
 Less--Treasury stock ....................              --      (16,145,000)         16,145,000 (B)                 --
                                             -------------    -------------      --------------          -------------
  Total stockholders' equity .............     107,966,452       23,035,000                  --            131,001,452
                                             -------------    -------------      --------------          -------------
  Total liabilities and
    stockholders' equity .................   $ 349,539,387    $  50,026,000      $           --          $ 399,565,387
                                             =============    =============      ==============          =============
  Outstanding shares of
    common stock .........................       9,593,560                                                  12,437,639(A)
                                             =============                                               =============
  Book value per common share ............   $       11.25                                               $       10.53(A)
                                             =============                                               =============

                  The accompanying notes are an integral part
                of this unaudited pro forma condensed combined balance sheet.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998



                                                                                   PRO FORMA            PRO FORMA
                                                  AVS           WHITEHALL         ADJUSTMENTS            BALANCE
                                           ----------------   -------------   -------------------   ----------------
OPERATING REVENUES
 Sales of aircraft parts, net ..........     $ 80,329,623     $      --           $  (65,693)(E)     $  80,263,930
 Services ..............................               --     19,766,000                  --            19,766,000
 Rentals from leases and other .........        2,126,480            --                   --             2,126,480
                                             ------------     ----------          ----------         -------------
                                               82,456,103     19,766,000             (65,693)          102,156,410
COST OF SALES ..........................       57,860,554     19,088,000             (32,847)(E)        76,915,707
                                             ------------     ----------          ----------         -------------
GROSS PROFIT ...........................       24,595,549       678,000              (32,846)           25,240,703
OPERATING EXPENSES .....................       13,903,781       934,000                   --            14,837,781
                                             ------------     ----------          ----------         -------------
INCOME FROM OPERATIONS .................       10,691,768      (256,000)             (32,846)           10,402,922
OTHER (INCOME) EXPENSES ................        3,630,049      (249,000)                  --             3,381,049
                                             ------------     ----------          ----------         -------------
INCOME (LOSS) FROM
CONTINUING OPERATIONS
BEFORE INCOME TAXES ....................        7,061,719        (7,000)             (32,846)            7,021,873
INCOME TAX (BENEFIT)
EXPENSE ................................        2,712,351        (3,000)             (12,810)(E)         2,696,541
                                             ------------     ----------          ----------         -------------
INCOME (LOSS) FROM
CONTINUING OPERATIONS ..................     $  4,349,368     $  (4,000)          $  (20,036)        $   4,325,332
                                             ============     ==========          ==========         =============
INCOME FROM CONTINUING
  OPERATIONS PER SHARE:
 Basic .................................     $       0.46                                            $        0.35
                                             ============                                            =============
 Diluted ...............................     $       0.45                                            $        0.35
                                             ============                                            =============
WEIGHTED AVERAGE
  NUMBER OF COMMON
  SHARES OUTSTANDING:
  Diluted ..............................        9,592,820                                               12,436,899
                                             ============                                            =============

        NAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997





                                                                                        PRO FORMA                  PRO FORMA
                                  AVS             KRATZ         WHITEHALL              ADJUSTMENTS                  BALANCE
                           ----------------- -------------- ----------------- -----------------------------   ------------------
 OPERATING
   REVENUES
  Sales of aircraft parts,
    net ..................   $ 243,819,616    $28,711,522     $     672,000        $      (151,430)(E)          $ 273,051,708
  Services ...............              --             --        65,119,000                     --                 65,119,000
  Rentals from leases
    and other ............      13,079,138             --                --                     --                 13,079,138
                             -------------    -----------     -------------        ---------------              -------------
                               256,898,754     28,711,522        65,791,000               (151,430)               351,249,846
 COST OF SALES ...........     180,712,495     18,499,320        64,197,000                674,431 (E)(G)         264,083,246
                             -------------    -----------     -------------        ---------------              -------------
 GROSS PROFIT ............      76,186,259     10,212,202         1,594,000               (825,861)                87,166,600
 OPERATING
   EXPENSES ..............      41,192,054      1,879,018        11,590,000      1,128,814 (G)(H)                  55,789,886
                             -------------    -----------     -------------      -----------------              -------------
 INCOME (LOSS) FROM
   OPERATIONS ............      34,994,205      8,333,184        (9,996,000)            (1,954,675)                31,376,714
 OTHER (INCOME)
   EXPENSES ..............       7,431,916        (87,675)        5,551,000       2,225,769 (I)                    15,121,010
                             -------------    -----------     -------------      -----------------              -------------
 INCOME (LOSS)
   FROM CONTINUING
   OPERATIONS
   BEFORE INCOME
   TAXES .................      27,562,289      8,420,859       (15,547,000)            (4,180,444)                16,255,704
 INCOME TAX
   (BENEFIT) EXPENSE            10,781,519             --        (3,610,000)            (1,653,763) (E)(J)          8,825,282
                             -------------    -----------     -------------      -----------------              -------------
 INCOME (LOSS)
   FROM CONTINUING
   OPERATIONS ............   $  16,780,770    $ 8,420,859     $ (11,937,000)       $    (5,834,207)             $   7,430,422
                             =============    ===========     =============      =================              =============
 INCOME FROM
   CONTINUING
   OPERATIONS PER
   SHARE:
  Basic ..................   $        1.78                                                                      $        0.61(C)
                             =============                                                                      =============
  Diluted ................   $        1.77                                                                      $        0.60(C)
                             =============                                                                      =============
 WEIGHTED AVERAGE
   NUMBER OF
   COMMON SHARES
   OUTSTANDING:
  Diluted ................       9,484,097                                                                         12,322,004(C)
                             =============                                                                      =============

   The accompanying notes are an integral part of these financial statements.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996





                                                                              PRO FORMA                PRO FORMA
                                             AVS         WHITEHALL           ADJUSTMENTS                BALANCE
                                       --------------- ------------- --------------------------   ------------------
  OPERATING REVENUES
   Sales of aircraft parts, net ......  $151,407,093    $ 4,830,000      $     (380,252)(E)         $ 155,856,841
   Services ..........................            --     65,340,000                  --                65,340,000
   Rentals from leases and other .....    10,536,776             --                  --                10,536,776
                                        ------------    -----------      --------------             -------------
                                         161,943,869     70,170,000            (380,252)              231,733,617
  COST OF SALES ......................   110,358,502     59,809,000            (163,098) (E)          170,004,404
                                        ------------    -----------      --------------             -------------
  GROSS PROFIT .......................    51,585,367     10,361,000            (217,154)               61,729,213
  OPERATING EXPENSES .................    29,301,532      4,656,000                  --                33,957,532
                                        ------------    -----------      --------------             -------------
  INCOME FROM OPERATIONS .............    22,283,835      5,705,000            (217,154)               27,771,681
  OTHER (INCOME) EXPENSES ............     5,350,020       (818,000)                 --                 4,532,020
                                        ------------    -----------      --------------             -------------
  INCOME (LOSS) FROM
   CONTINUING OPERATIONS
   BEFORE INCOME TAXES ...............    16,933,815      6,523,000            (217,154)               23,239,661
  INCOME TAX (BENEFIT) EXPENSE .......      (426,033)     2,206,000           6,945,531 (D)(E)          8,725,498
                                        ------------    -----------      --------------             -------------
  INCOME (LOSS) FROM
   CONTINUING OPERATIONS .............  $ 17,359,848    $ 4,317,000      $   (7,162,685)            $  14,514,163
                                        ============    ===========      ==============             =============
  INCOME FROM CONTINUING
   OPERATIONS
   PER SHARE:
   Basic(F) ..........................  $       1.08                                                $        1.37(C)
                                        ============                                                =============
   Diluted (F) .......................  $       1.08                                                $        1.35(C)
                                        ============                                                =============
  WEIGHTED AVERAGE NUMBER
   OF COMMON SHARES
   OUTSTANDING:
   Diluted ...........................     7,819,837                                                   10,769,348(C)
                                        ============                                                =============

   The accompanying notes are an integral part of these financial statements.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1995





                                                                                 PRO FORMA                PRO FORMA
                                              AVS           WHITEHALL           ADJUSTMENTS                BALANCE
                                       ----------------- -------------- --------------------------   ------------------
  OPERATING REVENUES
   Sales of aircraft parts, net ......   $ 108,434,709    $13,588,000       $     (261,333)(E)         $121,761,376
   Services ..........................              --     42,641,000                   --               42,641,000
   Rentals from leases and other .....       5,368,174             --                   --                5,368,174
                                         -------------    -----------       --------------             ------------
                                           113,802,883     56,229,000             (261,333)             169,770,550
  COST OF SALES ......................      71,314,263     48,385,000             (127,266)(E)          119,571,997
                                         -------------    -----------       --------------             ------------
  GROSS PROFIT .......................      42,488,620      7,844,000             (134,067)              50,198,553
  OPERATING EXPENSES .................      23,915,313      4,969,000                   --               28,884,313
                                         -------------    -----------       --------------             ------------
  INCOME FROM OPERATIONS .............      18,573,307      2,875,000             (134,067)              21,314,240
  OTHER (INCOME) EXPENSES ............       8,287,584       (963,000)                  --                7,324,584
                                         -------------    -----------       --------------             ------------
  INCOME (LOSS) FROM
   CONTINUING OPERATIONS
   BEFORE INCOME TAXES ...............      10,285,723      3,838,000             (134,067)              13,989,656
  INCOME TAX (BENEFIT) EXPENSE .......              --        889,000            3,959,146 (D)(E)         4,848,146
                                         -------------    -----------       --------------             ------------
  INCOME (LOSS) FROM
   CONTINUING OPERATIONS .............   $  10,285,723    $ 2,949,000       $   (4,093,213)            $  9,141,510
                                         =============    ===========       ==============             ============
  INCOME (LOSS) FROM
   CONTINUING OPERATIONS PER
   SHARE:
   Basic(F) ..........................   $        1.00                                                 $       1.01(C)
                                         =============                                                 ============
   Diluted (F) .......................   $        1.00                                                 $       1.00(C)
                                         =============                                                 ============
  WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES
   OUTSTANDING:
   Diluted ...........................       6,259,542                                                    9,161,223(C)
                                         =============                                                 ============

            The accompanying notes are an integral part of these financial statements.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)


(1) Caribe was acquired on March 6, 1998, in a transaction accounted for as a purchase. The historical operations of Caribe are included in AVS's historical results of operations since the acquisition date. The unaudited pro forma information for the three months ended March 31, 1998 has been prepared assuming the Merger occurred as of January 1, 1998 for statement of operations data. The unaudited pro forma information does not give effect to the acquisition of Caribe due to the immateriality of the amounts.


(2) The 1997 unaudited pro forma information has been restated to reflect the 1997 acquisitions of Apex and Aerocell, which were accounted for as poolings of interests. Kratz was acquired on October 17, 1997, in a transaction accounted for as a purchase. The historical operations of Kratz are included in AVS's historical results of operations since the acquisition date. The unaudited pro forma information for the year ended December 31, 1997 has been prepared assuming the Merger and the acquisition of Kratz occurred as of January 1, 1997 for statement of operations data. The purchase price paid for Kratz and its allocation to the net assets acquired is as follows:



                                                             DECEMBER 31,
                                                                 1997
  Cash and cash eqivalents ...............................  $  2,970,714
  Accounts receivable ....................................     5,190,226
  Inventories ............................................     6,580,130
  Prepaid expenses .......................................         9,304
  Deposits and other .....................................       614,496
  Fixed assets ...........................................    11,481,645
  Goodwill ...............................................    17,901,747
  Accounts payable .......................................      (764,971)
  Accrued expenses .......................................    (1,407,326)
                                                            ------------
                                                              42,575,965
  Less cash acquired .....................................    (2,970,714)
                                                            ------------
  Cash used in acquisitions, net of cash acquired ........    39,605,251
                                                            ============

   The excess of the purchase price over the fair values of the net assets acquired from Kratz has been recorded as goodwill, which is being amortized on a straight-line basis over 20 years.


(3) The 1995 and 1996 unaudited pro forma information is presented to show the effect of the Merger under the pooling of interests method of accounting. The 1996 unaudited pro forma information has been restated to reflect the 1996 acquisition of AvEng, which was accounted for as a pooling of interests. Dixie was acquired on August 9, 1996, in a transaction accounted for as a purchase and accordingly its results of operations are included since that date. Pro forma adjustments to record the pre-acquisition results of operations of Dixie in 1996 have not been made due to the immateriality of the amounts. The 1995 and 1996 results of operations do not include Apex and Aerocell due to the immateriality of the amounts. The 1995 results of operations do not include AvEng due to the immateriality of the amounts.


(4) The following adjustments have been made to give pro forma effect to the
 Merger:


   (A) This calculation assumes the issuance of approximately 2,844,079 shares of AVS common stock in the Merger, which is calculated based on an exchange ratio of .5143 shares of AVS common stock for each share of Whitehall common stock outstanding at March 31, 1998. Pro forma book value per share common was computed by adding the 2,844,079 shares of AVS common stock to be issued in the Merger to the actual number of shares of AVS common stock outstanding at March 31, 1998.

   (B) To record the Merger under the pooling of interest method of accounting and reflect AVS's common stock to be issued in connection with the Merger including the retirement of the Whitehall treasury stock.


   (C) This calculation assumes the conversion of Whitehall's weighted average number of shares into the weighted average number of shares of AVS common stock, using an exchange ratio of .5143, for each respective period.


   (D) Periods presented prior to 1997 include pro forma adjustments to record income taxes of $4,011,432 and $6,604,188 for 1995 and 1996, respectively, as AVS conducted its business as a partnership prior to June 26, 1996.


   (E) To eliminate intercompany sales from AVS to Whitehall, net of income tax effect of $52,286, $84,690, $27,842 and $12,810 for 1995, 1996,
        1997 and the three months ended March 31, 1998, respectively.


   (F) The 1995 and 1996 AVS earnings per share assumes that the 4,425,000 common shares issued to the partners of AJT Capital Partners (the predecessor business of AVS) and the 575,000 shares of common stock, the net proceeds in respect of which were paid to J/T Aviation Partners, were outstanding for periods prior to the closing of AVS's initial public offering.


   (G) Represents adjustments to record increased depreciation and amortization expense associated with the Kratz acquisition ($754,470 in cost of sales and $716,314 in operating expenses).


   (H) Represents an adjustment to record certain Kratz salaries at levels set forth in the purchase agreement.


   (I) Represents the incremental increase in interest expense from borrowings made to finance the Kratz acquisition.


   (J) Includes an adjustment of $1,681,605 to record tax provision for the pre-acquisition operations of Kratz as if it had been taxed as a C Corporation.

                                                                         ANNEX A



                         AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER is dated as of March 26, 1998 (the "Agreement") by and among Aviation Sales Company, a Delaware corporation ("AVS"), WHC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of AVS ("AVS Sub"), and Whitehall Corporation, a Delaware corporation (the "Company").


     WHEREAS, the Board of Directors of each of AVS and the Company have determined that a business combination between AVS and the Company merging their respective businesses is in the best interests of their respective companies and stockholders and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein; and


     WHEREAS, it is the intention of the parties to this Agreement that (a) for federal income tax purposes, the merger provided for herein shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and (b) for accounting purposes, the merger provided for herein shall qualify as a "pooling of interests"; and


     NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:



                                   ARTICLE I

                                  THE MERGER


     1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3 of this Agreement), AVS Sub shall be merged with and into the Company in accordance with the laws of the State of Delaware and the terms of this Agreement (the "Merger"), whereupon the separate corporate existence of AVS Sub shall cease, and the Company shall be the surviving corporation of the Merger (the Company, as the surviving corporation after the Merger is sometimes referred to herein as the "Surviving Corporation").


     1.2 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Akerman, Senterfitt & Eidson, P.A., SunTrust International Center, One S.E. Third Avenue, Suite 2800, Miami, Florida 33131 on the date of the last of the conditions set forth in Article VI of this Agreement (other than (i) those that are waived by the party or parties for whose benefit such conditions exist, and
(ii) any such conditions which, by their terms, are not capable of being satisfied until the Closing Date) are satisfied; or (b) at such other place, time, and/or date as the parties hereto may otherwise agree. The date upon which the Closing shall occur is referred to herein as the "Closing Date."


     1.3 EFFECTIVE TIME. If all the conditions to the Merger set forth in
Article VI of this Agreement have been fulfilled or waived and this Agreement shall not have been terminated as provided in Article VII hereof, the parties hereto shall cause a certificate of merger (the "Certificate of Merger") to be properly executed and filed in accordance with the laws of the State of Delaware and the terms of this Agreement on the Closing Date. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such later time as is specified by the parties hereto as the Effective Time in the Certificate of Merger (the "Effective Time"). The Merger shall have the effects set forth in Sections 259, 260 and 261 of the General Corporation Law of the State of Delaware (the "DGCL"). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and AVS Sub.

     1.4 CONVERSION OF SHARES.


      (a) At the Effective Time, by virtue of the Merger and without any action on the part of AVS, AVS Sub, the Company or the holders of the following securities:


     (i) each share of Common Stock, par value $0.01 per share, of AVS Sub outstanding immediately prior to the Effective Time, shall be converted into one share of Common Stock, par value $0.01 per share, of the Surviving Corporation; and


     (ii) subject to Section 1.6(f), each share of Common Stock, $0.10 par value per share, of the Company (the "Company Common Stock") outstanding immediately prior to the Effective Time (except as otherwise provided in Section 1.4(c) hereof), shall be converted into the right to receive 0.5143 of a validly issued, fully paid and nonassessable share of Common Stock, $.001 par value per share, of AVS ("AVS Common Stock") (the "Exchange Ratio").


      (b) Immediately following the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except for the right to receive, without interest, the consideration set forth in this Section 1.4 (and any dividends or other distributions payable with respect thereto pursuant to Section 1.6(d)) and cash in lieu of fractional shares of AVS Common Stock in accordance with Section 1.6 of this Agreement upon the surrender of a certificate representing such shares of Company Common Stock in accordance with the provisions of this Article I.


      (c) Each share of Company Common Stock held by the Company as treasury stock or owned by AVS or any Subsidiary (as defined in Section 1.4(d) of this Agreement) of AVS immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.


      (d) For purposes of this Agreement, (i) the term "Average Closing Price" shall mean the average of the per share last daily closing price of AVS Common Stock as quoted on the New York Stock Exchange ("NYSE") (and as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) during the ten (10) consecutive trading days ending on and including the last full trading day immediately preceding the Closing Date; (ii) the word "Subsidiary" when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least fifty percent (50%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries; or (B) such Person or any other Subsidiary of such Person is a general partner (excluding partnerships the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), it being understood that representations and warranties of a Person concerning any former Subsidiary of such Person shall be deemed to relate only to the periods during which such former Subsidiary was a Subsidiary of such Person; and (iii) the word "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof, or any affiliate (as that term is defined in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")) of any of the foregoing.


     1.5 STOCK OPTIONS. All options to acquire Company Common Stock (individually, a "Company Option" and collectively, the "Company Options") outstanding at the Effective Time under the Company's 1992 Incentive Stock Option Plan, the Company's 1992 Non-Employee Directors Stock Option Plan or otherwise (the "Company Stock Option Plans") shall remain outstanding following the Effective Time. At the Effective Time, such Company Options, by virtue of the Merger and without any further action on the part of the Company or the holder of such Company Options, shall be assumed by AVS in such manner that AVS
(a) is a corporation (or a parent or a subsidiary corporation of such corporation) "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code; or (b) to the extent that Section 424 of the Code does not apply to any such Company Options, would be such a corporation (or a parent or a subsidiary corporation of such corporation) were Section 424 applicable to such option. Each Company Option assumed by AVS shall be exercisable upon the same terms and conditions as under the applicable Company Stock Option Plan and the applicable option agreement issued thereunder, except that (x) the unexercised portion of each such Company Option shall be exercisable for that whole number of shares of AVS Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to the unexercised portion of such Company Option multiplied by the Exchange Ratio; and (y) the option exercise price per share of AVS Common Stock shall be an amount equal to the option exercise price per share of Company Common Stock subject to such Company Option in effect at the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded up to the nearest full cent). No payment shall be made for fractional interests. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all of the other terms of the Company Options shall otherwise remain unchanged unless modified by or as a result of the transaction contemplated by this Agreement (including, without limitation, to the extent that all outstanding Company Options shall become vested and exercisable at the Effective Time). As soon as practicable after the Effective Time, AVS shall deliver to the holders of Company Options appropriate notices setting forth such holders' rights pursuant to such Company Options, as amended by this
Section 1.5 as well as notice of AVS's assumption of the Company's obligations with respect thereto (which occurs by virtue of this Agreement). AVS shall take all corporate actions necessary to reserve for issuance such number of shares of AVS Common Stock as will be necessary to satisfy exercises in full of all Company Options after the Effective Time.


     1.6 EXCHANGE OF CERTIFICATES REPRESENTING COMPANY COMMON STOCK.


      (a) Continental Stock Transfer & Trust Company (or such other exchange agent selected by AVS and reasonably acceptable to the Company) shall act as exchange agent (the "Exchange Agent") in the Merger.


      (b) As of the Effective Time and in any event, no later than five (5) business days after the Effective Time, AVS shall deposit or cause to be deposited with the Exchange Agent for exchange in accordance with this Article I, certificates representing the shares of AVS Common Stock issuable pursuant to Section 1.4 in exchange for certificates formerly representing shares of Company Common Stock outstanding immediately prior to the Effective Time and a sufficient amount of cash to satisfy the cash payments to be made by AVS to certain holders of Company Common Stock pursuant to Section 1.6(f) hereof.


      (c) Promptly after the Effective Time, AVS shall cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock ("Certificates") whose shares were converted into the right to receive AVS Common Stock Common Stock pursuant to Section 1.4 (i) a notice of effectiveness of the Merger, (ii) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent; and (iii) instructions for use in effecting the surrender of such Certificates in exchange for the consideration to be received by such holder pursuant to Sections 1.4 and 1.6 hereof. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, AVS shall cause to be delivered to the person in whose name such Certificate shall have been issued, or to such person as such person shall direct in writing in the letter of transmittal, (A) a certificate representing that number of whole shares of AVS Common Stock into which the shares previously represented by the surrender of Certificates shall have been converted into the right to receive at the Effective Time pursuant to Section 1.4; and (B) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 1.6, in each case, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of shares of Company Common Stock who receive shares of AVS Common Stock pursuant to Section 1.4 hereof. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the consideration to be paid to such holder of Company Common Stock pursuant to Sections 1.4 and 1.6 hereof may be issued to such a transferee if the Certificate representing such Company Common Stock is presented to AVS, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or, alternatively, payments of such transfer tax to the Exchange Agent. Until so surrendered, each Certificate that, at the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes (except to the extent provided in Section 1.6(d) below), to evidence the consideration to be received by the holders of Company Common Stock pursuant to Sections 1.4 and 1.6 hereof.


      (d) Notwithstanding anything to the contrary contained herein, no dividends or other distributions declared after the Effective Time on AVS Common Stock shall be paid with respect to any shares of Company Common Stock entitled to be converted into shares of AVS Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of AVS Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of AVS Common Stock and not paid, less the amount of any withholding taxes which may be required thereon; and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of AVS Common Stock, less the amount of any withholding taxes which may be required thereon.


      (e) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to AVS or the Surviving Corporation, they shall be canceled and exchanged for the consideration set forth in this Article I deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.6. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act") shall not be exchanged until AVS has received an Affiliate Letter (as defined herein) from such person as provided in Section 5.9.


      (f) No fractional shares of AVS Common Stock shall be issued upon surrender for exchange of Certificates for Company Common Stock. In lieu of the issuance of any fractional share of AVS Common Stock pursuant to Section 1.4, cash adjustments will be paid to holders in respect of any fractional share of AVS Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Average Closing Price of a share of AVS Common Stock.


      (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, AVS will issue in exchange for such lost, stolen or destroyed Certificate, the consideration to be received by the holder of such Certificate pursuant to Sections 1.4 and 1.6 hereof.


      (h) Any portion of the property delivered to the Exchange Agent in accordance with this Section 1.6(b) that remains unclaimed two years after the Effective Time shall be delivered to AVS.

Any holder of a Certificate who has not theretofore surrendered such Certificate for exchange pursuant to this Section 1.6 shall thereafter look only to AVS for payment of the consideration deliverable in respect of such Certificate determined pursuant to this Agreement, without any interest thereon. Payment or delivery of any shares of AVS Common Stock, any cash in lieu of fractional shares of AVS Common Stock and any dividends, or distributions with respect to AVS Common Stock shall be subject to applicable abandoned property, escheat and similar laws and none of AVS, AVS Sub, the Company, the Surviving Corporation or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.


     1.7 ADJUSTMENT OF EXCHANGE RATIO. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the AVS Common Stock is recapitalized or reclassified or AVS shall effect any stock split, reverse stock split, stock dividend of AVS Common Stock, then the Exchange Ratio and the Average Closing Price shall be appropriately and equitably adjusted to the kind and amount of shares of stock and other securities and property which the holders of such shares of AVS Common Stock would have been entitled to receive had such shares been issued and outstanding as of the record date for determining stockholders entitled to participate in such corporate event.


     1.8 TAX CONSEQUENCES AND ACCOUNTING TREATMENT. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code and that the transaction be accounted for as a pooling of interests.


     1.9 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and AVS Sub, the officers and directors of the Company and AVS Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.


                                   ARTICLE II

             CERTAIN MATTERS RELATING TO THE SURVIVING CORPORATION


     2.1 CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION. The certificate of incorporation of AVS Sub in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with its terms and pursuant to applicable law; provided however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Whitehall Corporation."


     2.2 BY-LAWS OF THE SURVIVING CORPORATION. The By-Laws of AVS Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with the terms of such By-Laws and pursuant to applicable law and the Certificate of Incorporation of the Surviving Corporation.


     2.3 OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION. The officers and directors of AVS Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation immediately after the Effective Time, and shall hold office until their successors are duly appointed or elected in accordance with applicable law.


                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF AVS AND AVS SUB


     AVS and AVS Sub represent and warrant to the Company that the statements contained in this Article III are true and correct, except as set forth in the disclosure statement delivered by AVS and

AVS Sub to the Company concurrently herewith and identified as the "AVS Disclosure Statement."All exceptions noted in the AVS Disclosure Statement shall be numbered to correspond to the applicable sections to which such exception refers; provided, however that for purposes of this Agreement and the AVS Disclosure Statement any disclosure set forth on any particular schedule shall be deemed disclosed in reference to all applicable schedules.


     3.1 EXISTENCE, GOOD STANDING, CORPORATE AUTHORITY. Each of AVS, AVS Sub and each of the Subsidiaries of AVS other than AVS Sub (each such Subsidiary singularly "AVS Subsidiary" or collectively "AVS Subsidiaries") (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation; (ii) has all requisite power and authority to own or lease, and operate its properties and assets, and to carry on its business as now conducted and as currently proposed to be conducted, except where the failure to have such power and authority would not have an AVS Material Adverse Effect (as defined herein) and to consummate the transactions contemplated hereby; (iii) is duly qualified or licensed to do business and is in good standing in all jurisdictions in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to so qualify, individually or in the aggregate, would not have an AVS Material Adverse Effect; and (iv) has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of its properties or the conduct of its business, except where the failure to have obtained such licenses, permits, franchises or authorizations would not have an AVS Material Adverse Effect. The copies of AVS's and AVS Sub's Articles or Certificate of Incorporation and By-Laws as in effect on the date hereof have been previously delivered to the Company or have been made available for the Company's review and are true and correct. For purposes of this Agreement, a "Material Adverse Effect" when used with respect to any entity means (a) a material adverse effect on the business, results of operations, financial condition or prospects of such entity and its subsidiaries, taken as a whole, or (b) a material impairment in the ability of such entity or its subsidiaries to perform any of their obligations under this Agreement or to consummate the Merger.


     3.2 AUTHORIZATION OF AGREEMENT AND OTHER DOCUMENTS. The execution and delivery of this Agreement and the other documents executed or to be executed in connection herewith to which AVS or AVS Sub is a party (collectively, the "AVS Ancillary Documents"), have been duly authorized by the Board of Directors of AVS and AVS Sub and no other proceedings on the part of AVS or AVS Sub are necessary to authorize the execution, delivery or performance of this Agreement or any AVS Ancillary Document, except the approval of the Merger by the stockholders of AVS. This Agreement is, and, as of the Closing Date, each of the AVS Ancillary Documents will be, a valid and binding obligation of AVS and/or AVS Sub, as the case may be, enforceable against AVS and/or AVS Sub, as the case may be, in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency; reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity) and subject to receipt of approval of the Merger by the AVS stockholders.


     3.3 NO VIOLATION. Neither the execution and delivery by AVS and AVS Sub of this Agreement or the AVS Ancillary Agreements, nor the consummation by AVS and AVS Sub of the transactions contemplated hereby and thereby in accordance with their respective terms, will (a) assuming approval of the Merger by the stockholders of AVS, conflict with or result in a breach of any provisions of the Articles or Certificate of Incorporation or By-Laws of AVS or AVS Sub; (b) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the AVS stock option plans, or any grant or award made under any of the foregoing; (c) subject to obtaining the consents set forth in the AVS Disclosure Statement, violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination, or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of AVS, AVS Sub or any of the AVS

Subsidiaries, other than as disclosed in the AVS Disclosure Statement, under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which AVS, AVS Sub or any of the AVS Subsidiaries is a party, or by which AVS, AVS Sub or any of the AVS Subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have an AVS Material Adverse Effect; (d) assuming the Merger is so approved by stockholders of AVS and assuming all required consents and approvals are obtained and all applicable filings are made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgement, injunction, order or decree binding upon or applicable to AVS or AVS Sub, except for any of the foregoing matters which would not have an AVS Material Adverse Effect; or (e) other than the filings provided for in Sections 1.3 and 5.7, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Exchange Act, the Securities Act, or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any material consent, approval or authorization of, or declaration of, or filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have an AVS Material Adverse Effect.


     3.4 SEC DOCUMENTS. AVS has delivered or made available to the Company each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) prepared by it since July 1, 1996, which reports constitute all of the documents (other than preliminary material) required to be filed by AVS with the Securities and Exchange Commission ("SEC") since such date, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "AVS Reports"). As of their respective dates, each of the AVS Reports complied and, in the case of filings after the date hereof, will comply as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder. None of the AVS Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. AVS has filed with the SEC all reports required to be filed under Sections 13, 14 and 15(d) of the Exchange Act since July 1, 1996. Each of the consolidated balance sheets of AVS included in or incorporated by reference into the AVS Reports (including the related notes and schedules) fairly present in all material respects the consolidated financial position of AVS and the AVS Subsidiaries as of its date (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), and each of the consolidated statements of income, retained earnings and cash flows of AVS included in or incorporated by reference into the AVS Reports (including any related notes and schedules) fairly present in all material respects the results of operations, retained earnings or cash flows, as the case may be, of AVS and the AVS Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect). Except as and to the extent reflected or reserved against in the financial statements included in the AVS's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (the "AVS Form 10-Q") or as disclosed herein or in the AVS Disclosure Statement, neither AVS nor any of the AVS Subsidiaries had as of such date any liability or obligation of any kind, whether accrued, absolute, contingent, unliquidated or other and whether due or to become due (including any liability for breach of contract, breach of warranty, torts, infringements, claims or lawsuits), which was material to the business, assets, results of operations or financial conditions of AVS and the AVS Subsidiaries taken as a whole. Except as set forth in the AVS Disclosure Statement, since September 30, 1997, neither AVS nor any of the AVS Subsidiaries has incurred any liability or obligation of any kind which, in any case or in the aggregate, is material to the business, assets, results of operations or financial condition of AVS and the AVS Subsidiaries taken as a whole, except in the ordinary course of business. There are no extraordinary or material non-recurring items of income or expense during the periods covered by such financial statements and the consolidated balance sheets of the AVS included or incorporated therein do not reflect any write-up or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto. The financial statements of AVS, including the notes thereto, included in or incorporated by reference into the AVS Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") (except as may be indicated in the notes thereto). Since January 1, 1993, there has been no change in AVS's accounting methods or principles that would be required to be disclosed in AVS financial statements in accordance with GAAP, except as described in the notes to such AVS financial statements.


     3.5 NO UNDISCLOSED LIABILITIES. There are no liabilities or obligations of any nature (whether accrued, absolute or contingent) of AVS or the AVS Subsidiaries other than (i) liabilities disclosed or provided for in the most recent financial statements contained in the AVS Reports; (ii) liabilities which, individually or in the aggregate, are not material to AVS or the AVS Subsidiaries; (iii) liabilities under this Agreement (or contemplated hereby) or disclosed in the AVS Disclosure Statement and (iv) liabilities incurred since September 30, 1997 in the ordinary course of business and consistent with past practices.


     3.6 NO BROKERS. AVS has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or AVS, AVS Sub or their respective Subsidiaries to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby; provided, however that AVS has retained SBC Warburg Dillon Read, Inc. ("SBCWDR") to render an opinion with respect to the fairness of the Merger transaction from the standpoint of AVS's stockholders and has agreed to pay a fee to them for providing such services.


     3.7 OPINION OF FINANCIAL ADVISOR. AVS has received the opinion of SBCWDR, to the effect that, as of the date of such opinion, the consideration to be paid by AVS pursuant to the Merger is fair to AVS and its stockholders from a financial point of view.


     3.8 AVS COMMON STOCK. Subject to obtaining the approval of the stockholders of AVS, the issuance and delivery by AVS of shares of AVS Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of AVS. The shares of AVS Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free of preemptive rights.


     3.9 CAPITALIZATION


      (a) The total authorized capital stock of AVS consists of (i) 30,000,000 shares of AVS Common Stock, 9,586,871 shares of which are issued and outstanding as of March 23, 1998, and (ii) 1,000,000 shares of Preferred Stock, none of which are issued and outstanding as of the date of this Agreement. The authorized capital stock of AVS Sub consists of 1,000 shares of Common Stock, $0.01 par value per share, 100 shares of which, as of the date hereof, are issued and outstanding and are held by AVS.


      (b) Except as set forth in the AVS Disclosure Statement, there are currently no outstanding, and as of the Closing; there will be no outstanding
(i) securities convertible into or exchangeable for any capital stock of AVS or any of the AVS Subsidiaries, (ii) options, warrants or other rights to purchase or subscribe to capital stock of AVS or any of the AVS Subsidiaries or securities convertible into or exchangeable for capital stock of AVS or any of the AVS Subsidiaries, or (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any capital stock of AVS or any of the AVS Subsidiaries.


     3.10 MATERIAL ADVERSE CHANGE. Since September 30, 1997 to the date of this Agreement, AVS, AVS Sub and the AVS Subsidiaries, taken as a whole, have not suffered any change in their businesses, operations, assets, liabilities, financial condition or prospects which would reasonably have an AVS

Material Adverse Effect; provided, that an AVS Material Adverse Effect will not be deemed to have occurred solely as a result of fluctuations in the trading price of the AVS Common Stock.

     3.11 DISCLOSURE DOCUMENTS. None of the information supplied or to be supplied by AVS or any of its affiliates, directors, officers, employees, agents or representatives, in writing specifically for inclusion or incorporation by reference in, and which is included or incorporated by reference in, (i) the Form S-4 (as defined in Section 5.7 of this Agreement) or any amendment or supplement thereto, (ii) the proxy statement to be mailed to Company's stockholders (the "Company Proxy Statement") in connection with the meeting of Company's stockholders called to consider and vote upon the approval of the Merger (the "Company Stockholder Meeting") or any amendment or supplement thereto, or (iii) any other documents filed or to be filed by Company with the Commission or any other Governmental Authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Form S-4 or any amendment or supplement thereto, at the date of Company Stockholder Meeting, and, in the case of the Company Proxy Statement or any amendment or supplement to either thereof, at the time of mailing to Company stockholders or at the time of the Company Stockholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Company Stockholder Meeting. The Form S-4 will comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations under such Act (except that no representation is made as to the form of the Company Proxy Statement to be included as the prospectus therein).

     3.12 TAX REORGANIZATION; ACCOUNTING MATTERS. Neither AVS nor any of its Subsidiaries has taken or failed to take any action which would prevent the Merger from (a) constituting a reorganization within the meaning of section 368(a) of the Code; or (b) being treated as a "pooling or interests" in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto and the pronouncements of the SEC.

     3.13 COMPLIANCE WITH LAWS.

      (a) AVS, AVS Sub and each of the AVS Subsidiaries hold all permits, licenses, variances, exemptions, orders, approvals, authorizations, certificates, filings, franchises, notices and rights of all Governmental Authorities necessary for each of them to own, lease or operate its properties and assets and for the lawful conduct of its business (the "Permits"), except where the failure to hold such Permits would not have an AVS Material Adverse Effect. None of such Permits is or will be materially impaired by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

      (b) AVS, AVS Sub and each of the AVS Subsidiaries are in compliance with the terms of its Permits in all material respects.

      (c) AVS, AVS Sub and each of the AVS Subsidiaries are in compliance with all statutes, laws, ordinances orders, rules, or regulations of any Governmental Authority (including, but not limited to, those related to occupational health and safety, or employment and employment practices) that are applicable to AVS, AVS Sub or any of the AVS Subsidiaries or affect or relate to this Agreement or the transactions contemplated hereby, except for any noncompliance that would not have an AVS Material Adverse Effect.

      (d) As of the date of this Agreement, and as of the Closing, no investigation, review, inquiry or proceeding by any Governmental Authority with respect to AVS, AVS Sub or any of the AVS Subsidiaries is to the knowledge of the AVS, pending or threatened which, if determined unfavorably, would have an AVS Material Adverse Effect.

      (e) Neither AVS nor AVS Sub nor any of the AVS Subsidiaries are subject to any agreement, contract, judgment, order or decree with any Governmental Authority arising out of any current or previously existing violations of any laws, ordinances or regulations applicable to AVS, AVS Sub or any of the AVS Subsidiaries.

      (f) For the purposes of this Agreement, "Governmental Authority" shall mean any nation, or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory, or administrative functions or pertaining to government.


     3.14 LITIGATION. Except as set forth in the AVS Reports filed with the SEC prior to the date hereof or as set forth in the AVS Disclosure Statement, (i) there is no litigation or proceeding including, without limitation, any arbitration proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or, to AVS's knowledge, threatened against AVS, AVS Sub or any of the AVS Subsidiaries which, if adversely determined, is reasonably likely to have, either individually or in the aggregate, an AVS Material Adverse Effect; (ii) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator applicable to AVS, the AVS Sub or any of the AVS Subsidiaries having, or which is reasonably likely to have, either individually or in the aggregate, an AVS Material Adverse Effect; and (iii) to the knowledge of AVS, there is no action, suit, proceeding or investigation pending or threatened against AVS, the AVS Sub or any of the AVS Subsidiaries which seeks to restrain, enjoin or delay the consummation of the Merger or any of the other transactions contemplated hereby or which seeks damages in connection therewith, and no injunction of any type referred to in Section 6.1(c) has been entered or issued.


     3.15 TAXES.


      (a) As used in this Agreement, (i) the term "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever of a nature similar to taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes; and (ii) the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.



      (b) There have been properly completed and filed on a timely basis and in correct form all material Returns required to be filed by AVS or any of the AVS Subsidiaries. As of the time of filing, the foregoing Returns were correct and complete in all material respects. Except as set forth in the AVS Disclosure Statement, an extension of time within which to file any Return which has not been filed has not been requested or granted.


      (c) With respect to all amounts in respect of Taxes imposed upon AVS or any of the AVS Subsidiaries, or for which AVS or any of the AVS Subsidiaries is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before September 30, 1997, (i) all applicable tax laws and agreements have been complied with in all material respects, and (ii) all amounts required to be paid by AVS or the AVS Subsidiaries, to taxing authorities or others, on or before the date hereof have been paid or adequately reserved for on the financial statements contained in the AVS Reports, and any Taxes accrued but not due and payable as of September 30, 1997 have been accrued or otherwise reserved for in financial statements contained in the most recent AVS Report. No Taxes have been (or will prior to the Closing Date be) recorded by AVS or any of the AVS Subsidiaries other than in the ordinary course of business. There are no Liens filed against any asset of the Company or any of its Subsidiaries resulting from the failure to pay any Tax when due.


      (d) No material issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns. No waivers of statutes of limitation with respect to the Returns have been given by AVS or any of the AVS Subsidiaries (or with respect to any Return which a taxing authority has asserted should have been filed by AVS or any of the AVS Subsidiaries) which waivers are still in effect. The AVS Disclosure Statement sets forth for the past seven years, the years for which examinations or audits of Florida state sales tax and federal income tax returns have been completed, those years for which examinations are presently being conducted, and those years for which such returns will be required but are not yet due to be filed and have not yet been filed. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the financial statements contained in the AVS Report, or are being contested and an adequate reserve therefor has been established and is fully reflected as a liability in the financial statements contained in the most recent AVS Report.


      (e) The unpaid Taxes of AVS or any of the AVS Subsidiaries do not materially exceed the reserve for tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth or included in the financial statements included in the most recent AVS Report, as adjusted for the passage of time through the Closing.


      (f) Neither AVS nor any of the AVS Subsidiaries is or at any time has been a party to or bound by (nor will AVS or any of the AVS Subsidiaries become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement.


      (g) All material elections with respect to Taxes affecting AVS or any of the AVS Subsidiaries that are currently effective as of the date hereof that are not reflected in the AVS's Returns are set forth in the AVS Disclosure Statement.


      (h) There are no challenges on appeals pending regarding the amount of Taxes on, or the addressed valuation of, the real estate owned or leased by AVS or any of the AVS Subsidiaries, and no special arrangements or agreements exist with any governmental authority with respect thereto (the representations and warranties contained in this Section 3.15(i) shall not be deemed to be breached by any prospective general increase in real estate taxes.)


      (i) There is no assessment for Taxes (in addition to the normal, annual general real estate tax assessment) pending against AVS or any of the AVS Subsidiaries, or to AVS's knowledge, threatened with respect to any portion of the real estate owned by AVS or any of the AVS Subsidiaries, or to the extent AVS or any of the AVS Subsidiaries is liable for payment of the real estate leased by them.


     3.16 AFFILIATED TRANSACTIONS. Except as disclosed in any AVS Report filed with the SEC prior to the date of this Agreement or as set forth in the AVS Disclosure Statement, since September 30, 1997, neither AVS nor any of the AVS Subsidiaries has been a party to any transactions (other than employee compensation and other ordinary incidents of employment) with an "AVS Related Party," For purposes of this Agreement, the term "AVS Related Party" shall mean: any present officer or director, 10% stockholder (including any officers or directors thereof) or present affiliate of AVS or any of the AVS Subsidiaries, any present or former known spouse of any of the aforementioned persons or any trust or other similar entity for the benefit of any of the foregoing persons.


     3.17 AVS SUB-CONDUCT OF BUSINESS. Since its incorporation AVS Sub has not conducted any business.


     3.18 INAPPROPRIATE PAYMENTS. Neither AVS nor any of the AVS Subsidiaries nor, to AVS' knowledge, any of their respective officers, directors, principal stockholders, employees, agents or representatives has made, directly or indirectly, with respect to AVS, the AVS Subsidiaries or their respective business activities, any bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of AVS or the AVS Subsidiaries, payments from corporate funds to governmental officials, in their individual capacities, for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business.


     3.19 ABSENCE OF INDEMNIFIABLE CLAIMS, ETC. There are no pending claims and, to the knowledge of AVS, no facts that would reasonably entitle any director, officer or employee of AVS or the AVS

Subsidiaries to indemnification by AVS or the AVS Subsidiaries under applicable law, the Certificate of Incorporation or By-laws of AVS or the AVS Subsidiaries or any insurance policy maintained by AVS or the AVS Subsidiaries.


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY


     The Company represents and warrants to AVS and AVS Sub that the statements contained in this Article IV are true and correct, except as set forth in the disclosure statement delivered by the Company to AVS and AVS Sub concurrently herewith and identified as the "Disclosure Statement." All exceptions noted in the Disclosure Statement shall be numbered to correspond to the applicable sections to which such exception refers; provided, however that for purposes of this Agreement and the Disclosure Statement any disclosure set forth on any particular schedule shall be deemed disclosed in reference to all applicable schedules.


     4.1 ORGANIZATION, STANDING AND QUALIFICATION. The Company and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation; (ii) has all requisite power and authority to own or lease, and operate their respective properties and assets, and to carry on their respective businesses as now conducted and as currently proposed to be conducted except where the failure to have such power and authority would not have a Company Material Adverse Effect and to consummate the transactions contemplated hereby; (iii) is duly qualified or licensed to do business and is in good standing in all jurisdictions in which they own or lease property or in which the conduct of their respective businesses requires them to so qualify or be licensed except where the failure to so qualify, individually or in the aggregate, would not have a Company Material Adverse Effect; and (iv) has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of their respective properties or the conduct of their respective businesses except where the failure to have obtained such licenses, permits, franchises or authorizations would not have a Company Material Adverse Effect.


     4.2 CAPITALIZATION.


      (a) The total authorized capital stock of the Company consists of (i) 20,000,000 shares of common stock, par value $0.10 per share, 5,530,000 shares of which are issued and outstanding as of the date of this Agreement and 2,161,312 shares of which are held by the Company in its treasury; and (ii) 500,000 shares of preferred stock, par value $5.00 per share, none of which are issued and outstanding as of the date of this Agreement. There are no shares of capital stock of the Company of any other class authorized, issued or outstanding.


      (b) Each share outstanding of Company Common Stock is duly authorized and validly issued, fully paid and nonassessable and free of preemptive and similar rights.


      (c) There are currently no outstanding, and, except as permitted pursuant to Section 5.2 or the exercise or cancellation of outstanding options in accordance with their terms, as of the Closing, there will be no outstanding
(i) securities convertible into or exchangeable for any capital stock of the Company or any of its Subsidiaries, (ii) options, warrants or other rights to purchase or subscribe to capital stock of the Company or any of its Subsidiaries or securities convertible into or exchangeable for capital stock of the Company or any of its Subsidiaries, or (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind to which the Company or any of its Subsidiaries is a party or is bound relating to the issuance of any capital stock of the Company or any of its Subsidiaries. The Disclosure Statement identifies, as of the date hereof, the option holder, the number of shares subject to each option, the exercise price, the vesting schedule and the expiration date of each outstanding option to purchase capital stock of the Company or any of its Subsidiaries.


     4.3 SUBSIDIARIES. The Company owns directly or indirectly each of the outstanding shares of capital stock of (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to) each of the Company's Subsidiaries indicated in the Disclosure Statement as being owned by the Company. Each of the outstanding shares of capital stock owned by the Company of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The following information for each Subsidiary of the Company is listed in the Disclosure Schedule, if applicable: (a) its name and jurisdiction of incorporation or organization, and (b) the location of its principal executive office.


     4.4 OWNERSHIP INTERESTS. Except for the interests in the Company's Subsidiaries, neither the Company nor any of its Subsidiaries owns any direct or indirect interest in any corporation, joint venture, limited liability company, partnership, association or other entity. Since September 30, 1997, the Company has not (i) disposed of the capital stock (other than Company Common Stock) or all or substantially all of the assets of any ongoing business, or (ii) purchased the business and/or all or substantially all of the assets of another person, firm or corporation (whether by purchase of stock, assets, merger or otherwise).


     4.5 CONSTITUENT DOCUMENTS. True and complete copies of the Certificate of Incorporation and all amendments thereto, the By-Laws as amended and currently in force, all stock records, and all corporate minute books and records of the Company and each of its Subsidiaries have been furnished or made available by the Company to AVS for inspection to the extent requested by AVS. Since January 1, 1990, the corporate minute books and records of the Company and its Subsidiaries contain true and complete copies, in all material respects, of all resolutions adopted by the stockholders or the Board of Directors of the Company and its Subsidiaries and any other action formally taken by them respectively as such. The Company has provided to AVS a copy of its stock ledger as of a recent practicable date certified by the Company's transfer agent.


     4.6 AUTHORIZATION OF AGREEMENT AND OTHER DOCUMENTS. The execution and delivery of this Agreement and the other documents executed or to be executed in connection herewith to which the Company is a party (collectively, the "Ancillary Documents"), have been duly authorized by the Board of Directors of the Company, and no other proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Document, except the approval of the Merger by the stockholders of the Company. This Agreement is, and, as of the Closing Date, each of the Ancillary Documents will be, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity) and subject to the receipt of stockholder approval of the Merger.


     4.7 NO VIOLATION. Neither the execution and delivery of this Agreement nor the Ancillary Documents by the Company nor the consummation by the Company of the transactions contemplated hereby and thereby in accordance with their respective terms, will (a) assuming approval of the Merger by the Company's stockholders, conflict with or result in a breach of any provisions of the Certificate of Incorporation or By-Laws of the Company or any of its Subsidiaries; (b) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or except as otherwise provided in any of the individual option agreements under the Company Stock Option Plans, accelerate vesting under, any of the Company Stock Option Plans, or any grant or award made under any of the foregoing; (c) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination, or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of the Company or any of its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have a Company Material Adverse Effect;
(d) assuming the Merger is so approved by the Company's stockholders, and assuming all required consents and approvals are obtained and all applicable filings are made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries, except for any of the foregoing matters which would not have a Company Material Adverse Effect; or (e) other than the Regulatory Filings, require any material consent, approval or authorization of, or declaration of, or filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Company Material Adverse Effect.


     4.8 COMPLIANCE WITH LAWS.


      (a) The Company and each of its Subsidiaries hold all permits, licenses, variances, exemptions, orders, approvals, authorizations, certificates, filings, franchises, notices and rights of all Governmental Authorities necessary for each of them to own, lease or operate its properties and assets and for the lawful conduct of its business (the "Permits"), except where the failure to hold such Permits would not have a Company Material Adverse Effect. None of such Permits is or will be materially impaired by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.


      (b) The Company and its Subsidiaries are in compliance with the terms of its Permits in all material respects.


      (c) The Company and its Subsidiaries are in compliance with all statutes, laws, ordinances orders, rules, or regulations of any Governmental Authority (including, but not limited to, those related to occupational health and safety, or employment and employment practices) that are applicable to the Company or any of its Subsidiaries or affect or relate to this Agreement or the transactions contemplated hereby, except for any noncompliance that would not have a Company Material Adverse Effect.


      (d) As of the date of this Agreement, and as of the Closing, no investigation, review, inquiry or proceeding by any Governmental Authority with respect to the Company or any of its Subsidiaries is to the knowledge of the Company, pending or threatened which, if determined unfavorably, would have a Company Material Adverse Effect.


      (e) Neither the Company nor any of its Subsidiaries are subject to any agreement, contract, judgment, order or decree with any Governmental Authority arising out of any current or previously existing violations of any laws, ordinances or regulations applicable to the Company or any of its Subsidiaries.



     4.9 BOOKS AND RECORDS. The Company's and its Subsidiaries' books, accounts and records are, and have been, in all material respects, maintained in the Company's and its Subsidiaries usual, regular and ordinary manner, in accordance with GAAP, and all material transactions to which the Company or any of its Subsidiaries is or has been a party are properly reflected therein.


     4.10 SEC DOCUMENTS. The Company has delivered or made available to AVS each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) prepared by it, which reports constitute all of the documents (other than preliminary material) required to be filed by the Company with the SEC since January 1, 1993, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company Reports"). As of their respective dates, each of the Company Reports complied and, in the case of filings after the date hereof, will comply as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder. None of the Company Reports contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company has filed with the SEC all reports required to be filed under
Section 13, 14 and 15(d) of the Exchange Act since January 1, 1993. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect, and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly present in all material respects the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect). There are no extraordinary or material non-recurring items of income or expense during the periods covered by such financial statements and the consolidated balance sheets of the Company included or incorporated therein do not reflect any write-up or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto. Except as and to the extent reflected or reserved against in the financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (the "Company Form 10-Q") or as disclosed therein, neither the Company nor any Company Subsidiary had as of such date any liability or obligation of any kind, whether accrued, absolute, contingent, unliquidated or other and whether due or to become due (including any liability for breach of contract, breach of warranty, torts, infringements, claims or lawsuits), which was material to the business, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole. Since September 30, 1997, neither the Company nor any Company Subsidiary has incurred any liability or obligation of any kind which, in any case or in the aggregate, is material to the business, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, except in the ordinary course of business. The financial statements of the Company, including the notes thereto, included in or incorporated by reference into the Company Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with GAAP. Since January 1, 1993, there has been no material change in the Company's accounting methods or principles that would be required to be disclosed in the Company's financial statements in accordance with GAAP, except as described in the notes to such Company financial statements.


     4.11 ADEQUACY OF PROPERTIES; INTANGIBLE PROPERTY.


      (a) The properties and assets owned or leased by the Company and its Subsidiaries (including, without limitation, the Real Property and Leased Premises) are suitable and adequate for the conduct of their respective businesses and operations and, except as otherwise disclosed in the Company Reports filed with the Commission prior to the date hereof, the Company and its Subsidiaries have good and marketable title to or valid leasehold or other contractual interests in such properties and assets, free and clear of all Liens other than Permitted Encumbrances.


      (b) All trade receivables and notes receivables which are reflected in the financial statements contained in the Company Reports or which arose subsequent to September 30, 1997, whether billed or unbilled, arose out of bona fide, arms-length transactions for the sale of goods or performance of services, and to the Company's knowledge, all such trade receivables and notes receivable are good and collectible (or have been collected) in the ordinary course of business using normal collection practices at the aggregate recorded amounts thereof, less the amount of applicable reserves for doubtful accounts and for allowances and discounts, which reserves are adequate in accordance with GAAP.


      (c) All inventory of the Company or any of its Subsidiaries which is held for sale or resale, materials and supplies (collectively, "Inventory"), consists of items of a quantity and quality historically useable and/or saleable in the normal course of business. Since September 30, 1997, there has not been a material change in the level of the Inventory. All Inventory is, and located at the Real Estate (as defined herein) or at the Leased Premises (as defined herein).


      (d) Attached to the Disclosure Statement is a list and description of each item of real or tangible personal property owned by the Company or any of its Subsidiaries which has a net book value in excess of $10,000. The Disclosure Statement lists all properties and assets used by the Company or any of its Subsidiaries in connection with the operation of their respective businesses which are held under any lease or under any conditional sale or other title retention agreement to the extent the Company or its Subsidiaries' remaining obligations under any such lease or agreement exceed $5,000 and such remaining obligations extend for one year or more from the date hereof.


      (e) The Company and its Subsidiaries own or have adequate rights to use all patents, trademarks, trade names, service marks, brands, logos, copyrights, trade secrets, customer lists and other proprietary intellectual property rights (including, without limitation, all computer software, unpatented formulations, manufacturing methods, technical agreements and technical specifications and know-how) required for, used in or incident to the businesses of the Company and its Subsidiaries as now conducted or proposed to be conducted. Except as otherwise described in the Company Reports, neither the Company nor any of its Subsidiaries has received notice, and has reason to know, of any claim or threatened infringement of the rights of others with respect to any patents, trademarks, service marks, trade names, brands, logos, copyrights or licenses used or owned by the Company, the loss of which could have a Company Material Adverse Effect. The Company has no knowledge that either it or any of its Subsidiaries is infringing upon or otherwise violating, or has in the past infringed upon or otherwise violated, the rights of any third party with respect to any patent, trademark, trade name, service mark or copyright. To the knowledge of the Company, no current or former employee of the Company of any of its Subsidiaries is or was a party to any confidentiality agreement and/or agreement not to compete which restricts or forbids or restricted or forbade at any time during such employee's employment by the Company or any of its Subsidiaries, such employee's performance of the Company's or any of its Subsidiaries' business, as the case may be, or any activity that such employee was hired to perform. Neither the Company nor any of its Subsidiaries is now using, and has not in the past used without appropriate authorization, any confidential information or trade secrets of any third party. Neither the Company nor any of its Subsidiaries has ever received any notice alleging such conduct.


      (f) For purposes of this Agreement, (i) the term "Lien" shall mean any security interest, mortgage, pledge, hypothecation, charge, claim, option, right to acquire, adverse interest, assignment, deposit arrangement, encumbrance, restriction, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction), and (ii) the term "Permitted Encumbrances" shall mean the following Liens with respect to the properties and assets of the Company of any of its Subsidiaries: (A) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the Company's books; (B) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the Company's books; (C) Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds; and (D) purchase money security interests or Liens on property acquired or held by the Company in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property, provided that the security interests permitted under the clause (D) shall not exceed $250,000 at any time outstanding and shall be listed on the Company Disclosure Statement.


     4.12 REAL ESTATE.


      (a) Neither the Company nor any of its Subsidiaries owns any real estate, or has the option to acquire any real estate, other than the premises identified in the Disclosure Statement (the "Real Estate"). The Disclosure Statement accurately sets forth the street addresses of the Real Estate. The Real Estate is not subject to any leases or tenancies. None of the improvements comprising the Real Estate or the businesses conducted or proposed to be conducted by the Company or its Subsidiaries thereon, are, to the Company's knowledge, in violation of any material use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code, ordinance or public utility easement or any other applicable law. To the Company's knowledge, no material expenditures are required to be made for the repair or maintenance of any improvements on the Real Estate or for the Real Estate to be used for its intended purpose.


      (b) Neither the Company nor any of its Subsidiaries leases or licenses any real estate other than the premises identified in the Disclosure Statement as being so leased or licensed (the "Leased Premises"). The Leased Premises are leased to the Company or its Subsidiaries, pursuant to written leases, true, correct and complete copies, including all amendments thereto, of which have been provided to AVS or its counsel. None of the improvements comprising the Leased Premises, or the businesses conducted by the Company or its Subsidiaries thereon, are, to the Company's knowledge, in violation of any building line or use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance, public utility or other easements or other applicable law, except for violations which do not have a Company Material Adverse Effect or materially interfere with the conduct of the business of the Company or its Subsidiaries. No material expenditures are required to be made for the repair or maintenance of any improvements on the Leased Premises which exceed, in the aggregate $2,000,000 per year other than routine repairs and maintenance in the ordinary course of business. The Company or its Subsidiaries have valid leasehold interests in the Leased Premises, which leasehold interests are free and clear of all Liens other than Permitted Encumbrances. Neither the Company nor its Subsidiaries are in default under any material agreement relating to the Leased Premises nor, to the knowledge of the Company, is any other party thereto in default thereunder. All options in favor of the Company or its Subsidiaries to purchase any of the Leased Premises, if any, are in full force and effect.


      (c) There are no condemnation proceedings pending against the Company or, to the Company's knowledge, threatened with respect to any portion of the Real Estate or the Leased Premises.


      (d) To the Company's knowledge, the buildings and other facilities located on the Real Estate and the Leased Premises are free of any material latent structural or engineering defects or any material patent structural or engineering defects.


     4.13 CONTRACTS.


      (a) Neither the Company nor any of its Subsidiaries is a party to or bound by, and neither they nor their properties are subject to, any contracts, agreements or arrangements required to be disclosed in a Form 10-K, Form 10-Q or Form 8-K under the Exchange Act which is not filed as an exhibit to one or more of the Company Reports filed and made publicly available prior to the date of this Agreement.


      (b) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any undischarged written or oral: (i) agreement or arrangement to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their respective assets is bound which would be required to be filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1997; (ii) agreement or arrangement obligating the Company or its Subsidiaries to pay or receive, or pursuant to which the Company or its Subsidiaries has previously paid or received, an amount in excess of $50,000 (excluding purchase and sale orders entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practices); (iii) employment or consulting agreement or arrangement involving an amount in excess of $25,000; (iv) plan or contract or arrangement providing for bonuses, severance, options, deferred compensation, retirement payments, profit sharing, medical and dental benefits or the like covering employees of the Company, other than Plans, Welfare Plans and Employee Benefit Plans (in each case as defined herein) described in the Disclosure Statement;
(v) agreement restricting in any manner the Company's right to compete with any other person or entity, the Company's right to sell to or purchase from any other person or entity, the right of any other party to compete with the Company, or the ability of such person or entity to employ any of the Company's employees; (vi) secrecy or confidentiality agreements (except for secrecy and confidentiality agreements which (A) are terminable at will at any time by the Company, (B) do not provide for any payment of consideration and (C) do not contain any "standstill" provision or similar restriction on the Company's ability to negotiate an acquisition of another entity); (vii) any distributorship, non-employee commission or marketing agent, representative or franchise agreement providing for the marketing and/or sale of the products or services of the Company or any of its Subsidiaries; (viii) agreement between the Company and any of its affiliates or other Related Parties (as herein defined) (excluding any such agreement disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and its Quarterly Reports on Form 10-Q for the first three quarters of 1997); (ix) guaranty, performance, bid or completion bond, or surety or indemnification agreement (excluding (A) any such item between the Company and its Subsidiaries and (B) any indemnification agreement entered into in the Company's and/or its Subsidiaries' ordinary course of business with a customer of the Company (such ordinary course of business policy is set forth in all material respects in the general performance agreements attached to the Disclosure Statement); (x) requirements contract; (xi) loan or credit agreement, pledge agreement, note, security agreement, mortgage, debenture, indenture, factoring agreement or letter of credit relating to borrowed money; (xii) agreements with respect to compliance with Environmental Laws (as defined herein); (xiii) any agreement relating to the ownership or control of any interest in a partnership, corporation, limited liability company, joint venture or other entity or similar arrangement other than as otherwise disclosed herein; (xiv) any contract or agreement containing change of control provisions; or (xvi) any other material agreement not entered into in the ordinary course of business. Neither the Company nor any of its Subsidiaries are currently negotiating (and have not entered into preliminary discussions with respect to) any transaction involving an aggregate payment by the Company or its Subsidiaries and/or receipts to the Company or its Subsidiaries in excess of $50,000 excluding purchase and sale orders entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practices.


      (c) All agreements, leases, subleases and other instruments referred to in this Section 4.13, are, pursuant to their terms, in full force and binding upon the Company or its Subsidiaries, and, to the knowledge of the Company, the other parties thereto, except in each case to the extent such failure would not cause a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is and, to the Company's knowledge, none of the other parties thereto are in default of a material provision under any such agreement, lease, sublease or other instrument. Neither the Company nor any of its Subsidiaries has been notified that the Company is in default under any such lease agreement, sublease or other instrument and to the Company's knowledge no event has occurred and it is not aware of the existence of a condition which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default of a material provision under any such agreement, lease, sublease or other instrument by the Company or its Subsidiaries, or, to the knowledge of the Company, the other contracting party. Neither the Company nor any of its Subsidiaries has released or waived any material right under any such agreement, lease, sublease or other instrument other than in the ordinary course of business consistent with past practices.


      (d) Other than the Company Stock Option Plans, immediately after the Closing, except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries will be bound by the terms of any stock option agreement, registration rights agreement, stockholders agreement, management agreement, consulting agreement or any other agreement relating to the equity or management of the Company or its Subsidiaries.


     4.14 INSURANCE. The Company has delivered to AVS prior to the date of this Agreement copies of all insurance policies which are owned by the Company or its Subsidiaries or which name the Company or any of its Subsidiaries as an insured (or loss payee), including without limitation those which pertain to the Company's or its Subsidiaries' assets, employees or operations. All such insurance policies are in full force and effect, are valid and enforceable, all premiums due thereunder have been paid and cover against the risks of the nature normally insured against by entities in the same or similar lines of business in coverage amounts typically and reasonable carried by such entities. Neither the Company nor any of its Subsidiaries have received notice of cancellation of any such insurance policies.


     4.15 LITIGATION. Except as set forth in the Company Reports filed with the SEC prior to the date hereof, (i) there is no litigation or proceeding, including, without limitation, any arbitration proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries, which, if adversely determined, is reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect; (ii) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator applicable to the Company or any Company Subsidiaries having, or is reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect; and (iii) to the knowledge of the Company, there is no action, suit, proceeding or investigation pending or threatened against the Company, which seeks to restrain, enjoin or delay the consummation of the Merger or any of the other transactions contemplated hereby or which seeks damages in connection therewith, and no injunction of any type referred to in Section 6.1(c) has been entered or issued.


     4.16 WARRANTIES. Neither the Company nor any of its Subsidiaries has made any oral or written warranties with respect to the quality or absence of defects of its products or services which they have sold or performed which are in force as of the date hereof. There are no material claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to the quality of or absence of defects in such products or services nor are there any facts known to the Company relating to the quality of or absence of defects in such products or services which, if known by a potential claimant or governmental authority, would reasonably give rise to a material claim or proceeding. The Company's warranty policy is generally described in the Disclosure Statement. The Company has no knowledge of or reason to believe that the percentage of warranty claims for products sold or services rendered by the Company and its Subsidiaries prior to the Closing Date will exceed historical levels.


     4.17 PRODUCTS LIABILITY. Neither the Company nor any of its Subsidiaries have received any written notice relating to, nor does the Company have knowledge of any facts or circumstances which could give rise to, any claim involving any product manufactured, serviced, produced, distributed or sold by or on behalf of the Company or its Subsidiaries resulting from an alleged defect in design, manufacture, materials or workmanship, or any alleged failure to warn, or from any breach of implied warranties or representations, other than notices or claims that have been settled or resolved by the Company or its Subsidiaries prior to the date of this Agreement.


     4.18 TAXES.


      (a) There have been properly completed and filed on a timely basis and in correct form all material Returns required to be filed by the Company or any of its Subsidiaries. As of the time of filing, the foregoing Returns were correct and complete in all material respects. An extension of time within which to file any Return which has not been filed has not been requested or granted.


      (b) With respect to all amounts in respect of Taxes imposed upon the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before September 30, 1997, (i) all applicable tax laws and agreements have been complied with in all material respects, and (ii) all amounts required to be paid by the Company or its Subsidiaries, to taxing authorities or others, on or before the date hereof have been paid or adequately reserved for on the financial statements contained in the Company Reports, and any Taxes accrued but not due and payable as of September 30, 1997 have been accrued or otherwise reserved for in financial statements contained in the most recent Company Report. No Taxes have been (or will prior to the Closing Date be) recorded by the Company or any of its Subsidiaries other than in the ordinary course of business. There are no Liens filed against any asset of the Company or any of its Subsidiaries resulting from the failure to pay any Tax when due.


      (c) No material issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns. No waivers of statutes of limitation with respect to the Returns have been given by the Company or any of its Subsidiaries (or with respect to any Return which a taxing authority has asserted should have been filed by the Company or any of its Subsidiaries) which waivers are still in effect. The Disclosure Statement sets forth, for the past seven years, the years for which examinations or audits of Florida state sales tax and federal income tax returns have been completed, those years for which examinations or audits are presently being conducted, and those years for which such returns will be required but are not yet due to be filed and have not yet been filed. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the financial statements contained in the Company Report, or are being contested and an adequate reserve therefor has been established and is fully reflected as a liability in the financial statements contained in the most recent Company Report.


      (d) The unpaid Taxes of the Company or any of its Subsidiaries do not materially exceed the reserve for tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth or included in the financial statements included in the most recent Company Report, as adjusted for the passage of time through the Closing.



      (e) Neither the Company nor any of its Subsidiaries is or at any time has been a party to or bound by (nor will the Company or any of its Subsidiaries become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement.


      (f) All material elections with respect to Taxes affecting the Company or any of its Subsidiaries that are currently effective as of the date hereof that are not reflected in the Company's Returns are set forth in the Disclosure Statement.


      (g) There are no challenges on appeals pending regarding the amount of Taxes on, or the addressed valuation of, the Real Estate or the Leased Premises, and no special arrangements or agreements exist with any governmental authority with respect thereto (the representations and warranties contained in this Section 4.18(h) shall not be deemed to be breached by any prospective general increase in real estate taxes.)


      (h) There is no assessment for Taxes (in addition to the normal, annual general real estate tax assessment) pending against the Company, or to the Company's knowledge, threatened with respect to any portion of the Real Estate or, to the extent the Company or its Subsidiaries is liable for payment of the Leased Premises.


     4.19 ERISA.


      (a) The Disclosure Statement contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA and referred to herein as a "Welfare Plan") and all other

Benefit Plans (defined herein as any Pension Plan, Welfare Plan and any other plan, fund, program, arrangement or agreement to provide employees, directors, independent contractors, officers or agents of any Commonly Controlled Entity (as defined herein) with medical, health, life, bonus, stock (option, ownership or purchase), deferred compensation, severance, salary continuation, vacation, sick leave, fringe, incentive insurance or other benefits) maintained, or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or any other Person that, together with the Company at any time during the last six years, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Company and each such other Person, a "Commonly Controlled Entity") for the benefit of any current or former employees, officers or directors of the Company, any of its Subsidiaries or any Commonly Controlled Entity. The Company has delivered or made available to AVS true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Benefit Plan; and (v) a list of all assets and liabilities of, allocated to or accounted for separately with respect to every Benefit Plan (including insurance contracts associated with every Benefit Plan regardless of whether any current cash value exists). Each Benefit Plan has been established, funded, maintained and administered in all material respects in accordance with its terms and is in compliance with the applicable provisions of ERISA, the Code, all other applicable laws and all applicable collective bargaining agreements except where the failure to comply would not be reasonably expected to result in a Company Material Adverse Effect.


      (b) All Pension Plans have been the subject of favorable and up-to-date (through any applicable remedial amendment period) determination letters from the Internal Revenue Service, or a timely application therefor has been filed, to the effect that such Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.


      (c) Neither the Company, nor any of its Subsidiaries, nor any Commonly Controlled Entity has adopted or been obligated to contribute to any "defined benefit pension plan" as defined in Section 3(35) of ERISA subject to Title IV of ERISA in the five years preceding the date hereof.


      (d) Neither the Company, nor any of its Subsidiaries, nor any Commonly Controlled Entity has been required at any time within the five calendar years preceding the date hereof or is required currently to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA ) or has withdrawn from any multiemployer plan where such withdrawal has either: (i) resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid; or (ii) engaged in a transaction that might have resulted in withdrawal liability but for the application of Section 4204 of ERISA.


      (e) With respect to any Welfare Plan, (i) no such Welfare Plan is funded through a "welfare benefits fund", as such term is defined in Section 419(e) of the Code, (ii) no such Welfare Plan is self-insured, and (iii) each such Welfare Plan that is a "group health plan", as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code.


      (f) Neither the Company, nor any of its Subsidiaries, nor any Commonly Controlled Entity nor any Person acting on behalf of the Company, its Subsidiaries or any Commonly Controlled Entity has, in contemplation of any corporate transaction involving AVS, issued any written communication to, or otherwise made or entered into any legally binding commitment with, any employees of the Company, any of its Subsidiaries or of any Commonly Controlled Entity to the effect that, following the date hereof, (i) any benefits or compensation provided to such employees under existing Benefit Plans or under any other plan or arrangement will be enhanced, (ii) any new plans or arrangements providing benefits or compensation will be adopted, (iii) any Benefit Plans will be continued for any period of time or cannot be amended or terminated at any time or for any reason, or (iv) any plans or arrangements provided by AVS will be made available to such employees.


      (g) Neither the Company, nor any of its Subsidiaries, nor any Commonly Controlled Entity has ever promised or been obligated to provide former employees with coverage or benefits under Benefit Plans, other than as required by Section 4980B of the Code.


      (h) All contributions or premiums owed by the Company any of its Subsidiaries and Commonly Controlled Entities with respect to Benefit Plans under law, contract or otherwise have been made in full and on a timely basis and the Company, its Subsidiaries and Commonly Controlled Entities are not obligated to contribute with respect to any Benefit Plan that involves a retroactive contribution, assessment or funding waiver arrangement. All administrative costs attributable to Benefit Plans have been paid when due.


      (i) To the Company's knowledge, no Pension Plan or Welfare Plan or any "fiduciary" or "party-in-interest" (as such terms are respectively defined by Sections 3(21) and 3(14) of ERISA) thereto has engaged in a transaction prohibited by Section 406 of ERISA or 4975 of the Code for which a valid exception is not available.


      (j) There are no pending or, to the Company's knowledge, threatened likely claims, lawsuits, arbitrations or audits asserted or instituted against any Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA thereto, the Company, any of its Subsidiaries, any Commonly Controlled Entity or any employee or administrator thereof in connection with the existence, operation or administration of a Benefit Plan, other than routine claims for benefits.


      (k) Nothing in this Agreement or the transaction contemplated hereunder will: (i) cause the termination or repricing of any insurance contract to which the Company, any of its Subsidiaries or a Commonly Controlled Entity or Benefit Plan is a party to the purposes of providing employee benefits; (ii) trigger a right of any employee of the Company, any of its Subsidiaries, or any Commonly Controlled Entity to severance, deferred compensation or retirement benefits; or (iii) cause any early withdrawal or premature termination penalty with respect to any asset held in connection with any Benefit Plan.


      (l) Neither the Company, nor any of its Subsidiaries, nor any Commonly Controlled Entity maintains any unfunded plan of deferred compensation.


     4.20 LABOR MATTERS. Except for events that occur after the date hereof which are disclosed in writing by the Company to AVS, (a) there is no labor strike, dispute, slowdown, work stoppage or lockout pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries and during the past three years, there has not been any such action; (b) to the knowledge of the Company there are no union claims to represent the employees of the Company or any of its Subsidiaries, (c) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries;
(d) none of the employees of the Company or any of its Subsidiaries are represented by any labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company or any of its Subsidiaries, nor to the knowledge of the Company does any question concerning representation exist with respect to such employees;
(e) neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date of this Agreement or amounts required to be reimbursed to such employees; (f) upon termination of the employment of any of the employees of the Company or any of its Subsidiaries after the Closing, neither the Company nor any of its Subsidiaries will be liable to any of its employees for severance pay, except as otherwise required by federal law; (g) the employment of each of the Company's or its Subsidiaries' employees is terminable at will without cost to the Company or any of its Subsidiaries except for payments disclosed on the Disclosure Statement or required under the Plans, Welfare Plans and Employee Benefit Plans and payment of accrued salaries or wages and vacation pay; (h) the Disclosure Statement contains a true and complete list of all employees who are employed by the Company or any of its Subsidiaries as of December 31, 1997, and said list correctly reflects their salaries, wages and other compensation (other than benefits under the Plans, Welfare Plans and Employee Benefit Plans).


     4.21 ENVIRONMENTAL MATTERS.


      (a) The Company has obtained all licenses, permits and other authorizations under Environmental Laws required for the conduct and operation of its business and is in compliance with the terms and conditions contained therein and is in compliance with other provisions of applicable Environmental Laws, except where the failure to obtain such licenses, permits and other authorizations or the non-compliance with the terms and conditions contained therein or the non-compliance with other provisions of applicable Environmental Laws would not singly or in the aggregate create a Company Material Adverse Effect.


      (b) To the knowledge of the Company, there is no condition on any property currently or formerly owned or leased by the Company that would create liability for the Company under Environmental Laws, except for liability that would not singly or in the aggregate create a Company Material Adverse Effect.


      (c) To the knowledge of the Company, there is no condition or any other property owned by any third party that would create liability for the Company under Environmental Laws, except for liability that would not singly or in the aggregate create a Company Material Adverse Effect.


      (d) There are no (and to the Company's knowledge there is no basis for any) non-compliance orders or notices of violation (collectively "Notices"), claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations or proceedings (collectively "Proceedings") pending or, to the knowledge of the Company, threatened against or involving the Company, or its business, operations, properties or assets, issued by any Governmental Authority with respect to any Environmental Laws or Licenses issued to the Company thereunder in connection with, related to or arising out of the ownership by the Company of its properties or assets or the operation of its business, which have not been resolved in a manner that would not impose any material obligation, burden or continuing material liability on AVS or the Company in the event that the transactions contemplated by this Agreement are consummated, or which could have a Material Adverse Effect on the Company.


      (e) The Company does not use, nor has it used, any Aboveground Storage Tanks (as defined in clause (g) below) or Underground Storage Tanks (as defined in clause (g) below), and there are not now any Underground Storage Tanks beneath any real property currently or previously owned or leased by the Company that are required to be registered under applicable Environmental Laws.



      (f) The Disclosure Statement identifies (i) all environmental audits, assessments or occupational health studies undertaken by the Company or its agents or undertaken by any Governmental Authority and known to the Company, relating to the Company or any real property currently or previously owned or leased by the Company; (ii) the results of any ground, water or soil monitoring undertaken by the Company or undertaken by any Governmental Authority and known to the Company relating to the Company or any real property currently or previously owned or leased by the Company; and (iii) all material written communications between the Company and any Governmental Authority arising under or related to Environmental Laws.

      (g) For purposes of this Section 4.21, the following terms shall have the meanings ascribed to them below:


      "Aboveground Storage Tank" shall have the meaning ascribed to such term in Section 6901 ET SEQ., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Aboveground Storage Tanks.


      "Company" means the Company and its Subsidiaries.


      "Environmental Laws" means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where the Company conducts business, whether currently in existence or hereafter enacted or promulgated, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. /section/9601, ET SEQ. (collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. /section/6901 ET SEQ. (collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. /section/1801, ET SEQ.; the Clean Water Act, as emended, 33 U.S.C. /section/1311, ET SEQ.; the Clean Air Act, as amended (42 U.S.C. /section/7401-7642); the Toxic Substances Control Act, as amended, 15 U.S.C. /section/2601 ET SEQ.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. /section/136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. /section/11001, ET SEQ. (Title III of SARA) ("EPCRA"); the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. /section/651, ET SEQ. ("OSHA"); Chapters 376 and 403, Florida statutes; and Florida common law.


      "Underground Storage Tank" shall have the meaning ascribed to such term in Section 6901 ET SEQ., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Underground Storage Tanks.


     4.22 INTERIM CONDUCT OF BUSINESS. Except as otherwise contemplated by this Agreement, since September 30, 1997, neither the Company nor any of its Subsidiaries has:


      (a) sold, assigned, leased, exchanged, transferred or otherwise disposed of any material portion of its assets or property, except for sales of Inventory and cash applied in the payment of the Company's or its Subsidiaries' liabilities in the usual and ordinary course of business in accordance with the Company's or its Subsidiaries' past practices;


      (b) written off any asset outside the ordinary course of business which has a net book value which exceeds $25,000 in the aggregate in value, or written off any amounts in the ordinary course of business in excess of reserves which have been established for such purpose, which reserves are adequate in accordance with GAAP applied on a consistent basis;


      (c) suffered any casualty, damage, destruction or loss, or interruption in use, of any material asset, property or portion of Inventory (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;


      (d) waived any material right arising out of any material agreement other than in the ordinary course of business;


      (e) made (or committed to make) capital expenditures in an amount which exceeds $10,000 for any item or $25,000 in the aggregate;

      (f) made any change in accounting methods or principles which are required to be disclosed in the Company's financial statements in accordance with GAAP;


      (g) borrowed any money or issued any bonds, debentures, notes or other corporate securities (other than equity securities), including without limitation, those evidencing borrowed money except under existing credit agreements;


      (h) entered into any transaction with, or made any payment to, or incurred any liability to, any Related Party (as defined herein)(except for payment of salary and other customary expense reimbursements made in the ordinary course of business to Related Parties who are employees of the Company or its Subsidiaries);


      (i) increased the compensation payable to any employee, except for normal pay increases in the ordinary course of business consistent with past practices;


      (j) made any payments or distributions to its employees, officers or directors except such amounts as constitute currently effective compensation for services rendered, or reimbursement for reasonable ordinary and necessary out-of-pocket business expenses;


      (k) paid or incurred any management or consulting fees, or engaged any consultants, except in the ordinary course of business;


      (l) hired any employee who has an annual salary in excess of $75,000;


      (m) terminated any employee having an annual salary or wages in excess of $50,000;


      (n) adopted any new Plan, Welfare Plan or Employee Benefit Plan;


      (o) issued or sold any securities of any class, except for the exercise of options to purchase Company Common Stock under the Company Option Plans;


      (p) paid, declared or set aside any dividend or other distribution on its securities of any class, or purchased, exchanged or redeemed any of its securities of any class; or


      (q) without limitation by the enumeration of any of the foregoing, entered into any material transaction other than in the usual and ordinary course of business in accordance with past practices.


Notwithstanding the foregoing, the Company shall not be deemed to have breached the terms of this Section 4.22 by entering into this Agreement or by consummating the transactions contemplated hereby.


     4.23 AFFILIATED TRANSACTIONS. Except as disclosed in any Company Report filed with the SEC prior to the date of this Agreement, since September 30, 1997, neither the Company nor any of its Subsidiaries has been a party to any transactions (other than employee compensation and other ordinary incidents of employment) with a "Related Party," For purposes of this Agreement, the term "Related Party" shall mean: any present officer or director, 10% stockholder (including any officers or directors thereof) or present affiliate of the Company or any of its Subsidiaries, any present or former known spouse of any of the aforementioned persons or any trust or other similar entity for the benefit of any of the foregoing persons. Prior to the Closing, all amounts due and owing to or from the Company or its Subsidiaries by or to any of the Related Parties (excluding employee compensation and other incidents of employment) shall be paid in full.


     4.24 MATERIAL ADVERSE CHANGE. Since September 30, 1997 to the date of this Agreement, there has not been any material adverse change in the business, operations, assets, liabilities, financial condition or prospects of the Company or its Subsidiaries, taken as a whole.

     4.25 REPRESENTATIONS REGARDING THE AVAERO NOISE REDUCTION JOINT VENTURE.


      (a) AvAero Noise Reduction Joint Venture (the "Joint Venture") is a general partnership duly organized and validly existing under the laws of the State of Delaware having the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. The Joint Venture is qualified to transact business in all jurisdictions in which it owns or leases real property or in which the conduct of its business requires it to be qualified, except where the failure to be so qualified would not have a Joint Venture Material Adverse Effect.


      (b) The Joint Venture Agreement made and entered into as of January 5, 1994 by and among Aero Hushkit Corporation, a Delaware corporation ("AHC"), WDW Aviation Management, Inc., a Delaware corporation and Avro Corp, a California corporation (the "Joint Venture Agreement"), has been duly executed and delivered and constitutes the legal, valid and binding obligation of AHC and, to the knowledge of the Company, each of the other parties thereto, enforceable against AHC and, to the knowledge of the Company, each of the other parties thereto in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.


      (c) The record owners of all the outstanding partnership interests of the Joint Venture are set forth in the Joint Venture Agreement and the partnership interest of AHC in the Joint Venture is free of all Liens, other than Permitted Encumbrances.


      (d) To the Company's knowledge the execution and delivery of this Agreement by the Company, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement will not (i) contravene any provision of the Joint Venture Agreement or other organizational documents of the Joint Venture, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against the Joint Venture, (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any material contract which is applicable to, binding upon or enforceable against the Joint Venture, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property, assets or the issued and outstanding interests of the Joint Venture, or give rise to a right to buy the partnership interest of AHC in the Joint Venture, or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person in connection with the Joint Venture.


      (e) A copy of each of the Joint Venture Agreement, the Manufacturing Agreement, the Credit Agreement, the Loan Assumption Option Agreement and the Contribution Agreement has been previously provided by the Company to AVS and each is true, accurate and complete and reflects all amendments made through the date of this Agreement.


      (f) The Company has delivered to AVS the financial statements of the Joint Venture, consisting of balance sheets and related statements of income and cash flows and notes thereto described as follows: (i) for the years ended December 31, 1996 and 1997 (the "Annual Statements"); and (ii) interim unaudited financial statements of the Joint Venture for the two months ended February 28, 1998 (the "Interim Statements"). The Interim Statements together with the Annual Statements are collectively referred to as the "Financial Statements." A copy of each of the Financial Statements are attached to the Disclosure Statement. The Financial Statements fairly present in all material respects the financial position of the Joint Venture at each of the balance sheet dates and the results of operations of the Joint Venture for the periods covered thereby. The Annual Statements have been prepared in accordance with GAAP consistently applied throughout the periods indicated, except as otherwise indicated therein or in the notes thereto. The Interim Statements have been prepared in accordance with GAAP except for normal year-end audit adjustments, the absence of footnotes and as set forth on the Disclosure Statement.


      (g) To the Company's knowledge, and other than in the ordinary course of business consistent with past practice, since the date of the Interim Statements, the Joint Venture has not: (i) sold, leased or transferred any of its properties or assets; (ii) made or obligated itself to make capital expenditures; (iii) made any payment in respect of its liabilities; (iv) incurred any obligations or liabilities (including any indebtedness) or entered into any transaction or series of transactions involving in excess of $50,000 in the aggregate; (v) suffered any theft, damage, destruction or casualty loss, not covered by insurance and for which a timely claim was filed, in excess of $50,000 in the aggregate; (vi) suffered any extraordinary losses (whether or not covered by insurance); (vii) waived, canceled, compromised or released any rights under any material contract or agreement to which the Joint Venture is a party having a value in excess of $50,000 in the aggregate; (viii) entered into any transaction with any affiliate of the Joint Venture; (ix) entered into, terminated, amended or modified any material contract; (x) imposed any security interest or other Lien on any of its assets, other than Permitted Encumbrances; or (xi) delayed paying any accounts payable which are due and payable except to the extent being contested in good faith;. Except as set forth on the Disclosure Statement, to the Company's knowledge, since the date of the Interim Statements, the Joint Venture has not made or adopted any changes in its accounting practices or policies.


      (h) To the Company's knowledge, the Joint Venture does not have any material liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (i) to the extent reflected or taken into account in its Financial Statements and not heretofore paid or discharged, (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of its Interim Statements (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), (iii) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and (iv) liabilities incurred in the ordinary course of business.


      (i) To the Company's knowledge, there is no action, suit or other legal or administrative proceeding or governmental investigation pending, or to the best knowledge of the Company, threatened, by or against the Joint Venture or affecting the Joint Venture or any of its properties or assets which, if adversely determined, is reasonably likely to have a Joint Venture Material Adverse Effect or which questions the validity or enforceability of the Joint Venture Agreement. To the Company's knowledge, there are no outstanding orders or decrees issued by any Governmental Authority in any proceeding to which the Joint Venture is or was a party which have not been complied with in full.


     4.26 INAPPROPRIATE PAYMENTS. Neither the Company, its Subsidiaries nor, to the Company's knowledge, any of their respective officers, directors, principal stockholders, employees, agents or representatives has made, directly or indirectly, with respect to the Company, its Subsidiaries or their respective business activities, any bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of the Company or its Subsidiaries, payments from corporate funds to governmental officials, in their individual capacities, for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business.


     4.27 ABSENCE OF INDEMNIFIABLE CLAIMS, ETC. There are no pending claims and, to the knowledge of the Company, no facts that would reasonably entitle any director, officer or employee of the Company or its Subsidiaries to indemnification by the Company or its Subsidiaries under applicable law, the Certificate of Incorporation or By-laws of the Company or its Subsidiaries or any insurance policy maintained by the Company or its Subsidiaries.


     4.28 NO UNDISCLOSED LIABILITIES. There are no liabilities or obligations of any nature (whether accrued, absolute or contingent) of the Company or its Subsidiaries other than (i) liabilities disclosed or provided for in the most recent financial statements contained in the Company Reports; (ii) liabilities which, individually or in the aggregate, are not material to the Company or its Subsidiaries; (iii) liabilities under this Agreement (or contemplated hereby) or disclosed in the Disclosure Statement and
(iv) liabilities incurred since September 30, 1997 in the ordinary course of business and consistent with past practices.


     4.29 NO BROKERS. Neither the Company nor any of its Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or AVS, AVS Sub or their respective Subsidiaries to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with negotiations leading to this Agreement or the consummation of the transactions contemplated hereby provided, however, that the Company has retained Ladenburg, Thalmann & Co., Inc. ("Ladenburg") to render an opinion with respect to the fairness of the consideration to be received by the Company's stockholders in the Merger and has agreed to pay a fee to Ladenburg.


     4.30 TAX REORGANIZATION AND POOLING OF INTEREST ACCOUNTING TREATMENT. Neither the Company nor any of its Subsidiaries has taken or failed to take any action which would prevent the Merger from (a) constituting a reorganization within the meaning of section 368(a) of the Code or (b) being treated as a "pooling or interests" in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC.


     4.31 OPINION OF FINANCIAL ADVISOR. The Company has been orally advised by Ladenburg to the effect that, as of the date hereof, the consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view.


     4.32 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company or any of its affiliates, directors, officers, employees, agents or representatives in writing specifically for inclusion or incorporation by reference in, and which is included or incorporated by reference in, (i) the Form S-4 or any amendment or supplement thereto; (ii) the Company Proxy Statement, (iii) the proxy statement to be mailed to AVS' stockholders (the "AVS Proxy Statement") in connection with the meeting of AVS' stockholders called to consider and vote upon the approval of the Merger (the "AVS Stockholder Meeting") or (iv) any other documents filed or to be filed with the SEC or any other Governmental Authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and in the case of the Form S-4 or any amendment or supplement thereto, when the same becomes effective, at the time of the Company Stockholder Meeting and at the Effective Time, and, in the case of the Company Proxy Statement or any amendment or supplement to either thereof, at the time of mailing of the Company Proxy Statement to Company's stockholders or at the time of the Company Stockholders Meeting or any other meeting of the Company's stockholders to be held in connection with the Merger, and, in the case of the AVS Proxy Statement or any amendment or supplement thereto, at the time of the AVS Stockholder Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication. The Form S-4 (to the extent that the Company Proxy Statement constitutes the prospectus thereunder) and the Company Proxy Statement will comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the respective rules and regulations under any such Act.

                                   ARTICLE V

                                   COVENANTS


     5.1 ALTERNATIVE PROPOSALS.


      (a) Prior to the Effective Time, the Company agrees that neither it nor any of its Subsidiaries shall, and it shall direct and cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of the Subsidiaries) not to, (i) initiate or solicit, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to the stockholders of the Company) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"),
(ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal, or (iii) subject to subsection (b) of this
Section 5.1, enter into any agreement or understanding with any Person other than AVS with the intent to effect any Alternative Proposal; provided that nothing contained in this Section 5.1 shall prohibit the Company or the Board of Directors of the Company (the "Company Board"), to the extent required by their fiduciary duties under applicable law, from providing information to, or participating in discussions with, any party that makes an unsolicited inquiry with respect to the Company if the Company Board reasonably believes such party may propose an Alternative Proposal on terms that are superior, from a financial point of view, to the terms of the Merger for the stockholders of the Company. The Company will immediately give written notice to AVS of its receipt of any Alternative Proposal or inquiry with respect to making an Alternative Proposal. Nothing contained herein shall be construed to prohibit the Company or the Company Board from making any disclosure to its stockholders which, in the judgment of the Company Board as advised by counsel, may be required by applicable law in connection with any such proposal or offer.


      (b) Except as set forth in this Section 5.1, the Company Board shall not approve or recommend, or cause the Company to enter into any agreement with respect to, any Alternative Proposal. Notwithstanding the foregoing, if the Company Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that it is necessary to do so in order to comply with its fiduciary duties to stockholders under applicable law, the Company Board may approve or recommend a Superior Proposal (as defined below) or cause the Company to enter into an agreement with respect to, a Superior Proposal, but in each case only after providing prompt written notice to AVS advising that the Company Board has determined to approve or recommend, or authorize the Company to enter into an agreement with respect to, a Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means an Alternative Proposal on terms which the Company Board determines in its good faith judgment to be more favorable to the Company's stockholders than the Merger.


     5.2 INTERIM OPERATIONS.


      (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Disclosure Statement, unless AVS has consented in writing thereto (which consent shall not be unreasonably withheld), the Company shall, and shall cause each of its Subsidiaries to:


     (i) conduct their respective operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;


     (ii) to the extent consistent with their respective businesses, use commercially reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;


     (iii) not amend their respective Certificates of Incorporation or By-Laws or comparable governing instruments;


     (iv) promptly notify AVS of any Company Material Adverse Effect, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the material breach of any representation or warranty contained herein;


     (v) promptly deliver to AVS true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;


     (vi) not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof; (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock; (C) increase any compensation or enter into or amend any employment agreement with any of its present or future officers, directors or employees, except for normal increases consistent with past practice; (D) grant any severance or termination package to any employee or consultant, except to the extent consistent with past practices; (E) hire any new employee who shall have, or terminate the employment of any employee who has, an annual salary in excess of $50,000; or (F) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;


     (vii) not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests; or (B) directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock, or make any commitment for any such action;


     (viii) not enter into any agreement or transaction, or agree to enter into any agreement or transaction, outside the ordinary course of business, including, without limitation, any transaction involving a merger, consolidation, joint venture, license agreement partial or complete liquidation or dissolution, reorganization, recapitalization, restructuring or a purchase, sale, lease or other disposition of a material portion of assets or capital stock;


     (ix) not incur any indebtedness for borrowed money (other than borrowings under the Company's existing credit agreement) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of others;


     (x) not make any loans, advances or capital contributions to, or investments in, any other Person in excess of $10,000;


     (xi) Except as described in the Disclosure Statement, not make or commit to make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate;


     (xii) not apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any affiliate or Related Party or enter into any transaction with any affiliate or Related Party (except for payment of salary and other customary expense reimbursements made in the ordinary course of business to Related Parties who are employees, directors or consultants of the Company or its Subsidiaries);

     (xiii) not voluntarily elect to alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected, except for changes in accounting laws which effect all companies in the business of the Company generally and those indicated by good accounting practices;


     (xiv) not grant or make any mortgage or pledge or subject itself or any of its material properties or assets to any lien, charge or encumbrance of any kind, except Permitted Encumbrances, and liens granted to incur the indebtedness contemplated by Section 5.2(a)(ix) hereof; and


     (xv) maintain insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are currently in effect.


      (b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Disclosure Statement, unless the Company has consented in writing thereto (which consent shall not be unreasonably withheld), AVS shall, and shall cause each of its Subsidiaries to:


     (i) conduct their respective operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;


     (ii) promptly deliver to the Company true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;


     (iii) promptly notify the Company of any AVS Material Adverse Effect, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the material breach of any representation or warranty contained herein;


     (iv) promptly notify the Company of its entering into any agreement with respect to any material transaction involving a merger, consolidation, joint venture, partial or complete liquidation or dissolution, reorganization or recapitalization, restructuring or a purchase, sale, lease or other disposition of a material portion of assets or capital stock;


     (v) not take any action that would result in a failure to maintain the trading of AVS Common Stock on the NYSE; and


     (vi) with respect to AVS only (and not its Subsidiaries), not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests; or (B) directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock, or make any commitment for any such action.


     5.3 MEETINGS OF STOCKHOLDERS. Each of AVS and the Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene the AVS Stockholder Meeting and the Company Stockholder Meetings as promptly as practicable to consider and vote upon the approval of the Merger, this Agreement and the transactions contemplated hereby. The Boards of Directors of AVS and the Company Board (subject in the case of the Company Board to Section 5.1(b)) shall recommend such approval and each of AVS and the Company shall take all lawful action to solicit such approval, including, without limitation, timely mailing the AVS Proxy Statement and the Company Proxy Statement.


     5.4 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, the Company and AVS shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (c) use commercially reasonable efforts to obtain all consents under or with respect to, any Permit, contract, lease, agreement, purchase order, sales order or other instrument, where the consummation of the transactions contemplated hereby would be prohibited or constitute an event of default, or grounds for acceleration or termination, in the absence of such consent; and (d) take, or cause to be taken, all other commercially reasonable actions as are reasonably necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.


     5.5 INSPECTION OF RECORDS. From the date hereof to the Effective Time, the Company shall (a) allow all designated officers, attorneys, accountants and other representatives of AVS reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Company and its Subsidiaries; (b) furnish to AVS, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request; and (c) instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with AVS and its investigation of the business of the Company and its Subsidiaries. From the date hereof to the Effective Time, AVS shall (a) furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request, and (b) instruct the officers, counsel and financial advisors of AVS to cooperate with the Company in its investigation of the business of AVS and its Subsidiaries. All information disclosed by the Company to AVS and its representatives or by AVS to the Company and its representatives shall be subject to the terms of those certain Confidentiality Agreements (the "Confidentiality Agreement") dated as of January 5, 1998 between AVS and the Company.


     5.6 PUBLICITY. Neither party hereto shall make any press release or public announcement with respect to this Agreement, the Merger or the transactions contemplated hereby without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld); provided, however, that each party hereto may make any disclosure or announcement which such party, in the opinion of its legal counsel, is obligated to make pursuant to applicable law or regulation of the New York Stock Exchange, in which case, the party desiring to make the disclosure shall consult with the other party hereto prior to making such disclosure or announcement.


     5.7 REGISTRATION STATEMENT; PROXY STATEMENT.


      (a) AVS and the Company shall cooperate and promptly prepare and file with the SEC as soon as practicable (i) the Company Proxy Statement, (ii) the AVS Proxy Statement and (iii) a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the AVS Common Stock issuable in the Merger, a portion of which Registration Statement shall also serve as the Company Proxy Statement. The respective parties will cause the Company Proxy Statement, the AVS Proxy Statement and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. AVS shall use all reasonable efforts, and the Company will cooperate with AVS, to cause the Form S-4 to be declared effective by the SEC as promptly as practicable and to continue to be effective as of the Effective Time. AVS shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. No amendment or supplement to the Company Proxy Statement, the AVS Proxy Statement or the Form S-4 will be made by AVS or the Company without the approval of the other party, which approval shall not be unreasonably withheld. AVS will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, or the suspension of the qualification of the AVS Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction.


      (b) Each of the parties shall notify the other party promptly after receipt by such first party of any comments of the SEC on, or of any request by the SEC for amendments or supplements to, the Company Proxy Statement, the AVS Proxy Statement or the Form S-4. Each of the parties shall supply the other party with copies of all correspondence between such party or any of its representatives and the SEC with respect to any of the foregoing filings. If at any time prior to the AVS Stockholder Meeting any event shall occur relating to the Company or any of its Subsidiaries or any of their respective officers, directors or affiliates which should be described in an amendment to the AVS Proxy Statement, the Company shall inform AVS promptly after becoming aware of such event. If at any time prior to the Effective Time, any event shall occur relating to the Company or any of its Subsidiaries or any of their respective officers, directors or affiliates which should be described in an amendment or supplement to the Company Proxy Statement or the Form S-4, the Company shall inform AVS promptly after becoming aware of such event. If at any time prior to the Company Stockholder Meeting, any event shall occur relating to AVS or any of its Subsidiaries or any of their respective officers, directors or affiliates which should be described in an amendment or supplement to the Company Proxy Statement, AVS shall inform the Company promptly after becoming aware of such event. Whenever the Company or AVS learn of the occurrence of any event which should be described in an amendment of, or supplement to, the AVS Proxy Statement, the Company Proxy Statement or the Form S-4, the parties shall cooperate to promptly cause such amendment or supplement to be prepared, filed with and cleared by the SEC and, if required by applicable law, disseminated to the persons and in the manner required.


     5.8 FURTHER ACTION. Subject to the terms and conditions of this Agreement and applicable law, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including such actions or things as any other party hereto may reasonably request in order to cause any of the conditions to such other party's obligation to consummate such transactions specified in Article VI to be fully satisfied. Without limiting the generality of the foregoing, the parties shall (and shall cause their respective Subsidiaries, and use their reasonable efforts to cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (i) the preparation and filing with the SEC of the Form S-4, the Company Proxy Statement, the AVS Proxy Statement, and any necessary amendments or supplements to any thereof; (ii) seeking to have each such proxy statement cleared, and the Form S-4 declared effective, by the SEC as soon as reasonably practicable after filing; (iii) taking such actions as may be required under applicable state securities or blue sky laws in connection with the issuance of the AVS Common Stock pursuant to the Merger, (iv) obtaining all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Authority or other person or entity; (v) lifting any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or governmental entity of any type referred to in Section 6.1(c); (vi) obtaining the tax opinions referred to in Sections 6.2(f) and 6.3(h); (vii) providing all such information about such party, its Subsidiaries and its officers, directors and affiliates and making all applications and filings as may be necessary or reasonably requested in connection with any of the foregoing; and (viii) in general, consummating and making effective the transactions contemplated hereby.


     5.9 AFFILIATE LETTERS. At least 10 days prior to the Closing Date, the Company shall deliver to AVS a list of names and addresses of those persons who were or will be, in the Company's reasonable judgment, at the record date for its stockholders' meeting to approve the Merger, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall deliver or cause to be delivered to AVS, prior to the Closing Date, from each of the Affiliates of the Company identified in the foregoing list, an Affiliate Letter in substantially the form attached hereto as Exhibit A. AVS shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any AVS Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the AVS Common Stock, consistent with the terms of such Affiliate Letters.


     5.10 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except
(a) as otherwise expressly provided for herein; and (b) the expenses incurred in connection with printing and mailing the Form S-4 and the Company Proxy Statement shall be shared equally by the Company and AVS. The costs of printing and mailing the AVS Proxy Statement and the HSR Act filing fees in connection with the Merger shall be borne by AVS.


     5.11 TAX TREATMENT OF MERGER AND POOLING OF INTEREST ACCOUNTING TREATMENT. From and after the date hereof and until the Effective Time, neither AVS nor the Company nor any of their respective Subsidiaries or other affiliates shall
(a) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as (i) a reorganization within the meaning of Section 368(a) of the Code; or (ii) a "pooling of interests" for accounting purposes; or (b) enter into any contract, agreement, commitment or arrangement with respect to the foregoing. After the Effective Time, AVS shall not take or fail to take (and shall cause the Surviving Corporation not to take or fail to take) any action that is reasonably likely to jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.


     5.12 EMPLOYEE BENEFIT PLANS. AVS covenants and agrees that it will continue the Company's existing benefit plans and arrangements for a period of up to three (3) months following the Effective Date. Thereafter, to the extent the existing benefit plans and arrangements provided by the Company to its employees are terminated, such employees who remain employees of the Surviving Corporation or AVS or any of its Subsidiaries shall be entitled to participate in all benefit plans and arrangements that are available and subsequently become available to AVS's employees on the same basis as AVS's employees in similar positions are eligible to participate. For purposes of satisfying the terms and conditions of such plans, AVS shall give full credit for eligibility, vesting or benefit accrual for each participant's period of service with the Company prior to the Effective Time. To the extent AVS's benefit plans provide medical or dental welfare benefits after the Closing Date, AVS shall cause all pre-existing condition exclusions and actively at work requirements to be waived and AVS shall provide that any expenses incurred on or before the Closing Date shall be taken into account under AVS's benefit plans for purposes of satisfying the applicable deductible, coinsurance and maximum out-of-pocket provisions for such employees and their covered dependents.


     5.13 COMPANY OPTIONS. Immediately after the Effective Time, but in any event, no later than 5 days after the Closing Date, AVS shall register the shares of AVS Common Stock issuable upon exercise of such Company Options with the SEC on Form S-8, to the extent that such Company Options may be registered on such form.


     5.14 INDEMNIFICATION OF DIRECTORS AND OFFICERS.


      (a) Until six years from the Effective Time, unless otherwise required by Law, the certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to the elimination of liability of directors and the indemnification of (and advancement of expenses to) directors, officers, employees and agents that are set forth in the certificate of incorporation and by-laws of the Company, as in effect on the date hereof.


      (b) From and after the Effective Time, AVS and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, employee or agent of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") against all losses, reasonable expenses (including reasonable attorneys' fees), claims, damages, liabilities or amounts that are paid in settlement of, or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on or arising in whole or in part out of the fact that the Indemnified Party (or the person controlled by the Indemnified Party) is or was a director, officer, employee or agent of the Company or any of its Subsidiaries and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time including, without limitation, any Claim arising out of this Agreement or any of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under Delaware law, and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware law. Without limiting the foregoing, in the event any such Claim is brought against any of the Indemnified Parties, (i) such Indemnified Parties may retain counsel (including local counsel) satisfactory to them and which shall be reasonably satisfactory to AVS and the Surviving Corporation and AVS and the Surviving Corporation shall pay, jointly and severally, all reasonable fees and expenses of such counsel for such Indemnified Parties; and (ii) AVS and the Surviving Corporation shall use all reasonable efforts to assist in the defense of any such Claim, provided that AVS and the Surviving Corporation shall not be liable for any settlement effected without their written consent, which consent, however, shall not be unreasonably withheld. Notwithstanding the foregoing, nothing contained in this
Section 5.14 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer, director, employee or agent of the Company under Delaware law, assuming for such purposes that the Company's certificate of incorporation and by-laws provide for the maximum indemnification permitted by law.


     5.15 PUBLICATION OF POST-MERGER RESULTS. AVS shall use its reasonable best efforts to cause financial results covering at least thirty days of post-Merger combined operations to be published in its first report of quarterly financial statements as soon as practicable after such information is required to be filed with the SEC.


     5.16 VOTING AGREEMENT--COMPANY. On the date hereof, each of Cambridge Capital Fund, L.P. and Baker Nye, L.P., acting solely in their capacity as stockholders of the Company, shall enter into a voting agreement in the form attached hereto as Exhibit B.


     5.17 VOTING AGREEMENT--AVS. On the date hereof, each of AVAC Corporation, RCP Management LP, Robert Alpert, Dale S. Baker and Harold M. Woody, acting solely in their capacity as stockholders of AVS, shall enter into a voting agreement in the form attached hereto as Exhibit C.


     5.18 CONFIDENTIALITY. Each party shall, and shall use its reasonable efforts to cause its officers, employees and authorized representatives to, (i) hold in confidence all confidential information obtained by it or them from any other party or any of such other party's officers, employees or authorized representatives pursuant to this Agreement (unless such information is or becomes publicly available or readily ascertainable from public or published information or trade sources through no wrongful act of such first party) and
(ii) use all such data and information solely for the purpose of consummating the transactions contemplated hereby, except, in either case, as may be otherwise required by law or legal process or as may be necessary or appropriate in connection with the enforcement of, or any litigation concerning, this Agreement. In the event this Agreement is terminated, each party shall promptly return, if so requested by any other party, all nonpublic documents obtained from such other party in connection with the transactions contemplated hereby and any copies thereof which may have been made by such first party and shall use its reasonable efforts to cause its officers, employees and authorized representatives to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made.


     5.19 DEFENSE OF LITIGATION. Each of the parties agrees to vigorously defend against all actions, suits or proceedings in which such party is named as a defendant which seek to enjoin, restrain or prohibit the transactions contemplated hereby or seek damages with respect to such transactions. No party shall settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against such party therein without the consent of the other party (which consent shall not be withheld unreasonably). Each of the parties further agrees to use its reasonable efforts to cause each of its affiliates, directors and officers to vigorously defend any action, suit or proceeding in which such affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section to the same extent as if such person were a party hereto.


     5.20 ACTIONS BY AVS SUB. In its capacity as sole stockholder of AVS Sub, AVS shall cause AVS Sub to approve and adopt the Merger and to take all corporate action necessary on its part to consummate the Merger and the transactions contemplated hereby.


     5.21 TAKEOVER STATUTES. If any "fair price", "moratorium", "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, AVS and AVS Sub and their respective members of their Boards of Directors shall grant such approvals to take such actions as are necessary to that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated herein.


     5.22 NYSE LISTING. AVS agrees to use its reasonable efforts to cause the AVS Common Stock to be issued to the stockholders of the Company to have been authorized for trading on the NYSE, subject only to official notice of listing.



     5.23 TERMINATION OF CONFIDENTIALITY AND SECRECY AGREEMENTS. The Company shall terminate all confidentiality agreements and secrecy agreements to which it and any of it Subsidiaries are a party relating to the exchange of information for purposes of evaluating potential acquisitions of any entity.


     5.24 BOARD OF DIRECTORS. Effective immediately after the Effective Time,
(a) the number of members of the Board of Directors of AVS will be increased to eight (8) and (b) George F. Baker shall be appointed as a member of the Board of Directors of AVS to serve for a term expiring at the annual meeting of the stockholders of AVS to be held in 2001 and Jeffrey N. Greenblatt shall be appointed as a member of the Board of Directors of AVS to serve for a term expiring at the annual meeting of stockholders of AVS to be held in 2000.



                                   ARTICLE VI

                                  CONDITIONS


     6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions (unless waived by each of the parties hereto in accordance with the provisions of Section 7.6 hereof):


      (a) This Agreement and the Merger and other transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of AVS and the Company.


      (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.


      (c) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger or materially changes the terms or conditions of this Agreement shall have been issued and remain in effect. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

      (d) The Form S-4 shall have become effective under the Securities Act and shall be effective at the Effective Time, and no stop order suspending the effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the AVS Common Stock to be issued to the stockholders of the Company in connection with the Merger shall have been received.


      (e) The parties shall have obtained all material consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to obtain such consent or approval is not reasonably likely to have a Surviving Corporation Material Adverse Effect or is not reasonably likely to prevent or materially burden or materially impair the ability of the parties to consummate the transactions contemplated by this Agreement.


      (f) The AVS Common Stock to be issued to the stockholders of the Company in connection with the Merger shall have been authorized for trading on the NYSE, subject only to official notice of issuance.


      (g) AVS shall have received a letter from Arthur Andersen (as auditors for AVS), dated the Closing Date and addressed to AVS, stating substantially to the effect that, based on such firm's review of this Agreement and the other procedures set forth in such letter, such firm concurs that the Merger will qualify as a pooling of interest transaction under Opinion 16 of the Accounting Principles Board.


      (h) The Company shall have received a letter from Arthur Andersen (as auditors for the Company), dated the Closing Date and addressed to the Company, stating substantially to the effect that, based on such firm's review of this Agreement and the other procedures set forth in such letter, such firm concurs that the Company is qualified to participate in a pooling of interest transaction under Opinion 16 of the Accounting Principles Board.


     6.2 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date each of the following conditions (unless waived by the Company in accordance with the provisions of Section 7.6 hereof):


      (a) Each of AVS and AVS Sub shall have performed, in all material respects, all of its agreements contained herein that are required to be performed by AVS on or prior to the Closing Date, and the Company shall have received a certificate of the Chairman or President of AVS, dated the Closing Date, certifying to such effect.


      (b) The representations and warranties of AVS and AVS Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing (except to the extent such representations and warranties speak of a specified earlier date and except as specifically contemplated by this Agreement), and the Company shall have received a certificate of the President of AVS, dated the Closing Date, certifying to such effect.


      (c) The Company shall have received from AVS certified copies of the resolutions of AVS's and AVS Sub's Boards of Directors and stockholders approving and adopting this Agreement, the AVS Ancillary Documents and the transactions contemplated hereby and thereby.


      (d) From the date of this Agreement through the Effective Time, there shall not have occurred any event that has had a material adverse effect on the financial condition, business, operations or prospects of AVS and its Subsidiaries, taken as a whole; provided, that such an event will not be deemed to have occurred solely as a result of fluctuations in the trading price of the AVS Common

Stock or solely as a result of changes in the aviation industry which generally impact on all companies in AVS's business (other than specifically on AVS).


      (e) The fairness opinion of Ladenburg, to the effect that the Merger or the Exchange Ratio, as the case maybe, is fair to the stockholders of the Company from a financial point of view, as described in Section 4.31, has not be withdrawn; provided, however, that such withdrawal shall only permit the Company not to fulfill its obligations to effect the Merger if the withdrawal of such opinion is a result of a material adverse change in the financial condition, business, operations or prospects of AVS and its Subsidiaries, taken as a whole.


      (f) The Company shall have received, prior to the earlier of the date the Company Proxy Statement is first mailed to the Company's stockholders and the effective date of the S-4, the opinion of Baker & Botts L.L.P., counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code, and that the Company and AVS will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations and covenants of AVS, AVS Sub and the Company.


      (g) The Company shall have received the opinion of Akerman, Senterfitt & Eidson, P.A. to such matters as the Company or its counsel shall reasonably request.


      (h) AVS shall have entered into a Registration Rights Agreement with Cambridge Capital Fund, L.P., Baker Nye, L.P. and the persons serving as directors and executive officers of the Company immediately prior to the Effective Time in substantially the form set forth as Exhibit D.


      (i) AVS and AVS Sub shall have executed and delivered such other documents and taken such other actions as the Company shall reasonably request.



     6.3 CONDITIONS TO OBLIGATION OF AVS AND AVS SUB TO EFFECT THE MERGER. The obligations of AVS and AVS Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date each of the following conditions (unless waived by AVS in accordance with the provisions of Section 7.6 hereof):



      (a) The Company shall have performed, in all material respects, all of its agreements contained herein that are required to be performed by the Company on or prior to the Closing Date, and AVS shall have received a certificate of the Chairman or President of the Company, dated the Closing Date, certifying to such effect.


      (b) The representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing (except to the extent such representations and warranties speak as of a specified earlier date and except as specifically contemplated by this Agreement), and AVS shall have received a certificate of the Chairman or President of the Company, dated the Closing Date, certifying to such effect.


      (c) AVS shall have received from the Company certified copies of the resolutions of the Company's Board of Directors and stockholders approving and adopting this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.


      (d) AVS shall have received the opinion of Baker & Botts, L.L.P. to such matters as AVS or AVS's counsel shall reasonably request.


      (e) The fairness opinion of SBCWDR, to the effect that the Merger of the Exchange Ratio, as the case maybe, is fair to AVS's stockholders as described in Section 3.7, has not been withdrawn; provided, however, that such withdrawal shall only permit AVS not to fulfill its obligations to effect the

Merger if the withdrawal of such opinion is a result of a material adverse change in the financial condition, business, operations or prospects of the Company and its Subsidiaries, taken as a whole.


      (f) From the date of this Agreement through the Effective Time, there shall not have occurred any event that has had a material adverse effect on the financial condition, business, operations or prospects of the Company and its Subsidiaries, taken as a whole, provided, that such an event will not be deemed to have occurred solely as a result of fluctuations in the trading price of the Company Common Stock or solely as a result of changes in the aviation industry which generally impact on all companies in the Company's business (other than specifically on the Company).


      (g) The Company shall have received all necessary consents with respect to any contract, lease, purchase order, sales order, license agreement, Permit, Environmental Permit and license which are required as a result of a change of control of the Company except in those instances where failure to receive any such consent would not have a Company Material Adverse Effect.


      (h) AVS shall have received, prior to the earlier of the date the Company Proxy Statement is first mailed to the Company's stockholders and the effective date of the S-4, the opinion of Akerman, Senterfitt & Eidson, P.A., counsel to AVS, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that the Company and AVS will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations and covenants of AVS, AVS Sub and the Company.


      (i) The Company shall have executed and delivered such other documents and taken such other actions as AVS shall reasonably request.


                                  ARTICLE VII

                                  TERMINATION


     7.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of AVS and the Company, by the mutual written consent of AVS and the Company.


     7.2 TERMINATION BY EITHER AVS OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned by action of either the Company Board or Board of Directors of AVS if (a) the Merger shall not have been consummated by September 30, 1998; provided, however, that the right to terminate this Agreement under this Section 7.2(a) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date; (b) the approval of the stockholders of AVS and the Company required by
Section 6.1(a) shall not have been obtained at meetings duly convened therefor or at any adjournment thereof; provided, however, that neither party shall have the right to terminate this Agreement under this Section 7.2(b) if the other party has caused (directly or indirectly) or aided in the failure to obtain such approval; provided, however, that the Company shall not be deemed to have caused or aided in the failure to obtain such approval if the Company Board withdraws its recommendation to the Company's stockholders in accordance with
Section 5.3 by accepting or recommending a Superior Proposal; or (c) a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action either (i) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or (ii) compelling AVS, AVS Sub or the Surviving Corporation to dispose of or hold separate all or a material portion of the respective businesses or assets of AVS and the Company, or sell or license any material product of AVS or the Company, and such order, decree, ruling or other action shall have become final and non-appealable.


     7.3 TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption and approval by the stockholders of the Company or AVS, by action of the Company Board, if
(a) there has been a breach by AVS or AVS Sub of any representation or warranty contained in this Agreement which would have an AVS Material Adverse Effect; or
(b) there has been a material breach of any of the material covenants or agreements set forth in this Agreement on the part of AVS, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to AVS.


     7.4 TERMINATION BY AVS. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of the Company or AVS, by action of the Board of Directors of AVS, if (a) the Company Board shall have recommended a Superior Proposal to the stockholders of the Company; (b) there has been a breach by the Company of any representation or warranty contained in this Agreement which would have a Company Material Adverse Effect; or (c) there has been a material breach of any of the material covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by AVS to the Company.


     7.5 EFFECT OF TERMINATION AND ABANDONMENT.


      (a) In the event that this Agreement is terminated by AVS pursuant to
Section 7.4(a) and the Company enters into an agreement or an understanding with respect to a Superior Proposal within one year of the date of such termination, then the Company shall immediately pay AVS a fee in an amount equal to $7,500,000. Additionally, if the Company terminates this Agreement pursuant to Section 7.3 or if AVS terminates this Agreement pursuant to Section 7.4(b) or 7.4(c), the breaching party shall reimburse the non-breaching party for all actual out-of-pocket costs and expenses incurred by the non-breaching party in connection with this Agreement and the consummation and negotiation of the transactions contemplated hereby, including, without limitation, legal, professional and service fees and expenses, including fees relating to the delivery of the fairness opinion provided, however, that the aggregate reimbursement amount of all such costs and expenses shall not exceed $500,000. All such amounts which may become due shall be payable pursuant to this Section
7.5 shall be paid by wire transfer of same day funds on the date on which the Agreement is terminated or, if termination occurs under Section 7.4(a), upon the date on which the Company enters into an agreement with respect to a Superior Proposal. The parties acknowledge that the agreements contained in this Section 7.5(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if either party fails to promptly pay the amounts due pursuant to this Section 7.5(a), and, in order to obtain such payment, the other party commences a suit which results in a final, non-appealable judgment against the other party for the amounts set forth in this Section 7.5(a), the breaching party shall pay to the non-breaching party its costs and expenses (including attorneys' fees) incurred in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum.


      (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section
7.5 and the provisions of Sections 5.10 and 5.18, which obligations shall survive the termination of this Agreement.


     7.6 EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                 ARTICLE VIII

                              GENERAL PROVISIONS


     8.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for (i) the agreements contained in Sections 1.4, 1.5, 1.6, 1.7, 1.9, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.22 and 5.24 and
Articles II and VIII and the agreements delivered pursuant to this Agreement shall survive the Merger.


     8.2 NOTICES. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand by facsimile, or by nationally recognized private carrier shall be deemed given on the day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:



If to AVS or AVS Sub:                 If to the Company:
Aviation Sales Company.               Whitehall Corporation
6905 NW 25th Street                   2659 Nova Drive
Miami, Florida 33122                  Dallas, Texas 75229
Fax: (305) 599-6775                   Fax: (972) 247-2024
Attn:Dale S. Baker,                   Attn:George F. Baker
Chairman, President & CEO             Chairman & CEO
With copies to:                       With copies to:
Akerman, Senterfitt & Eidson P.A.     Baker & Botts, L.L.P.
One S.E. 3rd Avenue                   599 Lexington Avenue
Miami, Florida 33131                  New York, New York
Fax: (305) 374-5095                   Fax: (212) 705-5125
Attn: Philip B. Schwartz, Esq.        Attn: Lee D. Charles, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.


     8.3 ASSIGNMENT, BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 1.4, 1.5, 1.6, 1.7, 2.3, 2.4 and 5.14, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.


     8.4 ENTIRE AGREEMENT. This Agreement, the Exhibits, the Disclosure Statement, the AVS Disclosure Statement, the Ancillary Documents, the AVS Ancillary Agreements, and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     8.5 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of each of the Company and AVS, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.


     8.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.


     8.7 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.


     8.8 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.


     8.9 INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.


     8.10 WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.


     8.11 INCORPORATION OF EXHIBITS. The Disclosure Statement, the AVS Disclosure Statement and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.


     8.12 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.


     8.13 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.


                                        AVIATION SALES COMPANY




                                        By:
                                        Title:



                                        WHC ACQUISITION CORP.




                                        By:
                                        Title:



                                        WHITEHALL CORPORATION




                                        By:
                                        Title:



























                         [Signature Page of Agreement and Plan of Merger]

                      [SBC WARBURG DILLON REED LETTERHEAD]


                                                                         ANNEX B


March 26, 1998



Board of Directors
Aviation Sales Company
6905 NW 25th Street
Miami, FL 33122-1898



Gentleman:


     We understand that Aviation Sales Company, a Delaware corporation ("Aviation Sales" or the "Company"), is considering a transaction (the "Merger") whereby as a result of the issuance of shares of common stock, par value $0.10 per share, of the Company ("Aviation Sales Common Stock") to holders of fully paid ordinary shares, par value $0.10 per share ("Ordinary Shares"), of Whitehall Corporation ("Whitehall"), pursuant to the terms of the Merger Agreement, dated March 26, 1998 (the "Merger Agreement"), Whitehall will become a wholly-owned subsidiary of the Company. In the Merger, each fully paid Ordinary Share would be canceled in consideration of the issue of 0.5143 shares (the "Conversion Number") of Aviation Sales Common Stock. Fractional shares will be canceled and the holders of such shares will recieve cash in lieu of Aviation Sales Common Stock. Stock options relating to Whitehall ordinary shares would be transferred in amounts as provided for in the Merger Agreement, which you have advised us will be calculated with reference to the Conversion Number. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.


     You have requested our opinion as to whether the Conversion Number is fair to the stockholders of the Company from a financial point of view.


     In the ordinary course of business, SBC Warburg Dillon Read Inc. ("SBCWDR") and its affiliates may actively trade or hold the equity securities of the Company or Whitehall for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.


     Our opinion does not address the Company's underlying business decision to effect the Merger or constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. Our opinion does not reflect any conclusion as to the likely trading range for Aviation Sales Common Stock following the consummation of the Merger, which may vary depending on numerous factors which generally influence the prices of securities. With your consent, we have assumed that the Merger will not result in taxable income for the Company or its stockholders and will be accounted for as a pooling-of-interests.


     In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company and Whitehall, (ii) reviewed certain internal financial information and other data relating to the business and prospects of the Company, including financial estimates, that were provided to us by the Company and are not publicly available, (iii) reviewed certain internal financial information and other data relating to the business and prospects of Whitehall, including financial estimates, provided by the management of the Company, that were provided to us by the management of the Company and are not publicly available, (iv) conducted discussions with members of the senior management of the Company and Whitehall with respect to the operations, financial condition, history and prospects of each company, (v) reviewed the historical market prices and trading activity of the common stocks of the Company and Whitehall,
(vi) considered certain pro forma effects of the Merger on the financial results of the Company (including the effects of assumed combination savings and synergies that were provided to us by the Company), (vii) reviewed publicly available financial and stock market data with respect to certain other companies that we believe to be generally comparable to the Company and Whitehall, (viii) compared to the financial terms of the Merger with financial terms of certain other transaction that we believe to be releveant, (ix) considered the strategic implications of the merger as presented to us by management of the Company, (x) reviewed drafts of the Merger Agreement, and (xi) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.


     In connection with our review and arriving at our opinion, we have not, with your consent, assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on its being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Whitehall nor have we been furnished with any such evaluation or appraisal. With respect to the financial estimates (including the effects of assumed Merger savings and synergies) provided to or otherwise reviewed by or discussed with us, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the Company's management as to the future financial performance of each company and that they will be realized in the amounts and at the times contemplated thereby. At your direction, we have assumed that there will be no material difference between the actual financial results which will be obtained by the Company, Whitehall or the combined company and those specified in the estimates, forecasts and projections provided to us. With respect to the business and financial information pertaining to Whitehall, we have not held any independent discussions with Whitehall management as to any aspect of the information provided. Our opinion necessarily is based upon economic, monetary, market and other conditions as in effect, and the information made available to us as of, the date hereof. SBCWDR expressly reserves its right to withdraw, revise or modify its opinion based upon additional information provided to it or obtained by it which suggests, in SBCWDR's judgment, a material adverse change in the assumptions upon which this opinion is based.


     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Conversion Number is fair to the stockholders of the Company from a financial point of view.



                                        Very truly yours,



                                        /s/ SBC WARBURG DILLON READ INC.

                                                                        ANNEX C



                    VOTING AGREEMENT AND IRREVOCABLE PROXY


     THIS VOTING AGREEMENT AND IRREVOCABLE PROXY (the "Agreement") is entered into as of March 26, 1998, between the undersigned stockholders (the "Stockholders") of AVIATION SALES COMPANY, a Delaware corporation ("AVS") and WHITEHALL CORPORATION, a Delaware corporation (the "Company").


     WHEREAS, concurrently with the execution and delivery of this Agreement, WHC ACQUISITION CORP., a Delaware corporation, and a wholly owned subsidiary of AVS ("Newco"), AVS and the Company have entered into an Agreement and Plan of Merger dated as of March 26, 1998 (the "Merger Agreement"), providing for the merger of Newco with and into the Company (the "Merger") pursuant to the terms and conditions of the Merger Agreement, and setting forth certain representations, warranties, covenants and agreements of the parties thereto in connection with the Merger; and


     WHEREAS, as an inducement and a condition to Company entering into the Merger Agreement, pursuant to which each stockholder of the Company, subject to
Section 1.4 of the Merger Agreement, will receive 0.5143 of a share of AVS Common Stock (as defined in the Merger Agreement) in exchange for each share of Common Stock, par value $0.10 per share, of the Company ("Company Common Stock") owned by such stockholder, the Stockholders each have agreed to enter into this Agreement;


     NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:


     1. REPRESENTATIONS OF STOCKHOLDERS. Each of the Stockholders severally represents as to himself or itself that such Stockholder:


      (a) is the holder in the capacity set forth on Exhibit A hereto of that number of shares of AVS Common Stock set forth opposite such Stockholder's name on Exhibit A (such Stockholder's shares of AVS Common Stock, the "Shares");


      (b) does not beneficially own (as such term is defined in the Securities Exchange Act of 1934, as amended (the "1934 Act")) any shares of AVS Common Stock other than his or its Shares, but excluding any shares of AVS Common Stock which such Stockholder has the right to obtain upon the exercise of stock options outstanding on the date hereof;


      (c) has the right, power and authority to execute and deliver this Agreement and to perform his or its obligations under this Agreement, and this Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and legally binding agreement of such Stockholder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and such execution, delivery and performance by Stockholder of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract, commitment or other which such Stockholder is bound; (ii) violate any order, writ, injunction decree or statute, or any rule or regulation, applicable to Stockholder or any of the properties or assets of Stockholder or
(iii) result in the creation of, or impose any obligation on such Stockholder to create, any lien, charge or other encumbrance of any nature whatsoever upon the Shares; and


      (d) the Shares are now and will at all times during the term of this Agreement be held by such Stockholder, or by a nominee or custodian for the account of such Stockholder, free and clear of all pledges, liens, proxies, claims, shares, security interests, preemptive rights and any other encumbrances whatsoever with respect to the ownership, transfer or voting of such Shares except as set forth in the AVS Reports (as defined in the Merger Agreement); and there are no outstanding options, warrants or rights to purchase or acquire, or other agreements relating to, such Shares other than this Agreement.


The representations and warranties contained herein shall be made as the date hereof and as of each date from the date hereof through and including the date that the Merger is consummated.


     2. AGREEMENT TO VOTE SHARES. Each of the Stockholders severally agrees to vote his or its Shares and any New Shares (as defined in Section 7 hereof), and shall cause any holder of record of its Shares or New Shares to vote, (a) in favor of adoption and approval of the Merger Agreement and the Merger (and each other action and transaction contemplated by the Merger Agreement and this Agreement) at every meeting of the stockholders of AVS at which such matters are considered (each, an "AVS Stockholder Meeting") and at every adjournment thereof and (b) against any actions or approval that would compete with or could serve to materially interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Each Stockholder also agrees to use his or its reasonable efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement.


     3. IRREVOCABLE PROXY. Each of the Stockholders hereby constitutes and appoints Company, any nominee of Company, with full power of substitution, as its true and lawful attorney and proxy and hereby authorizes each, for and in its name, place and stead, to present and to vote all of the Shares and New Shares (a) in favor of the adoption and approval of the Merger Agreement and the Merger (and each other action and transaction contemplated by the Merger Agreement and this Agreement) and (b) against any action or approval that would compete with or could serve to materially interfere with, delay, discharge, adversely affect or inhibit the timely consummation of the Merger Agreement, at every AVS Stockholder Meeting and at every adjournment or postponement thereof, to the same extent and with the same effect as the Stockholder might or could do under applicable law, rules and regulations. The proxy granted pursuant to the immediately preceding sentence is given in consideration of and as an inducement to Company to enter into the Merger Agreement and as such is coupled with an interest and shall be irrevocable unless and until this Agreement terminates pursuant to Section 11 hereof. Each of the Stockholders hereby revokes any and all previous proxies granted with respect to any of the Shares and shall not hereafter, unless and until this Agreement terminates pursuant to
Section 11 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares or the New Shares or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares or the New Shares covering the subject matter hereof.


     4. NO VOTING TRUSTS. After the date hereof, the Stockholders severally agree that they will not, nor will they permit any entity under their control to, deposit any of their Shares in voting trust or subject any of their Shares to any arrangement with respect to the voting of such Shares other than agreements entered into with the Company.


     5. NO PROXY SOLICITATIONS. Each of the Stockholders severally agrees that such Stockholder will not, nor will such Stockholder permit any entity under their control to, (a) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the 1934 Act) in opposition to or competition with the consummation of the Merger or otherwise encourage or assist any party in taking or planning any action which would compete with or otherwise could serve to materially interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (b) directly or indirectly encourage, initiate or cooperate in a stockholders' vote or action by consent of AVS's stockholders in opposition to or in competition with the consummation of the Merger, or (c) become a member of a "group" (as such term is used in Section 13(d) of the 1934 Act) with respect to any voting securities of AVS for the purpose of opposing or competing with the consummation of the Merger.


     6. TRANSFER AND ENCUMBRANCE. Except as set forth on Exhibit B hereto, on or after the date hereof, each of the Stockholders severally agrees not to voluntarily transfer, sell, offer, pledge or otherwise dispose of or encumber ("Transfer") any of his or its Shares or New Shares prior to the earlier of (a) the effective date of the Merger or (b) the date this Agreement shall be terminated in accordance with its terms.


     7. ADDITIONAL PURCHASES. Each of the Stockholders severally agrees that in the event (i) any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of AVS on, of or affecting the Shares of a Stockholder, (ii) such Stockholder purchases or otherwise acquires beneficial ownership of any shares of AVS Common Stock after the execution of this Agreement, or (iii) such Stockholder voluntarily acquires the right to vote any shares of AVS Common Stock other than the Shares (collectively, "New Shares"), such Stockholder agrees that all such New Shares acquired or purchased by it shall be subject to the terms of this Agreement to the same extent as if they constituted Shares.


     8. SPECIFIC PERFORMANCE. Each party hereto severally acknowledges that it will be impossible to measure in money the damage to the other party of the party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto severally agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto severally agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.


     9. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall not be assignable without the written consent of all other parties hereto.


     10. ENTIRE AGREEMENT. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.


     11. MISCELLANEOUS.


      (a) This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Delaware.


      (b) If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid by a court of competent jurisdiction, the remainder of the provision held invalid and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, shall not be affected.


      (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.


      (d) This Agreement shall terminate upon the earliest to occur of (i) the effective time of the Merger, and (ii) termination of the Merger Agreement.

      (e) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.


      (f) The obligations of the Stockholders set forth in this Agreement shall not be effective or binding upon any Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, AVS and Newco, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.


     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.


                                        WHITEHALL CORPORATION



                                        By
                                           Name:
                                           Title:



                                        THE STOCKHOLDERS




                                        Robert Alpert




                                        Dale S. Baker




                                        Harold M. Woody



                                        RCP MANAGEMENT L.P.



                                        By
                                           its General Partner



                                        AVAC CORPORATION



                                        By
                                           Name:
                                           Title:



                  [Signature Page to Voting Agreement and Irrevocable Proxy]

                        EXHIBIT "A" TO VOTING AGREEMENT
                             AND IRREVOCABLE PROXY





                                        NUMBER OF SHARES OF
STOCKHOLDER                              AVS COMMON STOCK
------------------------------------   --------------------
      Robert Alpert ................           108,000
      Dale S. Baker ................           303,000
      Harold Woody .................           203,000
      RCP Management, L.P. .........           520,000
      AVAC Corporation .............         1,729,000

                         EXHIBIT B TO VOTING AGREEMENT
                             AND IRREVOCABLE PROXY



     AVAC Corporation and RCP Management L.P., both of which entities are controlled by Robert Alpert, and/or Robert Alpert, individually, may sell up to an aggregate of 250,000 shares of the Company's outstanding common stock (which constitute a portion of the Shares) during the period between the date of the Agreement and the earlier of the Effective Date of the Merger or the date that the Agreement is terminated in accordance with its terms.

                                                                        ANNEX D



                    VOTING AGREEMENT AND IRREVOCABLE PROXY


     THIS VOTING AGREEMENT AND IRREVOCABLE PROXY (the "Agreement") is entered into as of March 26, 1998, between the undersigned stockholders (the "Stockholders") of WHITEHALL CORPORATION, a Delaware corporation (the "Company"), and AVIATION SALES COMPANY, a Delaware corporation ("AVS").


     WHEREAS, concurrently with the execution and delivery of this Agreement, WHC ACQUISITION CORP., a Delaware corporation, and a wholly owned subsidiary of AVS ("Newco"), AVS and the Company have entered into an Agreement and Plan of Merger dated as of March 26, 1998 (the "Merger Agreement"), providing for the merger of Newco with and into the Company (the "Merger") pursuant to the terms and conditions of the Merger Agreement, and setting forth certain representations, warranties, covenants and agreements of the parties thereto in connection with the Merger; and


     WHEREAS, as an inducement and a condition to AVS entering into the Merger Agreement, pursuant to which each Stockholder, subject to Section 1.4 of the Merger Agreement, will receive 0.5143 of a share of AVS Common Stock (as defined in the Merger Agreement) in exchange for each share of Common Stock, par value $0.10 per share, of the Company ("Company Common Stock") owned by such Stockholder, the Stockholders each have agreed to enter into this Agreement;


     NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:


     1. REPRESENTATIONS OF STOCKHOLDERS. Each of the Stockholders severally represents as to itself that such Stockholder:


      (a) is the holder in the capacity set forth on Exhibit A hereto of that number of shares of Company Common Stock set forth opposite such Stockholder's name on Exhibit A (such Stockholder's shares of Company Common Stock, the "Shares");


      (b) does not beneficially own (as such term is defined in the Securities Exchange Act of 1934, as amended (the "1934 Act")) any shares of Company Common Stock other than its Shares, but excluding any shares of Company Common Stock which such Stockholder has the right to obtain upon the exercise of stock options outstanding on the date hereof;


      (c) has the right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and this Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and legally binding agreement of such Stockholder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and such execution, delivery and performance by Stockholder of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract, commitment or other which such Stockholder is bound; (ii) violate any order, writ, injunction decree or statute, or any rule or regulation, applicable to Stockholder or any of the properties or assets of Stockholder or
(iii) result in the creation of, or impose any obligation on such Stockholder to create, any lien, charge or other encumbrance of any nature whatsoever upon the Shares; and


      (d) the Shares are now and will at all times during the term of this Agreement be held by such Stockholder, or by a nominee or custodian for the account of such Stockholder, free and clear of all pledges, liens, proxies, claims, shares, security interests, preemptive rights and any other encumbrances whatsoever with respect to the ownership, transfer or voting of such Shares; and there are no outstanding options, warrants or rights to purchase or acquire, or other agreements relating to, such Shares other than this Agreement.


The representations and warranties contained herein shall be made as the date hereof and as of each date from the date hereof through and including the date that the Merger is consummated.


     2. AGREEMENT TO VOTE SHARES. Each of the Stockholders severally agrees to vote its Shares and any New Shares (as defined in Section 7 hereof), and shall cause any holder of record of its Shares or New Shares to vote, (a) in favor of adoption and approval of the Merger Agreement and the Merger (and each other action and transaction contemplated by the Merger Agreement and this Agreement) at every meeting of the stockholders of the Company at which such matters are considered (each, a "Company Stockholder Meeting") and at every adjournment thereof and (b) against any actions or approval that would compete with or could serve to materially interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger including, without limitation, any Alternative Proposal (as defined in the Merger Agreement). Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Each Stockholder also agrees to use its reasonable efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement.


     3. IRREVOCABLE PROXY. Each of the Stockholders hereby constitutes and appoints AVS or any nominee of AVS, with full power of substitution, as its true and lawful attorney and proxy and hereby authorizes each, for and in its name, place and stead, to present and to vote all of the Shares and New Shares
(a) in favor of the adoption and approval of the Merger Agreement and the Merger (and each other action and transaction contemplated by the Merger Agreement and this Agreement) and (b) against any action or approval that would compete with or could serve to materially interfere with, delay, discharge, adversely affect or inhibit the timely consummation of the Merger Agreement, including, without limitation, any Alternative Proposal (as defined in the Merger Agreement), at every Company Stockholder Meeting and at every adjournment or postponement thereof, to the same extent and with the same effect as the Stockholder might or could do under applicable law, rules and regulations. The proxy granted pursuant to the immediately preceding sentence is given in consideration of and as an inducement to AVS to enter into the Merger Agreement and as such is coupled with an interest and shall be irrevocable unless and until this Agreement terminates pursuant to Section 11 hereof. Each of the Stockholders hereby revokes any and all previous proxies granted with respect to any of the Shares and shall not hereafter, unless and until this Agreement terminates pursuant to Section 11 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares or the New Shares or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares or the New Shares covering the subject matter hereof.


     4. NO VOTING TRUSTS. After the date hereof, the Stockholders severally agree that they will not, nor will they permit any entity under their control to, deposit any of their Shares in voting trust or subject any of their Shares to any arrangement with respect to the voting of such Shares other than agreements entered into with AVS or Newco.


     5. NO PROXY SOLICITATIONS. Each of the Stockholders severally agrees that such Stockholder will not, nor will such Stockholder permit any entity under their control to, (a) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the 1934 Act) in opposition to or competition with the consummation of the Merger or otherwise encourage or assist any party in taking or planning any action which would compete with or otherwise could serve to materially interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (b) directly or indirectly encourage, initiate or cooperate in a stockholders' vote or action by consent of the Company's stockholders in opposition to or in competition with the consummation of the Merger, or (c) become a member of a "group" (as such term is used in Section 13(d) of the 1934 Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the consummation of the Merger; provided, that the foregoing shall not restrict any director of the Company from taking any action such director believes is necessary to satisfy such director's fiduciary duty to stockholders of the Company.


     6. TRANSFER AND ENCUMBRANCE. On or after the date hereof, each of the Stockholders severally agrees not to voluntarily transfer, sell, offer, pledge or otherwise dispose of or encumber ("Transfer") any of its Shares or New Shares prior to the earlier of (a) the effective date of the Merger or (b) the date this Agreement shall be terminated in accordance with its terms.


     7. ADDITIONAL PURCHASES. Each of the Stockholders severally agrees that in the event (i) any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Shares of a Stockholder, (ii) such Stockholder purchases or otherwise acquires beneficial ownership of any shares of Company Common Stock after the execution of this Agreement, or (iii) such Stockholder voluntarily acquires the right to vote any shares of Company Common Stock other than the Shares (collectively, "New Shares"), such Stockholder agrees that all such New Shares acquired or purchased by it shall be subject to the terms of this Agreement to the same extent as if they constituted Shares.


     8. SPECIFIC PERFORMANCE. Each party hereto severally acknowledges that it will be impossible to measure in money the damage to the other party of the party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto severally agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto severally agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.


     9. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall not be assignable without the written consent of all other parties hereto.


     10. ENTIRE AGREEMENT. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

     11. MISCELLANEOUS.


      (a) This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Delaware.


      (b) If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid by a court of competent jurisdiction, the remainder of the provision held invalid and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, shall not be affected.


      (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.


      (d) This Agreement shall terminate upon the earliest to occur of (i) the effective time of the Merger, and (ii) termination of the Merger Agreement.


      (e) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.


      (f) The obligations of the Stockholders set forth in this Agreement shall not be effective or binding upon any Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, AVS and Newco, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.


     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.


                                        AVIATION SALES COMPANY



                                        By
                                           Dale S. Baker, Chairman, President
                                           and
                                           Chief Executive Officer



                                        THE STOCKHOLDERS


                                        CAMBRIDGE CAPITAL FUND, L.P.



                                        By
                                           George F. Baker, General Partner



                                        BAKER NYE, L.P.



                                        By
                                           George F. Baker, General Partner


                  [Signature Page to Voting Agreement and Irrevocable Proxy]

                      EXHIBIT "A" TO VOTING AGREEMENT AND
                               IRREVOCABLE PROXY





                                                NUMBER OF SHARES OF
STOCKHOLDER                                     COMPANY COMMON STOCK
--------------------------------------------   ---------------------
      Cambridge Capital Fund, L.P. .........         1,314,400
      Baker Nye, L.P. ......................           579,000

                               AVIATION SALES
                             6905 N.W. 25TH STREET
                              MIAMI, FLORIDA 33122

          THIS PROXY IS SOLIICTED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Dale S. Baker and Harold M. Woody, and each of them, with full power of subsitution, proxies of the undersigned, to attend and vote all the shares of common stock, $0.001 par value, of Aviation Sales Company, a Delaware corporation ("AVS") which the undersigned would be
entitled to vote at the Annual Meeting of Stockholders to be held at          ,
Miami, Florida 331   at       a.m., local time, on      , 1998, or any
adjournment or postponement thereof, according to the number of votes the undersigned would be entitled to vote if personally present upon the matters referred to on this proxy and, in their discretion, upon any other business as may come before the meeting.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS.

     1. Proposal 1--To approve a transaction whereby AVS will issue 2,844,079 issues of AVS common stock, $0.001 per share par value ("AVS Common Stock"), subject to adjustment, in exchange for all of the issued and outstanding shares of common stock of Whitehall Corporation, a Delaware corporation ("Whitehall"), and will issue up to 257,150 shares of AVS Common Stock, subject to adjustment, upon exercise of outstanding options to purchase Whitehall common stock pursuant to an Agreement and Plan of Merger dated as of March 26, 1998 by and among AVS, WHC Acquisition Corp., a wholly-owned subsidiary of AVS, and Whitehall.
    [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

     2. Proposal 2--Election of Directors.

    Election of the following persons as Directors of AVS:


          Robert Alpert     Philip B. Schwartz


     [ ] FOR all nominees except as indicated     [ ] WITHOLD authority to vote
          for all nominees.

     (INSTRUCTION: To withold authority to vote for an individual nominee, strike a line through that nominees' name in the list above.)

                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

  3. Proposal 3--Ratification of Appointment of Arthur Andersen LLP as Independent Auditors.

       [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS AS SET FORTH HEREIN.

The undersigned acknowledges receipt of Notice of Annual Meeting of
Stockholders dated June   , 1998, and the accompanying Proxy Statement.


Dated:           , 1998.


Number of Shares of Common Stock held:

                                                  Signature



                                                  Name(s) (typed or printed)



                                                  Address(es)

Please sign exactly as your name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



PLEASE MARK, SIGN, DATE AND RETURN USING THE ENCLOSED ENVELOPE. NO POSTAGE IS
                                   REQUIRED.